As filed with the Securities and Exchange Commission on October 2, 2023.
Registration No. 333-271665

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CALCULATOR NEW PUBCO, INC.
(Exact name of registrant as specified in its charter)*

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6199 (Primary Standard Industrial Classification Code Number)	92-2303797 (I.R.S. Employer Identification No.)
4221 W. Boy Scout Blvd.
Suite 300
Tampa, FL 33607
Tel: (727) 446-6660
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Craig Ridenhour
Chief Business Development Officer
Calculator New Pubco, Inc.
4221 W. Boy Scout Blvd.
Suite 300
Tampa, FL 33607
Tel: (727) 446-6660
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Alan I. Annex, Esq. Jason Simon, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 Tel: (305) 579-0500	Jonathan H. Talcott, Esq. E. Peter Strand, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave. NW, Suite 900 Washington, DC 20001 Tel: (202) 689-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

*
Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to AtlasClear Holdings, Inc.

The information in this proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED OCTOBER 2, 2023
PROXY STATEMENT FOR THE SPECIAL MEETING OF
QUANTUM FINTECH ACQUISITION CORPORATION
PROSPECTUS FOR
10,081,634 SHARES OF COMMON STOCK
20,125,000 WARRANTS TO PURCHASE ONE-HALF SHARE OF COMMON STOCK
6,153,125 WARRANTS TO PURCHASE ONE SHARE OF COMMON STOCK AND
16,215,625 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF CALCULATOR NEW PUBCO, INC.
(WHICH WILL BE RENAMED ATLASCLEAR HOLDINGS, INC.)
To the Stockholders of Quantum FinTech Acquisition Corporation:
You are cordially invited to attend a special meeting (the “Special Meeting”) of Quantum FinTech Acquisition Corporation (“Quantum”), which will be held at           a.m., Eastern time, on           , 2023, at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave. NW, Suite 900, Washington, DC 20001 unless postponed or adjourned to a later date.
On November 16, 2022, Quantum, a Delaware corporation, entered into a Business Combination Agreement (as the same has been or may be amended or supplemented from time to time, the “Business Combination Agreement”) by and among Quantum, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” You are being asked to vote on the Business Combination.
Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco. Prior to the closing of the Business Combination (the “Closing”), AtlasClear will receive certain assets from Atlas FinTech and Atlas Financial Technologies Corp., a Delaware corporation and will complete the acquisition of broker-dealer, Wilson-Davis & Co., Inc. (“Wilson-Davis”). In addition, at Closing, the definitive agreement (the “CB Merger Agreement”) pursuant to which AtlasClear has agreed to acquire Commercial Bancorp, a Wyoming corporation and parent of Farmers State Bank (“Commercial Bancorp”), shall continue to be in full force and effect. Quantum expects the Closing to occur before the closing of the transactions contemplated by the CB Merger Agreement (the “CB Closing”) and before the consummation of the transactions contemplated by a letter of intent (the “Pacsquare LOI”) pursuant to which AtlasClear expects to acquire certain technology assets of Pacsquare Technologies, LLC (“Pacsquare”). The Closing is not contingent on the consummation of the CB Closing or consummation of the transactions contemplated by the Pacsquare LOI (the “Pacsquare Closing”).
It is proposed that, upon the Closing, New Pubco will change its name to “AtlasClear Holdings, Inc.” As used herein, the “Company” or “New Pubco” shall refer to the combined company immediately following the Business Combination.
At the Closing, AtlasClear stockholders (“AtlasClear Stockholders”) will receive merger consideration in shares of common stock of New Pubco (“New Pubco Common Stock”) equal to the quotient of (i) $75.4 million, less the purchase prices for Wilson-Davis and Commercial Bancorp, divided by (ii) $10. In addition, the New Pubco Stockholders will receive up to 5,944,444 shares of New Pubco Common Stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear Stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco Common Stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be cancelled. Atlas FinTech will also receive up to $20 million of New Pubco Common Stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of (i) certain revenue targets of software products contributed to

AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for five years following Closing, with no catch-up between the years.
In connection with the Closing, each share of Quantum’s common stock (“Quantum Common Stock” or “Public Shares”) that is outstanding and has not been redeemed will be converted into one share of New Pubco Common Stock. Each outstanding public warrant to purchase Quantum Common Stock (“Quantum Public Warrant”) will become a warrant to purchase one-half of a share of New Pubco Common Stock (“New Pubco Public Warrant”). Each outstanding warrant to purchase Quantum Common Stock initially issued in a private placement in connection with Quantum’s initial public offering (“Quantum Private Warrant”) will become a warrant to purchase one share of New Pubco Common Stock (“New Pubco Private Warrant”).
Atlas FinTech, which directly or indirectly holds shares of Quantum Common Stock and Quantum Private Warrants, has agreed to transfer, or cause to be transferred, up to 1,279,426.82 of the shares of Quantum Common Stock and up to 1,657,578.65 of the Quantum Private Warrants held indirectly by it to potential sources of debt or equity financing if Quantum pursues financing between signing of the Business Combination Agreement and the Closing. Any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration. If no financing occurs, all the shares of Quantum Common Stock and the Quantum Private Warrants currently held by Atlas FinTech will be forfeited for no consideration. Quantum expects to obtain debt and/or equity financing in connection with the Business Combination in excess of $40 million, however, there can be no assurance that Quantum will be able to obtain such financing on attractive terms or at all. The purchase price of the shares expected to be issued in connection with any potential equity financing at the time of the Business Combination is expected to range between $3.00 and $4.00 per share. Quantum may also issue convertible notes at an initial conversion price expected to range between $7.50 and $8.00 per share, with additional terms to be negotiated. Quantum’s sponsors, directors and officers will not participate in such private placements.
Quantum Common Stock is traded on the NYSE American LLC (the “NYSE American”) under the symbol “QFTA.” Quantum Public Warrants are traded on the over-the-counter markets under the symbol “QFTAW.” On                 , 2023, the closing sale prices of Quantum Common Stock and Quantum Public Warrants were $       and $      , respectively. Quantum intends to apply to continue the listing of the New Pubco Common Stock on the New York Stock Exchange (“NYSE”) following the completion of the Business Combination under the symbol “ATCH.”
Only holders of record of shares of Quantum Common Stock at the close of business on                 , 2023 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.
Our board of directors formed a special committee comprised entirely of independent and disinterested directors (the “Special Committee”) to consider and negotiate the terms and conditions of the Business Combination and to recommend to the board of directors whether to pursue the Business Combination and, if so, on what terms and conditions.
After careful consideration, our board of directors, based in part on the unanimous recommendation of the Special Committee, has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of Quantum and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Quantum and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in

the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the Special Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
On behalf of our board of directors, I would like to thank you for your support of Quantum and look forward to a successful completion of the Business Combination.
Very truly yours,
John Schaible
Chairman and Chief Executive Officer
Quantum FinTech Acquisition Corporation
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (2) DELIVER YOUR SHARES OF QUANTUM COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated           , 2023 and is first being mailed to the stockholders of Quantum on or about           , 2023.

QUANTUM FINTECH ACQUISITION CORPORATION
4221 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON        , 2023
TO THE STOCKHOLDERS OF QUANTUM FINTECH ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), will be held at       a.m., Eastern Time, on        , 2023, at the offices of Nelson Mullins Riley & Scarborough LLP located at 101 Constitution Ave. NW, Suite 900, Washington, DC 20001, unless postponed or adjourned to a later date.
At the Special Meeting, you will be asked to consider and vote on the following proposals:
(1)
Proposal No. 1 — The Business Combination Proposal — To adopt and approve the Business Combination Agreement dated as of November 16, 2022 (as the same has been or may be amended or supplemented from time to time, the “Business Combination Agreement”) by and among Quantum, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” We refer to this proposal as the “Business Combination Proposal.”

(2)
Proposal Nos. 2(A) — (G)  — the Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as seven sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

•
Proposal No. 2(A):   the name change from Calculator New Pubco, Inc. to AtlasClear Holdings, Inc. (we refer to this as “Advisory Charter Proposal A”);

•
Proposal No. 2(B):   eliminate certain provisions related to Quantum’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (we refer to this as “Advisory Charter Proposal B”);

•
Proposal No. 2(C):   increase the required voting thresholds to approve amendments to the Proposed Charter and Proposed Bylaws (we refer to this as “Advisory Charter Proposal C”);

•
Proposal No. 2(D):   require a supermajority vote for the removal of directors (we refer to this as “Advisory Charter Proposal D”);

•
Proposal No. 2(E):   remove the provision renouncing the corporate opportunity doctrine (we refer to this as “Advisory Charter Proposal E”);

•
Proposal No. 2(F):   modify the exclusive forum provision (we refer to this as “Advisory Charter Proposal F”); and

•
Proposal No. 2(G):   amend the Existing Charter such that the Company will be governed by Section 203 of the Delaware General Corporation Law (“DGCL”), which provides for certain restrictions regarding business combinations (as defined under Section 203 of the DGCL) with interested stockholders for a period of three years, subject to certain conditions (we refer to this as “Advisory Charter Proposal G”);

(3)
Proposal No. 3 — The Incentive Plan Proposal — To approve and adopt, assuming the Business Combination Proposal is approved and adopted, the AtlasClear 2023 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (we refer to this proposal as the “Incentive Plan Proposal”);

(4)
Proposal No. 4 — The Director Election Proposal — To elect seven directors, effective upon the Closing, to serve terms on our board of directors until the annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (we refer to this proposal as the “Director Election Proposal” and, collectively with the Incentive Plan Proposal and the Business Combination Proposal, the “Condition Precedent Proposals”); and

(5)
Proposal No. 5 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A-1, Annex A-2 and Annex A-3 collectively, a copy of the Business Combination Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements. In particular, when you consider the recommendation regarding these proposals by the Special Committee and our board of directors, you should keep in mind that Quantum’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a Quantum stockholder.
The record date for the Special Meeting is     , 2023. Only holders of record of shares of Quantum’s common stock (“Quantum Common Stock”) at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Quantum’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at Quantum’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Quantum Common Stock is currently listed on the NYSE American under the symbol “QFTA” and public warrants to purchase Quantum Common Stock (“Quantum Public Warrants”) are currently listed on the over-the-counter markets under the symbol “QFTAW.” Upon the Closing, New Pubco intends to change its name to “AtlasClear Holdings, Inc.” We intend to apply to continue the listing of common stock of the combined company, New Pubco, on the NYSE under the symbol “ATCH” upon the Closing.
Pursuant to Quantum’s amended and restated certificate of incorporation, as amended (the “Existing Charter”), a holder (a “Public Stockholder”) of public shares of Quantum (“Public Shares”) may request that Quantum redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)
hold Public Shares; and

(b)
prior to     , Eastern Time, on       , 2023 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Quantum’s transfer agent (the “transfer agent”), that Quantum redeem your Public Shares for cash and (ii) deliver your Public Shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”)

established in connection with Quantum’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of     , 2023, this would have amounted to approximately $      per Public Share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limitation would not be redeemed for cash, without our prior consent.
Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals (i.e., the Business Combination Proposal, the Director Election Proposal, and the Incentive Plan Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
Approval of each of the Business Combination Proposal, each of the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of Quantum Common Stock present in person or by proxy at the Special Meeting and entitled to vote thereon. The election of the director nominees pursuant to the Director Election Proposal requires a plurality of the votes cast by holders of shares of Quantum Common Stock present in person or by proxy at the Special Meeting and entitled to vote thereon.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of Quantum Common Stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 717-3922, or banks and brokers can call collect at (212) 750-5833. This notice of Special Meeting and the proxy statement are available at           .
By Order of the Board of Directors

John Schaible
Chairman and Chief Executive Officer
            , 2023

i

ii

FREQUENTLY USED TERMS
Definitions
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Quantum” refer to Quantum FinTech Acquisition Corporation.
In this document:
“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Quantum that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“AtlasClear” means AtlasClear, Inc., a Wyoming corporation.
“AtlasClear Stockholders” stockholders of AtlasClear, Inc.
“Atlas FinTech” means Atlas FinTech Holdings Corp., a Delaware corporation.
“Available Closing Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction of for the aggregate amount of payments required to be made in connection with redemptions), plus (b) if any potential financing is consummated pursuant to the terms of the business combination agreement, the aggregate amount of net cash proceeds received from the consummation any such potential financing (if any), plus (c) any net proceeds obtained by AtlasClear as a result of any debt financing arrangements for borrowed money entered into by AtlasClear following the date of the Business Combination Agreement (if any), plus (d) any other cash of Quantum or the Target Companies that will be on hand at the Closing, in each case, without giving effect to payment of AtlasClear, Inc.’s or Quantum’s transaction expenses; provided that, with respect to debt financing described in clause (c), only the amounts outstanding immediately following the Closing will be considered when determining the Available Closing Cash.
“Broker-Dealer Acquisition Agreement” means the Stock Purchase Agreement, dated as of April 11, 2022, as amended by that certain Amendment to Stock Purchase Agreement dated June 15, 2022, by that certain Amendment No. 2 to the Stock Purchase Agreement dated November 16, 2022, by that certain Amendment No. 3 to the Stock Purchase Agreement dated May 30, 2023 and by that certain Amendment No. 4 to the Stock Purchase Agreement dated August 8, 2023, by and among AtlasClear and Wilson-Davis and its selling shareholders.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of November 16, 2022 by and among Quantum, New Pubco, Merger Sub 1, Merger Sub 2, AtlasClear, Atlas FinTech and Robert McBey, as the same has been or may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3.
“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Los Angeles, California.
“CB Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of November 16, 2022, by and between AtlasClear and Commercial Bancorp, pursuant to which, among other things, Commercial Bancorp will be merged with and into a subsidiary of AtlasClear.

“Chardan” means Chardan Capital Markets, LLC, a Delaware limited liability company.
“Chardan Quantum” means Chardan Quantum LLC, a Delaware limited liability company.
“Closing” means the closing of the Business Combination.
“Co-Sponsors” means Quantum Ventures and Chardan Quantum.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Bancorp” means Commercial Bancorp, a Wyoming corporation.
“Company” refers to the combined company immediately following the Business Combination that shall be renamed “AtlasClear Holdings, Inc.” upon the Closing, and its consolidated subsidiaries.
“Company Equity Value” means an amount equal to $75,400,000 less the purchase price of Wilson-Davis pursuant to the Broker Dealer Acquisition Agreement and the purchase price of Commercial Bancorp pursuant to the CB Merger Agreement.
“Contribution Agreement” means the Assignment and Assumption Agreement and Bill of Sale, dated November 16, 2022, by and among AtlasClear, Atlas FinTech, and Atlas Financial Technologies, Corp., a subsidiary of Atlas Fintech.
“CST” means Continental Stock Transfer & Trust Company.
“DGCL” means the Delaware General Corporation Law, as amended.
“Director Election Proposal” means the proposal to elect seven directors, effective upon the Closing, to serve terms on our board of directors until the annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Equity Incentive Plan” means the AtlasClear Holdings, Inc. 2023 Equity Incentive Plan, as such may be amended, supplemented or modified from time to time, a copy of which is attached to this proxy statement/prospectus as Annex C. For additional information, see “The Incentive Plan Proposal” section of this proxy statement/prospectus.
“Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Existing Charter” means the Amended and Restated Certificate of Incorporation of Quantum, dated February 4, 2021.
“Extended Date” means the date by which Quantum must consummate its initial business combination, which was initially February 9, 2023, which has been extended in one month increments through the date hereof and as may be extended in further one month increments up to February 9, 2024, provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.04 by the number of public shares then outstanding, up to a maximum of $160,000 for each such one-month extension.
“fairness opinion” means the fairness opinion prepared by SHEUMACK GMA & Co. LLC and delivered to the Quantum Board prior to the execution and delivery of the Business Combination Agreement.
“Founder Shares” means the shares of Quantum Common Stock initially purchased by the Co-Sponsors prior to the IPO.
“GAAP” means U.S. generally accepted accounting principles.

“Incentive Plan Proposal” means the proposal to approve and adopt the Equity Incentive Plan.
“IPO” or “Initial Public Offering” means Quantum’s initial public offering of its units, common stock and warrants pursuant to registration statements on Form S-1 declared effective by the SEC on February 4, 2021 (SEC File Nos. 333-252226 and 333-252761).
“Merger Consideration” means the number of shares of New Pubco Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.
“Merger Sub 1” means Calculator Merger Sub 1, Inc., a Delaware corporation and direct, wholly-owned subsidiary of New Pubco.
“Merger Sub 2” means Calculator Merger Sub 2, Inc., a Delaware corporation and direct, wholly-owned subsidiary of New Pubco.
“New Pubco” means Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum, and, upon completion of the Business Combination, and after changing its name to AtlasClear Holdings, Inc., the publicly traded entity applying for listing of its shares on the NYSE.
“New Pubco Board” means the board of directors of the Company subsequent to the completion of the Business Combination.
“New Pubco Common Stock” means the common stock of New Pubco, par value $0.0001 per share, as set forth in the Proposed Charter.
“New Pubco Private Warrants” means the warrants to purchase one share of New Pubco Common Stock at a price of $11.50 per share upon the Closing;
“New Pubco Public Warrants” means the warrants to purchase one-half of one share of New Pubco Common Stock at a price of $11.50 per share upon the Closing.
“New Pubco Stockholders” means stockholders of New Pubco.
“New Pubco Warrants” means the New Pubco Public Warrants and New Pubco Private Warrants, collectively.
“NYSE” means the New York Stock Exchange.
“NYSE American” means the NYSE American LLC.
“Pacsquare” means Pacsquare Technologies, LLC.
“Pacsquare Acquisition Agreement” means the agreement anticipated to be entered into among AtlasClear, its stockholders and Pacsquare pursuant to which certain technology assets will be transferred to AtlasClear.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Proposed Bylaws” mean the proposed amended and restated bylaws of New Pubco which, if approved, would take effect upon the Closing, a form of which is attached hereto as Annex B-2.
“Proposed Charter” means the amended and restated certificate of incorporation of New Pubco which, if approved, would take effect upon the Closing, a form of which is attached hereto as Annex B-1.
“Public Shares” means Quantum Common Stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Stockholders” means the holders of Public Shares.
“Quantum” means Quantum FinTech Acquisition Corporation, a Delaware corporation.
“Quantum Board” means the board of directors of Quantum.
“Quantum Common Stock” means the common stock of Quantum, par value $0.0001 per share.
“Quantum Private Warrants” means the warrants to purchase one share of Quantum Common Stock at a price of $11.50 per share issued to the Co-Sponsors in a private placement simultaneously with the closing of the IPO;
“Quantum Public Warrants” means the warrants to purchase one-half of one share of Quantum Common Stock at a price of $11.50 per share, issued in connection with the IPO.
“Quantum Unit” means a unit issued in connection with the IPO, consisting of one share of Quantum Common Stock and one Quantum Public Warrant.
“Quantum Ventures” means Quantum Ventures LLC, a Delaware limited liability company
“Quantum Warrants” means Quantum Public Warrants and Quantum Private Warrants, collectively.
“record date” means           , 2023.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act.
“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Committee” means the Special Committee of the Quantum Board, composed of Steven J. Carlson, Michael Devlin and Richard Korhammer.
“Special Meeting” means the special meeting of the stockholders of Quantum that is the subject of this proxy statement/prospectus.
“subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Target Companies” means AtlasClear, Wilson-Davis and Commercial Bancorp, collectively.
“Transferred Intellectual Property” means the right, title and interest in and to certain software products and all intellectual property rights associated therewith to be transferred to AtlasClear pursuant to the Contribution Agreement.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Quantum Private Warrants.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Wilson-Davis” means Wilson-Davis & Co., Inc., a Utah corporation.
Capitalized terms used and not otherwise defined in this proxy statement/prospectus shall have the respective meanings ascribed to them in the Business Combination Agreement.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by New Pubco (File No. 333-271665), constitutes a prospectus of New Pubco under Section 5 of the Securities Act, with respect to the shares of New Pubco Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Quantum’s stockholders at which Quantum’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
TRADEMARKS
This proxy statement/prospectus contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to the Target Companies have been provided by the Target Companies and their respective management teams, and forward-looking statements include statements relating to the expectations of the Target Companies’ management teams, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:
•
Quantum’s ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•
the benefits of the Business Combination;

•
the future financial performance of the Company following the Business Combination, including AtlasClear’s financial projections and business metrics;

•
future plans and opportunities;

•
the contemplated acquisitions by AtlasClear of Wilson-Davis and Commercial Bancorp and of certain assets of Atlas FinTech, Atlas Financial Technologies Corp. and Pacsquare and the anticipated timing of such acquisitions; and

•
Quantum’s potential ability to obtain financing to complete the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and Quantum’s and the Target Companies’ businesses:
•
satisfaction of conditions to the Business Combination, including the Available Closing Cash condition;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the ability to obtain and/or maintain the listing of New Pubco Common Stock on the NYSE following the Business Combination;

•
our ability to raise financing in the future;

•
the risk that the assumptions, analysis and internal estimates underlying AtlasClear’s financial projections prove to be incorrect, causing the Company’s actual operating results to differ materially from those forecasted or projected;

•
the combined company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•
our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would then receive expense reimbursements;

•
our public securities’ potential liquidity and trading;

•
the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•
economic downturns and political and market conditions beyond the Target Companies’ control, including a reduction in consumer discretionary spending that could adversely affect their business, financial condition, results of operations and prospects;

•
the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•
factors relating to the business, operations and financial performance of the Target Companies, including AtlasClear’s ability to complete the acquisitions of Wilson-Davis and Commercial Bancorp and of certain assets of Atlas FinTech, Atlas Financial Technologies Corp. and Pacsquare;

•
Wilson-Davis’ ability to obtain additional capital to meet increased excess capital requirements of NSCC effective October 26, 2023;

•
AtlasClear’s ability to successfully integrate such acquisitions and to realize the synergies and benefits of such acquisitions; and

•
other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Quantum or AtlasClear or any of the other Target Companies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement?

A:
Quantum is proposing to consummate a business combination with AtlasClear. Quantum, New Pubco, Merger Sub 1, Merger Sub 2, AtlasClear, Atlas FinTech and Robert McBey entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination. The Business Combination Agreement, among other things, provides for the merger of (i) Merger Sub 1 into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco.

Approval of the Business Combination Proposal requires the approval of holders of at least a majority of the shares of Quantum Common Stock that are voted in person or by proxy at the Special Meeting.
YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
Why is Quantum proposing the Business Combination?

A:
Quantum was organized to enter into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q:
Did the Quantum Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Quantum’s Existing Charter provides that if Quantum seeks to complete its initial Business Combination with a business combination target that is affiliated with the sponsor, or the executive officers or directors of Quantum, it or a committee of independent directors will obtain an opinion from an independent investment banking firm that such initial Business Combination is fair to Quantum from a financial point of view. Accordingly, on August 31, 2022, the Special Committee of Quantum retained Sheumack & Co. GMA, LLC (“SHEUMACK GMA”) as an advisor in respect of the proposed Business Combination and asked SHEUMACK GMA to render an opinion as to the fairness, from a financial point of view, to Quantum and the unaffiliated stockholders of Quantum of the Merger Consideration to be paid to AtlasClear Stockholders pursuant to the Business Combination Agreement and Wilson-Davis stockholders pursuant to the Broker Dealer Acquisition Agreement. On November 2, 2023, the Special Committee and Quantum Board (solely in such capacity) obtained an opinion from SHEUMACK GMA to the effect that, as of that date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Merger Consideration to be paid to AtlasClear Stockholders and Wilson-Davis stockholders is fair, from a financial point of view, to Quantum and the unaffiliated stockholders of Quantum. See “The Business Combination Proposal — Opinion of SHEUMACK GMA.” and the opinion (as described below) attached to the proxy statement/prospectus as Annex D.

Q:
What will AtlasClear’s equity holders receive in return for the acquisition of AtlasClear by Quantum?

A:
At the Closing, AtlasClear equity holders will receive merger consideration in shares of New Pubco Common Stock equal to the quotient of (i) $75.4 million, less the purchase prices for Wilson-Davis and Commercial Bancorp, divided by (ii) $10 (the “Merger Consideration”).

In addition, the AtlasClear stockholders will receive up to 5,944,444 shares of New Pubco Common Stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear Stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco Common Stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be cancelled. Atlas FinTech will also receive up to $20 million of New Pubco Common Stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years. The Earn Out Shares and Software Products Earn Out Shares are expected to be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering.
In connection with the Closing, each share of Quantum Common Stock that is outstanding and has not been redeemed will be converted into one share of New Pubco Common Stock.
Each outstanding Quantum Public Warrant will become a warrant to purchase one-half of a share of New Pubco Common Stock. Each outstanding Quantum Private Warrant will become a warrant to purchase one share of New Pubco Common Stock.
Atlas FinTech, which directly or indirectly holds shares of Quantum Common Stock and Quantum Private Warrants, has agreed to transfer, or cause to be transferred, up to 1,279,426.82 shares of Quantum Common Stock and up to 1,657,578.65 of the Quantum Private Warrants held indirectly by it to potential sources of debt or equity financing if Quantum pursues financing between signing and the Closing. Any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration. If no financing occurs, all the shares of Quantum Common Stock and the Quantum Private Warrants currently held by Atlas FinTech will be forfeited for no consideration. Quantum expects to obtain debt and/or equity financing in connection with the Business Combination in excess of $40 million, however, there can be no assurance that Quantum will be able to obtain such financing on attractive terms or at all. The purchase price of the shares expected to be issued in connection with any potential equity financing at the time of the Business Combination is expected to range between $3.00 and $4.00 per share. Quantum may also issue convertible notes at an initial conversion price expected to range between $7.50 and $8.00 per share, with additional terms to be negotiated. Quantum’s sponsors, directors and officers will not participate in such private placements.
Q:
Have the Target Companies ever operated as a combined business?

A:
None of AtlasClear, Wilson-Davis, Commercial Bancorp or Quantum have been managed on a combined basis with each other and have each historically operated independently. The future success of the Business Combination, including its anticipated benefits, depends, in part, on our ability to optimize our combined operations, which may be a complex, costly and time-consuming process. If we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

The integration of the Target Companies may present material challenges, including, without limitation:
•
combining the future leadership teams and corporate cultures of AtlasClear, Wilson-Davis and Commercial Bancorp;

•
the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or more of the businesses as a result of the devotion of management’s attention to the Business Combination or integration of the businesses;

•
managing a larger combined business;

•
maintaining employee morale and retaining key management and other employees at the combined company, including by offering sufficiently attractive terms of employment;

•
retaining existing business and operational relationships, and attracting new business and operational relationships;

•
the possibility of faulty assumptions underlying expectations regarding the integration process;

•
consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•
managing expense loads and maintaining currently anticipated operating margins given that the Target Companies are different in nature and therefore may require additional personnel and compensation expenses; and

•
unanticipated issues in integrating information technology, communications and other systems.

Some of those factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues or synergies, potential cost savings, and diversion of management’s time and energy, which could materially affect our financial position, results of operations, and cash flows.
Q:
What happens if the CB Merger is not completed?

A:
Through the acquisition of Commercial Bancorp, a federal reserve member, as well as Wilson-Davis, the Company expects to acquire the capabilities to provide specialized clearing and banking services to financial services firms, with an emphasis on global markets currently underserviced by larger vendors. Once properly integrated, anticipated synergies between Commercial Bancorp and Wilson-Davis are expected to allow for lower cost of capital, higher net interest margins, expanded product development and greater credit extension. If the CB Merger is not completed, without a Federal Reserve member bank as part of its future business, the Company may not be able to realize these anticipated business goals. In addition, if the CB Merger is not completed, the price of New Pubco Common Stock may decline to the extent that its then current market price reflects a market assumption that the CB Merger will be completed or it may decline due to a market perception that the CB Merger was not completed due to an adverse change in the Company’s business. Furthermore, the Company may experience negative reactions from its stockholders, customers and/or other persons with whom it has a business relationship. In addition, some costs related to the CB Merger, such as legal, accounting and financial advisory fees, must be paid by AtlasClear, and, following the Business Combination, the Company, even if the CB Merger is not completed. Furthermore, AtlasClear has expended, and the Company’s management will have expended, valuable time and resources to matters relating to the CB Merger that could otherwise have been devoted to other beneficial activities for the Company. See “Risk Factors — Risks Relating to the Acquisition of Commercial Bancorp — Failure to complete the CB Merger may hinder the Company from achieving its anticipated business goals, and may also negatively impact New Pubco’s share price and the Company’s business, prospects, financial condition and results of operations.”

Q:
What voting interests will our current stockholders, the Co-Sponsors, and AtlasClear Stockholders that are receiving shares in the Company as consideration in the Business hold in the Company immediately after the consummation of the Business Combination?

A:
We anticipate that, upon completion of the Business Combination, the voting interests in the Company will be as set forth in the table below.

	Assuming No Redemptions of Public Shares(1)(2)	Assuming 50% Redemptions of Public Shares(1)(3)	Assuming 75% Redemptions of Public Shares(1)(4)	Assuming Maximum Redemptions of Public Shares(1)(5)
Quantum’s Public Stockholders	38.1%	32.3%	29.1%	25.5%
Quantum’s Co-Sponsors	28.4%	31.0%	32.5%	34.1%
AtlasClear Stockholders	33.5%	36.7%	38.4%	40.4%

(1)
Assumes that (i) there is no exercise at the Closing of the Co-Sponsors’ 4,495,546 Quantum Private Warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (ii) none of the parties set forth above purchase shares of Quantum Common Stock in the open market, (iii) there are no other issuances of equity interests of Quantum prior to or in connection with the Closing, and (iv) there are no issuances of any shares of Quantum Common Stock following the Closing under the Equity Incentive Plan.

(2)
Assumes that no Public Shares are redeemed.

(3)
Assumes that an additional 1,120,636 Public Shares are redeemed for aggregate redemption payments of approximately, $11.9 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments.

(4)
Assumes that an additional 1,680,954 Public Shares are redeemed for aggregate redemption payments of approximately, $17.8 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments.

(5)
Assumes that an additional 2,241,272 Public Shares are redeemed for aggregate redemption payments of approximately, $23.8 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments.

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different.
Q:
What interests do our initial stockholders, current officers, directors and advisors, and the Target Companies’ current owners have in the Business Combination?

A:
In considering the recommendation of the Quantum Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Co-Sponsors and our directors and officers and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. For example, John Schaible, Quantum’s Chairman of the Board and Chief Executive Officer, is also the Chief Strategy Officer of AtlasClear. In addition, Mr. Schaible is the Chairman and Chief Executive Officer of Atlas FinTech, in which he also has an ownership interest. Sandip Patel, a director of Quantum, also has a less than 10% ownership interest in Atlas FinTech. Atlas FinTech owns 50% of AtlasClear and also owns a controlling membership interest in Quantum Ventures. Pursuant to the Contribution Agreement and Pacsquare Acquisition Agreement, Atlas FinTech is expected to transfer certain technology assets to AtlasClear in connection with the Business Combination. It is also anticipated that Mr. Schaible will enter into an employment agreement with New Pubco upon consummation of the Business Combination. Our directors and the members of the Special Committee were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Mr. Schaible was not on the Special Committee.

Quantum Ventures, Chardan Quantum, and their respective affiliates have invested an aggregate of approximately $     million, including investments in Founder Shares, Quantum Private Warrants, and Sponsor Working Capital Loans, including to loans to fund the extensions, which they stand to forfeit and lose if Quantum is unable to complete a business combination prior to the Extended Date (up to February 9, 2024 if Quantum Ventures extends the period of time to consummate a business combination). Such Founder Shares and Quantum Private Warrants had an aggregate market value of $     million, based on the closing price of Quantum’s Public Shares and warrants on the NYSE American and OTC, respectively, on     , 2023 of $     and $     , respectively. Certain officers and

directors of Quantum have pecuniary interests in such investments through their ownership interest in Quantum Ventures, or have direct ownership of Quantum Public Shares. None of Quantum Ventures or current officers or directors of Quantum will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above.
Stockholders should take all of these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that the Co-Sponsors have waived their right to redeem any of the Founder Shares and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that the Co-Sponsors paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $      based on the closing price of $      per Public Share on the NYSE American on                 , 2023;

•
the fact that the Co-Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Quantum fails to complete an initial business combination by the Extended Date (as defined herein);

•
the fact that the Co-Sponsors (including its representatives and affiliates) and Quantum’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Quantum. Quantum’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Quantum, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Charter provides that Quantum renounces its interest in any corporate opportunity offered to any director or officer of Quantum unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Quantum and such opportunity is one Quantum is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Quantum. Quantum is not aware of any such conflict or opportunity being presented to any Co-Sponsor, founder, director or officer of Quantum nor does Quantum believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Charter had any impact on its search for a potential business combination;

•
the fact that the Co-Sponsors paid approximately $5,562,500 for 5,562,500 Quantum Private Warrants, each of such Quantum Private Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of New Pubco Common Stock at $11.50 per share; if Quantum does not consummate an initial business combination by the Extended Date, then the proceeds from the sale of the Quantum Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Co-Sponsors will be worthless; the warrants held by the Co-Sponsors had an aggregate market value of approximately $      based upon the closing price of $      per warrant on the OTC on                 , 2023;

•
the beneficial ownership of 40,833 Founder Shares purchased by each of Quantum’s officers and directors by Quantum Ventures. All such shares would become worthless if Quantum does not consummate an initial business combination by the Extended Date, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $      based on the closing price of $      per Public Share on the NYSE American on                 , 2023;

•
if the Trust Account is liquidated, including in the event Quantum is unable to complete an initial business combination within the required time period, Quantum Ventures has agreed that it will be liable to Quantum if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Quantum has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;
John Schaible, the current Chairman of the Board and Chief Executive Officer of Quantum, is expected to continue to be the Chief Strategy Officer, and to become a director, of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay to him for his services as an executive officer and a director;
•
members of the Quantum Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Quantum’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
Quantum Ventures and Quantum’s officers, directors or their affiliates may make working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Quantum Private Warrants would have an aggregate market value of approximately $      based on the last sale price of $      of the Quantum Public Warrants on           , 2023;

•
Steven J. Carlson, Sandip I. Patel and Thomas J. Hammond, current directors of Quantum, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Carlson, Patel and Hammond will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•
following the consummation of the Business Combination, we will continue to indemnify Quantum’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

Please also see the sections “Certain Relationships and Related Person Transactions,” “Executive Compensation — Director Compensation” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our Co-Sponsors, current officers and directors, and AtlasClear’s current owners.
Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
Upon the completion of the IPO, a total of $201,250,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of June 30, 2023, there were investments and cash held in the Trust Account of approximately $57.4 million. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our Public Shares if we are unable to complete an initial business combination by the Extended Date, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:
What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:
Quantum’s Public Stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. However, the consummation of the Business Combination is conditioned upon, among other things, approval by Quantum’s stockholders of the Business Combination Agreement and the Business Combination. In addition, with fewer Public Shares and Public Stockholders, the trading market for New Pubco Common Stock may be less liquid than the market for shares of Quantum Common Stock was prior to consummation of the Business Combination and the Company may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Company’s business will be reduced.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, (i) approval of the Business Combination and related agreements and transactions by certain respective equity holders of Quantum and AtlasClear, (ii) the registration statement of which this proxy statement/prospectus forms a part, (iii) the listing or approval for effectiveness of the listing on NYSE or, if such listing is not practicable, The Nasdaq Stock Market LLC, of the New Pubco Common Stock, (iv) Available Closing Cash will not be less than $40,000,000, and (v) receipt of required consents and approvals from or made with any governmental authority. In addition, unless waived pursuant to the terms thereof by the parties so entitled to waive, and subject to applicable law, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:
What happens if the Business Combination is not consummated?

A:
If we are not able to complete the Business Combination or another initial business combination by the Extended Date, we will cease all operations except for the purpose of winding up and redeeming our Public Shares and liquidating the Trust Account, in which case our Public Stockholders may only receive approximately $10.00 per share and our warrants will expire worthless. In addition, the underwriters of the IPO, including Chardan, agreed to waive their rights to their business combination marketing fee of $7,043,750 (the “Marketing Fee”) held in the Trust Account in the event we do not complete our initial business combination within the required time period.

Q:
When do you expect the Business Combination to be completed?

A:
It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for           , 2023; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our stockholders at the Special Meeting and we elect to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Q:
What proposals are stockholders being asked to vote upon?

A:
Under the Business Combination Agreement, the approval of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. If Quantum’s stockholders do not approve each of the Condition Precedent Proposals, then the Business Combination may not be consummated.

In addition, as required by applicable SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, Quantum is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are amendments that will be made to the Existing Charter as reflected in the Proposed Charter. This separate vote is not otherwise required by Delaware law, but pursuant to SEC guidance, Quantum is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on Quantum or the Quantum Board.
In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the Special Meeting, each of the

Condition Precedent Proposals has not been approved and/or (2) Quantum determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “The Adjournment Proposal.”
Quantum will hold the Special Meeting of our stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.
After careful consideration, the Quantum Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, each of the Advisory Charter Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of Quantum and its stockholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Quantum and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in this proxy statement/prospectus for a further discussion.
THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
Do I have redemption rights?

A:
If you are a Public Stockholder, you have the right to request that Quantum redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
Our initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a business combination.
The consummation of the Business Combination is conditioned upon, among other things, approval by Quantum’s stockholders of the Business Combination Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Business Combination Agreement.”

Q:
How do I exercise my redemption rights?

A:
If you are a Public Stockholder and wish to exercise your right to redeem your Public Shares, you must:

(a)
hold Public Shares; and

(b)
prior to           , Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that Quantum redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.
Any Public Stockholder will be entitled to request that its Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of June 30, 2023, this would have amounted to approximately $10.47 per Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders, regardless of whether such Public Stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of Public Shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that Quantum instruct our transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by           , Eastern Time, on                 , 2023.
If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, Quantum will redeem Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Quantum Warrants that you may hold.
Q:
Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights irrespective of whether you vote your Quantum Common Stock for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q:
What are United States federal income tax considerations relating to the exercise of my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights will depend upon your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:
Do I have appraisal rights in connection with the proposed Business Combination?

A:
No. Neither Quantum’s stockholders nor warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q:
What do I need to do now?

A:
Quantum urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Quantum. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
The Special Meeting will be held at           a.m., Eastern Time, on                 , 2023, at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave. NW, Suite 900, Washington, DC 20001.

If you are a holder of record of shares of Quantum Common Stock on the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will have no effect on any of the proposals in this proxy statement.
For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.
Q:
When and where will the Special Meeting be held?

A:
The Special Meeting will be held at      a.m., Eastern Time, on                 , 2023, at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave. NW, Suite 900, Washington, DC 20001, unless the Special Meeting is adjourned.

Q:
Who is entitled to vote at the Special Meeting?

A:
Quantum has fixed                 , 2023 as the record date. If you were a stockholder of Quantum at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Special Meeting.

Q:
How many votes do I have?

A:
Our stockholders are entitled to one vote at the Special Meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were outstanding [•] shares of Quantum Common Stock, of which [•] were outstanding Public Shares.

Q:
What constitutes a quorum?

A:
A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of Quantum Common Stock entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, [•] shares of Quantum Common Stock would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the Special Meeting?

A:
The following votes are required for each proposal at the Special Meeting:

•
Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Our initial stockholders agreed to vote their Founder Shares and any Public Shares purchased by them, in favor of the Business Combination Proposal. Assuming such initial stockholders vote in favor of the Business Combination Proposal, and assuming that only the minimum number of shares representing a quorum are voted, only 0.2% of the Public Shares will need to vote in favor of the Business Combination Proposal for it to be approved.

•
Advisory Charter Proposals:   The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Director Election Proposal:   The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

Q:
What are the recommendations of the Quantum Board?

A:
After careful consideration, and based in part on the unanimous recommendation of the Special Committee, the Quantum Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Quantum’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of Quantum’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Quantum and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by the Extended Date, we may be forced to liquidate, and the 5,562,500 Quantum Private Warrants owned by our Co-Sponsors, of which certain of our directors and officers are members, and the 5,031,250 Founder Shares owned by our Co-Sponsors, directors and officers, would be worthless. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.
Q:
How does Quantum Ventures and the other initial stockholders intend to vote their shares?

A:
Pursuant to the terms of the letter agreements entered into at the time of the IPO, our initial stockholders agreed to vote their Founder Shares and any Public Shares purchased by them, in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, our initial stockholders own an aggregate of 5,031,250 shares of Quantum Common Stock, which in the aggregate represent 49.9% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:
May Quantum Ventures and the other initial stockholders purchase Public Shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Quantum or our securities, our initial stockholders, AtlasClear and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Quantum Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
Entering into any such incentive arrangements may have a depressive effect on shares of Quantum Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Quantum will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What happens if I sell my shares of Quantum Common Stock before the Special Meeting?

A:
The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Quantum Common Stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
How has the announcement of the Business Combination affected the trading price of Quantum Common Stock and Quantum Public Warrants?

A:
On November 16, 2022, the last trading date before the public announcement of the Business Combination, the Quantum Common Stock and Quantum Public Warrants closed at $9.88 and $0.05, respectively. On           , 2023, the trading date immediately prior to the date of this proxy statement/prospectus, the Quantum Common Stock and Quantum Public Warrants closed at $      and $      , respectively.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Stockholders may send a later-dated, signed proxy card to Quantum’s Secretary at the address set forth below so that it is received by Quantum’s secretary prior to the vote at the Special Meeting (which is scheduled to take place                 , 2023) or attend the Special Meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Quantum’s Chief Executive Officer, which must be received by Quantum’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the Special Meeting?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the Company. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder and/or warrant holder of Quantum. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:
What should I do with my stock certificates and/or warrant certificates?

A:
Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to                 a.m., Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting).

Holders of Quantum Public Warrants should not submit the certificates relating to their Quantum Public Warrants. Public Stockholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon effectiveness of the Business Combination, holders of Quantum Common Stock and Quantum Warrants will receive New Pubco Common Stock and New Pubco Warrants without needing to take any action and accordingly such holders should not submit the certificates relating to their common stock and warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Quantum Common Stock.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Quantum’s proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 717-3922
Banks and brokers may call collect: (212) 750-5833
You may also contact Quantum at:
Quantum FinTech Acquisition Corporation
4221 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Tel: (813) 257-9366
Attn: John Schaible, Chief Executive Officer
To obtain timely delivery, Quantum’s stockholders and warrant holders must request the materials no later than five business days prior to the Special Meeting.
You also may obtain additional information about Quantum from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to the transfer agent at the address below prior to                 a.m., Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A-1, Annex A-2 and Annex A-3 to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”
Parties to the Business Combination
Quantum
Quantum is a blank check company incorporated as a Delaware corporation on October 1, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.
Quantum Common Stock is currently listed on the NYSE American under the symbol “QFTA” and Quantum Public Warrants are currently listed on the OTC Markets under the symbol “QFTAW.” We intend to apply to list the New Pubco Common Stock on the NYSE under the symbol “ATCH” upon the Closing.
Quantum’s principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and its phone number is (813) 257-9366.
AtlasClear
AtlasClear, Inc., is a Wyoming corporation incorporated on January 13, 2022. AtlasClear’s goal is to build a cutting-edge technology enabled financial services firm that would create a more efficient platform for trading, clearing, settlement and banking of evolving and innovative financial products with a focus on financial services firms, generally with annual revenues up to $1 billion, including small and mid-sized banks, brokerage firms, hedge funds, pension plans, and family offices that are not adequately served by today’s larger correspondent clearing firms and banks.
AtlasClear’s principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and its phone number is (727) 446-6660.
John Schaible, Quantum’s Chairman of the Board and Chief Executive Officer, is also the Chief Strategy Officer of AtlasClear.
For more information about AtlasClear, see the section entitled “Information About the Target Companies — AtlasClear.”
New Pubco
Calculator New Pubco, Inc. is a Delaware corporation and a direct, wholly-owned subsidiary of Quantum formed solely for the purpose of effectuating the Business Combination. Upon the closing of the Business Combination, New Pubco’s name is expected to change to AtlasClear Holdings, Inc., which will apply for listing of its shares of New Pubco Common Stock on the NYSE. New Pubco’s principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and its phone number is (727) 446-6660.
Atlas FinTech
Atlas FinTech Holdings Corp. is a Delaware corporation. Atlas FinTech’s principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and its phone number is (727) 446-6660.

Mr. Schaible is also the Chairman and Chief Executive Officer of Atlas FinTech, which has a 50% ownership interest in AtlasClear, as well as a controlling ownership interest in Quantum Ventures, Quantum’s sponsor.
Merger Sub 1
Calculator Merger Sub 1, Inc. is a Delaware corporation and a direct, wholly-owned subsidiary of New Pubco formed solely for the purpose of effectuating the Business Combination. Merger Sub 1’s principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and its phone number is (727) 446-6660.
Merger Sub 2
Calculator Merger Sub 2, Inc. is a Delaware corporation and a direct, wholly-owned subsidiary of New Pubco formed solely for the purposes of effectuating the Business Combination. Merger Sub 2’s principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and its phone number is (727) 446-6660.
Robert McBey
Robert McBey is the President and Chief Executive Officer of Wilson-Davis, Chairman and Chief Executive Officer of New Pubco and Chairman and Chief Executive Officer of AtlasClear, of which he owns a 50% interest.
Summary of the Business Combination Agreement
On November 16, 2022, Quantum entered into a Business Combination Agreement (as amended on April 28, 2023 and on August 8, 2023) with Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of Quantum (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey, pursuant to which, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (the “First Merger”) and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (the “Second Merger”). For additional information regarding the Business Combination Agreement, you are encouraged to carefully read the Business Combination Agreement in its entirety, which is attached to this Proxy Statement as Annex A-1, Annex A-2 and Annex A-3, and to review the sections of this Proxy Statement entitled “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — General; Structure of the Business Combination.”
In addition:
•
Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Quantum, including the Co-Sponsors, entered into the Purchaser Support Agreement, pursuant to which each party agreed, among other things, to approve the actions contemplated in the Business Combination Agreement for which their approval is required. See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Purchaser Support Agreement.”

•
On November 16, 2022, New Pubco, AtlasClear’s stockholders and certain of Quantum’s stockholders entered into a Registration Rights and Lock-Up Agreement which will become effective as of the Closing, pursuant to which, among other things, AtlasClear will grant AtlasClear Stockholders certain registration rights with respect to certain securities of AtlasClear. See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

•
On November 16, 2022, AtlasClear entered into Amendment No. 2 to the Stock Purchase Agreement, dated as of April 11, 2022 (as further amended on May 30, 2023, the “Broker-Dealer Acquisition

Agreement”), with Wilson-Davis and its selling shareholders, pursuant to which, among other things, AtlasClear will acquire all of the issued and outstanding shares of Wilson-Davis (the “Wilson-Davis Acquisition”). See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Broker-Dealer Acquisition Agreement.”
•
Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into an Amended and Restated Agreement and Plan of Merger (the “CB Merger Agreement”), with Commercial Bancorp, pursuant to which, among other things, Commercial Bancorp will be merged with and into a subsidiary of AtlasClear after the Business Combination and upon receipt of all necessary regulatory approvals.

•
See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Commercial Bancorp Merger Agreement.”

•
Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into an Assignment and Assumption Agreement and Bill of Sale (the “Contribution Agreement”) with Atlas FinTech, and Atlas Financial Technologies Corp. pursuant to which Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in the Transferred Intellectual Property (as defined herein), among other things. See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Contribution Agreement.”

•
AtlasClear and each AtlasClear Stockholder is expected to enter into and consummate the transactions contemplated by the Pacsquare Acquisition Agreement after the Business Combination. See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Pacsquare Acquisition Agreement.”

Pre-Closing Transactions
The transaction contemplated by the Broker-Dealer Acquisition Agreement will be consummated substantially simultaneously with the Closing, in accordance with the terms thereof. The terms and conditions of the CB Merger Agreement will be in full force and effect as of the Closing Date.
Prior to the Closing, Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in the Transferred Intellectual Property, pursuant to the Contribution Agreement.
Post-Closing Transactions
Quantum expects the Closing to occur before the closing of the transactions contemplated by the CB Merger Agreement (the “CB Closing”) and before the consummation of the transactions contemplated by the Pacsquare LOI pursuant to which AtlasClear expects to acquire certain technology assets of Pacsquare. The Closing is not contingent on the consummation of the CB Closing or the consummation of the transactions contemplated by the Pacsquare LOI (the “Pacsquare Closing”).
Closing of the Business Combination
The Closing will take place electronically by the mutual exchange of electronic signatures, on the Closing Date and at a time to be agreed upon by Quantum and AtlasClear, which date will be no later than the second Business Day after all the Closing conditions to the Business Combination Agreement have been satisfied or waived, or at such other date or time or both as Quantum and AtlasClear may agree.
Consideration to be Received in the Business Combination
At the Closing, AtlasClear stockholders will receive merger consideration in shares of New Pubco Common Stock equal to the quotient of (i) $75.4 million, less the purchase prices for Wilson-Davis and Commercial Bancorp, divided by (ii) $10.
In addition, AtlasClear stockholders will receive up to 5,944,444 shares of New Pubco Common Stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco Common Stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn

Out Shares will be cancelled. Atlas FinTech will also receive up to $20 million of New Pubco Common Stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years.
In connection with the Closing, each share of Quantum Common Stock that is outstanding and has not been redeemed will be converted into one share of New Pubco Common Stock. Each outstanding Quantum Public Warrant will become a warrant to purchase one-half of a share of New Pubco Common Stock. Each outstanding Quantum Private Warrant will become a warrant to purchase one share of New Pubco Common Stock. Atlas FinTech, which directly or indirectly holds shares of Quantum Common Stock and Quantum Private Warrants, has agreed to transfer, or cause to transfer, up to 1,279,426.82 shares of Quantum Common Stock and up to 1,657,578.65 of Quantum Private Warrants held directly or indirectly by it to potential sources of debt or equity financing if Quantum pursues financing between signing and the Closing. Any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration. If no financing occurs, all the shares of Quantum Common Stock and the Quantum Private Warrants currently held by Atlas FinTech will be forfeited for no consideration. Quantum expects to obtain debt and/or equity financing in connection with the Business Combination in excess of $40 million, however, there can be no assurance that Quantum will be able to obtain such financing on attractive terms or at all. The purchase price of the shares expected to be issued in connection with any potential equity financing at the time of the Business Combination is expected to range between $3.00 and $4.00 per share. Quantum may also issue convertible notes at an initial conversion price expected to range between $7.50 and $8.00 per share, with additional terms to be negotiated. Quantum’s sponsors, directors and officers will not participate in such private placements.
For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”
Conditions to Completion of the Business Combination
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
•
required stockholder approvals from each of Quantum and AtlasClear;

•
effectiveness of this registration statement of which this proxy statement/prospectus forms a part;

•
receipt of required consents and approvals from or made with any governmental authority, including the approval by FINRA of the Wilson-Davis Acquisition, which was received on June 20, 2023, and no refusal by the Federal Reserve Board, the FDIC, the Wyoming Division of Banking and other regulatory authorities of the CB Merger;

•
the listing or approval for listing on NYSE or, if such listing is not practicable, The Nasdaq Stock Market LLC, of the New Pubco Common Stock;

•
Available Closing Cash will not be less than $40,000,000;

•
the completion of the contribution of certain specified assets from Atlas FinTech and Atlas Financial Technologies Corp. to AtlasClear;

•
the completion by AtlasClear of the acquisition of Wilson-Davis;

•
the Pacsquare LOI remaining in effect;

•
the CB Merger Agreement remaining in effect;

•
the accuracy of the representations and warranties of AtlasClear and Quantum as of the date of the Business Combination Agreement and as of the Closing (subject to customary materiality qualifiers), and the accuracy of the representations and warranties of Wilson-Davis as set forth in the Broker-Dealer Acquisition Agreement and of Commercial Bancorp as set forth in the CB Merger Agreement in all material respects as of the date of the Business Combination Agreement and as of the Closing;
•
each of the covenants and agreements of AtlasClear and Quantum to be performed or complied with under the Business Combination Agreement prior to or at Closing having been performed or complied with in all material respects;

•
upon the Closing, Quantum having at least $5,000,001 of net tangible assets; and

•
other customary deal conditions.

For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”
Termination
The Business Combination Agreement may be terminated by either AtlasClear or Quantum under certain circumstances, including, among others:
•
by mutual written consent of both AtlasClear and Quantum;

•
by either AtlasClear or Quantum if the Closing has not occurred on or before November 6, 2023 (provided, that if Quantum seeks and obtains an extension to the deadline by which it must complete its business combination, Quantum shall have the right by providing notice to AtlasClear to extend such date for up to the shorter of (a) up to two additional periods equal to three additional months each (for a total of not more than six months in the aggregate), (b) the period ending on the last date for Quantum to consummate its business combination pursuant to such extension and (c) such period as determined by Quantum) (the “Outside Date”);

•
by either AtlasClear or Quantum if a government authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination;

•
by either AtlasClear or Quantum if the other party has materially breached their respective representations or covenants under the Business Combination Agreement and has not timely cured such breach;

•
by Quantum if there has been a Material Adverse Effect (as defined in the Business Combination Agreement) on Quantum that is not timely cured;

•
by Quantum if the agreements for the contribution of Atlas FinTech assets or the acquisitions of Wilson-Davis, Commercial Bancorp or Pacsquare assets are terminated or if it is reasonably likely that the conditions in the acquisition agreements for Wilson-Davis or Commercial Bancorp cannot be satisfied; and

•
by either AtlasClear or Quantum if Quantum has held a stockholder meeting to approve the Business Combination and approval of the Business Combination has not been obtained by the requisite number of stockholders of Quantum.

Related Agreements
Purchaser Support Agreement
On November 16, 2022, Quantum entered into a Purchaser Support Agreement (the “Purchaser Support Agreement”), by and among Quantum Ventures, Quantum, AtlasClear and certain directors and officers of Quantum party thereto, pursuant to which, among other things, the parties agreed to vote (or cause to vote) any of the shares of Quantum Common Stock held by them in favor of the Business Combination at any meeting of Quantum’s stockholders and to not redeem any such shares in connection with the transactions contemplated by the Business Combination Agreement. Quantum Ventures also agreed to transfer up to 1,279,426.82 shares of Quantum Common Stock and up to 1,657,578.65 of the Quantum Private Warrants held directly or indirectly by Atlas FinTech to potential sources of debt or equity financing if the Company pursues financing between signing and the Closing and that any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration at the Closing. If no financing occurs, all the shares of Quantum Common Stock and the Quantum Private Warrants currently held by Atlas FinTech will be forfeited for no consideration. Quantum expects to obtain debt and/or equity financing in connection with the Business Combination in excess of $40 million, however, there can be no assurance that Quantum will be able to obtain such financing on attractive terms or at all. The purchase price of the shares expected to be issued in connection with any potential equity financing at the time of the Business Combination is expected to range between $3.00 and $4.00 per share. Quantum may also issue convertible notes at an initial conversion price expected to range between $7.50 and $8.00 per share, with additional terms to be negotiated. Quantum’s sponsors, directors and officers will not participate in such private placements.
For additional information regarding the Purchaser Support Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination Agreement — Purchaser Support Agreement.”
Registration Rights and Lock-Up Agreement
In connection with entry into the Business Combination Agreement, New Pubco, AtlasClear’s stockholders and Quantum Ventures entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”), which will be effective at Closing and pursuant to which New Pubco agreed, among other things, to provide the parties thereto customary demand, shelf and piggy-back rights on secondary offerings, subject to customary cut-back provisions and coordinated offerings. New Pubco has agreed to file a resale shelf registration statement within 45 days of Closing and to effect up to five underwritten offerings each expected to yield gross proceeds of more than $10 million.
Quantum Ventures agreed to transfer shares of New Pubco Common Stock received at Closing into an escrow account, which will be released (i) 50% on the earlier of six months from Closing and the date on which the New Pubco Common Stock equals or exceeds $12.50 for 20 days in any 30-day trading window; and (ii) 50% on the six-month anniversary of Closing. In addition, Quantum Ventures agreed to a lockup of Quantum Private Warrants for 30 days after Closing. AtlasClear’s stockholders, including Atlas FinTech, agreed to a lockup of shares of New Pubco Common Stock received at Closing for one year following Closing, provided that such lockup shall be released early if the New Pubco Common Stock equals or exceeds $12.50 for 20 days in any 30-day trading window.
For additional information regarding the Registration Rights and Lock-Up Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination Agreement — Registration Rights and Lock-Up Agreement.”
Broker-Dealer Acquisition Agreement
In connection with Quantum’s entry into the Business Combination Agreement, on November 16, 2022, AtlasClear, Wilson-Davis and its selling shareholders entered into Amendment No. 2 to the Broker-Dealer Acquisition Agreement. On May 30, 2023, the parties entered into Amendment No. 3 to the Broker-Dealer Acquisition Agreement to extend the termination date of the agreement to August 9, 2023. On August 8, 2023, the parties entered into Amendment No. 4 to the Broker-Dealer Acquisition Agreement to further extend the termination date of the agreement to November 6, 2023. If the transactions contemplated by the Broker-Dealer Acquisition Agreement are consummated, AtlasClear will acquire directly from the selling shareholders all of the issued and outstanding equity interests of Wilson-Davis immediately prior to the closing of the transactions contemplated by the Broker-Dealer Acquisition Agreement (the “Wilson-Davis Closing”).
The Wilson-Davis Closing is subject to certain customary conditions, including, among other things, (i) receipt of approval by FINRA of the change in equity ownership or control of Wilson-Davis, which was received on June 20, 2023, and (ii) the absence of any injunction or prohibition issued or enacted by governmental authorities which would prevent the Wilson-Davis Closing. It is also a condition to the consummation of the Business Combination that AtlasClear acquire Wilson-Davis immediately prior to its merger with Merger Sub 2, Inc., pursuant to the Business Combination Agreement. AtlasClear will deposit into escrow $750,000 of the purchase price as a reserve for the payment of any amounts that the selling shareholders owe to AtlasClear for post-closing claims and contingencies. After the Wilson-Davis Closing, there will be an updated determination of the purchase price based on Wilson-Davis’ actual financial condition, among other things.
For additional information regarding the Broker-Dealer Acquisition Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination Agreement — Broker-Dealer Acquisition Agreement.”
Commercial Bancorp Merger Agreement
In connection with Quantum’s entry into the Business Combination Agreement, AtlasClear, Commercial Bancorp and New Pubco, with respect to Section 6.16 only, entered into the CB Merger Agreement. If the CB Merger Agreement is approved by Commercial Bancorp’s stockholders, and the transactions contemplated by the CB Merger Agreement are consummated, a wholly-owned subsidiary of AtlasClear shall merge with and into Commercial Bancorp, with Commercial Bancorp continuing as the surviving corporation and a wholly-owned subsidiary of AtlasClear, and immediately thereafter, Commercial Bancorp will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (the “CB Acquisition”). The CB Merger Agreement provides that the Commercial Bancorp shareholders will have the option of accepting all cash or 1/3 in cash and 2/3 in New Pubco Common Stock for their shares in Commercial Bancorp. Based upon the financial statements for Commercial Bancorp as of December 31, 2022, the estimated cash required to acquire all the outstanding shares of Commercial Bancorp per the all cash option is approximately $5,600,000. The estimated cash was calculated as two times the reported book value of Commercial Bancorp as of December 31, 2022, plus bank premises, net, and net operating loss (“NOL”). The actual amount of cash required is expected to be adjusted based upon the book value of Commercial Bancorp at the time of closing and the election of the various shareholders. The source of funding for the CB Merger is expected to be a combination of proceeds from the Trust Account following the Business Combination, as well as debt or equity financing, which Quantum is currently pursuing.
The CB Closing is subject to certain customary conditions, including, among other things, (i) approval by the stockholders of Commercial Bancorp, Commercial Bancorp’s wholly-owned subsidiary Farmers State Bank, AtlasClear and New Pubco, (ii) receipt of certain regulatory approvals and (iii) the prior completion of the Business Combination. Quantum expects the Closing to occur before the CB Closing and the Closing is not contingent on the consummation of the CB Closing. New Pubco’s obligations under the CB Merger Agreement automatically terminate if the Business Combination Agreement is terminated.
Management considered the importance of the CB Merger to the overall success of the combined company and determined that such acquisition is not critical. While AtlasClear needs an institution that can carry funds greater than FDIC insurance limits, this can be any FDIC institution that can hold funds of the qualified accounts (profit sharing and IRA). Furthermore, AtlasClear does not believe that the income that Commercial Bancorp is expected to contribute to the combined company will be material. AtlasClear, therefore, believes that Commercial Bancorp can be replaced with a substantially similar alternative acquisition, if needed.
For additional information regarding the CB Merger Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination Agreement — The Commercial Bancorp Merger Agreement.”
Contribution Agreement
On November 16, 2022, AtlasClear, Atlas FinTech, and Atlas Financial Technologies, Corp., a subsidiary of Atlas FinTech, entered into the Contribution Agreement. Pursuant to the Contribution Agreement, Atlas FinTech and Atlas Financial Technologies, Corp. agreed to transfer their right, title and interest in and to certain software products and all intellectual property rights associated therewith (the “Transferred Intellectual Property”), including software known as Rubicon, AtlasFX, BondQuantum and SURFACExchange, as well as other intellectual property. Additionally, Atlas FinTech agreed to transfer to

AtlasClear its membership interests in Quantum Ventures and all of its right, title and interest in the underlying Founder Shares.
For additional information regarding the Contribution Agreement, see the section in this proxy statement/prospectus entitled ‘‘The Business Combination Proposal — Certain Agreements Related to the Business Combination Agreement; Contribution Agreement.’’
Pacsquare Acquisition Agreement
AtlasClear and each AtlasClear Stockholder intend to enter into a definitive agreement with Pacsquare to reflect the terms and conditions of a letter agreement, dated August 18, 2022, between Pacsquare Technologies, LLC (“Pacsquare”) and AtlasClear (the “Pacsquare LOI”) as promptly as reasonably practicable after the Closing (the “Pacsquare Acquisition Agreement”), pursuant to which certain technology assets will be transferred to AtlasClear. If the Pacsquare Acquisition Agreement is entered into, the parties expect to consummate the transactions contemplated thereby as promptly as reasonably practicable after the Closing.
Pursuant to the Pacsquare Acquisition Agreement, AtlasClear intends to purchase source code from Pacsquare for $4.8 million, which is contemplated to be paid, at the sole discretion of AtlasClear, in cash or shares of New Pubco Common Stock, only after testing and acceptance of the source code by Wilson-Davis. Pacsquare is expected to be a technology vendor of the Company providing risk management, anti-money laundering, clearing and trading technology software. It is currently anticipated that Pacsquare will provide maintenance on the software it provides along with industry updates as needed, however, no additional fees will be paid for such maintenance services.
The technology assets to be acquired from Pacsquare were valued based upon the terms of the current contract between Wilson-Davis and Fidelity National Information Services Inc. (“FIS”). Currently, Wilson-Davis pays FIS approximately $100,000 per month, or $6,000,000 for a five-year term, for similar technology software to that which Pacsquare is expected to provide. There are two years remaining on the FIS contract. The source of funding for the acquisition is expected to be $4.8 million in equity and/or cash of the Company following the Business Combination or, if needed, from debt or equity financing, which Quantum is currently pursuing.
For additional information regarding the Pacsquare Acquisition Agreement, see the section in this proxy statement/prospectus entitled ‘‘The Business Combination Proposal — Certain Agreements Related to the Business Combination Agreement; Pacsquare Acquisition Agreement.’’
Proposed Charter and Proposed Bylaws of the Company
On or prior to the Closing Date, Quantum will amend and restate (i) subject to receipt of stockholder approval, the Existing Charter by adopting the Proposed Charter and (ii) the current bylaws of Quantum by adopting the Proposed Bylaws.
Equity Ownership Upon Closing
As of the date of this proxy statement/prospectus, there are 10,081,634 shares of Quantum Common Stock outstanding, comprised of 5,050,384 shares of Quantum Common Stock held by Public Stockholders and 5,031,250 shares of Quantum Common Stock held by Quantum’s initial stockholders.
	Assuming No Redemptions of Public Shares(1)(2)	Assuming 50% Redemptions of Public Shares(1)(3)	Assuming 75% Redemptions of Public Shares(1)(4)	Assuming Maximum Redemptions of Public Shares(1)(5)
Quantum’s Public Stockholders	38.1%	32.3%	29.1%	25.5%
Quantum’s Co-Sponsors . . . . .	28.4%	31.0%	32.5%	34.1%
AtlasClear Stockholders . . . . .	33.5%	36.7%	38.4%	40.4%

(1)
Assumes that (i) there is no exercise at the Closing of the Co-Sponsors’ 4,495,546 Quantum Private

Warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (ii) none of the parties set forth above purchase shares of Quantum Common Stock in the open market, (iii) there are no other issuances of equity interests of Quantum prior to or in connection with the Closing and (iv) there are no issuances of any shares of New Pubco Common Stock following the Closing under the Equity Incentive Plan.
(2)
Assumes that no Public Shares are redeemed.

(3)
Assumes that an additional 1,120,636 Public Shares are redeemed for aggregate redemption payments of approximately, $11.9 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments.

(4)
Assumes that 1,680,954 Public Shares are redeemed for aggregate redemption payments of approximately, $17.8 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments.

(5)
Assumes that 2,241,272 Public Shares are redeemed for aggregate redemption payments of approximately, $23.8 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments.

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different.
The voting percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing) for one share of New Pubco Common Stock or (ii) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex C, but does include the shares owned by our initial stockholders.
If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 15,625,000 warrants to acquire our shares of Quantum Common Stock, which are comprised of 5,562,500 Quantum Private Warrants held by our Co-Sponsors and 10,062,500 warrants sold as part of the units in the IPO (the “Quantum Public Warrants”). Each of our outstanding warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Quantum Common Stock. If we assume that each outstanding warrant is exercised and one share of Quantum Common Stock is issued as a result of such exercise, with payment to Quantum of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of [•] shares, with approximately $[•] paid to Quantum to exercise the warrants.
Proposals to be Submitted at the Special Meeting
The Business Combination Proposal
Quantum and AtlasClear have agreed to the Business Combination under the terms of the Business Combination Agreement. Pursuant to the terms set forth in the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to the Closing therein, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco.
After consideration of the factors identified and discussed in the section entitled “— Interests of Certain Persons in the Business Combination,” the Quantum Board concluded that the Business Combination met the main requirements disclosed in the prospectus for our IPO, including that the business of Quantum had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.
If any proposal is not approved by Quantum’s stockholders at the Special Meeting, the Quantum Board may submit the Adjournment Proposal for a vote.
For additional information, see “The Business Combination Proposal” section of this proxy statement/prospectus.
The Advisory Charter Proposals
Our stockholders are also being asked to approve and adopt, on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the Advisory Charter Proposals, which are those amendments that will be made to the Existing Charter as reflected in the Proposed Charter.
For additional information, see “The Advisory Charter Proposals” section of this proxy statement/prospectus.
The Incentive Plan Proposal
Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the Incentive Plan Proposal.
We expect that, prior to the consummation of the Business Combination, the Quantum Board will approve and adopt the Equity Incentive Plan. Our stockholders should carefully read the entire Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C, before voting on this proposal.
For additional information, see “The Incentive Plan Proposal” section of this proxy statement/prospectus.
The Director Election Proposal
Assuming the Business Combination Proposal and the Incentive Plan Proposal are approved, our stockholders are also being asked to approve the Director Election Proposal.
The Quantum Board has nominated seven directors to serve on the Board, effective upon the Closing, with each director having a term that expires at the Company’s annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.
For additional information, see “The Director Election Proposal” section of this proxy statement/prospectus.
The Adjournment Proposal
The Adjournment Proposal allows the Quantum Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or the Advisory Charter Proposals.
For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.
Date, Time and Place of Special Meeting of Quantum’s Stockholders
The Special Meeting will be held at 10:00 a.m., Eastern Time, on                 , 2023, at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave. NW, Suite 900, Washington, DC 20001,

to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal.
Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of Quantum Common Stock at the close of business on                 , 2023, which is the record date for the Special Meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were [•] shares of Quantum Common Stock outstanding, of which [•] were Public Shares, with the rest being held by our Co-Sponsors and other initial stockholders.
Quorum and Vote of Stockholders
A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Special Meeting constitutes a quorum at the special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, [•] shares of Quantum Common Stock would be required to achieve a quorum.
Our Co-Sponsors and our officers and directors at the time of the IPO entered into a letter agreement to vote their Founder Shares as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our initial stockholders own approximately 49.9% of our total outstanding Quantum Common Stock.
The following votes are required for each proposal at the Special Meeting:
•
Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Advisory Charter Proposals:   The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Director Election Proposal:   The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

With respect to each proposal in this proxy statement/prospectus (other than the Director Election Proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the Director Election Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.
If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions and “WITHHOLD” votes will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:
•
An abstention will have no effect on the Business Combination Proposal, the Adjournment Proposal, and for the Director Election Proposal, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting.

•
For purposes of the Incentive Plan Proposal, the NYSE American considers an abstention vote as a “vote cast,” and therefore, an abstention will have the same effect as a vote “AGAINST” such proposal.

Redemption Rights
Pursuant to the Existing Charter, a Public Stockholder may request that Quantum redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to                 , Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

Public stockholders may elect to redeem all or a portion of such Public Stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, Quantum will redeem each share of Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Quantum instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the transfer agent prior to                 , Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Quantum has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies.
If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of the Stockholders — Revoking Your Proxy.”
The Quantum Board’s Reasons for the Business Combination
The Quantum Board, in evaluating the Business Combination, created a Special Committee, consisting of independent directors, to evaluate, structure and negotiate the Business Combination, and to make a formal recommendation to the board as to the Business Combination. The Special Committee, in the course of its evaluation and negotiations, consulted with members of Quantum’s management team and financial and legal advisors, before unanimously recommending that the board approve the Business Combination Agreement. The Quantum Board discussed the Special Committee’s findings and recommendations, and consulted with Quantum’s management team and financial and legal advisors. In reaching its resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of Quantum and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the Quantum Board considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Quantum Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Quantum Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Quantum’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Quantum Board obtained a fairness opinion in connection with its consideration of the transactions contemplated by the Business Combination Agreement and also considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The Quantum Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.
The Quantum Board, after considering the above, the recommendation of the Special Committee, and the fairness opinion, concluded that the potential benefits that it expected Quantum and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Quantum Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Quantum and its stockholders. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — The Quantum Board’s Reasons for the Combination.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Co-Sponsors, our directors and officers and AtlasClear’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. For example, John Schaible, Quantum’s Chairman of the Board and Chief Executive Officer, is also the Chief Strategy Officer of AtlasClear. In addition, Mr. Schaible is the Chairman and Chief Executive Officer of Atlas FinTech, in which he also has an ownership interest. Sandip Patel, a director of Quantum, also has a less than 10% ownership interest in Atlas FinTech. Atlas FinTech owns 50% of AtlasClear and also owns a controlling membership interest in Quantum Ventures. Pursuant to the Contribution Agreement and Pacsquare Acquisition Agreement, Atlas FinTech is expected to transfer certain technology assets to AtlasClear in connection with the Business Combination. It is also anticipated that Mr. Schaible will enter into an employment agreement with New Pubco upon consummation of the Business Combination. Our directors and the members of the Special Committee were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Mr. Schaible was not on the Special Committee. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that the Co-Sponsors have waived their right to redeem any of the Founder Shares and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that the Co-Sponsors paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $      based on the closing price of $      per Public Share on the NYSE American on                 , 2023;

•
the fact that the Co-Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Quantum fails to complete an initial business combination by the Extended Date;

•
the fact that the Co-Sponsors (including its representatives and affiliates) and Quantum’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Quantum. Quantum’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Quantum, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Charter provides that Quantum renounces its interest in any corporate opportunity offered to any director or officer of Quantum unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Quantum and such opportunity is one Quantum is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Quantum. Quantum is not aware of any such conflict or opportunity being presented to any Co-Sponsor, founder, director or officer of Quantum nor does Quantum believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Charter had any impact on its search for a potential business combination;

•
the fact that the Co-Sponsors paid approximately $5,562,500 for 5,562,500 Quantum Private Warrants, each of such Quantum Private Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of New Pubco Common Stock at $11.50 per share; if Quantum does not consummate an initial business combination by the Extended Date, then the proceeds from the sale of the Quantum Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Co-Sponsors will be worthless; the warrants held by the Co-Sponsors had an aggregate market value of approximately $      based upon the closing price of $      per warrant on the OTC on                 , 2023;

•
the beneficial ownership of 40,833 Founder Shares purchased by each of Quantum’s officers and directors by Quantum Ventures. All such shares would become worthless if Quantum does not consummate an initial business combination by the Extended Date, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $      based on the closing price of $      per Public Share on the NYSE American on                 , 2023;

•
if the Trust Account is liquidated, including in the event Quantum is unable to complete an initial business combination within the required time period, Quantum Ventures has agreed that it will be liable to Quantum if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Quantum has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
John Schaible, the current Chairman of the Board and Chief Executive Officer of Quantum, is expected to continue to be the Chief Strategy Officer, and to become a director, of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay to him for his services as an executive officer and a director;

•
members of the Quantum Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Quantum’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
Quantum Ventures and Quantum’s officers, directors or their affiliates may make working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Quantum Private Warrants would have an aggregate market value of approximately $      based on the last sale price of $      of the Quantum Public Warrants on           , 2023;

•
Steven J. Carlson, Sandip I. Patel and Thomas J. Hammond, current directors of Quantum, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Carlson, Patel and Hammond will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•
following the consummation of the Business Combination, we will continue to indemnify Quantum’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Quantum or our securities, our initial stockholders, AtlasClear and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Quantum Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
Entering into any such incentive arrangements may have a depressive effect on shares of Quantum Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Quantum will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.
Opinion of SHEUMACK GMA
On November 2, 2022, SHEUMACK GMA rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Merger Consideration to be paid to the AtlasClear Stockholders and Wilson-Davis stockholders is fair, from a financial point of view, to Quantum and the unaffiliated stockholders of Quantum.
SHEUMACK GMA’s opinion was directed to the Quantum Board and the Special Committee (in their capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be paid by Purchaser pursuant to the Business Combination Agreement, and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger. The summary of SHEUMACK GMA’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA in connection with the preparation of its opinion. Neither SHEUMACK GMA’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Quantum Board, the Special Committee, Quantum or any security holder as to how to act or vote on any matter relating to the Business Combination or otherwise.

See the section titled “The Business Combination Proposal — Opinion of SHEUMACK GMA.”
Recommendation of the Quantum Board
After careful consideration, and based in part on the unanimous recommendation of the Special Committee, the Quantum Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Quantum’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the separate Advisory Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
Material United States Federal Income Tax Considerations
For a discussion summarizing the United States federal income tax considerations of an exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”
Anticipated Accounting Treatment
For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment.”
Regulatory Matters
Wilson-Davis
FINRA
Completion of the Business Combination is conditioned on the receipt of approval of Wilson-Davis’ Continuing Membership Application by the Financial Industry Regulatory Authority (“FINRA”). Wilson-Davis filed a notice and application to obtain the necessary regulatory approval from FINRA. On June 20, 2023, Wilson-Davis received approval from FINRA of the Continuing Membership Application.
DTCC Notifications
As a participant in the National Security Clearing Corporation (“NSCC”), a clearing agency subsidiary of the Depository Trust & Clearing Corporation (“DTCC”), Wilson-Davis is required to submit to DTCC written notification regarding the change of ownership and control of Wilson-Davis contemplated by the Business Combination Agreement consistent with the requirements of the rules of NSCC. Wilson-Davis provided verbal notification to DTC in November 2022. DTC may request further information and documentation as part of its review of the notice application.
Commercial Bancorp
Federal Reserve
The CB Merger of Commercial Bancorp into AtlasClear is subject to approval by, or a waiver of the applicable approval requirements from, the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956 (the “BHC Act,”) and its implementing regulations. In considering the approval of a transaction such as the CB Merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. New Pubco intends to file an application with the Federal Reserve for the CB Merger of Commercial Bancorp with and into AtlasClear following the consummation of the Business Combination.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve to challenge the approval on antitrust grounds. While Commercial Bancorp does not know of any reason that the Department of Justice would challenge regulatory approval or waiver, as applicable, by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Wyoming Division of Banking
In addition, the CB Merger requires the approval of the state banking commissioner of Wyoming pursuant to Wyoming Statute § 3-9-308. Under Wyoming law, the state banking commissioner shall consider the financial and managerial resources and future prospects of Commercial Bancorp and the combined company and whether the convenience and needs of the community will be served by the merger. The application to the state banking commissioner with respect to the merger is also subject to public comment. New Pubco intends to file an application for approval of the merger with the state banking commissioner following consummation of the Business Combination. The companies are not aware of any reason why the state banking commissioner would fail to approve the merger as contemplated under this proxy statement/prospectus.
The regulatory approvals to which completion of the Business Combination is subject are described in more detail under the section entitled “The Business Combination Proposal — Regulatory Matters.”
Organization Structure Pre-Completion of the Business Combination
The following diagram depicts a simplified version of the organizational structure of each of Quantum, AtlasClear, Wilson-Davis and Commercial Bancorp before the consummation of the Business Combination.

(1)
Mr. Schaible, Chief Strategy Officer of AtlasClear, Mr. Ridenhour, Chief Business Development Officer and a director of AtlasClear, and Sandip I. Patel, director of Quantum, each has a less than 10% ownership interest in Atlas FinTech which owns 50% of AtlasClear.

(2)
Mr. Mc Bey, Chairman and Chief Executive Officer of AtlasClear, has a 50% ownership interest in AtlasClear.

Organization Structure Post-Completion of the Business Combination, assuming the CB Merger is Completed Post-Closing
The following diagram depicts the organizational structure of each of Quantum, AtlasClear, Wilson-Davis and Commercial Bancorp after the consummation of the Business Combination.

Prior Quantum Warrant Holders
Prior Quantum Stockholders
Atlas FinTech Holdings Corp.(1)
Robert McBey(2)
Prior CB Shareholders(3)
AtlasClear Holdings, Inc.
(formerly Calculator New Pubco, Inc., the resulting publicly-traded entity)
Quantum FinTech Acquisition Corporation
AtlasClear, Inc.(1)
Wilson-Davis & Co., Inc.
Commercial Bancorp(3)

(1)
Mr. Schaible, Chief Strategy Officer of AtlasClear, Mr. Ridenhour, Chief Business Development Officer and a director of AtlasClear, and Sandip I. Patel, director of Quantum, each has a less than 10% ownership interest in Atlas FinTech which owns 50% of AtlasClear.

(2)
Mr. Mc Bey, Chairman and Chief Executive Officer of AtlasClear, has a 50% ownership interest in AtlasClear.

(3)
The CB Merger is expected to occur after the completion of the Business Combination, however, the Closing is not contingent on the consummation of the CB Closing. The chart above assumes that the CB Merger will be consummated as anticipated.

Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 49. Such risks include, but are not limited to:
Risks Relating to AtlasClear and the Company, including that:
•
AtlasClear is a new company with no prior operating history, which makes it very difficult to evaluate AtlasClear’s future business prospects and there can be no assurance that the CB Merger will be completed following the Business Combination as anticipated.

•
AtlasClear may not be successful in completing the transactions described herein and, if it is, AtlasClear may experience difficulties in integrating the operations of Wilson-Davis and Commercial Bancorp into its business and in realizing the expected benefits of these transactions.

•
Wilson-Davis and Commercial Bancorp may have liabilities that are not known to AtlasClear and the indemnities negotiated in the Broker-Dealer Acquisition Agreement and the CB Merger Agreement may not offer adequate protection.

•
The Company intends to use some of the proceeds from the Business Combination to fund the purchase price payable under the CB Merger Agreement, but the Business Combination is not conditioned upon the closing of the CB Merger, and the Company will have broad discretion to determine alternative uses of proceeds.

Risks Relating to Wilson-Davis’ business and industry, including that:
•
Wilson-Davis’ liquidation of microcap securities and related activities in that over-the-counter market segment expose it to significant risk.

•
The over-the-counter markets for the microcap securities Wilson-Davis liquidates frequently have limited trading volume and volatile trading prices.

•
The penny stock rules limit Wilson-Davis’ trading practices.

•
Wilson-Davis customers principally liquidate securities of smaller reporting companies that have relaxed disclosure obligations.

•
Wilson-Davis is subject to significant regulatory enforcement proceedings.

•
Wilson-Davis and certain of its personnel are subject to various regulatory disciplinary orders that could be the basis of future regulatory action.

•
Wilson-Davis will need to obtain additional capital to meet increased excess capital requirements of NSCC effective October 26, 2023 or terminate clearing for introducing brokers.

•
Wilson-Davis’ procedures, policies, and practices to comply with the comprehensive anti-money laundering regulatory regime may not be sufficient to assure compliance.

•
General, long-term financial and economic conditions and unforeseen events may adversely affect Wilson-Davis’ financial condition and results of operations.

•
Wilson-Davis faces significant competition from other brokers and clearing firms.

•
Wilson-Davis is exposed to credit risk from customers, market makers, and other counterparties.

•
Systems and security failures could significantly disrupt Wilson-Davis’ business and subject the firm to losses, litigation, and regulatory actions.

•
Wilson-Davis relies on numerous external service providers whose failure to provide those services properly may result in significant adverse events.

•
Wilson-Davis is subject to extensive regulation from the SEC and FINRA, and the failure to comply with this regulation can result in significant penalties, fines, liability, and reputational harm.

•
The misconduct of Wilson-Davis’ employees could expose the firm to significant legal liability and reputational harm.

Risks Relating to the Acquisition of Commercial Bancorp, including:
•
The CB Merger may not be completed on the terms or timeline currently contemplated, or at all, as the parties may be unable to satisfy the conditions or obtain the approvals required to complete the CB Merger.

•
Failure to complete the CB Merger may hinder the Company from achieving its anticipated business goals, and negatively impact the Company’s share price and its business, prospects, financial condition and results of operations.

•
If FSB’s allowance for loan losses is not sufficient to cover actual loan losses, the Company’s earnings and capital could decrease.

•
Commercial Bancorp may not be able to raise additional capital on terms favorable to us, if at all.

•
Liquidity risk could impair Commercial Bancorp’s ability to fund operations and jeopardize our financial condition.

•
Changes in monetary policies could have an adverse effect on Commercial Bancorp’s business.

•
Changes in interest rates and economic conditions could have an adverse effect on our and Commercial Bancorp’s net income and financial condition.

Risks Relating to Acquisition of the Pacsquare Assets, including:
•
The acquisition of the Pacsquare Assets may not be completed on the terms or timeline currently contemplated, or at all.

•
Failure to acquire the Pacsquare Assets will mean that the Company will have to seek alternative, and potentially less efficient and cost-effective, source code software providers, which may negatively impact the Company’s business and results of operations.

•
If the Pacsquare Assets are not successfully implemented or integrated into the Company’s business, or do not perform adequately, this could adversely affect the Company’s business, financial condition and results of operations, and could damage its reputation.

•
If AtlasClear enters into and consummates the Pacsquare Acquisition Agreement, the Company will rely on the third-party services of Pacsquare which may expose it to additional risks and could have an adverse impact on its business.

Risks Relating to Quantum, the Business Combination and the Integration of Quantum’s and AtlasClear’s Businesses, including that:
•
Quantum’s Co-Sponsors, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•
Quantum’s stockholders who do not redeem their shares of Quantum Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•
New Pubco may issue additional shares of New Pubco Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the New Pubco Common Stock.

•
The Company may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

•
The ability of Public Stockholders to exercise redemption rights with respect to a large number of shares could deplete the Trust Account prior to the Business Combination and thereby diminish the amount of working capital of the Company.

•
Public Stockholders that hold shares in excess of 20% of Public Shares may not be able to redeem such shares.

•
Although the Company expects that the Business Combination will produce substantial synergies, the integration of the Target Companies, with geographically dispersed operations, and with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

Risks Relating to Owning New Pubco Common Stock Following the Business Combination and the Company operating as a Public Company, including that:
•
The Company may be subject to securities litigation, which is expensive and could divert management attention.

•
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Quantum’s securities or, following the Closing, the Company’s securities, may decline.

•
The Company’s Proposed Charter will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

Risks to Holders of Public Warrants, including that:
•
There is no guaranty that the warrants will ever be in the money and they may expire worthless.

•
The Company may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making the Public Warrants worthless.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for in accordance with the acquisition method of accounting, with Quantum considered to be the accounting acquirer of Wilson-Davis. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. Costs related to the transaction are expensed as incurred.
AtlasClear does not meet the definition of a business and will therefore be treated as an asset acquisition by Quantum, which will include the assets contributed from Atlas Fintech. AtlasClear’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Quantum on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.
The Company determined that the acquisition of Commercial Bancorp was neither probable nor significant and therefore the Company has not included Commercial Bancorp in the Summary Pro Forma Information or included separate financial statements for Commercial Bancorp.
The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2023 gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Quantum and Wilson-Davis for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Quantum’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Quantum following the closing of the merger transactions.
The Summary Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of Quantum’s common stock:
1.   Assuming No Redemptions:   This scenario assumes that no public stockholders of Quantum exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in Quantum’s Trust Account.
2.   Assuming Maximum Contractual Redemptions:   This scenario assumes that 2,241,272 of Quantum’s Public Shares subject to redemption are redeemed for an aggregate payment of approximately $23.75 million assuming approximately a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments. This scenario represents the maximum permitted amount of redemptions while still satisfying the $40 million minimum cash requirement and the minimum net tangible asset condition. Should Quantum’s stockholders attempt to redeem more than the maximum amount of 2,241,272 Public

Shares, the $40 million minimum cash condition in the Business Combination Agreement may not be satisfied and the parties may not consummate the Business Combination, unless the parties agree to waive the condition.
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2022
Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$9,527	$9,527
Total expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$(89,623)	$(89,623)
Operation loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$(80,096)	$(80,096)
Net loss	$(68,423)	$(68,423)
Weighted average shares outstanding – basic and diluted	13,242,207	11,000,935
Basic and diluted net loss per share	$(5.17)	$(6.22)
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June 30, 2023
Revenue	$4,834	$4,834
Total expense	$(8,349)	$(8,349)
Operation loss	$(3,515)	$(3,515)
Net loss	$(2,518)	$(2,518)
Weighted average shares outstanding – basic and diluted	13,242,207	11,000,935
Basic and diluted net loss per share	$(0.19)	$(0.23)
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2023
Total current assets	$45,839	$28,471
Total assets	$89,575	$72,206
Total current liabilities	$44,494	$50,878
Total liabilities	$45,691	$52,076
Total stockholders’ equity	$43,884	$20,130

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER
SHARE FINANCIAL INFORMATION
The following table sets forth the historical comparative per share information of Quantum, on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination, assuming no redemptions and maximum contractual redemptions.
The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2022.
The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Quantum and Wilson-Davis and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Quantum and Wilson-Davis would have been had the companies been combined during the periods presented.
The following table sets forth unaudited pro forma per share information of the combined company assuming two redemption scenarios as follows:
•
The No Redemptions scenario assumes that no Quantum public stockholders elect to redeem their Quantum Public Shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•
The Maximum Redemptions scenario assumes that Quantum’s stockholders redeem approximately 2,241,272 Quantum Public Shares at $10.60 per share, for an aggregate payment of approximately $23.75 million in connection with the Business Combination.

			Pro Forma Combined
(In thousands, except share and per share data)	AtlasClear	Quantum	No Redemptions	Maximum Redemptions
Six Months Ended June 30, 2023
Net income (loss)	307	677	(2,518)	(2,518)
Weighted average shares outstanding – basic and diluted	410,000	13,730,088	13,242,207	11,000,935
Net income (loss) per share – Basic and diluted	0.75	0.05	(0.19)	(0.23)
Cash dividends per share – basic and diluted	—	—	—	—
Stockholders’ equity (deficit)	7,737	(7,914)	43,884	20,130
Book value per share(1)	18.87	(0.58)	3.31	1.83

(1)
Book value per share = (Total stockholders’ equity / shares outstanding)

			Pro Forma Combined
(In thousands, except share and per share data)	AtlasClear	Quantum	No Redemptions	Maximum Redemptions
Year Ended December 31, 2022
Net income (loss)	(67,617)	11,045	(68,422)	(68,422)
Weighted average shares outstanding – basic and diluted	410,000	25,156,250	13,242,207	11,000,935
Net income (loss) per share – Basic and diluted	(164.92)	0.44	(5.17)	(6.22)
Cash dividends per share – basic and diluted	—	—	—	—

(1)
Book value per share = (Total stockholders’ equity / shares outstanding)

MARKET PRICE AND DIVIDEND INFORMATION
Quantum
Quantum Common Stock and Quantum Warrants
Quantum Common Stock is currently listed on the NYSE American under the symbol “QFTA” and Quantum Public Warrants are currently listed on the OTC Markets under the symbol “QFTAW.” Upon the Closing, we intend to change our name to “AtlasClear Holdings, Inc.” We intend to apply to list the New Pubco Common Stock on the NYSE under the symbol “ATCH” upon the Closing.
The following table sets forth the closing sale prices per share of Quantum Common Stock on November 16, 2022, the last full trading day immediately preceding the public announcement of the Business Combination Agreement and on          , 2023, the record date.
	Quantum Common Stock		AtlasClear Common Stock	Wilson-Davis Common Stock
November 16, 2022		$9.88	N/A	N/A
, 2023	$		N/A	N/A
Holders
As of [•], there were [•] holders of record of Quantum Common Stock and [•] holders of record of Quantum Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose shares of Quantum Common Stock and Quantum Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Quantum has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Quantum Board at such time.
AtlasClear
There is no public market for AtlasClear’s equity securities.
Wilson-Davis
There is no public market for Wilson-Davis’ equity securities.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Quantum and the Target Companies.
Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries subsequent to the Business Combination, as the context so requires.
Investing in Quantum Common Stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Quantum” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Companies” before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected if any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur. In that event, the trading price of shares may decline, and you may lose part or all of your investment. Certain statements below are forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Risks Relating to AtlasClear and the Company
AtlasClear is a new company with no prior operating history, which makes it very difficult to evaluate AtlasClear’s future business prospects and there can be no assurance that the CB Merger will be completed following the Business Combination as anticipated.
AtlasClear is a new company that was formed in March 2022. Prior to such time, AtlasClear had no operations or assets and, as of the date of this proxy statement/prospectus, has limited operations or assets. Further, AtlasClear has generated no revenue to date. Prior to the Closing, AtlasClear expects to receive certain intellectual property from Atlas FinTech and Atlas Financial Technologies Corp. and complete the acquisition of Wilson-Davis. AtlasClear expects to complete the transactions contemplated by the CB Merger Agreement and consummate the transaction with Pacsquare pursuant to which AtlasClear will acquire certain assets of Pacsquare following the Closing of the Business Combination. As a result of these transactions, AtlasClear expects to acquire the capabilities to provide specialized banking and clearing services to other financial services firms. There can be no assurance that any of the foregoing transactions will be completed as anticipated. Even if AtlasClear is able to consummate the transactions, there can be no assurance that the combined company will achieve the anticipated synergies and benefits of such transactions, that its service offerings will appeal to its target market of financial services firms, generally with annual revenues up to $1 billion, or that it will achieve its anticipated financial results. If AtlasClear were not able to complete one or more of the foregoing transactions, or if the combined company does not achieve the anticipated operational and financial results, the value of your investment would be materially and adversely affected.
AtlasClear may not be successful in completing the transactions described above and, if it is, AtlasClear may experience difficulties in integrating the operations of Wilson-Davis and Commercial Bancorp and in realizing the expected benefits of these transactions.
The success of the Business Combination, if completed, will depend in part on the ability of AtlasClear to successfully complete the transactions described above and to realize the anticipated benefits of combining the operations of Wilson-Davis and Commercial Bancorp with AtlasClear in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees from either company, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect AtlasClear’s ability to continue relationships with Wilson-Davis’ and Commercial Bancorp’s customers, employees or other third parties, or AtlasClear’s ability to achieve the anticipated benefits of the transactions or the Business Combination, and could harm the Company’s financial performance. If AtlasClear is unable to successfully or timely integrate the operations of Wilson-Davis and Commercial Bancorp with its business, it may incur unanticipated liabilities and be unable to realize the revenue growth, operating efficiencies, synergies and other anticipated benefits resulting from such transactions and the Business Combination, and the Company’s business, results of operations and financial condition could be materially and adversely affected.
Wilson-Davis and Commercial Bancorp may have liabilities that are not known to AtlasClear and the indemnities negotiated in the Broker-Dealer Acquisition Agreement and the CB Merger Agreement may not offer adequate protection.
As part of the Broker-Dealer Acquisition Agreement and the CB Merger Agreement, AtlasClear will assume certain liabilities of Wilson-Davis and Commercial Bancorp, respectively. There may be liabilities that AtlasClear failed or was unable to discover in the course of performing due diligence investigations into these companies. AtlasClear may also have not correctly assessed the significance of certain liabilities identified in the course of its due diligence. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the combined company’s business, financial condition and results of operations. As AtlasClear integrates Wilson-Davis and Commercial Bancorp into its operations, AtlasClear may learn additional information about Wilson-Davis and Commercial Bancorp, such as unknown or contingent liabilities and issues relating to compliance with applicable laws, that could potentially have a materially adverse effect on the combined company’s business, financial condition and results of operations.
The Company intends to use some of the proceeds from the Business Combination to fund the purchase price payable under the CB Merger Agreement, but the Business Combination is not conditioned upon the closing of the CB Merger, and the Company will have broad discretion to determine alternative uses of proceeds.
The Company intends to use some of the proceeds from the Business Combination to fund the purchase price payable under the CB Merger Agreement. However, the Business Combination is not conditioned upon the closing of such merger. If the CB Merger Agreement is not consummated, the Company will have broad discretion in the application of the proceeds remaining from Business Combination after the Wilson-Davis Acquisition such as using the proceeds toward general corporate purposes, and holders of shares of Quantum Common Stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately.
Risks Relating to Wilson-Davis’ Business and Industry
Wilson-Davis’ liquidation of microcap securities and related activities in the over-the-counter market segment expose it to significant risk.
Wilson-Davis conducts activities, including customer liquidations of restricted and control securities, in microcap securities, which are subject to higher risks than securities traded on national securities exchanges. Microcap securities generally are issued by companies with low or “micro” capitalizations, meaning the total market capitalization value of the company’s stock is less than $250 million, which includes low-priced securities, or penny stocks, that trade at below $5.00 per share and have a market capitalization of less than $50 million. Microcap securities frequently are issued by smaller reporting companies, which relaxes many of the disclosure obligations applicable to larger companies (see below). Further, trading in such microcap securities requires Wilson-Davis to meet heightened customer disclosure obligations for any retail transactions. Because of perceived risks associated with the above factors, Wilson-Davis believes it faces heightened regulatory scrutiny from the SEC and FINRA and other self-regulatory organizations that require particular attention to compliance measures and supervision.

The over-the-counter markets for the microcap securities Wilson-Davis liquidates frequently have limited trading volume and volatile trading prices.
The trading markets for the microcap securities Wilson-Davis liquidates frequently have limited trading volume and volatile price fluctuations, which sometimes makes it difficult to fulfill customers’ orders at requested amounts or prices. In addition, because of market conditions, Wilson-Davis may restrict the number of shares that a customer or a group of customers may liquidate in a single security to mitigate possible undue market selling pressure or to reduce potential market impact. Wilson-Davis may not be successful in detecting market conditions that warrant the above or other trading precautions to meet its compliance obligations. Any such trading limitations may impair Wilson-Davis’ competitive position and contribute to customer dissatisfaction.
The penny stock rules limit Wilson-Davis’ trading practices.
Wilson-Davis must comply with special penny stock rules if it sells such stock to retail customers, as distinguished from other broker-dealers. Although Wilson-Davis has a policy of limiting penny stock sales only to other broker-dealers, if Wilson-Davis sells penny stocks to retail customers, it must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for investors to sell their shares of penny stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks. Accordingly, investors may not always be able to resell shares of penny stock publicly at times and prices that they feel are appropriate. Wilson-Davis cannot assure that its policy of limiting penny stock sales only to other broker-dealers and not to retail customers will be observed in all cases or that any penny stock rules compliance measures that Wilson-Davis adopts and implements will be effective.
Wilson-Davis will need to obtain additional capital to meet increased excess capital requirements of NSCC effective October 26, 2023 or terminate clearing for introducing brokers.
Wilson-Davis is subject to amendments of rules adopted by NSCC that will require Wilson-Davis to have excess net capital of at least $10.0 million as of October 26, 2023 if Wilson-Davis clears for an introducing broker. As of June 30, 2023, Wilson-Davis had net capital of approximately $9.7 million. Therefore, Wilson-Davis will need to increase excess net capital by either retaining earnings or infusing external capital. To provide the additional capital needed, Wilson-Davis currently has commitments from investors, including the owners of Wilson-Davis and Mr. Schaible, for an aggregate of $1,000,000 in subordinated demand notes which are expected to be funded on October 13, 2023, subject to FINRA approval of the demand notes. The notes are expected to mature on October 13, 2024 and to have an interest rate of 5% per annum, payable quarterly. If Wilson-Davis does not receive FINRA approval of the demand notes, or is not otherwise able to increase its excess net capital by the deadline, it may need to terminate clearing securities on a fully disclosed basis for Glendale Securities, Inc. (“Glendale”) and any other introducing brokers in the future. During the fiscal year ended June 30, 2023, Glendale provided $413,870 or approximately 4.6% of Wilson-Davis’ revenues. However, the growth of clearing services for introducing broker customers is expected to be a key driver to meet the Company’s revenue projections, with such clearing services projected to provide nearly 35% of Year 5 revenues. As a result, if we fail to meet the increased capital requirements of NSCC by the October 26, 2023 deadline, we would be unable to provide clearing services for introducing brokers which could have a material adverse effect on the Company’s revenues in the future.
Wilson-Davis is substantially dependent on one principal customer.
During the fiscal years ended June 30, 2023 and 2022, Wilson-Davis received 6.89% and 20.2% of its revenue, respectively, from securities liquidations of Canadian traded securities for customers of Canaccord Genuity. The termination or material reduction in the securities liquidation for customers of Canaccord Genuity would have a material adverse effect on the revenues and results of operation of Wilson-Davis.

Wilson-Davis customers liquidate securities of smaller reporting companies that have relaxed disclosure obligations.
The microcap securities Wilson-Davis customers principally liquidate are issued by smaller reporting companies. The disclosures smaller reporting companies are required to provide in SEC periodic reports are less than those of larger reporting companies. Specifically, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation on the effectiveness of internal control over financial reporting, and have certain other reduced disclosure obligations in their SEC filings, including being permitted to provide two, rather than three, years of audited financial statements in annual reports. Reduced disclosures in smaller reporting company periodic reports may make it harder for investors to analyze results of operations and financial prospects. Wilson-Davis believes that the foregoing contributes to increased volatility and lower trading volume for the securities markets for smaller reporting companies, many of which are microcap securities.
Wilson-Davis customers also liquidate securities in companies that do not file SEC reports, so there is very little, if any, reliable data publicly available about them.
In addition to smaller reporting companies, Wilson-Davis customers also liquidate securities of companies that are not subject to SEC reporting requirements and thus do not file any periodic reports. Frequently, there is little reliable available public information about the business activities, financial condition or results of operations, management, operating risks, or other material matters about such companies. Many of such companies have only recently been organized, have inadequate financial resources or liquidity and rely on the ongoing sale of stock or borrowings to sustain operations, do not have independent directors, and have engaged in material transactions with related parties. These companies may not have financial statements that have been reviewed by independent auditors. Transactions in the securities of these companies may expose Wilson-Davis to liability.
Wilson-Davis is subject to significant regulatory enforcement proceedings.
Wilson-Davis has appealed to the SEC an adverse ruling by FINRA’s National Adjudicatory Council, or “NAC,” finding that Wilson-Davis had violated FINRA rules respecting short sales, failing to supervise and implement adequate anti money-laundering procedures. NAC had ordered Wilson-Davis to pay a $1,100,000 fine and disgorge $51,624. Wilson-Davis cannot predict the outcome of its appeal or when a decision will be rendered. Wilson-Davis established a $100,000 contingency reserve in the year ended June 30, 2021, for this litigation contingence, but cannot assure that this amount is adequate to cover any penalty determined on appeal. The amount of the fine and disgorgement by which a final judgment exceeds the contingency reserve amount would reduce Wilson-Davis’ excess capital.
Wilson-Davis and certain of its personnel are subject to various regulatory disciplinary orders that could be the basis of future regulatory action.
Wilson-Davis and certain of its personnel are subject to previous disciplinary orders by FINRA and the SEC which, by their terms, do not expire. FINRA and the SEC can impose special supervision and compliance measures and may increase future regulatory scrutiny. In July 2019, FINRA initiated an enforcement proceeding against Wilson-Davis, certain principals of Wilson-Davis, and a registered representative/trader alleging that the firm and the registered representative manipulated the market of a designated security, responsible supervisory personnel failed to establish and maintain appropriate supervisory procedures, the firm and a principal failed to implement and maintain appropriate anti-money laundering procedures, and provided inaccurate documents to FINRA staff (the “2019 FINRA Action”). Wilson-Davis and its principals agreed to settle the matter, without admitting or denying the allegations respecting supervision, anti-money laundering, and documentation in July 2021 by consenting to an order under which the firm was censured and paid a $500,000 monetary penalty, one principal was suspended in all capacities for 90 days, that principal and two others were suspended as principals for two years, and the firm was required to undertake certain compliance and remediation efforts. The firm promptly paid the fine and timely completed the required compliance and remediation efforts. In connection with the resolution of some matters, Wilson-Davis engaged qualified consultants to recommend specific compliance procedures and has implemented such required compliance enhancements. Wilson-Davis believes it has fully complied with all sanctions related to the July 2019 complaint. However, specific employees remained subject to sanctions and restrictions on activities, particularly Wilson-Davis stockholders Lyle Davis, Byron Barkley, and James Snow, who agreed to a suspension from being associated with the firm in a principal capacity for two years, which expired in August 2023. Previously, in December 2016, FINRA filed a complaint against Wilson-Davis asserting potential violations of several securities laws and regulations, regarding supervision, anti-money-laundering, and Regulation SHO speculation prohibitions (the “2016 FINRA Action”). Wilson-Davis denied the allegations and FINRA-imposed sanctions have been stayed pending appeal. For more information on the 2016 FINRA Action, see “Legal Proceedings.” The foregoing disciplinary sanctions may enhance scrutiny by regulatory authorities to assure continued compliance with findings and sanctions in previous proceedings.
Wilson-Davis’ procedures, policies, and practices to comply with the comprehensive anti-money laundering regulatory regime may not be sufficient to assure compliance.
Wilson-Davis is subject to comprehensive anti-money laundering (“AML”) laws, regulations, and interpretations that apply to its activities under the Bank Secrecy Act. The AML regulatory regime covers a wide range of activities, including trading activities, securities liquidations and other transactions, funds and securities transfers, the opening of customer accounts, customer interactions, and other activities.
In July 2019, FINRA censured Wilson-Davis and assessed a $500,000 fine for violations, among others, of applicable AML rules. Further, Wilson-Davis engaged an independent consultant to help develop and implement new comprehensive policies and procedures designed to comply with applicable AML requirements. Wilson-Davis has completed this process but cannot assure that its new policies and procedures will in fact be adequate to assure AML compliance in practice. This enforcement proceeding and the related implementation of new AML policies and procedures may have heightened regulatory scrutiny of Wilson-Davis. Regulatory authorities may consider Wilson-Davis’ previous discipline as warranting increased sanctions in any subsequent enforcement proceeding finding AML violations.
Although Wilson-Davis expends significant time and financial resources to monitor and investigate potential AML issues, Wilson-Davis’ resources, technologies, personnel, and fraud detection tools may be insufficient to accurately detect and prevent such activities. Significant increases in fraudulent or illegal activities could negatively impact Wilson-Davis’ reputation and reduce the trading volume through the firm. Any misbehavior of or violation by Wilson-Davis’ customers may also lead to regulatory investigations into the firm. Further, although Wilson-Davis may ultimately conclude that no fraud or money laundering exists, regulatory authorities may disagree that the red flags pointed towards such a conclusion and may impose various penalties without needing to point to any evidence of fraud or money laundering. Any such penalties could significantly harm the financial condition and results of operations of Wilson-Davis.
Wilson-Davis cannot predict the duration or severity of current economic conditions that have adversely affected its results of operations.
Wilson-Davis’ recent revenue and profitability have been adversely affected by the general downturn in the securities markets since early 2022, resulting from rising inflation, increasing interest rates, the lingering economic effects of the COVID pandemic, supply chain disruptions, the military conflict in Ukraine, and other factors. These effects are reflected in Wilson-Davis’ financial results for the fiscal years ended June 30, 2023 and 2022. Wilson-Davis cannot predict the duration or severity of the downturn of the current securities markets or the economic and other factors that are contributing to these market conditions.
General, long-term financial and economic conditions and unforeseen events may adversely affect Wilson-Davis’ financial condition and results of operations.
In addition to the current securities markets and economic challenges, previous long-term market downturns, economic depressions and unforeseen events, such as the COVID-19 pandemic, have had an adverse impact on Wilson-Davis’ business. Although Wilson-Davis has established a disaster recovery plan, there is no guarantee that it could operate without disruption in the event a disaster were to occur. The occurrence of various unforeseeable events such as natural disasters, pandemics, terrorism and acts of war, could result in fewer customer orders and, as a result, decreased commissions and revenue, resulting in a significant impact on Wilson-Davis’ ability to conduct business and adversely affecting its results of operations and financial condition.
Wilson-Davis may be unable to attract and retain registered representatives and other professional employees.
There is intense competition for experienced registered representatives with a knowledge of over-the-counter markets and a large customer network. Further, many customers may be more loyal to individual representatives than to the firm itself. If Wilson-Davis is unable to attract and retain the services of registered representatives, the firm may be unable to maintain or expand its customer base or may be unable to effectively manage the volume of orders it executes and clears. Likewise, Wilson-Davis relies upon financial and compliance professionals who are not registered representatives but who perform important services to the firm. If Wilson-Davis is unable to attract and retain such professionals, it may be unable to stay compliant in an increasingly complex regulatory environment. Further, the number of young professionals entering the broker-dealer industry has declined over time and Wilson-Davis’ inability to hire young professionals, particularly in light of the average age of Wilson-Davis’ existing professionals, may adversely impact its ability to retain or expand its customer base.
FINRA has adopted rules that impose significant compliance requirements on making investment recommendations to retail customers.
Wilson-Davis policy is to not recommend investments to its customers. However, Wilson-Davis cannot assure you that its policy of not making recommendations to customers will be observed in all cases or that any investment recommendation rules compliance measures that Wilson-Davis adopts and implements will be effective. Breaches of Wilson-Davis’ policy could expose Wilson-Davis to regulatory enforcement and to liability from its customers.
Wilson-Davis faces significant competition from other brokers and clearing firms.
The broker-dealer and clearing firm industries are dominated by a small number of very large broker-dealers and clearing firms and a number of smaller self-clearing firms and clearing firms that clear for small introducing brokers clearing microcap securities transactions. Wilson-Davis continues to compete with larger firms that have greater financial resources, vast customer networks, diverse business lines, household name recognition, large-scale marketing campaigns, and established relationships with regulatory and legislative institutions. Further, the firm’s competitors are comparatively less impacted by adverse regulatory actions and rulemaking than Wilson-Davis as a smaller firm, including impacts of net capital and margin calls imposed by NSCC. If Wilson-Davis does provide new products and services, doing so may require substantial expenditures and take considerable time. If Wilson-Davis fails to innovate and deliver products and services quickly enough as compared to its competitors, it might fail to attract and retain customers.
Wilson-Davis is exposed to credit risk from customers, market makers, and other counterparties.
Wilson-Davis is exposed to the risk that third parties that owe the firm money, securities, or other assets will not perform their obligations. These parties include other clearing firms, broker-dealers, customers, clearing houses, exchanges, and other financial intermediaries. Such parties may default on their obligations owed to Wilson-Davis due to bankruptcy, lack of liquidity, operational failure, or other reasons. For example, Wilson-Davis permits certain clients to purchase securities on a margin basis. These transactions may be collateralized by the customer’s cash and securities. If customers are unable to cover their short position or repay the credit extended by Wilson-Davis, the firm may incur a loss if it liquidates the customer’s collateral at market rates. Those risks may be particularly great during periods of rapidly declining markets in which the value of the collateral held by Wilson-Davis may fall below the amount of a customer’s indebtedness.
Wilson-Davis faces significant risks in conducting its market making business.
Wilson-Davis faces various risks relating to making markets in microcap securities. The regulations relating to market making are complex and subject to a significant breadth of regulatory interpretation, resulting in inconsistent and unpredictable enforcement of applicable law. If the firm acts in a manner that a regulator perceives to be inconsistent with applicable law, the firm may be subject to costly penalties and sanctions. Regulatory scrutiny of Wilson-Davis’ market making activities may have increased because of Wilson-Davis’ previous sanctions for short sale compliance deficiencies.
Systems and security failures could significantly disrupt Wilson-Davis’ business and subject the firm to losses, litigation, and regulatory actions.
Wilson-Davis’ business depends on its ability to execute large volumes of transactions for its own customers and to clear large volumes of transactions for introducing broker-dealers. The firm relies heavily on its communications systems and on stable and functioning Internet, mobile devices, and computer systems, all of which are subject to internal and external security vulnerabilities. Those vulnerabilities include disruptions from natural disasters, power and service outages, interruptions or losses, software bugs, cybersecurity attacks, computer viruses, malware, phishing, unauthorized entry, and other similar events. Further, Wilson-Davis is reliant on numerous service providers that may themselves have insufficient security measures that Wilson-Davis cannot effectively monitor. Although Wilson-Davis generally has agreements, policies, and procedures relating to cybersecurity and data privacy in place with third-party service providers, security breaches may still occur. Vulnerabilities with Wilson-Davis and third-party systems may result in, for example, the inability of Wilson-Davis to conduct its business, the theft or ransom of Wilson-Davis property, or the unauthorized disclosure of confidential customer information or the proprietary or confidential data of Wilson-Davis and its supervised persons. Unauthorized disclosures may in turn result in reputational damage, regulatory action, and civil suits, and may further require Wilson-Davis to expend significant additional resources to modify its protective measures, to investigate and remediate vulnerabilities, and to defend against legal and regulatory claims. Such events may also result in uninsured liability and the firm being subject to increased regulatory scrutiny and legal liabilities. Wilson-Davis may be unable to receive reimbursement from third-party service providers in the event of a security incident but may still be subject to adverse regulatory action if the firm is held responsible for security failures attributed to its vendors.
Wilson-Davis also faces risks relating to mistakes made in recoding, accounting for, confirming, and settling transactions. Wilson-Davis also faces risks relating to software and internet malfunctions. Any such malfunction or depletion of functionality could result in Wilson-Davis’ inability to execute trade orders, adverse operational and regulatory action, and reputational damage. Wilson-Davis’ board oversees cybersecurity risk management and controls, including appropriate risk mitigation strategies, systems, processes, and controls. This oversight involves reviewing an annual cybersecurity report from the firm’s chief information security officer, with whom the board maintains an ongoing dialog on current strategies, systems, processes, controls and possible needs for additional processes and controls to keep current with the latest threats. Wilson-Davis believes that its leadership structure facilitates such cybersecurity risk oversight because the role of the President, who has primary operating responsibility to assess and manage Wilson-Davis’ exposure to risk, is separated from the role of the Chairman of the Board, who sets the agenda for and presides over board meetings at which the Wilson-Davis board exercises its oversight responsibility with respect to cybersecurity risks.
Wilson-Davis relies on numerous external service providers whose failure to provide those services properly may result in significant adverse events.
Wilson-Davis relies on numerous third-party service providers, including communication systems providers, regulatory services providers, clearing systems, exchange systems, banking systems, and market information providers. If the provision of services by these third parties is interrupted or terminated, Wilson-Davis may be unable to conduct its business effectively, including by being unable to accept receipt of securities or funds or to provide information regarding stock trades. For example, the firm relies heavily on websites and software provided by or relating to OTC Markets. Any disruption to those websites or services could result in a significant reduction of orders received from the firm’s customers and even a cessation of the firm’s business activities.
Wilson-Davis relies on representations of third parties to ensure compliance with applicable laws and rules.
Wilson-Davis is required to comply with various securities laws and apply a compliance program designed to detect and prevent various kinds of illegality and misconduct, including fraud, money laundering, and the unregistered sale of securities. In applying its compliance program, the firm relies on various customer and other third-party representations. Inaccurate or incomplete representations or information could result in adverse consequences for the firm. For example, before liquidating restricted securities, Wilson-Davis is required to conduct a reasonable investigation of facts supporting an exemption from registration of the securities. Such reasonable investigation may not reveal whether the proposed liquidation is in fact exempt from registration or may involve other illegal activity by others, including Wilson-Davis’ customer. Any enforcement investigation or action relating to issuers or their affiliates may subsequently encompass Wilson-Davis, which could require the firm to incur costs of defense and expose it to fines and other sanctions. Similarly, in making a market in securities, Wilson-Davis frequently relies on exemption from certain requirements that depend in part on conclusions of third parties. If those third-party conclusions are incorrect, Wilson-Davis could be subject to regulatory sanctions.
Damage to Wilson-Davis’ reputation could adversely impact its business.
Wilson-Davis’ reputation is critical to its ability to attract and retain customers that use Wilson-Davis’ brokerage services and current and prospective introducing brokers that use or may use Wilson-Davis’ clearing services. The perceived inability of Wilson-Davis or its supervised persons to operate the firm’s business efficiently, securely, and in compliance with applicable law may adversely harm its business.
Risks Relating to the Regulatory Environment
Wilson-Davis is subject to extensive regulation from the SEC and FINRA, and the failure to comply with this regulation can result in significant penalties, fines, liability, and reputational harm.
As a broker-dealer and clearing firm, Wilson-Davis is subject to extensive regulation by the SEC as well as self-regulatory organizations, particularly FINRA. Statutes, rules, and related interpretations can change rapidly, and the cost of remaining compliant with applicable regulations is costly. The SEC and FINRA have comprehensive examination and monitoring practices, which have resulted in previous regulatory actions against Wilson-Davis and certain of its personnel. Wilson-Davis is subject to periodic examinations from the SEC and FINRA. Any finding of violation of any applicable regulation may result in formal administrative or judicial proceedings that subject Wilson-Davis to costly settlement agreements, censure, fines, civil penalties, cease-and-desist orders, termination or suspension of broker-dealer activities, and suspension or disqualification of supervised persons.
Wilson-Davis and its supervised persons have been previously subject to various sanctions. The imposition of compliance sanctions may have a material adverse effect on Wilson-Davis’ operating results and financial condition, including the expulsion of the firm from the industry. Wilson-Davis expends significant time and financial resources to address compliance concerns of regulators, communicate with regulators, contest preliminary examination conclusions with which Wilson-Davis disagrees, and defend against regulatory action.
The misconduct of Wilson-Davis’ employees could expose the firm to significant legal liability and reputational harm.
Wilson-Davis employees may violate Wilson-Davis’ written supervisory procedures or engage in other unlawful activities, which could expose Wilson-Davis to regulatory action, sanctions or damage to its reputation. Improper activity by employees may expose Wilson-Davis to regulatory action for failing to supervise its employees. Wilson-Davis’ compliance measures to detect and prevent employee misconduct may not be effective or deemed adequate by regulatory authorities.
Risks Relating to the Acquisition of Commercial Bancorp
The CB Merger may not be completed on the terms or timeline currently contemplated, or at all, as the parties may be unable to satisfy the conditions or obtain the approvals required to complete the CB Merger.
Completion of the CB Merger is subject to certain customary conditions, including, among other things, (i) approval by the stockholders of Commercial Bancorp, Commercial Bancorp’s wholly-owned subsidiary Farmers State Bank, AtlasClear and New Pubco, (ii) receipt of certain regulatory approvals, and (iii) the prior completion of the Business Combination. There can be no assurance that these conditions will be fulfilled or that the CB Merger will be completed on the terms or timeline currently contemplated, or at all. The Federal Reserve and the Wyoming Division of Banking may not approve the CB Merger, may impose conditions to the approval of the CB Merger or require changes to the terms of the CB Merger. Any such conditions or changes could have the effect of delaying completion of the CB Merger, imposing costs on AtlasClear and New Pubco or limiting the Company’s revenues following the CB Merger or otherwise reducing the anticipated benefits of the CB Merger. In addition, AtlasClear and Commercial Bancorp can mutually agree at any time prior to the effective time of the CB Merger to terminate the CB Merger Agreement, even after the approval by Commercial Bancorp’s shareholders of the CB Merger. AtlasClear and Commercial Bancorp may also terminate the CB Merger Agreement in the event of breach of the agreement as specified in the CB Merger Agreement.
Failure to complete the CB Merger may hinder the Company from achieving its anticipated business goals, and negatively impact the Company’s share price and its business, prospects, financial condition and results of operations.
Through the acquisition of Commercial Bancorp, a federal reserve member, as well as Wilson-Davis, the Company expects to acquire the capabilities to provide specialized clearing and banking services to financial services firms, with an emphasis on global markets currently underserviced by larger vendors. Once properly integrated, anticipated synergies between Commercial Bancorp and Wilson-Davis are expected to allow for lower cost of capital, higher net interest margins, expanded product development and greater credit extension. Management considered the importance of the CB Merger to the overall success of the combined company and determined that such acquisition is not critical. While AtlasClear needs an institution that can carry funds greater than FDIC insurance limits, this can be any FDIC institution that can hold funds of the qualified accounts (profit sharing and IRA). Furthermore, AtlasClear does not believe that the income that Commercial Bancorp is expected to contribute to the combined company will be material. Although AtlasClear believes that Commercial Bancorp can be replaced with a substantially similar alternative acquisition, if needed, this would require the Company to expend additional time and resources to identify and consummate such similar alternative acquisition. In addition, it is possible that AtlasClear will not be able to successfully acquire an alternative FDIC institution for any number of reasons, including the factors that create substantial uncertainty regarding the ability to complete the CB Merger. For example, assuming AtlasClear is able to identify a suitable alternative acquisition candidate that is willing to sell to AtlasClear on terms that the parties agree upon, such transaction may not receive required regulatory approval or other closing conditions may not be satisfied. For example, the Federal Reserve and/or any applicable state banking regulatory authority may not approve any such proposed alternative acquisition, may impose conditions to the approval of such alternative acquisition or require changes to the terms of the proposed transaction. Any such conditions or changes could have the effect of delaying completion of the transaction, imposing costs on AtlasClear and New Pubco or limiting the Company’s revenues following the transaction or otherwise reducing the anticipated benefits of the transaction. If the CB Merger or an alternative acquisition is not consummated, without a Federal Reserve member bank as part of its future business, the Company may not be able to realize these anticipated business goals in the anticipated timeframe, or at all. In particular, the Company may not be able to attract as many, or the pedigree of, customers it anticipates without an FDIC institution. Without an FDIC institution, the Company may face greater risk of trade fails and inferior real-time cash management, and may not be able to maximize net interest margins or sweep deposits to an institution owned by the Company. In addition, if the CB Merger is not completed, the price of New Pubco Common Stock may decline to the extent that its then current market price reflects a market assumption that the CB Merger will be completed or it may decline due to a market perception that the CB Merger was not completed due to an adverse change in the Company’s business. Furthermore, the Company may experience negative reactions from its stockholders, customers and/or other persons with whom it has a business relationship. In addition, some costs related to the CB Merger, such as legal, accounting and financial advisory fees, must be paid by AtlasClear, and, following the Business Combination, the Company, even if the CB Merger is not completed. Furthermore, AtlasClear has expended, and the Company’s management will have expended, valuable time and resources to matters relating to the CB Merger that could otherwise have been devoted to other beneficial activities for the Company. As a result of all the foregoing, failure to complete the CB Merger may negatively impact the Company and its business, prospects, financial condition and results of operations.

If FSB’s allowance for loan losses is not sufficient to cover actual loan losses, Quantum’s earnings and capital could decrease.
Lending is inherently risky and we will be exposed to the risk that FSB’s borrowers may default on their obligations. A borrower’s default on its obligations may result in lost principal and interest income and increased operating expenses as a result of the allocation of management’s time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, FSB may have to charge-off the loan in whole or in part. In such situations, FSB may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired. In such events the required regulatory capital of Commercial Bancorp may be materially impaired, which would have a material adverse effect on our planned future operations.
We may not be able to raise additional capital on terms favorable to us, if at all.
We believe that the proceeds of the Business Combination will be adequate to finance the growth of Commercial Bancorp as projected. However, should Commercial Bancorp or FSB need additional capital to support its business, expand its operations, or meet its capital adequacy requirements, we can give no assurance that the Company will be able to raise additional capital by issuing new shares of common stock or other securities, or otherwise.
Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.
Commercial Bancorp and FSB will require sufficient liquidity to meet their expected financial obligations, as well as unexpected requirements stemming from client activity and market changes. An inability to maintain or raise funds could have a substantial negative effect on us. Access to funding sources in amounts adequate to finance Commercial Bancorp’s and FSB’s activities, or on attractive terms, could be impaired by factors that affect Commercial Bancorp or FSB specifically or the financial services industry in general. Factors that could detrimentally impact Commercial Bancorp or FSB’s access to liquidity sources include an increase in costs of capital in financial capital markets, a decrease in the level of Commercial Bancorp’s or FSB’s business activity due to a market downturn or adverse regulatory action against Commercial Bancorp or FSB, or a decrease in depositor or investor confidence. Commercial Bancorp and FSB’s ability to borrow could also be impaired by factors that are not specific to FSB, such as a severe volatility or disruption of financial markets or negative views and expectations about the prospects for the financial services industry as a whole. Any failure to manage Commercial Bancorp’s and FSB’s liquidity effectively could have a material adverse effect on our financial condition.
Recent events impacting the financial services industry may adversely affect the business of Commercial Bancorp and the Company and the market price of their New Pubco Common Stock.
Recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at Silicon Valley Bank and Signature Bank that resulted in the failure of those institutions have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of a rapidly rising interest rate environment which, among other things, has resulted in unrealized losses in longer duration securities and loans held by banks, more competition for bank deposits and may increase the risk of a potential recession. These events and developments could materially and adversely impact the business or financial condition of Commercial Bancorp and the Company, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments could adversely impact the market price and volatility of New Pubco Common Stock following the Closing. These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on the businesses of Commercial Bancorp and the Company. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments.

Changes in monetary policies could have an adverse effect on Commercial Bancorp’s business.
The monetary policies of regulatory authorities, including the Federal Reserve and the European Central Bank (“ECB”), have a significant effect on the operating results of international banks and financial holding companies and their subsidiary banks and financial companies. The Federal Reserve and ECB regulate the supply of bank credit. For example, among the means available to the Federal Reserve to regulate such supply are open market operations in U.S. government securities, changes in the discount rate on depository institution borrowings and changes in reserve requirements against depository institution deposits. On a global basis, these means are used in varying combinations to influence the growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits. Regulatory activity and interest rate management in the U.S., U.K., EU, and other jurisdictions will also affect the interest rates applicable to Commercial Bancorp’s operations.
Changes in interest rates and economic conditions could have an adverse effect on our and Commercial Bancorp’s net income and financial condition.
The results of operations for financial institutions are significantly affected by changes in prevailing economic conditions, including changes in interest rates, asset market values fluctuation, and the monetary and fiscal policies of the central bankers. Commercial Bancorp’s profitability will in part be a function of the difference, or spread, between the interest rates it earns on investments and loans, and the interest rates it pays on deposits and other interest-bearing liabilities. Its net interest spread will be affected by general economic conditions and other factors that influence market interest rates and by its ability to respond to changes in interest rates. In addition to affecting interest income and expense, changes in interest rates can affect the value of a financial institution’s interest-earning assets, including loans and investments. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. Changes in interest rates also can affect the average life of, and demand for, loan operations and investment graded instruments. In a declining interest rate environment, for example, a financial institution is subject to reinvestment risks to the extent that it is not able to reinvest proceeds from investment or loan payments at rates which are comparable to the rates on the paid-off loans or investments.
An economic downturn, especially one affecting Commercial Bancorp’s primary service area of Pine Bluffs, Wyoming, may reduce its deposit base and the demand for its loans and other products and may decrease its earnings.
As a holding company for a community bank, Commercial Bancorp’s success will depend on the general economic condition of the region of Wyoming in which it operates, which it cannot forecast with certainty. Unlike many of its larger competitors, the majority of Commercial Bancorp’s borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in its service area. As a result, its operations and profitability may be more adversely affected by a local economic downturn than those of its larger, more geographically diverse competitors. Factors that adversely affect the economy in Commercial Bancorp’s primary service area of Pine Bluffs, Wyoming could reduce its deposit base and the demand for its products and services, which may decrease earnings. For example, an adverse change in the economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Commercial Bancorp.
Lower lending limits than many of Commercial Bancorp’s competitors may limit our ability to attract borrowers.
During the initial years following the CB Merger, Commercial Bancorp’s legally mandated lending limits will be lower than those of many of its competitors because it will initially have less capital than many of its competitors. Commercial Bancorp’s lower lending limits may discourage potential borrowers who have lending needs that exceed its limits, which may restrict its ability to grow.
Commercial Bancorp may not be able to hire and retain the skilled employees necessary to operate its business.
The number of skilled bank employees available in Commercial Bancorp’s market is limited, and Commercial Bancorp may not be able to hire the experienced and skilled employees necessary to operate effectively. In addition, Commercial Bancorp may have to pay higher salaries than its competitors in order to hire and retain these employees at Commercial Bancorp. If Commercial Bancorp is unable to hire and retain these employees, our results of operations may suffer.
Risks Relating to Acquisition of the Pacsquare Assets
The acquisition of the Pacsquare Assets may not be completed on the terms or timeline currently contemplated, or at all.
AtlasClear and each AtlasClear Stockholder intend to enter into the Pacsquare Acquisition Agreement to reflect the terms and conditions of the Pacsquare LOI as promptly as reasonably practicable after the date of the Closing, pursuant to which certain technology assets are expected to be transferred to AtlasClear. The anticipated transaction with Pacsquare is currently memorialized in a letter of intent and the completion of such transaction is not a condition to the Closing. Furthermore, neither Pacsquare nor AtlasClear is obligated to enter into a definitive agreement or consummate a transaction with respect to the Pacsquare LOI. Even if a definitive agreement is negotiated and entered into, there is no assurance that it will be completed on the terms or timeline currently contemplated in this proxy statement/prospectus.
Failure to acquire the Pacsquare Assets will mean that the Company will have to seek alternative, and potentially less efficient and cost-effective, source code software providers, which may negatively impact the Company’s business and results of operations.
Pursuant to the Pacsquare Acquisition Agreement, AtlasClear intends to purchase source code from Pacsquare. Pacsquare is expected to be a technology vendor of the Company providing risk management, anti-money laundering, clearing and trading technology software. It is currently anticipated that Pacsquare will provide maintenance on the software it provides along with industry updates as needed. Wilson-Davis currently uses FIS for its clearing services. It is anticipated that any Pacsquare clearing software provided will not be implemented within the next two years as the current contract with FIS has two more years remaining as of the date hereof. If the contemplated acquisition of the Pacsquare Assets is not consummated, after the contract with FIS ends, the Company will have to seek alternative, and potentially less efficient and cost-effective, source code software alternatives, which may negatively impact its business and results of operations.
If the Pacsquare Assets are not successfully implemented or integrated into the Company’s business, or do not perform adequately, this could adversely affect the Company’s business, financial condition and results of operations, and could damage its reputation.
Although AtlasClear expects that the source code and other technology assets it plans to acquire from Pacsquare would be properly implemented and integrated into the Company’s systems, there can be no assurance that a successful implementation or integration would occur, or that the source code, software and other technology assets would perform adequately due to among other things, errors, viruses and defects. Prior to its implementation, AtlasClear expects that all software will be fully tested and representatives from FINRA would be provided demonstrations before they are put into production. Nevertheless, the inability to easily integrate with the Company’s system, or any defects in or nonperformance of Pacsquare’s software could result in increased costs, customer loss and customer dissatisfaction, and could negatively impact the Company’s ability to accomplish its business goals, which could adversely affect its business, financial condition and results of operations, and could damage the Company’s reputation.
If AtlasClear enters into and consummates the Pacsquare Acquisition Agreement, the Company will rely on the third-party services of Pacsquare which may expose it to additional risks and could have an adverse impact on its business.
If AtlasClear enters into and consummates the Pacsquare Acquisition Agreement, Pacsquare will transfer to AtlasClear certain source code and technology assets. AtlasClear and the Company will rely on the third-party services of Pacsquare to customize and integrate such source code and technology assets and to maintain the software it provides along with industry updates as needed. If Pacsquare fails to perform these services properly, this could have an adverse impact on the Company’s business. Any errors or defects in the software incorporated into the Company’s service offerings, may result in a delay or loss of revenue, diversion of resources, damage to the Company’s reputation, the loss of the affected customer, loss of future business, increased service costs or potential litigation claims against the Company.
Risks Relating to Quantum, the Business Combination and the Integration of Quantum’s and the Target Companies’ Businesses
There can be no assurance that the New Pubco Common Stock will be approved for listing on the NYSE or any other exchange or that the Company will be able to comply with the continued listing standards of the NYSE or any other exchange.
In connection with the closing of the Business Combination, we intend to list the New Pubco Common Stock on the NYSE under the symbol “ATCH.” The Company’s continued eligibility for listing may depend on the number of Quantum’s shares that are redeemed. If, after the Business Combination, the NYSE delists the Company’s shares from trading on its exchange for failure to meet the listing standards, the Company and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for the Company’s securities;

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reduced liquidity for the Company’s securities;

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a determination that the Company’s common stock is a “penny stock” which will require brokers trading in the Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Company’s common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the Company may be required to take write-downs or write-offs, or the Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Company’s financial condition, results of operations and the price of the Company’s securities, which could cause you to lose some or all of your investment.
Although Quantum has conducted due diligence on the Target Companies, this diligence may not surface all material issues that may be present with their businesses. Factors outside of the Target Companies’ and outside of Quantum’s control may, at any time, arise. As a result of these factors, the Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Company reporting losses. Even if Quantum’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Quantum’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to be unable to obtain future financing on favorable terms or at all.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Quantum’s securities or, following the Closing, the Company’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Quantum’s securities prior to the Closing may decline. The market values of the Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Quantum’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for any series or class of Company’s capital stock. Accordingly, the valuation ascribed to AtlasClear may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Company’s securities may include:
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actual or anticipated fluctuations in the Company’s financial results or the financial results of companies perceived to be similar to it;

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changes in the market’s expectations about the Company’s operating results;

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success of competitors;

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the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates;

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operating and share price performance of other companies that investors deem comparable to the Company;

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the Company’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting the Company’s business;

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the Company’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving the Company;

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changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of the Company’s shares of common stock available for public sale;

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any major change in the Company’s Board or management;

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sales of substantial amounts of the Company’s shares of common stock by the Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s share price regardless of the Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.
Quantum Ventures and Quantum’s executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Quantum Ventures and Quantum’s executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Quantum and, in the case of Quantum Ventures, the Quantum Ventures Support Agreement, to vote any shares of Quantum Common Stock held by them in favor of the Business Combination. We expect that Quantum Ventures and Quantum’s executive officers and directors (and their permitted transferees) will own at least approximately 49.9% of the issued and outstanding shares of Quantum Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.
Quantum may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.
Quantum Ventures and Quantum’s executive officers and directors have agreed that Quantum must complete its initial business combination by the Extended Date. Quantum may not be able to consummate an initial business combination within such time period. However, Quantum’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.
If Quantum is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account will be effected as required by function of the Existing Charter and prior to any voluntary winding up.
For illustrative purposes, based on funds in the Trust Account of approximately $53.2 million on August 8, 2023, the estimated per share redemption price would have been approximately $10.53.
Quantum Ventures or Quantum’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of Quantum Common Stock.
Quantum Ventures or Quantum’s directors, executive officers or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Quantum’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Quantum Ventures or Quantum’s directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.
In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Quantum Common Stock and the number of beneficial holders of Quantum’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Quantum’s securities on a national securities exchange.
The nominal purchase price paid by the initial stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Quantum completes an initial business combination. In addition, the value of the Founder Shares will be significantly greater than the amount the initial stockholders paid to purchase such shares in the event Quantum completes an initial business combination, even if the business combination causes the trading price of the New Pubco Common Stock to materially decline.
Quantum’s initial stockholders invested an aggregate of $5,587,500 in Quantum, comprised of the $25,000 purchase price for the Founder Shares and the $5,562,500 purchase price for the Quantum Private Warrants purchased by the Co-Sponsors. Following stockholder redemptions as a result of the Extension Amendment, the amount held in Quantum’s Trust Account was $53.2 million as of August 8, 2023, implying a value of $10.53 per Public Share.
The following table shows the Public Stockholders’ and Quantum’s initial stockholders’ investment per share and how these compare to the implied value of one share of New Pubco Common Stock upon the completion of Quantum’s initial business combination. The following table assumes that (i) Quantum’s valuation is $53,192,118 (which is the amount Quantum held in the Trust Account as of August 8, 2023), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with Quantum’s initial business combination and (iv) all Founder Shares are held by the initial stockholders upon completion of Quantum’s initial business combination and no Founder Shares have been forfeited, and does not take into account other potential impacts on Quantum’s valuation at the time of the initial business combination such as (a) the value of Quantum Warrants, (b) the trading price of Quantum Common Stock, (c) the initial business combination transaction costs (including payment of the $7,043,750 Marketing Fee), (d) any equity issued or cash paid to AtlasClear Stockholders, (e) any equity issued to other third party investors, or (f) AtlasClear’s business itself.
Public Shares held by Public Stockholders	5,050,384
Founder Shares held by initial stockholders	5,031,250
Total shares of Quantum Common Stock	10,081,634
Total funds in trust as of August 8, 2023	$53,192,118
Public Stockholders’ investment per Public Shares(1)	$10.00
Co-Sponsors’ investment per Founder Share(2)	$0.006
Implied value per share of New Pubco Common Stock upon the initial business combination	$5.28

(1)
While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)
The initial stockholders’ total investment in the equity of Quantum, inclusive of the Founder Shares and Quantum Private Warrants, is $5,587,500. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each share of New Pubco Common Stock would have an implied value of $5.28 per share upon completion of Quantum’s initial business combination, representing a 47.3% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $5.28 per share upon completion of Quantum’s initial business combination would represent a dilution to Quantum’s Public Stockholders, this would represent a significant increase in value for Quantum Ventures relative to the price it paid for each Founder Share. At $5.28 per share, the 5,031,250 shares of New Pubco Common Stock that the initial stockholders holding Founder Shares would own upon completion of Quantum’s initial business combination would have an aggregate implied value of $26,545,582. As a result, even if the trading price of the New Pubco Common Stock significantly declines, the value of the Founder Shares held by the other initial stockholders will be significantly greater than the amount the initial stockholders paid to purchase such shares. In addition, the initial stockholders could potentially recoup their entire investment, inclusive of the Co-Sponsors’ investment in the Quantum Private Warrants, even if the trading price of the New Pubco Common Stock after the initial business combination is as low as $1.11 per share. As a result, Quantum Ventures and the independent directors holding Founder Shares are likely to earn a substantial profit on their investment in Quantum upon disposition of shares of New Pubco Common Stock even if the trading price of the New Pubco Common Stock declines after Quantum completes its initial business combination. The initial stockholders of Quantum holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Quantum. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.
Public Stockholders who redeem their shares of Quantum Common Stock may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.
Public Stockholders who redeem their shares of Quantum Common Stock may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Quantum Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Quantum Units in the IPO and continue to hold the Quantum Public Warrants that were included in the Quantum Units, and (ii) maximum redemption of the shares of Quantum Common Stock held by the redeeming Public Stockholders, 2,241,272 Quantum Public Warrants would be retained by redeeming Public Stockholders with a value of $[•], based on the market price of $[•] of the Quantum Public Warrants as of [•], 2023. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Quantum Public Warrants with an aggregate market value of $[•], while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of the Company upon exercise of the Quantum Public Warrants held by redeeming Public Stockholders.
Quantum’s Co-Sponsors, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus, and the initial stockholders, officers and directors may be economically incentivized to complete a business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders.
When considering the Quantum Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Quantum’s stockholders should be aware that the Co-Sponsors and Quantum’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Quantum’s stockholders generally. For example, John Schaible, Quantum’s Chairman of the Board and Chief Executive Officer, is also the Chief Strategy Officer of AtlasClear. In addition, Mr. Schaible is the Chairman and Chief Executive Officer of Atlas FinTech, in which he also has an ownership interest. Atlas FinTech owns 50% of AtlasClear and also owns a controlling membership interest in Quantum Ventures. Pursuant to the Contribution Agreement and Pacsquare Acquisition Agreement, Atlas FinTech is expected to transfer certain technology assets to AtlasClear in connection with the Business Combination. It is also anticipated that Mr. Schaible will enter into an employment agreement with New Pubco upon consummation of the Business Combination. These interests additionally include:
•
the fact that the Co-Sponsors have waived their right to redeem any of the Founder Shares and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that the Co-Sponsors paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $      based on the closing price of $      per public share on the NYSE American on                 , 2023;

•
the fact that the Co-Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Quantum fails to complete an initial business combination by the Extended Date;

•
the fact that the Co-Sponsors (including its representatives and affiliates) and Quantum’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Quantum. Quantum’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Quantum, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Charter provides that Quantum renounces its interest in any corporate opportunity offered to any director or officer of Quantum unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Quantum and such opportunity is one Quantum is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Quantum. Quantum is not aware of any such conflict or opportunity being presented to any Co-Sponsor, founder, director or officer of Quantum nor does Quantum believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Charter had any impact on its search for a potential business combination;

•
the fact that the Co-Sponsors paid approximately $5,562,500 for 5,562,500 Quantum Private Warrants, each of such Quantum Private Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of New Pubco Common Stock at $11.50 per share; if Quantum does not consummate an initial business combination by the Extended Date, then the proceeds from the sale of the Quantum Private Warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Co-Sponsors will be worthless; the warrants held by the Co-Sponsors had an aggregate market value of approximately $      based upon the closing price of $      per warrant on the OTC on                 , 2023;

•
the beneficial ownership of 40,833 Founder Shares purchased by each of Quantum’s officers and directors by Quantum Ventures. All such shares would become worthless if Quantum does not consummate an initial business combination by the Extended Date, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $      based on the closing price of $      per public share on the NYSE American on                  , 2023;

•
if the Trust Account is liquidated, including in the event Quantum is unable to complete an initial business combination within the required time period, Quantum Ventures has agreed that it will be liable to Quantum if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Quantum has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

John Schaible, the current Chairman of the Board and Chief Executive Officer of Quantum, is expected to continue to be the Chief Strategy Officer, and to become a director ,of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay to him for his services as an executive officer and a director;
•
members of the Quantum Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Quantum’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
•
Quantum Ventures and Quantum’s officers, directors or their affiliates may make working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Quantum Private Warrants would have an aggregate market value of approximately $      based on the last sale price of $      of the Quantum Public Warrants on           , 2023;

•
Steven J. Carlson, Sandip I. Patel and Thomas J. Hammond, current directors of Quantum, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Carlson, Patel and Hammond will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•
following the consummation of the Business Combination, we will continue to indemnify Quantum’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

Quantum Ventures, Chardan Quantum, and their respective affiliates have invested an aggregate of approximately $       million, including investments in Founder Shares, Quantum Private Warrants, and Sponsor Working Capital Loans, including to loans to fund the extensions, which they stand to forfeit and lose if Quantum is unable to complete a business combination prior to the Extended Date (up to February 9, 2024 if Quantum Ventures extends the period of time to consummate a business combination). Such Founder Shares and Quantum Private Warrants had an aggregate market value of $       million, based on the closing price of Quantum’s Public Shares and warrants on the NYSE American and OTC, respectively, on         , 2023 of $       and $       , respectively. Certain officers and directors of Quantum have pecuniary interests in such investments through their ownership interest in Quantum Ventures, or have direct ownership of Quantum Public Shares. None of Quantum Ventures or current officers or directors of Quantum will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above.
These interests may have influenced Quantum’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, and the initial stockholders, officers and directors may be economically incentivized to complete a business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders.
There are risks to Quantum’s stockholders who are not affiliates of Quantum Ventures of becoming stockholders of the Company through the Business Combination rather than acquiring securities of the Company directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of Quantum Ventures.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of any outside independent review of Quantum’s and the Target Companies’ respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of FINRA and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Quantum’s stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.
In addition, Quantum Ventures and certain of Quantum’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Quantum’s stockholders generally. Such interests may have influenced Quantum’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— Quantum’s Sponsors, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the initial stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Quantum completes an initial business combination. In addition, the value of Quantum Ventures’ Founder Shares will be significantly greater than the amount Quantum Ventures paid to purchase such shares in the event Quantum completes an initial business combination, even if the business combination causes the trading price of the Company’s common stock to materially decline” and “— Certain of Quantum’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Quantum and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”
Certain of Quantum’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Quantum and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Until Quantum consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. Quantum Ventures and Quantum’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.
Quantum’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. The Existing Charter provides that Quantum renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as Quantum’s director or officer and such opportunity is one Quantum is legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to Quantum without violating any legal obligation.
In the absence of the “corporate opportunity” waiver in Quantum’s charter, certain candidates would not be able to serve as an officer or director. Quantum believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to Quantum’s management, and, as a result, the inclusion of the “corporate opportunity” waiver in The Existing Charter provides it with greater flexibility to attract and retain the officers and directors that it feels are the best candidates.
However, the personal and financial interests of Quantum’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Quantum’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for Quantum’s business combination. Consequently, Quantum’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Quantum’s stockholders’ best interest, which could negatively impact the timing for a business combination. Quantum is not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted Quantum’s search for an acquisition target.
The historical financial results of certain of the Target Companies and unaudited pro forma financial information included herein may not be indicative of what the Company’s actual financial position or results of operations would have been.
The historical financial results of certain of the Target Companies included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those the Company will achieve in the future. The

Company’s financial condition and future results of operations could be materially different from amounts reflected in certain of the Target Companies’ historical financial statements included elsewhere in this proxy statement/prospectus, and it may be difficult for investors to compare the Company’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information included herein is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, and the Company’s actual financial condition and results of operations may vary materially from such pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The projections and forecasts presented in this proxy statement/prospectus are not a current indication of the actual results of the Business Combination or the Company’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by AtlasClear. The projections and forecasts included in this proxy statement/prospectus were prepared with a view toward disclosure to certain parties involved in the Business Combination, and not with a view toward public disclosure or toward complying with any guidelines or GAAP. These projections and forecasts were prepared based on numerous variables and assumptions made based on the information AtlasClear had at the time such projections were prepared. While the acquisition of Commercial Bancorp is included in the projections, the Closing is not contingent on the CB Closing. While AtlasClear believed such assumptions were reasonable at such time, they were inherently uncertain and beyond AtlasClear’s and Quantum’s control. Important factors that may affect actual results of the Company’s operations, or could lead to such projections and forecasts not being achieved include, but are not limited to, the success of the Company’s business strategies, failure to close the CB Merger, changes in interest rates, customer demand for the Company’s clearing and banking services, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, some of the assumptions underlying these projections, as described under “Unaudited Prospective Financial Information of the Company,” are, or may no longer be, reasonable or accurate.
Quantum’s stockholders who do not redeem their shares of Quantum Common Stock will have a reduced ownership and minority voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of Quantum Common Stock in connection with the Business Combination, the percentage ownership of Public Stockholders who do not redeem their shares of Quantum Common Stock will be diluted. The percentage of New Pubco Common Stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of Quantum Common Stock and the Company’s capital stock on [•], 2023, and based on the New Pubco Common Stock expected to be issued in the Business Combination, non-redeeming Public Stockholders, as a group, will own:
•
if there are no redemptions of Public Shares, 38.1% of New Pubco Common Stock expected to be outstanding immediately after the Business Combination;

•
if there are interim redemptions of 1,120,636 of the outstanding Public Shares, 32.3% of New Pubco Common Stock expected to be outstanding immediately after the Business Combination;

•
if there are interim redemptions of 1,680,954 of the outstanding Public Shares, 29.1% of New Pubco Common Stock expected to be outstanding immediately after the Business Combination; or

•
if there are maximum redemptions of 2,241,272 of the outstanding Public Shares, 25.5% of New Pubco Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Company than they now have on the board of directors, management and policies of Quantum. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”
The ownership percentage with respect to the Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Stockholders who do not redeem their Public Shares:
•
the issuance of up to 10,062,500 shares upon exercise of the Quantum Public Warrants at a price of $11.50 per share;

•
the issuance of up to 4,495,546 shares upon exercise of the Quantum Private Warrants held by the Co-Sponsors at a price of $11.50 per share;

•
the issuance of up to 1,364,920 shares under the Equity Incentive Plan; and

•
if Quantum Ventures, or Quantum’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into up to an additional 1,500,000 Quantum Private Warrants to purchase 1,500,000 shares at a price of $11.50 per share.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of Quantum Common Stock and the Company’s capital stock on [•], 2023, and based on the New Pubco Common Stock expected to be issued in the Business Combination, non-redeeming Public Stockholders, as a group, would own:
•
if there are no redemptions of Public Shares, 49% of New Pubco Common Stock outstanding assuming all such shares were issued immediately after the Business Combination;

•
if there are interim redemptions of 1,120,636 of the outstanding Public Shares, 47% of New Pubco Common Stock outstanding assuming all such shares were issued immediately after the Business Combination;

•
if there are interim redemptions of 1,680,954 of the outstanding Public Shares, 46% of New Pubco Common Stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are maximum redemptions of 2,241,272 of the outstanding Public Shares, 45% of New Pubco Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

Following the Business Combination, Quantum Stockholders will have a minority interest in the combined company, and will have limited control and influence over the operation of the combined company.
If a Public Stockholder or a “group” of Public Stockholders are deemed to hold in excess of 20% of Quantum Public Shares, that Public Stockholder or Public Stockholders will lose the ability to redeem all such shares in excess of 20% of Quantum’s Public Shares, absent Quantum’s consent.
A holder of Public Shares, together with any affiliate of such shareholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the Public Shares, which is referred to as the “Excess Shares.” Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such Excess Shares would not be redeemed for cash without Quantum’s prior consent. However, such Public Stockholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Public Stockholder’s inability to redeem the Excess Shares will reduce such Public Stockholder influence over Quantum’s ability to complete the Business Combination and such Public Stockholder could suffer a material loss on such Public Stockholder’s investment in Quantum if the Public Stockholder sells Excess Shares in open market transactions. Additionally, a Public Stockholder will not receive Redemption distributions with respect to the Excess Shares if Quantum completes the Business Combination. As a result, Public Stockholders will continue to hold that number of Public Shares exceeding 20% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.
Quantum’s ability to successfully effect the Business Combination and the Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of the Target Companies, all of whom we expect to stay with the Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
Quantum’s ability to successfully effect the Business Combination and the Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of the Target Companies. Although we expect key personnel to remain with the Company following the Business Combination, there can be no assurance that they will do so. It is possible that the Target Companies will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Company.
Unlike many blank check companies, Quantum does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Quantum to consummate the Business Combination even if a substantial majority of Quantum’s stockholders do not agree.
Since Quantum has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s Public Shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Quantum may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Quantum redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Quantum cannot satisfy the net tangible asset requirement, Quantum would not proceed with the redemption of the Public Shares and the Business Combination, and instead may search for an alternate business combination. However, because the minimum cash requirements provided in the Business Combination Agreement may be waived by AtlasClear, if Quantum did not proceed with the Business Combination in such situation, it may be in breach of its obligations under the Business Combination Agreement, which could have an adverse effect on its ability to consummate an alternate business combination.
Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.
Public Stockholders are entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Quantum does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Quantum consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend The Existing Charter (A) to modify the substance or timing of Quantum’s obligation to redeem 100% of the Public Shares if Quantum does not complete its initial business combination by the Extended Date or (B) with respect to any other provision relating to Quantum’s pre-business combination activity and related stockholders’ rights. In addition, if Quantum does not complete an initial business combination by the Extended Date for any reason, compliance with Delaware law may require it submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond by the

Extended Date before they receive funds from the Trust Account. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.
If third parties bring claims against Quantum, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
Quantum’s placing of funds in the Trust Account may not protect those funds from third-party claims against Quantum. Although Quantum has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Quantum waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Quantum’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Quantum’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Quantum than any alternative.
Examples of possible instances where Quantum may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Quantum is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Quantum and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Quantum is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Quantum will be required to provide for payment of claims of creditors that were not waived that may be brought against Quantum within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Quantum Ventures has agreed that it will be liable to Quantum if and to the extent any claims by a third party (other than Quantum’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Quantum has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Quantum’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Quantum’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Quantum Ventures will not be responsible to the extent of any liability for such third-party claims. Quantum believes that Quantum Ventures’ only assets are securities of Quantum and, therefore, Quantum Ventures may not be able to satisfy those obligations. Quantum has not asked Quantum Ventures to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Quantum’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Quantum may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Quantum’s officers or directors will indemnify Quantum for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Quantum’s directors may decide not to enforce indemnification obligations against Quantum Ventures, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and Quantum Ventures asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Quantum’s independent directors would determine whether to take legal action against Quantum Ventures to enforce such indemnification obligations. It is possible that Quantum’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Quantum’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.
Quantum’s stockholders may be held liable for claims by third parties against Quantum to the extent of distributions received by them upon redemption of their Public Shares.
The Existing Charter, as amended by the Extension Amendment and Second Extension Amendment, provides that Quantum will continue in existence only until up to February 9, 2024 pursuant to up to six monthly extensions and the requisite deposit of funds by Quantum Ventures or an affiliate.
As promptly as reasonably possible following the redemptions Quantum is required to make to the Public Stockholders in such event, subject to the approval of Quantum’s remaining stockholders and board of directors, Quantum would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Quantum cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Quantum’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Quantum’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Quantum cannot assure you that third parties will not seek to recover from Quantum’s stockholders amounts owed to them by Quantum.
If Quantum is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Quantum which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Quantum’s stockholders. Furthermore, because Quantum intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Quantum has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Quantum’s assets. Furthermore, the Quantum Board may be viewed as having breached its fiduciary duties to Quantum’s creditors and/or may have acted in bad faith, and thereby exposing itself and Quantum to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Quantum cannot assure you that claims will not be brought against Quantum for these reasons.
Quantum will require Public Stockholders who wish to redeem their shares of Quantum Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
Quantum will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Quantum’s transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event Quantum distributes proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s DWAC System, at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Quantum’s transfer agent will need to act to facilitate this request. It is Quantum’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Quantum does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While Quantum has been advised that it takes a short time to deliver shares through the

DWAC System, this may not be the case. Under Quantum’s bylaws, Quantum is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than Quantum anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite Quantum’s compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.
There is uncertainty regarding the federal income tax consequences to holders of Quantum Common Stock who exercise their redemption rights.
There is some uncertainty regarding the federal income tax consequences to holders of Quantum Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Quantum Common Stock following the redemption, and if so, the total number of shares of Quantum Common Stock held by the holder both before and after the redemption relative to all shares of Quantum Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Quantum or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (the “IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations.”
There may be tax consequences of the Business Combination that adversely affect Quantum stockholders and holders of Quantum Public Warrants.
Although the exchange of Quantum Common Stock for New Pubco Common Stock pursuant to the First Merger is expected to qualify as a tax-deferred exchange for U.S. federal income tax purposes, the requirements for tax-deferred treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond Quantum’s control. To the extent the exchange pursuant to the First Merger does not so qualify, it could result in the imposition of substantial taxes on Quantum’s stockholders. In addition, the First Merger is expected to be a taxable transaction for U.S. federal income tax purposes to holders of Quantum Public Warrants. See the section titled “Material U.S. Federal Income Tax Considerations.”
The Company may issue additional shares of New Pubco Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the New Pubco Common Stock.
The Company may issue additional shares of New Pubco Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities without stockholder approval, in a number of circumstances.
The Company’s issuance of additional shares of New Pubco Common Stock or other equity securities of equal or senior rank would have the following effects:
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Public Stockholders’ proportionate ownership interest in the Company will decrease;

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the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

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the relative voting strength of each previously outstanding share of Quantum Common Stock may be diminished; and

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the market price of the Company’s shares of New Pubco Common Stock may decline.

See, “— Quantum stockholders who do not redeem their shares of Quantum Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.”
The Company may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Quantum’s or AtlasClear’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Quantum’s or AtlasClear’s or, if the Business Combination is completed but delayed, the Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.
The Quantum Warrants are accounted for as liabilities and the changes in value of the Quantum Warrants could have a material effect on Quantum’s financial results.
On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement focused on certain accounting and reporting considerations related to warrants of a kind similar to those issued by the Quantum at the time of its initial public offering and the exercises by the underwriters of their over-allotment options in November 2020. In response to the SEC Staff Statement, Quantum reevaluated the accounting treatment of the Public Warrants and the Quantum Private Warrants, and determined to classify the Public Warrants and the Quantum Private Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on Quantum balance sheet as of December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within the Public Warrants and the Quantum Private Warrants. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. As a result of the recurring fair value measurement, Quantum’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, Quantum expects that it will recognize non-cash gains or losses on the Public Warrants and the Quantum Private Warrants each reporting period and that the amount of such gains or losses could be material.
Quantum has identified material weaknesses in its internal control over financial reporting. If Quantum is unable to develop and maintain an effective system of internal control over financial reporting, Quantum may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Quantum and materially and adversely affect Quantum’s business and operating results.
In connection with the restatement described in Quantum’s Form 10-K/A for the year ended on December 31, 2021, Quantum’s management reassessed the effectiveness of Quantum’s disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, Quantum’s management determined that its disclosure controls and procedures were not effective as of December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023 due to the material weaknesses with respect to compiling information to prepare Quantum’s financial statements in accordance with U.S. GAAP. The material weaknesses are due to the previously omitted subsequent event disclosure of an advance from Quantum Ventures, the analysis and full disclosure of the Merger Agreement, the impact of the Merger Agreement on Quantum’s going concern assessment and the impact of the Merger Agreement as it relates to the classification of Quantum’s complex accounting instruments, as well as the related determination of the fair value of the PIPE derivative liability, accumulated deficit, net loss and related financial disclosures.
Previously, in connection with Quantum’s IPO, Quantum accounted for a portion of the proceeds received from the offering as stockholders’ equity. Following the SEC’s guidance on this issue, management identified errors in its historical financial statements and performed a quantitative assessment under SEC Staff Accounting Bulletin No. 99, “Materiality.” Based on this assessment, after consultation with Quantum’s independent registered public accounting firm, Quantum’s management and audit committee concluded that a restatement of Quantum’s financial statements for periods prior to September 30, 2021 was required to reclassify such amounts as common stock subject to possible redemption and that a material weakness in Quantum’s internal controls over financial reporting exists as a result of the identified errors that led to such restatement.
In addition, in connection with the restatement of Quantum’s financial statements as of and for the three months ended March 31, 2021, management and Quantum’s audit committee concluded that a material weakness also exists as it relates to the accounting for the Public Warrants.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. Effective internal controls are necessary for Quantum to provide reliable financial reports and prevent fraud. Quantum continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If Quantum identifies any new material weaknesses in the future, any such newly identified material weakness could limit Quantum’s ability to prevent or detect a misstatement of Quantum’s accounts or disclosures that could result in a material misstatement of Quantum’s annual or interim financial statements. In such case, Quantum may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Quantum’s financial reporting and Quantum’s stock price may decline as a result. Quantum cannot assure you that the measures Quantum has taken to date, or any measures Quantum may take in the future, will be sufficient to avoid potential future material weaknesses.
Quantum may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
As a result of the material weaknesses, the restatement, the change in accounting for the Public Warrants and Quantum Private Warrants and other matters raised or that may in the future be raised by the SEC, Quantum may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Quantum’s internal control over financial reporting and the preparation of Quantum’s financial statements. As of the date of this proxy statement/prospectus, Quantum has no knowledge of any such litigation or dispute. However, Quantum can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Quantum’s business, results of operations and financial condition or its ability to complete the Business Combination.
Quantum’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
As of June 30, 2023, Quantum has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Quantum cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. If Quantum is unable to raise additional funds to alleviate liquidity needs and complete a business combination by the Extended Date, then it will cease all operations except for the purpose of liquidating. Quantum Ventures has committed to provide up to $3,000,000 in Working Capital Loans to Quantum. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Quantum’s ability to continue as a going concern. Management intends to complete an initial business combination before the Extended Date, however, it is uncertain whether management will succeed in doing so. Quantum’s restated financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.
We have broad discretion in the use of the proceeds from the Business Combination and may not use them effectively.
Our management team has broad discretion with respect to the application of the proceeds from the Business Combination. Our management team may not successfully or efficiently manage the proceeds from the Business Combination because of insufficient experience in dealing with such proceeds, inadequate attention paid to their management, or other effects of the Business Combination. If we do not use the proceeds from the Business Combination effectively, our business, financial condition, and results of operations could be negatively impacted.
Each of Quantum and AtlasClear has incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.
As part of the Business Combination, each of Quantum and AtlasClear is utilizing professional service firms for legal, accounting and financial advisory. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the Company may retain consulting services to assist in the integration of the businesses, including but not limited to organizational decisions. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.
The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay transaction expenses.
While Quantum and AtlasClear work to complete the Business Combination, AtlasClear and Wilson-Davis will be and will continue to be following the Business Combination, integrating AtlasClear, Wilson-Davis and Commercial Bancorp businesses and operations. As a result, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful integration of the Target Companies’ operations and personnel may place a significant burden on their respective management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm their business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on the Target Companies’ systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the Company. These uncertainties may impair the Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination.
Furthermore, the overall integration of the Target Companies’ businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other relationships. The difficulties of combining the operations of the companies include, among others, difficulties in integrating operations and systems; conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures; assimilating employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps; managing the expanded operations of a larger and more complex company, including coordinating a geographically dispersed organization; and keeping existing customers and obtaining new customers. Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

AtlasClear’s and Wilson-Davis’ operations may be restricted during the pendency of the Business Combination and the Wilson-Davis transaction.
Prior to the consummation of the Wilson-Davis transaction, Wilson-Davis is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period. As a result, Wilson-Davis may, during the pendency of the Wilson-Davis transaction, be unable to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions could have been beneficial to Wilson-Davis or AtlasClear following the Wilson-Davis transaction.
We are also subject to certain interim operating covenants and restrictions relating to fundamental changes to our business and capital structure prior to the consummation of the Wilson-Davis transaction and the Business Combination. We may be unable, during the pendency of the Business Combination and the Wilson-Davis transaction, to undertake certain actions in connection with making dividends or reducing share capital and otherwise pursue other actions, even if such actions could have been beneficial to us following the Business Combination and the Wilson-Davis transaction.
The ability of Public Stockholders to exercise redemption rights with respect to a large number of shares could deplete the Trust Account prior to the Business Combination and thereby diminish the amount of working capital of the Company.
At the time we entered into the Business Combination Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights. The Business Combination Agreement requires Quantum to have at least $40 million of available cash at Closing, including cash proceeds available from the Trust Account, after giving effect to redemptions of Public Shares, if any.
In the event the aggregate cash consideration we would be required to pay for all shares of Quantum Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and Quantum instead may search for an alternate business combination.
The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
We may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
We may be subject to certain liabilities of AtlasClear and Wilson-Davis as a result of conduct arising prior to the completion of the Business Combination, in addition to being subject to our own liabilities. We, AtlasClear and Wilson-Davis at times may each become subject to litigation claims in the operation of our respective businesses, including, but not limited to, with respect to employee matters and contract matters. From time to time, we may also face privacy, cybersecurity, intellectual property infringement, misappropriation, or invalidity claims from third parties, and some of these claims may lead to litigation. We may initiate claims to assert or defend our own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect us negatively.
Some of our, AtlasClear’s or Wilson-Davis’ relationships with third party intellectual property right holders and vendors may experience disruptions in connection with the Business Combination, including as a result of existing agreements that contain change in control or early termination rights that may be implicated by the Business Combination.
Parties which we, AtlasClear or Wilson-Davis currently do business with, or may do business with in the future, including third party intellectual property right holders and vendors, may experience uncertainty associated with the Business Combination, including with respect to current or future business relationships with us. As a result, the business relationships of us, AtlasClear or Wilson-Davis may be subject to disruptions if third party intellectual property rights owners, vendors or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, AtlasClear and Wilson-Davis. For example, certain vendors and third-party providers may have contractual consent rights, transfer fees or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Business Combination. These disruptions could harm our relationships with existing third parties with whom AtlasClear and Wilson-Davis have prior relationships and preclude us from attracting new third parties, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or our share price. The effect of such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
Although the Company expects that the Business Combination will produce substantial synergies, the integration of the Target Companies, with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.
The Business Combination involves the integration of the businesses of the Target Companies that currently operate as independent businesses. Each of the companies will be required to devote management attention and resources to integrating their business practices and operations following the Closing, and prior to the Business Combination, management attention and resources will be required to plan for such integration. We may encounter potential difficulties in the integration process including the following:
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the inability to successfully integrate the Target Companies’ businesses, including operations, technologies, products and services and data in a manner that permits us to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

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the loss of customers as a result of certain customers of any of the Target Companies’ businesses deciding not to continue to do business with us, or deciding to decrease their amount of business;

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potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combination;

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the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality services;

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the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

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the potential weakening of relationships with regulators; and

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the challenge of preserving important relationships and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers employed by the Target Companies. The loss of talented employees and skilled workers could adversely affect our ability to successfully conduct our business because of such employees’ experience and knowledge of the respective business. In addition, we could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the Target Companies. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If we experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects.
A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in our ability to complete a business combination. Quantum has affirmed that the proceeds placed in the Trust Account, as well as any interest earned thereon, will not be used to pay for any excise tax payable pursuant to the IR Act.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate an initial business combination and liquidate.
On March 30, 2022, the SEC issued proposed rules relating to certain activities of SPACs (the “SPAC Rule Proposals”), relating to, among other things, circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that we have been operating as an unregistered investment company. This risk may be increased if we continue to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash.
If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate. If we are required to liquidate, our stockholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.

If we instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash in order to seek to mitigate the risk that we could be deemed to be an investment company for purposes of the Investment Company Act, we would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of Quantum.
The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, instruct the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of an initial business combination or liquidation of Quantum. Following such liquidation of the securities held in the Trust Account, we would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of Quantum.
The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate Quantum. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of Quantum.
Risks to Holders of Public Warrants
Even if Quantum consummates the Business Combination, there is no guarantee that the warrants will ever be in the money; they may expire worthless.
The exercise price for the warrants is $11.50 per share of common stock, and are currently out of the money. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.
The Public Warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Quantum. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Public Warrant.
The Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.
The Company will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Pubco Common Stock equals or exceeds $16.50 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company gives notice of redemption. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Quantum Private Warrants will be redeemable by the Company so long as they are held by their initial purchasers or their permitted transferees.
As of          , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale of price of Quantum common stock was $       per share, which is below the threshold required for redemption.
In the event the Company elects to redeem the Public Warrants that are subject to redemption, the Company will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and the Company is not required to provide any notice to the beneficial owners of such warrants. If you do not exercise your Public Warrants in connection with a redemption, including because you are unaware that such Public Warrants are being redeemed, you would only receive the nominal redemption price for your Public Warrants.
General Risks
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
Our financial performance will be subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions including the impact of the COVID-19 pandemic, have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. In the past decade, global and U.S. economies have experienced tepid growth following the financial crisis in 2008 – 2009 and the impact of the COVID-19 pandemic and there appears to be an increasing risk of a recession due to international trade and monetary policy, the response to the COVID-19 pandemic and due to other changes. If the national and international economic recovery slows or stalls, these economies may continue to experience the impact of the COVID-19 pandemic or another recession or if any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.
In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole or the impact of the COVID-19 pandemic may reduce users’ disposable income and advertisers’ budgets. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported operating results.
GAAP is subject to interpretation by the Financial Accounting Standard Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.
Our insurance may not provide adequate levels of coverage against claims.
We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.
Risks Relating to Owning New Pubco Common Stock Following the Business Combination and the Company operating as a Public Company
Because we have no current plans to pay cash dividends on New Pubco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell New Pubco Common Stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Company’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Company’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in New Pubco Common Stock unless you sell New Pubco Common Stock for a price greater than that which you paid for it. See the section entitled “Ticker Symbols and Dividend Information.”
The Company may be subject to securities litigation, which is expensive and could divert management attention.
Following the Business Combination, the Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.
The Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance to the performance of other public companies.
The Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Company’s common stock that are held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Quantum Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Quantum Common Stock less attractive because the Company will rely on these exemptions, which may result in a less active trading market for the Quantum Common Stock and its price may be more volatile.
Additionally, the Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Company’s common stock held by non-affiliates is equal to or exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues is equal to or exceeds $100 million during such completed fiscal year and the market value of the Company’s common stock held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
Quantum Warrants will become exercisable for New Pubco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, 10,062,500 Quantum Public Warrants and 5,562,500 Quantum Private Warrants will become exercisable for shares of New Pubco Common Stock in accordance with the terms of the Warrant Agreement. These Quantum Warrants will become exercisable 30 days after the Closing, with an exercise price of $11.50 per share of New Pubco Common Stock. To the extent such warrants are exercised, additional shares of New Pubco Common Stock will be issued, which will result in dilution to the then existing holders of New Pubco Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Pubco Common Stock. However, there is no guarantee that the Quantum Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.
The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), will be time consuming and costly. We will be required to include a report on internal control over financial reporting in our second Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), after becoming a public company. If during the evaluation and testing process, we identify any material weaknesses in our internal control over financial reporting, our management will be unable to assert that our internal control over financial reporting is effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal control over financial reporting. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The Proposed Charter will contain anti-takeover provisions that could adversely affect the rights of our stockholders.
Our Proposed Charter will contain provisions to limit the ability of others to acquire control of the Company or cause it to engage in change-of-control transactions, including, among other things:
•
provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by its board of directors; and

•
provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders.

These provisions could have the effect of depriving Quantum’s stockholders of an opportunity to sell their Quantum Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.
The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
The Proposed Charter will require, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws. Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Proposed Charter.

SPECIAL MEETING OF THE STOCKHOLDERS
General
Quantum is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Quantum Board for use at the Special Meeting to be held on            , 2023, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Quantum’s stockholders on or about            , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Quantum’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2023, at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave. NW, Suite 900, Washington, DC 20001, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal.
Purpose of the Special Meeting
At the Special Meeting, Quantum is asking holders of Quantum Common Stock:
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To consider and vote upon a proposal to adopt and approve the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3;

•
To consider and vote upon a proposal to adopt and approve the Proposed Charter and Proposed Bylaws. A copy of each of the Proposed Charter and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;

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To consider and vote upon the Advisory Charter Proposals;

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To consider and vote upon the Director Election Proposal;

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To consider and vote upon the Incentive Plan Proposal. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C; and

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To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the Quantum Board with Respect to the Proposals
After careful consideration, and based in part on the unanimous recommendation of the Special Committee, the Quantum Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Quantum’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
Record Date; Who is Entitled to Vote
We have fixed the close of business on            , 2023, as the record date for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on            , 2023, there were      shares of Quantum Common Stock outstanding and entitled to vote. Each share of Quantum Common Stock is entitled to one vote per share at the Special Meeting.
Our initial stockholders, including our Co-Sponsors and our other officers and directors at the time of the IPO, entered into a letter agreement to vote their Founder Shares and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our initial stockholders own approximately 49.9% of our total outstanding shares of Quantum Common Stock.

Quorum
The presence, in person or by proxy, of stockholders holding a majority of the voting power of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.
Abstentions and Broker Non-Votes
With respect to each proposal in this proxy statement/prospectus (other than the Director Election Proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the Director Election Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.
If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in this proxy statement/prospectus.
Abstentions and “WITHHOLD” votes will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:
•
An abstention will have no effect on the Business Combination Proposal, the Advisory Charter Proposals and the Adjournment Proposal, and for the Director Election Proposal, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting.

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For purposes of the Incentive Plan Proposal, the NYSE American considers an abstention vote as a “vote cast,” and therefore, an abstention will have the same effect as a vote “AGAINST” such proposal.

Vote Required for Approval
The following votes are required for approval of each proposal at the Special Meeting:
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Business Combination Proposal:   The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

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Advisory Charter Proposals:   The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

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Director Election Proposal:   The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

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Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

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Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals (i.e., the Business Combination Proposal, the Director Election Proposal and the Incentive Plan Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. Each of the Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Voting Your Shares
Each share of Quantum Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Quantum Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of Quantum Common Stock at the Special Meeting.
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You Can Vote by Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Quantum Board “FOR” the Business Combination Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote in Person.   If you attend the Special Meeting, you may submit your vote at the Special Meeting, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting.

Revoking Your Proxy
Stockholders may send a later-dated, signed proxy card to Quantum’s Secretary at the address set forth below so that it is received by Quantum’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place on            , 2023) or attend the Special Meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Quantum’s Chief Executive Officer, which must be received by Quantum’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Innisfree, our proxy solicitor, by calling (877) 717-3922, or banks and brokers can call collect at (212) 750-5833.
Vote of Quantum’s Co-Sponsors, Directors and Officers
Quantum entered into agreements with the Co-Sponsors, directors and officers, pursuant to which each agreed to vote any shares of Quantum Common Stock owned by them in favor of an initial business combination.
Quantum’s Co-Sponsors, directors and officers have waived any redemption rights, including with respect to any shares of Quantum Common Stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no Business Combination is effected by us by the Extended Date. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Redemption Rights
Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
Quantum’s initial stockholders will not have redemption rights with respect to any shares of Quantum Common Stock owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to            , Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the Public Shares in street name, you will have to coordinate with your broker to have your Public Shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the Public Shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.
Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Quantum instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Quantum will promptly return any shares previously delivered by Public Stockholders.
The closing price of shares of Quantum Common Stock on            , 2023 was $      . As of            , 2023 was approximately $       or approximately $       per Public Share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Quantum Common Stock as they may receive higher proceeds from the sale of their shares of Quantum Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Quantum cannot assure our stockholders that they will be able to sell their shares of Quantum Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.
If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the Business Combination Proposal, and deliver your Public Shares (either physically

or electronically) to the transfer agent, prior to            , Eastern Time, on            , 2023 (two business days prior to the vote at the Special Meeting), and the Business Combination is consummated.
Appraisal Rights
Neither Quantum’s stockholders nor Quantum’s warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation Costs
Quantum is soliciting proxies on behalf of the Quantum Board. This solicitation is being made by mail but also may be made by telephone or in person. Quantum and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Quantum will bear the cost of the solicitation.
Quantum has hired Innisfree to assist in the proxy solicitation process. Quantum will pay that firm a fee of $      , plus disbursements. Such fee will be paid with non-Trust Account funds.
Quantum will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Quantum will reimburse them for their reasonable expenses.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Quantum or our securities, our initial stockholders, AtlasClear and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Quantum Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
Entering into any such incentive arrangements may have a depressive effect on shares of Quantum Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Quantum will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Quantum and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE BUSINESS COMBINATION PROPOSAL
Proposal No. 1 — The Business Combination Proposal
We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-1, Annex A-2 and Annex A-3 to this proxy statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of shares of Common Stock who, being present and entitled to vote at the Special Meeting to approve the Business Combination Proposal, vote at the Special Meeting.
The Business Combination Agreement
This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A-1, Annex A-2 and Annex A-3 hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement, including by the underlying disclosure letters (“Disclosure Letters”) which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties thereto rather than establishing matters as facts. We do not believe that the Disclosure Letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations about the actual state of facts of the parties thereto.
General; Structure of the Business Combination
On November 16, 2022, Quantum entered into the Business Combination Agreement (as amended on April 28, 2023 and on August 8, 2023) with New Pubco, Merger Sub 1, a wholly-owned subsidiary of Quantum, Merger Sub 2, a wholly-owned subsidiary of Quantum, AtlasClear, Atlas FinTech and Robert McBey, pursuant to which, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco. Following the Business Combination, New Pubco will change its name to “AtlasClear Holdings, Inc.”
In addition:
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Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Quantum, including the Co-Sponsors, entered into the Purchaser Support Agreement, pursuant to which each party agreed, among other things, to approve the actions contemplated in the Business

Combination Agreement for which their approval is required. See “Certain Agreements Related to the Business Combination — Purchaser Support Agreement.”
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Simultaneously with the execution of the Business Combination Agreement, New Pubco, AtlasClear’s stockholders and certain of Quantum’s stockholders entered into a Registration Rights and Lock-Up Agreement which will become effective as of the Closing, pursuant to which, among other things, AtlasClear will grant AtlasClear Stockholders certain registration rights with respect to certain securities of AtlasClear. See “Certain Agreements Related to the Business Combination —  Registration Rights and Lock-Up Agreement.”

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On November 16, 2022, AtlasClear entered into Amendment No. 2 to the Stock Purchase Agreement, dated as of April 11, 2022 (as further amended on May 30, 2023, the “Broker-Dealer Acquisition Agreement”), with Wilson-Davis and its selling shareholders, pursuant to which, among other things, AtlasClear will acquire all of the issued and outstanding shares of Wilson-Davis.

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Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into the CB Merger Agreement with Commercial Bancorp, pursuant to which, among other things, Commercial Bancorp will be merged with and into a subsidiary of AtlasClear. The Closing of the CB Merger is expected to occur after the consummation of the Business Combination.

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Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into the Contribution Agreement with Atlas FinTech, and Atlas Financial Technologies Corp. pursuant to which Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in the Transferred Intellectual Property, among other things.

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Prior to the Closing, AtlasClear and each AtlasClear Stockholder will enter into and consummate the transactions contemplated by the Pacsquare Acquisition Agreement. See “Certain Agreements Related to the Business Combination — Pacsquare Acquisition Agreement.”

Pre-Closing Transactions
The transaction contemplated by the Broker-Dealer Acquisition Agreement will be consummated substantially simultaneously with the Closing, in accordance with the terms thereof. The terms and conditions of the CB Merger Agreement will be in full force and effect as of the Closing Date.
Prior to the Closing, Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in the Transferred Intellectual Property.
Post-Closing Transactions
Quantum expects the Closing to occur before the CB Closing and before the consummation of the transactions contemplated by the Pacsquare LOI pursuant to which AtlasClear expects to acquire certain technology assets of Pacsquare. The Closing is not contingent on the consummation of the CB Closing or the Pacsquare Closing.
Closing of the Business Combination
The Closing will take place electronically by the mutual exchange of electronic signatures, on the Closing Date and at a time to be agreed upon by Quantum and AtlasClear, which date will be no later than the second Business Day after all the Closing conditions to the Business Combination Agreement have been satisfied or waived, or at such other date, or time or both as Quantum and AtlasClear may agree.
Consideration to be Received in the Business Combination
At the Closing, AtlasClear Stockholders will receive Merger Consideration in shares of New Pubco Common Stock equal to the quotient of (i) $75.4 million, less the purchase prices for Wilson-Davis and Commercial Bancorp, divided by (ii) $10. In addition, the AtlasClear Stockholders will receive up to 5,944,444 Earn Out Shares. The Earn Out Shares will be issued to AtlasClear Stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco Common Stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out

Shares will be cancelled. Atlas FinTech will also receive up to $20 million Software Products Earn Out Shares, which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years.
In connection with the Closing, each share of Quantum Common Stock that is outstanding and has not been redeemed will be converted into one share of New Pubco Common Stock. Each outstanding Quantum Public Warrant will become a warrant to purchase one-half of a share of New Pubco Common Stock. Each outstanding Quantum Private Warrant will become a warrant to purchase one share of New Pubco Common Stock. Atlas FinTech, which directly or indirectly holds shares of Quantum Common Stock and Quantum Private Warrants, has agreed to transfer, or cause to transfer, up to 1,279,426.82 shares of Quantum Common Stock and up to 1,657,578.65 of the Quantum Private Warrants held indirectly by it to potential sources of debt or equity financing if Quantum pursues financing between signing and the Closing. Any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration. If no financing occurs, all the shares of Quantum Common Stock and the Quantum Private Warrants currently held by Atlas FinTech will be forfeited for no consideration. Quantum expects to obtain debt and/or equity financing in connection with the Business Combination in excess of $40 million, however, there can be no assurance that Quantum will be able to obtain such financing on attractive terms or at all. The purchase price of the shares expected to be issued in connection with any potential equity financing at the time of the Business Combination is expected to range between $3.00 and $4.00 per share. Quantum may also issue convertible notes at an initial conversion price expected to range between $7.50 and $8.00 per share, with additional terms to be negotiated. Quantum’s sponsors, directors and officers will not participate in such private placements.
Effect of the Mergers
Effect on Quantum Common Stock and Quantum Warrants
At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Quantum:
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each share of Quantum Common Stock issued and outstanding immediately prior to the First Effective Time will be automatically cancelled and extinguished and converted into one share of New Pubco Common Stock, following which, all shares of Quantum Common Stock will cease to be outstanding and will automatically be canceled and extinguished and will cease to exist by virtue of the First Merger. The holders of Quantum Common Stock outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares. Each certificate previously evidencing shares of Quantum Common Stock, if any, will thereafter represent only the right to receive the same number of shares of New Pubco Common Stock and will be exchanged for a certificate (if requested) representing the same number of shares of New Pubco Common Stock upon the surrender of such certificate;

•
each Quantum Private Warrant issued and outstanding immediately prior to the First Effective Time will automatically cease to be a warrant with respect to Quantum Common Stock and will be assumed by New Pubco and converted into a New Pubco Private Warrant exercisable for one share of New Pubco Common Stock, and each Quantum Public Warrant issued and outstanding immediately prior to the First Effective Time will automatically cease to be a warrant with respect to Quantum Common Stock and will be assumed by New Pubco and converted into a New Pubco Public Warrant exercisable for one-half of a share of New Pubco Common Stock, in each case at the same exercise price per share and on the same terms in effect immediately prior to the First Effective Time, and the rights and obligations of Quantum under that certain Warrant Agreement, dated as of February 4, 2021, as it may be amended, by and between Quantum and Continental Stock Transfer & Trust will be irrevocably assigned to, and assumed by, New Pubco;

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if there are any shares of Quantum that are owned by Quantum or any subsidiary of Quantum, or that are held as treasury shares, in each case as of the First Effective Time, such shares will automatically be canceled, retired and extinguished and will cease to exist, without any conversion thereof or payment therefor; and
•
if any certificate for securities of Quantum is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to New Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate or securities of New Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of New Pubco or any agent designated by it that such tax has been paid or is not payable.

Effect on AtlasClear Stock
At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any party or any other person:
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each share of AtlasClear Stock issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished and converted into the right to receive the Per Share Merger Consideration; and

•
if there is any AtlasClear Stock that are owned by AtlasClear as treasury shares or any AtlasClear Stock owned by any direct or indirect subsidiary of AtlasClear immediately prior to the Second Effective Time, such AtlasClear Stock will be canceled and will cease to exist without any conversion thereof or payment therefor.

Effect on New Pubco Common Stock
At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, all of the shares of New Pubco issued and outstanding immediately prior to the First Effective Time will be canceled and extinguished without any conversion thereof or payment therefor.
At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each share of New Pubco Common Stock issued and outstanding immediately prior to the Second Effective Time will remain outstanding.
Conditions to the Closing of the Business Combination
Conditions to the Obligations of Each Party.   Each of the obligations of Quantum and AtlasClear to consummate the Business Combination are subject to the satisfaction, or waiver by either party (where permissible by applicable law) at or prior to the Closing of the following conditions:
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the Business Combination Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal and the Director Election Proposal will have been approved by the requisite vote of the Quantum’s stockholders of Quantum at the Special Meeting (“Required Quantum Stockholder Approval”);

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a written consent of AtlasClear Stockholders will have been delivered to Quantum, and remain in full force and effect, representing the requisite vote of AtlasClear stockholders, as necessary, to authorize, approve and consent to, the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which AtlasClear is or is required to be a party or bound, and the consummation of the Business Combination, including the Second Merger;

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any waiting period (and any extension thereof) applicable to the consummation of the Business Combination Agreement under any Antitrust Laws will have expired or been terminated;

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all consents and approvals required to be obtained from or made with any governmental authority in order to consummate the Business Combination, including the Requisite Regulatory Approvals (as defined in the Business Combination Agreement), will have been obtained or made and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired or been terminated and no such consents will have resulted in the imposition of any Materially Burdensome Regulatory Condition (as defined in the Business Combination Agreement);
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no governmental authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the contemplated transactions illegal or which otherwise prevents or prohibits consummation of the contemplated transactions;

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upon the Closing, after giving effect to redemptions and any equity investments in Quantum made in connection with the Closing, Quantum will have net tangible assets of at least $5,000,001;

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the members of the New Pubco Board will have been elected or appointed as of the Closing consistent with the requirements set forth in the Business Combination Agreement;

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the shares of New Pubco Common Stock issued as Merger Consideration will have been approved for listing on NYSE or, if such listing is not practicable, The Nasdaq Stock Market LLC, subject to official notice of issuance;

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the Equity Incentive Plan will have been adopted and approved consistent with the requirements set forth in the Business Combination Agreement; and

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upon the Closing, the Available Closing Cash will not be less than $40,000,000.

Additional Conditions to Obligations of Quantum.   Each of the obligations of Quantum to consummate the Business Combination are subject to the satisfaction or waiver by Quantum (where permissible by applicable law) at or prior to Closing of the following additional conditions:
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all of the representations and warranties of AtlasClear and AtlasClear Stockholders set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of AtlasClear or AtlasClear Stockholders pursuant hereto will be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on AtlasClear;

•
the representations and warranties of Wilson-Davis and its stockholders set forth in the Broker-Dealer Acquisition Agreement (as modified by the disclosure schedules delivered by Wilson-Davis to AtlasClear pursuant thereto), and the representations and warranties of Commercial Bancorp set forth in the CB Merger Agreement (as modified by the disclosure schedules delivered by Commercial Bancorp to AtlasClear pursuant thereto), will be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date;

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each of AtlasClear and AtlasClear Stockholders will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied by it on or prior to the Closing Date;

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no Material Adverse Effect will have occurred with respect to AtlasClear;

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Quantum will have received a certificate from AtlasClear and from each of AtlasClear stockholders, dated as the Closing Date, signed by an executive officer of AtlasClear in such capacity, certifying as to the satisfaction of the Closing conditions of the Quantum parties;

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AtlasClear will have delivered to Quantum a certificate executed by an executive officer of AtlasClear certifying as to the validity and effectiveness of, and attaching, (A) a copy of AtlasClear’s organizational documents as in effect as of the Closing Date (immediately prior to the Second Effective Time), (B) the requisite resolutions of the board of directors of AtlasClear authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which AtlasClear is or is required to be a party or bound, and the consummation of the Second Merger and the contemplated transactions, and recommending the approval and adoption of the same by AtlasClear Stockholders, and (C) the incumbency of officers of

AtlasClear authorized to execute the Business Combination Agreement or any ancillary document to which AtlasClear is or is required to be a party or otherwise bound;
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AtlasClear will have delivered to Quantum a good standing certificate (or similar documents applicable for such jurisdiction) for AtlasClear certified as of a date no earlier than 30 days prior to the Closing Date from the proper governmental authority of AtlasClear’s jurisdiction of organization;

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AtlasClear will have delivered to Quantum a copy of the AtlasClear Charter, as in effect as of immediately prior to the Second Effective Time, certified by the Secretary of State of the State of Wyoming as of a date no more than ten Business Days prior to the Closing Date;

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Quantum will have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to AtlasClear and Quantum, between each of Robert McBey and Craig Ridenhour and AtlasClear, the Wilson-Davis or Commercial Bancorp, as applicable, or New Pubco, each such employment agreement duly executed by the parties thereto;

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AtlasClear will have delivered to Quantum copies of the Registration Rights and Lock-Up Agreement duly executed by all of AtlasClear stockholders;

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Quantum will have received written resignations, effective as of the Closing, of each of Mercer Consumer and ABA Insurance Services, or as otherwise mutually agreed by Quantum and AtlasClear prior to the Closing;

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AtlasClear will have delivered to New Pubco a properly executed certification that shares of New Pubco Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by New Pubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations; and

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the transactions contemplated by the Broker-Dealer Acquisition Agreement and the Contribution Agreement will have been duly consummated, or will be consummated substantially simultaneously with the Closing, in each case, in accordance with the terms thereof. The terms and conditions of the CB Merger Agreement will be in full force and effect as of the Closing Date.

Additional Conditions to Obligations of AtlasClear.   The obligations of AtlasClear to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver by AtlasClear (where permissible by applicable law) at or prior to Closing of the following additional conditions:
•
all of the representations and warranties of Quantum parties set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Quantum parties pursuant hereto will be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect (as defined below)), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Quantum parties;

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the Quantum parties will have performed in all material respects all of such parties’ obligations and complied in all material respects with all of Quantum parties’ agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

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no Material Adverse Effect will have occurred with respect to Quantum;

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Quantum will have delivered to AtlasClear a certificate, dated the Closing Date, signed by an executive officer of Quantum in such capacity, certifying as to the satisfaction of the certain Closing conditions of AtlasClear;

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Quantum will have delivered to AtlasClear a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Quantum’s organizational documents as in effect as of the Closing Date, (B) the resolutions of the Quantum Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the Business Combination, and recommending the approval and adoption of the same by the stockholders of Quantum, (C) evidence that the Required Quantum Stockholder Approval has been obtained, (D) the incumbency of officers authorized to execute the Business Combination Agreement or any ancillary document to which Quantum is or is required to be a party or otherwise bound, and (E) the composition of New Pubco Board consisting of the persons contemplated as the Post-Closing Board of Directors and Officers;
•
Quantum will have delivered to AtlasClear a good standing certificate (or similar documents applicable for such jurisdictions) for Quantum certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper governmental authority of Quantum’s jurisdiction of organization and from each other jurisdiction in which Quantum is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

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AtlasClear will have received a copy of the Registration Rights and Lock-Up Agreement, duly executed by New Pubco and Quantum’s stockholders party thereto; and

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Quantum will have delivered to New Pubco a properly executed certification that shares of Quantum Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by New Pubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations.

Termination
The Business Combination Agreement may be terminated by either AtlasClear or Quantum under certain circumstances, including, among others:
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by mutual written consent of both AtlasClear and Quantum;

•
by either AtlasClear or Quantum if the Closing has not occurred on or before November 6, 2023 (provided, that if Quantum seeks and obtains an extension to the deadline by which it must complete its business combination, Quantum shall have the right by providing notice to AtlasClear to extend such date for up to the shorter of (a) up to two additional periods equal to three additional months each (for a total of not more than six months in the aggregate), (b) the period ending on the last date for Quantum to consummate its business combination pursuant to such extension and (c) such period as determined by Quantum);

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by either AtlasClear or Quantum if a government authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination;

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by either AtlasClear or Quantum if the other party has materially breached their respective representations or covenants under the Business Combination Agreement and has not timely cured such breach;

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by Quantum if there has been a material adverse effect on Quantum that is not timely cured;

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by Quantum if the agreements for the contribution of Atlas FinTech assets or the acquisitions of Wilson-Davis and Commercial Bancorp are terminated or if it is reasonably likely that the conditions in the acquisition agreements for Wilson-Davis or Commercial Bancorp cannot be satisfied; and

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by either AtlasClear or Quantum if Quantum has held a stockholder meeting to approve the Business Combination and approval of the Business Combination has not been obtained by the requisite number of stockholders of Quantum.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement will become void, and there will be no liability on the part of any party or any of their respective representatives, and all rights and obligations of each party will cease, except: (a) Section 9.3 (Fees and Expenses), (b) Section 10.1 (Waiver of Claims Against Trust), (c) Article XI (Miscellaneous) will survive the termination of the Business Combination Agreement. Without limiting the foregoing, and except as otherwise provided in the Business Combination Agreement, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement by another party or with respect to the Business Combination will be the right, if applicable, to terminate the Business Combination Agreement.
Fees and Expenses
All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, except (a) AtlasClear will be responsible for all required filing or similar fees with respect to any required approval from a governmental authority, and (b) if the Business Combination is consummated, Quantum will pay the Quantum Transaction Expenses and AtlasClear Transaction Expenses (each as defined in the Business Combination Agreement).
Additional Covenants of the Parties
The parties made certain customary covenants in the Business Combination Agreement including: Access and Information; Conduct of Business of Quantum; Conduct of Business of Quantum; Annual and Interim Financial Statements; Quantum Public Filings; No Solicitation; No Trading; Notification of Certain Matters; Efforts; Tax Matters; Further Assurances; The Registration Statement/ Proxy Statement; Company Stockholders Written Consent; Public Announcements; Confidential Information; Post-Closing Board of Directors and Officers; Employment Agreements; Indemnification of Directors and Officers; Tail Insurance; Trust Account Proceeds; Financing; and Pacsquare Acquisition Agreement.
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties by the parties thereto.
In the Business Combination Agreement, Quantum makes customary representations and warranties regarding itself and Merger Sub, including in relation to: Organization and Standing; Authorization and Binding Agreement; Governmental Approvals; Non-Contravention; Capitalization; SEC Filings and Quantum Financials; Absence of Certain Changes; Compliance with Laws; Actions and Orders; Permits; Taxes and Returns; Employees and Employee Benefit Plans; Properties; Material Contracts; Litigation; Transactions with Affiliates; Business Activities; Finders and Brokers; Ownership of Merger Consideration; Certain Business Practices; Lock-Up Agreements; Quantum Trust Account; and Independent Investigation.
In the Business Combination Agreement, AtlasClear makes representations and warranties regarding itself and its subsidiaries, including relating to: Organization and Standing; Authorization; Binding Agreement; Capitalization; subsidiaries; Governmental Approvals; Non-Contravention; Financial Statements; Absence of Certain Changes; Compliance with Laws; Company Permits; Litigation; Material Contracts; Intellectual Property; Taxes and Returns; Real Property; personal Property; Title to and Sufficiency of Assets; Employee Matters; Benefit Plans; Environmental Matters; Transactions with Related persons; Insurance; Books and Records; Certain Business Practices; Compliance with Privacy Laws, Privacy Policies and Certain Contracts; Compliance with Broker Dealer Laws and Regulations; Finders and Brokers; Independent Investigation; and Information Supplied.
Company Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of the Parties are qualified in whole or in party by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “Material Adverse Effect” means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the Business Combination, or to perform its obligations under this Agreement or the ancillary documents to which it is a party or bound; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business (including with respect to or as a result of the COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate (including with respect to or as a result of the COVID-19 pandemic); (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any governmental authority; and (vii) with respect to Quantum, the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on Quantum’s stock price and the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Quantum, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Quantum Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Quantum.
Waiver
Each of Quantum, on behalf of itself and its affiliates, and AtlasClear, on behalf of itself and its affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliates hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliates party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliates with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Quantum and AtlasClear.
Representations and warranties of AtlasClear, Quantum and the AtlasClear Stockholders contained in the Business Combination Agreement or in any certificate or instrument delivered by or on behalf of AtlasClear, Quantum or a AtlasClear Stockholder pursuant to the Business Combination Agreement shall not survive the Closing, and from and after the Closing, AtlasClear, Quantum and the AtlasClear Stockholders and their respective representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against AtlasClear, Quantum, the AtlasClear Stockholders or their respective representatives with respect thereto. The covenants and agreements made by AtlasClear, Quantum and the AtlasClear Stockholders in the Business Combination Agreement or in any certificate or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Certain Agreements Related to the Business Combination
Purchaser Support Agreement
In connection with Quantum’s entrance into the Business Combination Agreement, it also entered into a Purchaser Support Agreement with AtlasClear, Quantum Ventures and Quantum’s directors and officers (collectively with Quantum Ventures, the “Sponsors”), pursuant to which, among other things, the Sponsors will agree to vote (or cause to vote) any of the shares of Quantum Common Stock held by them in favor of the Business Combination at any meeting of Quantum stockholders and to not redeem any such shares in connection with the transactions contemplated by the Business Combination Agreement. Quantum Ventures also agreed to transfer up to 1,279,426.82 shares of the Quantum Common Stock and up to 1,657,578.65 of the Quantum Private Warrants held directly or indirectly by Atlas FinTech to potential sources of debt or equity financing if Quantum pursues financing between signing and the Closing and that any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration at the Closing. If no financing occurs, all the shares of Quantum Common Stock and the Quantum Private Warrants currently held by Atlas FinTech will be forfeited for no consideration. Quantum expects to obtain debt and/or equity financing in connection with the Business Combination in excess of $40 million, however, there can be no assurance that Quantum will be able to obtain such financing on attractive terms or at all. The purchase price of the shares expected to be issued in connection with any potential equity financing at the time of the Business Combination is expected to range between $3.00 and $4.00 per share Quantum may also issue convertible notes at an initial conversion price expected to range between $7.50 and $8.00 per share, with additional terms to be negotiated. Quantum’s sponsors, directors and officers will not participate in such private placements.
Registration Rights and Lock-Up Agreement
In connection with Quantum’s entry into the Business Combination Agreement, New Pubco, AtlasClear’s stockholders and the Sponsors entered into a Registration Rights and Lock-Up Agreement, which will be effective at Closing and pursuant to which New Pubco agreed, among other things, to provide the parties thereto customary demand, shelf and piggy-back rights on secondary offerings, subject to customary cut-back provisions and coordinated offerings. New Pubco has agreed to file a resale shelf registration statement within 45 days of Closing and to effect up to five underwritten offerings each expected to yield gross proceeds of more than $10 million.
The Sponsors will agree to transfer shares of New Pubco Common Stock received at Closing into an escrow account, which will be released (i) 50% on the earlier of six months from Closing and the date on which the New Pubco Common Stock equals or exceeds $12.50 for 20 days in any 30-day trading window; and (ii) 50% on the six-month anniversary of Closing. In addition, the Sponsors will agree to a lockup of Quantum Private Warrants for 30 days after Closing.
AtlasClear Stockholders, including Atlas FinTech, will agree to a lockup of shares of New Pubco Common Stock received at Closing for one year following Closing, provided that such lockup shall be released early if the New Pubco Common Stock equals or exceeds $12.50 for 20 days in any 30-day trading window.
Broker-Dealer Acquisition Agreement
In connection with Quantum’s entry into the Business Combination Agreement, on November 16, 2022, AtlasClear, Wilson-Davis and its selling shareholders entered into Amendment No. 2 to the Broker-Dealer Acquisition Agreement. On May 30, 2023, the parties entered into Amendment No. 3 to the Broker-Dealer Acquisition Agreement to extend the termination date of the agreement to August 9, 2023. On August 8, 2023, the parties entered into Amendment No. 4 to the Broker-Dealer Acquisition Agreement to further extend the termination date of the agreement to November 6, 2023. If the transactions contemplated by the Broker-Dealer Acquisition Agreement are consummated, AtlasClear will acquire directly from the selling shareholders all of the issued and outstanding equity interests of Wilson-Davis immediately prior to the closing of the transactions contemplated by the Broker-Dealer Acquisition Agreement (the “Wilson-Davis Closing”).

The Wilson-Davis Closing is subject to certain customary conditions, including, among other things, (i) receipt of approval by FINRA of the change in equity ownership or control of Wilson-Davis, which was received on June 20, 2023, and (ii) the absence of any injunction or prohibition issued or enacted by governmental authorities which would prevent the Wilson-Davis Closing. It is also a condition to the consummation of the Business Combination that AtlasClear acquire Wilson-Davis immediately prior to its merger with Merger Sub 2, Inc., pursuant to the Business Combination Agreement. AtlasClear will deposit into escrow $750,000 of the purchase price as a reserve for the payment of any amounts that the selling shareholders owe to AtlasClear for post-closing claims and contingencies (the “Holdback Amount”). After the Wilson-Davis Closing, there will be an updated determination of the purchase price based on Wilson-Davis’ actual financial condition, among other things.
Prior to the Wilson-Davis Closing, Wilson-Davis will deliver to AtlasClear a written statement (the “Pre-Final Closing Statement”) of the purchase price. At the Wilson-Davis Closing, AtlasClear will pay, or cause to be paid to, the selling shareholders, in proportion to such selling shareholder’s proportionate ownership in Wilson-Davis, the balance of the purchase price, less the Holdback Amount, as set forth on the Pre-Final Closing Statement, in cash.
Commercial Bancorp Merger Agreement
In connection with Quantum’s entry into the Business Combination Agreement, AtlasClear, Commercial Bancorp and New Pubco, with respect to Section 6.16 only, entered into the CB Merger Agreement.
If the CB Merger Agreement is approved by Commercial Bancorp’s stockholders, and the transactions contemplated by the CB Merger Agreement are consummated, a wholly-owned subsidiary of AtlasClear shall merge with and into Commercial Bancorp, with Commercial Bancorp continuing as the surviving corporation and a wholly-owned subsidiary of AtlasClear, and immediately thereafter, Commercial Bancorp will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco. The CB Merger Agreement provides that the Commercial Bancorp shareholders will have the option of accepting all cash or 1/3 in cash and 2/3 in New Pubco Common Stock for their shares in Commercial Bancorp. Based upon the financial statements for Commercial Bancorp as of December 31, 2022, the estimated cash required to acquire all the outstanding shares of Commercial Bancorp per the all cash option is approximately $5,600,000. The estimated cash was calculated as two times the reported book value of Commercial Bancorp as of December 31, 2022, plus bank premises, net, and NOL. The actual amount of cash required is expected to be adjusted based upon the book value of Commercial Bancorp at the time of closing and the election of the various shareholders. The source of funding for the CB Merger is expected to be a combination of proceeds from the Trust Account following the Business Combination, as well as debt or equity financing, which Quantum is currently pursuing.
The CB Closing is subject to certain customary conditions, including, among other things, (i) approval by the stockholders of Commercial Bancorp, Commercial Bancorp’s wholly-owned subsidiary Farmers State Bank, AtlasClear and New Pubco, (ii) receipt of certain regulatory approvals and (iii) the prior completion of the Business Combination. Quantum expects the Closing to occur before the CB Closing.
At the CB Closing, Commercial Bancorp stockholders will be entitled to elect to receive merger consideration (i) in cash or (ii) in a mix of cash and shares of New Pubco Common Stock. Commercial Bancorp stockholders electing to receive merger consideration in cash will receive two times the adjusted estimated book value of common stock of Commercial Bancorp at the CB Closing, plus a pro rata share of certain valuation and tax benefits. Commercial Bancorp stockholders electing to receive merger consideration in a mix of cash and shares of New Pubco Common Stock will receive three times the adjusted estimated book value of common stock of Commercial Bancorp at the CB Closing, plus a pro rata share of certain valuation and tax benefits, paid one-third in cash and two-thirds in New Pubco Common Stock, valued at $10 per share.
New Pubco is party to the CB Merger Agreement solely with respect to Section 6.16, pursuant to which New Pubco has agreed to use reasonable best efforts to include New Pubco Common Stock issuable in connection with the CB Acquisition on this registration statement on Form S-4. To the extent the SEC does not permit the New Pubco Common Stock issuable in connection with the CB Acquisition to be included on this registration statement on Form S-4, New Pubco has agreed to offer and issue the New Pubco Common

Stock to Commercial Bancorp stockholders in a transaction exempt from the registration requirements of the Securities Act. If shares of New Pubco Common Stock are issued to Commercial Bancorp stockholders pursuant to a transaction exempt from the registration requirements of the Securities Act, New Pubco has agreed to a resale shelf registration statement within 30 days of the CB Closing.
New Pubco’s obligations under the CB Merger Agreement automatically terminate if the Business Combination Agreement is terminated.
Management considered the importance of the CB Merger to the overall success of the combined company and determined that such acquisition is not critical. While AtlasClear needs an institution that can carry funds greater than FDIC insurance limits, this can be any FDIC institution that can hold funds of the qualified accounts (profit sharing and IRA). Furthermore, AtlasClear does not believe that the income that Commercial Bancorp is expected to contribute to the combined company will be material. AtlasClear, therefore, believes that Commercial Bancorp can be replaced with a substantially similar alternative acquisition, if needed.
Contribution Agreement
On November 16, 2022, AtlasClear, Atlas FinTech, and Atlas Financial Technologies, Corp., a subsidiary of Atlas FinTech, entered into the Contribution Agreement. Pursuant to the Contribution Agreement, Atlas FinTech and Atlas Financial Technologies, Corp. agreed to transfer their right, title and interest in and to the Transferred Intellectual Property, including software known as Rubicon, AtlasFX, BondQuantum and SURFACExchange, as well as other intellectual property. Additionally, Atlas FinTech agreed to transfer to AtlasClear its membership interests in Quantum Ventures and all of its right, title and interest in the underlying Founder Shares.
Pacsquare Acquisition Agreement
AtlasClear and each AtlasClear Stockholder intend to enter into the Pacsquare Acquisition Agreement to reflect the terms and conditions of the Pacsquare LOI as promptly as reasonably practicable, pursuant to which certain technology assets will be transferred to AtlasClear. If the Pacsquare Acquisition Agreement is entered into, the parties expect to consummate the transactions contemplated by the Pacsquare Acquisition Agreement as promptly as reasonably practicable after the date of the Closing. Pursuant to the Pacsquare Acquisition Agreement, AtlasClear intends to purchase source code from Pacsquare for $4.8 million, which is contemplated to be paid, at the sole discretion of AtlasClear, in cash or shares of New Pubco Common Stock, only after testing and acceptance of the source code by Wilson-Davis. Pacsquare is expected to be a technology vendor of the Company providing risk management, anti-money laundering, clearing and trading technology software. It is currently anticipated that Pacsquare will provide maintenance on the software it provides along with industry updates as needed, however, no additional fees will be paid for such maintenance services. Pursuant to the Pacsquare Acquisition Agreement, Pacsquare is expected to develop and provide, for the exclusive use of AtlasClear and its affiliates, certain source code for the Pacsquare trading platform (the “Platform”) and any future versions or modifications of the Platform and source code and any other materials necessary in connection with the services to be provided by Pacsquare for a period of six years, commencing on the date of execution of the Pacsquare Acquisition Agreement. AtlasClear will have the ability to terminate the Pacsquare Acquisition Agreement for cause, including Pacsquare’s failure to satisfactorily perform its obligations or upon a breach by Pacsquare of its representations and warranties in the agreement. AtlasClear will have the right to market the source code. After the six-year term, Pacsquare is expected to continue to provide services on terms to be mutually agreed to by Pacsquare and AtlasClear.
The technology assets to be acquired from Pacsquare were valued based upon the terms of the current contract between Wilson-Davis and FIS. Currently, Wilson-Davis pays FIS approximately $100,000 per month, or $6,000,000 for a five-year term, for similar technology software to that which Pacsquare is expected to provide. There are two years remaining on the FIS contract. The source of funding for the acquisition is expected to be $4.8 million in equity and/or cash of the Company following the Business Combination or, if needed, from debt or equity financing, which Quantum is currently pursuing.

Proposed Charter and Proposed Bylaws of the Company
On or prior to the Closing Date, Quantum will amend and restate (i) subject to receipt of stockholder approval, the Existing Charter by adopting the Proposed Charter and (ii) the current bylaws of Quantum by adopting the Proposed Bylaws.
Background of the Business Combination
The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Quantum and AtlasClear. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions. Because Quantum’s Chief Executive Officer, John Schaible, is also Chief Strategy Officer of AtlasClear and because each of John Schaible and Sandip Patel, a director of Quantum, has an indirect interest in AtlasClear through an interest in Atlas FinTech, Quantum undertook certain measures to protect itself and its stockholders from any potential of conflict of interest. Such measures included, without limitation, the formation of the Special Committee through which all discussion and negotiation between Quantum and AtlasClear was facilitated, which Special Committee did not include Mr. Schaible and Mr. Patel, Mr. Schaible and Mr. Patel abstaining from voting as a director on the Quantum Board on matters with respect to AtlasClear, including the Business Combination and the Business Combination Agreement and Quantum obtaining a fairness opinion with respect to the consideration to be paid in the Business Combination, as described further below.
Quantum was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While Quantum may pursue an initial business combination in any region or sector, it initially leveraged the expertise of its management team to identify high-growth financial services and FinTech businesses with an estimated enterprise value up to $1.0 billion as targets for its initial business combination. Quantum sought to acquire established businesses that it believed were fundamentally sound but potentially in need of financial, operational, strategic or managerial redirection to maximize value.
While some of our Co-Sponsors’ affiliates and officers and directors have relationships with other SPACs searching for a target company, such persons with relationships did not actively participate in the search and identification of possible target businesses, and once presented with potential targets, did not share the identity of such targets with other SPACs. Mr. Patel, who serves on the board of another SPAC, and Chardan Co-Sponsor, did not actively participate in the search and identification of possible target businesses.
The Business Combination with AtlasClear is a result of an extensive search for a potential transaction utilizing our management’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys.
On an ongoing basis, AtlasClear and its board of directors, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, acquisitions and capital markets transactions.
On February 9, 2021, Quantum completed its IPO of 17,500,000 Quantum Units, with each unit consisting of one share of Quantum Common Stock and one-half of one redeemable Quantum Public Warrant. Each whole warrant entitles the holder thereof to purchase one share of Quantum Common Stock at an exercise price of $11.50 per share. The Quantum Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $175,000,000. Simultaneously with the consummation of the IPO, Quantum consummated the private placement of an aggregate of 5,562,500 Quantum Private Warrants to the Co-Sponsors at a price of $1.00 per private warrant, generating total gross proceeds of $5,562,500. A total of $175,000,000 from the net proceeds from the IPO and the private placement were placed in the Trust Account. On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 2,625,000 units issued for an aggregate amount of $26,250,000. In connection with the underwriters’ full exercise of their over-allotment option, Quantum also consummated the sale of an additional 590,625 Quantum Private Warrants at $1.00 per private warrant, generating total proceeds of

$590,625. A total of $26,250,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $201,250,000.
Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Quantum to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of Quantum’s initial business combination and the redemption of 100% of its Public Shares if it is unable to consummate a business combination by the Extended Date.
Prior to the consummation of the IPO, neither Quantum, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Quantum.
From the date of Quantum’s IPO through the signing of the Business Combination Agreement with AtlasClear and other parties on November 16, 2022, members of Quantum’s management reviewed self-generated ideas, contacted, and were contacted by, a number of individuals and entities with respect to hundreds of business combination opportunities. As part of this process, representatives of Quantum considered and evaluated over 50 potential acquisition targets in a wide variety of industry sectors, and engaged in discussions with owners or management team members of over 20 such potential targets. From the date of Quantum’s IPO through November 16, 2022, representatives of Quantum submitted non-binding letters of intent to two potential acquisition targets, Think Markets, Inc. (“Think Markets”) and TradeStation Group, Inc. (“TradeStation”), following evaluation of, and discussions with, each such potential acquisition target.
Representatives of Quantum engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the two potential business combination targets that received non-binding letters of intent from Quantum.
On May 24, 2021, Quantum entered into a non-binding letter of intent to acquire Think Markets, a multi-national FX broker dealer (the “Think Markets LOI”). Under the terms of the Think Markets LOI, both parties entered into a 45-day period of exclusivity to work towards a definitive business combination agreement. The proposed transaction was valued in excess of $500 million, with an anticipated closing prior to February 9, 2022. Based on its due diligence during the exclusivity period, Quantum determined not to pursue the proposed transaction with Think Markets. On July 22, 2021, Quantum and TradeStation entered into a non-binding letter of intent (the “ TradeStation LOI”). The terms of the TradeStation LOI included a “pre-money equity valuation” of TradeStation of approximately $1,712 million, with Monex Group, Inc. (“Monex”), the sole stockholder of TradeStation, to receive 171,212,604 shares of common stock in the combined company. Such pre-money equity valuation was based on TradeStation’s calendar-year 2022 projected revenue of approximately $310 million. The TradeStation LOI contemplated that (i) the Sponsors would subject 949,894 of their Sponsor Shares to an earn-out based on certain conditions being met, (ii) Monex would receive up to an additional 34.2 million shares in the combined company if the same earn-out conditions were met, (iii) it would be a condition to TradeStation’s obligation to complete a possible transaction that a minimum of $250 million of cash be available at closing from a combination of the cash in the Trust Account and the gross proceeds from any PIPE investments net of redemptions by Public Stockholders and certain of Quantum’s transaction expenses (the “Minimum Cash Condition”), (iv) Quantum would enter into subscription agreements with certain investors pursuant to which such investors will subscribe for up to 15 million Quantum Shares for an aggregate purchase price up to $150 million as PIPE investments and (v) Monex would be subject to a lock-up across three equal tranches, with one third of the shares released from such lock-up on each of the first, second and third anniversaries of closing, subject to earlier release if price targets of $12.50, $15.00 and $17.50, as applicable, were met. The TradeStation LOI provided that neither party would solicit or engage in any discussions regarding any alternative transaction until August 22, 2021 (a date that was periodically extended by the parties until shortly before the Merger Agreement was signed). The parties also agreed that in the event that (1) the Minimum Cash Condition was not met, (2) TradeStation was willing to waive the Minimum Cash Condition and (3) Monex was willing (in its sole discretion) to participate in the PIPE investment, then the Sponsors would forfeit a specified number of shares for every $10 million that Monex invested up to a pre-determined cap.
On November 4, 2021, Quantum entered into a merger agreement TradeStation, as amended on December 17, 2021 and April 28, 2022 (the “Merger Agreement”). On November 15, 2022, Quantum sent a notice to TradeStation terminating the Merger Agreement pursuant to Section 12.01(b) thereof.

On July 17, 2022, Quantum sent TradeStation a notice of breach of contract.
On August 2, 2022, we received a notice from TradeStation that purported to terminate the Merger Agreement pursuant to Section 12.01(c) thereof due to delays and inability to complete the merger on or before August 1, 2022 (the “TradeStation Termination Date”). Section 12.01(c) provided that the Merger Agreement may be terminated by either party if the merger of the Company with Merger Sub had not occurred on or before the TradeStation Termination Date; provided that such termination right was not available to any party whose breach of any provision of the Merger Agreement had been the primary cause of, or primarily resulted in, the failure of the closing of the business combination to occur on or before such date. On August 2, 2022, we sent a letter to TradeStation stating that TradeStation was not permitted to terminate the Merger Agreement pursuant to Section 12.01(c) because TradeStation’s breaches of, and failure to perform under, the Merger Agreement were the primary cause of the failure of the closing of the business combination to occur on or before the TradeStation Termination Date.
Prior to such time, in 2016, Mr. Schaible performed a search of NSCC/DTC members and identified Wilson-Davis as a potential acquisition. At the time, in his capacity as CEO of Atlas FinTech, Mr. Schaible was deliberating the best path toward to secure ownership or approval of a new NSCC/DTC member. Mr. Schaible initially began conversations with Wilson-Davis’ outside Counsel, Michael Best. In 2019, Mr. Schaible, through Michael Best, initiated relations with Mr. McBey and, in 2020, began negotiations to acquire Wilson-Davis, however, Mr. Schaible did not follow through with the acquisition due to FINRA action involving Wilson-Davis. In the first quarter of 2021, Mr. McBey contacted Mr. Schaible to inform him of progress toward a settlement between FINRA and Wilson-Davis. As Wilson-Davis approached a settlement with FINRA, discussions between Mr. Schaible and Wilson-Davis resumed, regarding acquisition of Wilson-Davis by Atlas FinTech or through a SPAC. In May 2021, Atlas FinTech executed a letter of intent to acquire Wilson-Davis.
From 2016 to 2019, Mr. Schaible researched U.S. bank institutions for a possible acquisition in his capacity as CEO of Atlas FinTech. Mr. Schaible was searching for banks for Atlas FinTech to either acquire outright or to acquire a 9.9% ownership. During this time, Mr. Schaible identified multiple banks of interest.
In 2019, Mr. Schaible contacted the Chairwoman of Commercial Bancorp to introduce Atlas FinTech and to explore if there was interest in the bank for a possible sale to Atlas FinTech. Between 2019 and July 2021, Atlas FinTech and Commercial Bancorp held several calls and in person meetings to discuss a possible acquisition of Commercial Bancorp by Atlas FinTech or through a SPAC. In July 2021, Atlas FinTech executed a letter of intent to acquire Commercial Bancorp.
Mr. McBey identified the Pacsquare technology in November 2021 and initiated negotiations in March 2022.
Beginning in May 2022, Mr. Schaible, Mr. McBey and Mr. Ridenhour engaged in negotiations with another SPAC to acquire AtlasClear, Wilson-Davis, Commercial Bancorp and the Pacsquare technology, as a combined company, however, the negotiations ended in July 2022 as the proposed terms of the transaction were not acceptable to AtlasClear.
On August 5, 2022, following Quantum’s receipt of the notice of termination from TradeStation, Mr. Schaible proposed a potential business combination with AtlasClear to the Quantum Board and legal counsel. Members of the Quantum Board expressed interest in a potential transaction with AtlasClear, but discussed the need to form a special committee to consider such transaction to avoid any potential conflicts of interest in light of Mr. Schaible’s role as Quantum’s Chief Executive Officer and AtlasClear’s Chief Strategy Officer, and because each of Mr. Schaible and Mr. Patel has an indirect interest in AtlasClear through an interest in Atlas FinTech.
On August 12, 2022, Quantum held a board meeting to discuss the implementation of a Special Committee for the proposed transaction with AtlasClear. Present at the meeting were Messrs. Schaible, Caamano, Carlson, Leon, Patel, Korhammer and Hammond.
On August 12, 2022, John Schaible, Quantum’s Chairman and CEO, sent an email to Steven J. Carlson, Chair of the Special Committee, Craig Ridenhour, Chief Business Development Officer of AtlasClear, and Robert McBey, Chief Executive Officer of Wilson-Davis, providing contact information for each.

On August 14, 2022, negotiations between AtlasClear and the Special Committee officially commenced, after Mr. Carlson and Mr. Ridenhour executed a non-disclosure agreement on behalf of Quantum and of each party.
On August 14, 2022, at Mr. Ridenhour’s suggestion, Mr. Carlson, Mr. Ridenhour and Mr. McBey had an introductory call to discuss the overall proposed transaction and to introduce Mr. Carlson and Mr. McBey.
On August 14, 2022, Mr. Ridenhour emailed Mr. Carlson the deal overview including descriptions of the components, pricing and AtlasClear consolidated proformas that had been developed, including consideration of Wilson-Davis, Commercial Bancorp, and Pacsquare Assets.
On August 15, 2022, Mr. Ridenhour emailed Mr. Carlson AtlasClear’s proposed deal terms for the potential transaction with Quantum.
On August 16, 2022, Mr. Carlson formally introduced Mr. Ridenhour to SHEUMACK GMA who was being considered by the Special Committee to be retained for the fairness opinion.
On August 16, 2022, Mr. Ridenhour at the request of Mr. Carlson, emailed a proposed term sheet with a proposed enterprise value for the acquisition of AtlasClear of $160 million, a draft Business Combination Agreement and a presentation deck to members of the Special Committee and SHEUMACK GMA. The materials were developed for a previous proposed transaction between AtlasClear and a different SPAC. The materials were updated to reflect a potential transaction with Quantum.
On August 17, 2022, an introductory call was held between SHEUMACK GMA, the Special Committee, and AtlasClear. Mr. McBey also attended for discussions including Wilson-Davis.
On August 17, 2022, following the introductory call Mr. Ridenhour emailed the SHEUMACK GMA team an asset summary of the components of AtlasClear, including Wilson-Davis, Commercial Bancorp and select Pacsquare Assets.
On August 18, 2022, full access to the AtlasClear Due Diligence room was sent to members of the Special Committee, which contained information about the components of AtlasClear, Wilson-Davis, Commercial Bancorp.
On August 19, 2022, Quantum and AtlasClear executed a Waiver of Conflict Interest in relation to Greenberg Traurig’s relationship going forward between the two entities.
From August 2022 through November 2022, discussions continued between the Special Committee and AtlasClear regarding the proposed business model, potential loss of clients of Wilson-Davis and Commercial Bancorp. Updates were made to the 5-year projections, adjusted to reflect more conservative expectations regarding client retention and the proposed business model.
On August 21, 2022, Craig Ridenhour delivered revised five-year projections for the combined entities under AtlasClear to Steven Carlson for the Special Committee’s review and to SHEUMACK GMA for its review. The revised projections included an incorporation of Farmers State Bank and Pacsquare technology integration.
On August 22, 2022, Mr. Ridenhour re-presented the August 16, 2023 term sheet to Mr. Carson.
From August 2022 through October 2022 the underlying assumptions such as client retention, client growth, margin lending, stock loan and deposits sweeps were discussed and reviewed by the Special Committee and AtlasClear and shared with SHEUMACK GMA.
On August 22, 2022, Mr. Ridenhour presented to Mr. Carlson, an initial term sheet proposing consideration of $160 million with no earnout.
On August 23, 2022, Mr. Carlson requested an updated Sources & Uses and proforma cap table from Mr. Ridenhour.
On August 23, 2022, SHEUMACK GMA requested a financial due diligence call with Mr. Ridenhour and Mr. McBey.

On August 24, 2022, a video call was held between SHEUMACK GMA, members of the Special Committee, AtlasClear and Mr. McBey to discuss financial due diligence and the projections that had been provided. In addition, Mr. Ridenhour had Mr. Raul Ardito Barleta on behalf of AtlasClear in attendance as Mr. Barleta had helped develop the projections.
On August 25, 2022, Quantum’s Special Committee retained Winston & Strawn LLP (“Winston”) as counsel for the potential transaction with AtlasClear.
On August 26, 2022, Mr. Ridenhour emailed SHEUMACK GMA the business rationale for AtlasClear.
On August 29, 2022, a video call was held between Quantum’s Special Committee and AtlasClear. In attendance were Mr. Carlson, Richard Korhammer, Michael Devlin, Mr. Ridenhour and Mr. McBey.
On August 29, 2022, Mr. Barleta emailed to SHEUMACK GMA an assumptions summary that was used in the development of the AtlasClear projections, including assumptions about Wilson-Davis, Commercial Bancorp and other contributed assets.
On August 30, 2022, multiple emails were exchanged between Mr. Ridenhour and SHEUMACK GMA clarifying various components of the transaction including timing and the into to switch the timing of the fiscal year end to a calendar year end in December. Currently Wilson-Davis’ fiscal year ends in June.
On August 31, 2022, Quantum’s Special Committee retained SHEUMACK GMA to perform the work and provide a fairness opinion.
On September 6, 2022, Mr. Korhammer in an email to Mr. Ridenhour requested that calls be arranged for the Special Committee to have overviews of all the technology pieces that were being included in the proposed transaction. Mr. Ridenhour replied that he would coordinate internally and be back to the Special Committee.
On September 7, 2022, in discussions between Mr. Carlson and Mr. Ridenhour, it was decided that Mr. Ridenhour would ask Greenberg Traurig, LLP (“GT”) to review the previously circulated term sheet and provide guidance on the draft. Mr. Ridenhour reached out to GT and sent the draft of the term sheet for their review.
On September 8, 2022, GT returned a redlined version of the term sheet and clean version for Mr. Ridenhour’s review. Mr. Ridenhour sent the draft in a separate email to Mr. Carlson for his committee’s review.
On September 9, 2022, Mr. Ridenhour sent a revised 5 year pro forma to Mr. Carlson for his team’s review. The revisions in particular reflected changes primarily in years 1 and 2 taking into account additional integration and ramp time. Such pro forma financials included Wilson-Davis, Commercial Bancorp, and other contributed assets.
On September 11, 2022, after a number of detailed discussions between Mr. Carlson and Mr. Ridenhour regarding the transaction and possible deal valuations, Mr. Carlson emailed Mr. Ridenhour the framework of the offer terms Quantum would willing to pay for AtlasClear. Mr. Carlson indicated that if acceptable, they could be included in the term sheet to be executed by both sides.
On September 11, 2022, Mr. Ridenhour responded to Mr. Carlson’s email confirming that they were acceptable and AtlasClear was prepared to move forward.
On September 13, 2022, Mr. Ridenhour emailed to Mr. Carlson a capitalization table for Quantum that included the Sources and Uses as previously requested.
On September 14, 2022, multiple emails and calls were made to finalize the AtlasClear Letter of Intent (“AtlasClear LOI”) for the proposed Quantum/AtlasClear transaction. Negotiations were successful and the final version of the AtlasClear LOI was executed.
On September 14, 2022, Quantum’s Special Committee and AtlasClear, executed a term sheet for the proposed transaction. Steve Carlson signed on behalf of Quantum and Craig Ridenhour signed on behalf of AtlasClear. The term sheet reflected consideration of $85.6 million with earnouts.

On September 15, 2022, it was requested that the Winston team be given access to the AtlasClear diligence room.
On September 17, 2022, a Zoom conference call was held between the Special Committee, AtlasClear, Mr. McBey and Pacsquare. It was an introduction and overview of the Pacsquare technologies that was attended by the company’s CEO, Fuad Ahmed.
On September 18, 2022, Mr. Ridenhour sent the Pacsquare LOI to the members of the Special Committee.
On September 19, 2022, an email was sent to Mr. Ridenhour by Winston requesting that an additional twelve members of their team be given access to the virtual room.
On September 19, 2022, a Zoom call was held introducing the Wilson-Davis owners and legal counsel, Michael Best, to Steve Carlson. Mr. Ridenhour and Mr. McBey were in attendance.
On September 20, 2022, Mr. Ridenhour emailed Mr. Carlson a version of a potential PIPE deck and PIPE capitalization table.
On September 21, 2022, Winston emailed Mr. Ridenhour to request that an additional three team members be given access to the AtlasClear diligence room.
On September 21, 2022, at the request of Mr. Carlson, virtual room access was sent to Raymond Kahn and Sergey Mikhol who were being retained by the Special Committee to review the Pacsquare and Atlas FinTech technologies.
On September 22, 2022, a Zoom call was held between the Special Committee and AtlasClear to present an overview of the 4 technologies Atlas FinTech was selling in the transaction.
On September 25, 2022, a Zoom call was held to discuss the Quantum-AtlasClear PIPE structuring.
On September 27, 2022, a Teams call was held by Winston with the Special Committee and AtlasClear for due diligence and management review.
On October 5, 2022, Quantum held a board meeting.
On October 7, 2022, Quantum’s Special Committee and AtlasClear had a detailed discussion on the projected financials.
On October 10, 2022, Mr. Carlson and Mr. Ridenhour discussed a deSPAC capitalization table that included a potential $35 million PIPE.
On October 18, 2022, a Zoom call was held to discuss the accounting for the transaction with Winston, Greenberg Traurig, the Special Committee, AtlasClear and Calabrese CPA participating.
On November 5, 2022, Quantum held a board meeting where SHEUMACK GMA presented the Fairness Opinion to the Quantum Board.
On November 16, 2022, Quantum and AtlasClear executed the Business Combination Agreement to move forward with the proposed acquisition, reflecting consideration of $85.6 million with earnouts.
On April 28, 2023, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, pursuant to which the parties agreed that the consummation of the transactions contemplated by the Pacsquare LOI would no longer be required to be completed prior to Closing.
On August 8, 2023, the parties entered into Amendment No. 2 to the Business Combination Agreement, pursuant to which the parties agreed to extend the Outside Date to November 6, 2023.
Quantum decided to pursue a business combination with AtlasClear because it determined that AtlasClear represented a compelling opportunity based upon AtlasClear’s proposed business model.

Compared to AtlasClear, Quantum and its advisors did not consider any other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.
Unaudited Prospective Financial Information of the Company
AtlasClear does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, AtlasClear prepared and provided to Quantum and SHEUMACK GMA certain internal, unaudited prospective financial information to assist the Quantum Board in evaluating the proposed transaction and to assist SHEUMACK GMA in rendering its opinion discussed under “Opinion of SHEUMACK GMA” below. The unaudited prospective financial information is included in this proxy statement/prospectus because it was provided to, and considered by, the Quantum Board in connection with its evaluation and approval of the Business Combination. AtlasClear prepared the initial unaudited prospective financial information (the “Initial Projections”) in the third quarter of 2022 based on its judgment and assumptions regarding the future financial performance of the combined Company (including AtlasClear, following acquisition of the Fintech Assets and Wilson-Davis) at that time. AtlasClear prepared updated projections based on its unaudited prospective financial information in the fourth quarter of 2022 (the “Updated Projections” and, together with the Initial Projections, the “Projections”) to reflect the inclusion of the acquisition of Commercial Bancorp as well as scaled back/conservative expectations for the projected five-year period based on multiple discussions between advisors, the Special Committee and AtlasClear that forecasted a reduction of business at Wilson-Davis. The final product was a result of the inclusion of Commercial Bancorp and the goal to have attainable projections that also demonstrated the growth potential in the combined company.
The unaudited prospective financial information relied upon multiple assumptions, as discussed later in this section, and each of those assumptions contain risks that may lead to actual results that are more or less favorable than those included in the prospective financial information. The inclusion of the below information should not be regarded as an indication that AtlasClear or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. As the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In connection with the preparation of the Projections, AtlasClear decided to provide projections over a five-year period based on the Special Committee’s desire to evaluate the combined Company’s prospects over a longer period, taking into account the greater uncertainty attendant to such projections with each successive year. In addition, AtlasClear took into account precedent transaction disclosures, publicly available information sourced by AtlasClear, and AtlasClear’s desire to inform potential investors of the Company’s path to profitability as well as allow them to make fair value determinations based on future revenue expectations of the combined Company, taking into account the same information reviewed by the Special Committee. The assumptions underlying the projections are largely based on growth rates which AtlasClear believes to be reasonable in light of the factors described below, including AtlasClear’s belief that there is substantial ability to grow Wilson-Davis’ core business more quickly than has historically been the case, in large part because Wilson-Davis’ management has not been focused on doing so. In preparation for developing the Initial Projections, AtlasClear reviewed the public filings of the “selected companies,” as defined under “Opinion of SHEUMACK GMA.” Based on disclosures made in precedent transactions as well as the aforementioned publicly available information provided to AtlasClear by its financial advisor, a five-year financial forecast was determined to be the most appropriate timeframe. Furthermore, AtlasClear believed that a five-year timeframe for the projections would be more beneficial for investors as it would provide them with a longer period of information with which to assess the investment opportunity.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of AtlasClear, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” AtlasClear believes the assumptions in the prospective financial information were reasonable at the time the respective

Projections were prepared, given the information AtlasClear had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the combined Company’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The prospective financial information is not in line with historical financial and operating trends of the Target Companies but, rather, reflect the beliefs of management regarding the growth potential of the Target Companies based upon management’s past experience.
The prospective financial information generally does not reflect any synergies of the Target Companies which, once properly integrated, are expected to include lower cost of capital, higher net interest margins, expanded product development and greater credit extension. The Company anticipates that additional administrative, operational, technological, risk compliance, internal control and regulatory control infrastructure synergies and efficiencies may be achieved in the consolidation of the Target Companies.
The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of AtlasClear, was prepared on a reasonable basis, reflects the best estimates and judgments available at the time, and presents, to the best of its knowledge and belief, the expected course of action and the expected future financial performance of the Company, based upon those estimates and judgments made at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date on which the respective Projections were prepared. Accordingly, the prospective financial information should not be viewed as public guidance and such information is presented in this proxy statement/prospectus solely to provide Quantum’s stockholders access to information made available in connection with the Quantum Board’s consideration of the Business Combination.
Neither Haynie & Company, Wilson-Davis’ independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Haynie & Company included in this proxy statement/prospectus relates to historical financial information of Wilson-Davis. It does not extend to the prospective financial information and should not be read to do so.
The unaudited prospective financial information is not included in this proxy statement/prospectus in order to induce any Quantum stockholders to vote in favor of any of the proposals at the special meeting. Rather, the information is included in this proxy statement/prospectus solely to provide Quantum stockholders access to information made available in connection with Quantum’s board of directors’ consideration of the proposed Business Combination.
We encourage you to review the financial statements of Wilson-Davis included in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, and to not rely on any single financial measure.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROSPECTIVE FINANCIAL INFORMATION OF
NEITHER THE COMBINED COMPANY, ATLASCLEAR, WILSON-DAVIS, COMMERCIAL BANCORP NOR QUANTUM UNDERTAKES ANY OBLIGATION AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THIS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE

OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE RESPECTIVE PROJECTION SCENARIOS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTION SCENARIOS ARE SHOWN TO BE IN ERROR OR ANY OF THE PROSPECTIVE FINANCIAL INFORMATION OTHERWISE WOULD NOT BE REALIZED.
READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF ATLASCLEAR, WILSON-DAVIS, QUANTUM OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ATLASCLEAR STOCKHOLDER, QUANTUM STOCKHOLDER OR ANY OTHER PERSON REGARDING ACTUAL PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT THE FINANCIAL AND OPERATING RESULTS CONTAINED THEREIN WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by AtlasClear may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor or to the other party in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, AtlasClear has not provided a reconciliation of such financial measures included in the prospective financial information to the relevant GAAP financial measures.
The key elements of the prospective financial information regarding the combined Company provided by AtlasClear to Quantum are summarized in the tables below:
Initial Projections(1)
Year	Year 1 2023	Year 2 2024	Year 3 2025	Year 4 2026	Year 5 2027
Total Revenue	33,729,531	45,666,090	69,778,340	107,770,007	155,042,370
% Growth	—	35.39%	52.82%	54.42%	43.86%
EBITDA(2)	5,891,188	11,219,546	20,918,142	38,892,262	57,895,746
Net Income (Loss)	2,458,519	7,140,348	14,662,658	28,061,217	42,249,443

(1)
The projections in this table do not include Commercial Bancorp. The Closing is not contingent on the CB Closing.

(2)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Updated Projections(1)
Year	Year 1 2023	Year 2 2024	Year 3 2025	Year 4 2026	Year 5 2027
Total Revenue(2)	26,377,726	45,826,090	73,423,628	118,145,197	168,299,728
% Growth	—	73.73%	60.22%	60.91%	42.45%
EBITDA(3)	950,752	8,624,997	14,549,753	31,428,095	46,215,834
Net Income (Loss)	(2,034,714)	5,194,436	9,877,690	22,408,645	33,419,424

(1)
The projections in this table include Commercial Bancorp. The Closing is not contingent on the CB Closing.

(2)
For the percentage of Total Revenue projected to be contributed by clearing services for introducing brokers for the 5 projected years, see “Wilson-Davis — Clearing and Execution Revenues” below.”

(3)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization

The Updated Projections reflect (i) the inclusion of Commercial Bancorp, (ii) more conservative assumptions used in Wilson-Davis’ projections — lower projected revenue (fewer additional new brokers per year, less revenue per client account, fewer additional new correspondents per year and less revenue per correspondent) and higher operating costs (larger broker commissions payouts), and (iii) a longer period to implement the Company’s business goals. The longer period to implement the Company’s business goals reflects a longer assumed time to consummate the business combination than reflected in the Initial Projections. It also reflects reduced projections for increase in customers and brokers in the first two years, as during that period AtlasClear intends to focus on integrating technology and product offerings to be in a stronger position to facilitate accelerated growth in later years. In year two, these reduced projections are offset by the inclusion of projected revenue of $2.1 million from Commercial Bancorp, resulting in a small increase in projected total revenues in the Updated Projections. These assumptions regarding a longer initial time to complete the business combination and integrate technology resulted in reduced projected financial performance in the first two years, but accelerated projected growth in the following years. The assumptions discussed hereafter reflect assumptions for the Updated Projections.
The unaudited prospective financial information was prepared using a number of assumptions, including the following assumptions that AtlasClear believed to be material:
•
Receipt of required regulatory approvals for the proposed transaction;

•
Increasing regulatory capital of the Target Companies; and

•
Utilizing proprietary technologies to create efficiencies and improve margins.

Due to the fact that there is substantial uncertainty regarding, among other factors, receipt of regulatory approval, the Company has determined that the CB Merger is not probable. In addition, management considered the importance of the CB Merger to the overall success of the Company and determined that such acquisition is not critical. While AtlasClear needs an institution that can carry funds greater than FDIC insurance limits, this can be any FDIC institution that can hold funds of the qualified accounts (profit sharing and IRA). Accordingly, AtlasClear believes that Commercial Bancorp can be replaced with a substantially similar alternative acquisition, if necessary. Accordingly, the Company has not included historical financial statements of Commercial Bancorp in this proxy statement/prospectus, nor has it included Commercial Bancorp’s financial information in the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus. Prospective financial information regarding the CB Merger has, however, been included in the Updated Projections because the Quantum Board believed it appropriate to evaluate the potential impact of the CB Merger or a similar alternative acquisition. However, if the CB Merger is not completed, it is possible that AtlasClear will not be able to successfully acquire an alternative FDIC institution for any number of reasons, including the factors that create substantially uncertainty regarding the ability to complete the CB Merger. For example, assuming AtlasClear is able to identify a suitable alternative acquisition candidate that is willing to sell to AtlasClear on terms that the parties agree upon, such transaction may not receive required regulatory approval or other closing conditions may not be satisfied. If the CB Merger or a similar alternative acquisition does not occur, the impact on the combined company’s projections and operations is not, however, expected to be material because Commercial Bancorp, or an alternative acquisition, is not anticipated to contribute a material amount of revenue, assets or capital to the combined company. The following table shows the expected effect on the Updated Projections if Commercial Bancorp were not included:
Year	Year 1 2023	Year 2 2024	Year 3 2025	Year 4 2026	Year 5 2027
Total Revenue	$24,856,380	$43,704,240	$71,230,059	$115,725,710	$165,614,041
EBITDA	$414,951	$7,806,163	$13,712,942	$30,427,502	$44,987,881
Net Income (Loss)	$(2,436,566)	$4,580,311	$9,250,081	$21,658,200	$32,498,459

Although the revenues and financial impact of Commercial Bancorp or a similar alternative acquisition, on a standalone basis, are not expected to be material, AtlasClear believes that the CB Merger can contribute other synergistic benefits and advantages to the Company as follows:
•
The Federal Reserve and other regulatory oversight of an FDIC banking institution could help maximize the Company’s ability to attract customers who are influenced by an institution’s high level of regulatory oversight;

•
The credibility and protections of an FDIC banking institution can help attract introducing broker customers to the Company and can also attract retail customers of the Company’s introducing broker customers;

•
Ownership of an FDIC banking institution attached to trading, clearing and settlement of financial products may improve risk management by reducing the risk of fails on a real-time basis; and

•
An FDIC banking institution will be able to provide account and cash sweep management and investment options to the Company’s correspondent clearing firms and interactive broker customers, which could potentially increase the Company’s net interest margin.

The Projections set forth herein generally do not reflect any of the foregoing synergies or advantages of the CB Merger or a similar acquisition. The revenues and other projected financial information set forth herein generally reflect the projected financial impact of Commercial Bancorp as a standalone company.
Additional assumptions that AtlasClear believed to be material for each of Wilson-Davis, Commercial Bancorp and the technology assets to be acquired from Atlas FinTech and Atlas Financial Technologies Corp. are described below.
Wilson-Davis
Revenues: There are four primary revenue drivers for Wilson-Davis: (i) broker workstations, (ii) clearing and execution, (iii) margin lending, and (iv) securities lending. The revenue and cost assumptions are derived from market and performance profiles for similar broker-dealers in the U.S.
1. Broker Workstation Revenues
a.   Revenues are projected to grow as the result of adding more brokers which produce a combination of number of clients and average revenues per month per each client account; and
b.   The growth of these revenues is projected to ramp up from Year 1 based on adding space and capacity for these additional brokers incrementally during the first five projected years.
	Year 1	Year 2	Year 3	Year 4	Year 5
Additional New Brokers per Year	3	5	8	10	10
# Clients per Broker	100	100	100	100	100
Revenues per Client Account/Month	800	800	800	800	800
The Company believes that revenue assumptions per broker and client are comparatively in line with, or conservative, as compared to historical performance. Alternative software and technological improvements are also expected to provide further projected operating and financial efficiencies to expand revenue capacity per broker. Wilson-Davis’ management has not historically been focused on growing its core business and, accordingly, only the above assumption regarding additional new brokers in Year 1 is consistent with Wilson-Davis’ historic practice. The Company believes the assumed growth in additional brokers in Years 2 through 5 is realistic and consistent with market opportunities and conditions for expansion based on additional brokers available to be hired, a broader anticipated product set for brokers to offer and expected increased capital of the combined Company, and believes there is sufficient physical space to accommodate the projected additional brokers.
2.
Clearing and Execution Revenues

a.
Revenues are projected to grow as the result of the addition of correspondents per year from Year 1; and

b.
Combined with the ramp up in growth in amount of revenues per correspondent achieved throughout the first 5 projected years.

	Year 1	Year 2	Year 3	Year 4	Year 5
Additional New Correspondents per Year	1	5	6	4	4
Revenues per Correspondent/Month	100,000	102,000	124,950	162,435	227,409
% Growth per annum	0.0%	2.0%	22.5%	30.0%	40.0%
Historically, Wilson-Davis has only had one correspondent because, as noted above, its management has not historically been focused on growing its core business, however, the Company believes there are additional correspondents available to be signed and ample opportunities to increase revenues attained per correspondent. The Company’s belief that it can sign additional correspondents is based on discussions with potential correspondents who have expressed an interest in joining Wilson-Davis, and based on its expectations that it will increase Wilson-Davis’ product offerings following the closing, including margin lending and securities lending (as discussed below). The Company’s substantial increase in forecasted growth per annum from Year 2 to Year 3 is based on its expectations that growth potential in Year 1 will be constrained by timing to complete the business combination, integration activities and lag time in onboarding customers. The Company believes that growth assumptions presented above are conservative and consistent with an assessment of market opportunities and conditions. However, factors and contingencies that could affect the Company’s ability to achieve these projections include failure of the combined Company to secure adequate capital to fund its growth plans, changes in regulation, loss of key personnel, general economic conditions, and other risks described under the heading “Risk Factors.”
The continued operation and growth of clearing services for introducing broker customers was an assumption made in the projections and is expected to be a key driver to meet the Company’s revenue projections. The table below sets forth the percentages of Total Revenue and Wilson-Davis Revenue projected to be earned from clearing services for introducing broker customers in the 5 projected years:
	Year 1	Year 2	Year 3	Year 4	Year 5
% of Total Revenue	7.20%	20.03%	27.23%	28.60%	34.59%
% of Wilson-Davis Revenue	7.65%	22.62%	34.54%	41.68%	49.82%
The projections above took into account the fact that Wilson-Davis is subject to amendments of rules adopted by NSCC that will require Wilson-Davis to have excess net capital of at least $10.0 million as of October 26, 2023 if Wilson-Davis clears for an introducing broker. As of June 30, 2023, Wilson-Davis had net capital of approximately $9.7 million. Therefore, Wilson-Davis will need to increase excess net capital by either retaining earnings or infusing external capital. The projections were prepared with the assumption that Wilson-Davis’ retained earnings would be sufficient to sustain the increased capital requirements of Wilson-Davis and that Wilson-Davis’ owners would be able to secure any capital infusion needed if there was a shortfall in retained earnings. To provide the additional capital needed, Wilson-Davis currently has commitments from investors, including the owners of Wilson-Davis and Mr. Schaible, for an aggregate of $1,000,000 in subordinated demand notes which are expected to be funded on October 13, 2023, subject to FINRA approval of the demand notes. The notes are expected to mature on October 13, 2024 and to have an interest rate of 5% per annum, payable quarterly. If Wilson-Davis does not receive FINRA approval of the demand notes, or is not otherwise able to increase its excess net capital by the deadline, it may need to terminate its clearing services for introducing brokers and may not be able to meet the projections described above, which could have a material adverse effect on the Company’s revenues in the future.
3.
Margin Lending Revenues

a.
Revenues are projected to grow from Year 1, especially as cash balances increase, and as a product of increasing balance of margin loans;

b.
40% of available monthly cash goes towards margin lending on a monthly basis;

c.
Balances are cumulative and remain outstanding; and

d.
Interest rate charged for margin loans is 6.75% per annum.

Historically, Wilson-Davis has not engaged in margin lending activities, although it is authorized to do so. The Company believes projected assumptions are realistic and achievable, and reflective of market practices and conditions.
4.
Securities Lending Revenues

a.
Securities lending is projected to grow from Year 1 with same assumptions as historical performance; and

b.
Flat Growth of 1% per Month (12% per annum). No further detailed assumption.

Historically, this segment has been stagnant and not aggressively developed by Wilson-Davis’ current management, while projected assumptions maintain or slightly increase the business in proportion to historical results.
Costs
1.
The primary cost variation from historical percentages of revenue are broker commissions which increase progressively throughout the first 4 projected years from 45% of revenues in Year 1, 47.5% in Year 2, 55% in Year 3, and 60% in Years 4-5;

2.
All operating and other costs remained the same as a percentage of revenues based upon 2021/2022 results; and

3.
Only improvement or decrease in costs was decreasing Executive Payroll as a percent of revenues to account for redundancy/extra non-repetitive expenses, from historical 10% to 5% in projected years.

Projected personnel cost assumptions are not consistent with historical performance because, historically, Wilson-Davis paid lower commissions per broker, while projections consider increasing sales commissions to incentivize growth in number of clients and revenues per clients. Alternative software and technological improvements are expected to provide further projected operating and financial efficiencies.
Commercial Bancorp
Revenues:   The primary revenue drivers of Commercial Bancorp are: (i) lending activity in the small and medium sized commercial markets in the surrounding towns and cities and (ii) the investment of excess cash deposits and from treasury activities in conservative securities portfolio. The revenue assumptions are based on similar banks operating in the regional area of the U.S. and conservative economic growth parameters during the projected years.
Loan portfolio begins to grow aggressively from Year 1 as new loan origination officers and relationship managers are added to expand regional sourcing and coverage.
1.
Loan Portfolio Revenues:

a.
Loan portfolio begins to grow aggressively, growing by 2.5% in Years 1-2 and 5% in Years 3-5, as new loan origination officers and relationship managers are added to expand regional sourcing and coverage; and

b.
Interest rates earned on loan portfolio increases during first two years, and then decreasing and remaining at conservative flat rate from Years 4-5.

	Year 1	Year 2	Year 3	Year 4	Year 5
% Growth of Loan Portfolio	2.5%	2.5%	5.0%	5.0%	5.2%
Interest Rate per Annum	5.0%	6.0%	5.0%	4.5%	4.5%
Historically, growth in Commercial Bancorp’s overall business, including loan portfolio and deposits, has been limited due to the constraints in hiring of additional commercial and retail banking sales personnel. These constraints were largely due to Commercial Bancorp management’s decisions to minimize staffing, as it was not focused on seeking to grow the business, as opposed to a shortage of available potential employees. Accordingly, the financial projections, which are not in line with historical performance, include what the Company believes to be a reasonable increase in sales and other administrative personnel, as reflected in the projected increases in SGA expenses discussed below, needed to grow the business. AtlasClear has projected that growth in salaries at Commercial Bancorp increase 25% per annum in Years 1 and 2, which it believes would provide sufficient resources to provide the resulting growth in the Loan Portfolio business reflected above. The basis for the growth in the Loan Portfolio in Years 2 through 5 is a reflection of the increase in sales and business oriented personnel to support the business development of Commercial Bancorp.
2.
Securities AFS Revenues

a.
Investment in marketable securities increases as cash balances increase and carried out under strict and conservative treasury investment policies, all beginning from Year 1 from an almost negligible initial existing portfolio (such policies are expected to include professional and standard conservative investment and liquidity management policies and procedures that would be implemented, including primary guidelines that would limit investments to minimum risk of investment grade, with efficient matching of durations between investments and liquidity of the bank, as would be reflected in the profile and character of the bank’s deposits); and

b.
Interest rate on marketable securities assumes annual increases from Years 1-4, and remaining the same in Year 5.

	Year 1	Year 2	Year 3	Year 4	Year 5
% Growth of Investment in Corporate Bonds	1000.0%	250.0%	100.0%	30.0%	10.0%
Interest Rate per Annum	7.0%	7.25%	7.50%	7.75%	8.0%
% Growth of Tax-Exempt Municipal Bonds	50.0%	50.0%	25.0%	25.0%	25.0%
Interest Rate per Annum	3.50%	3.75%	4.00%	4.25%	4.50%
% Growth of Taxable Municipal Bonds	50.0%	50.0%	25.0%	25.0%	25.0%
Interest Rate per Annum	5.50%	5.75%	6.00%	6.25%	6.50%
Historically, investment opportunities were not being maximized to increase investment returns under Commercial Bancorp’s investment guidelines and policies. The financial projections for Commercial Bancorp, which are not in line with historical performance, include an increase in the percentage of investment in corporate bonds vis-à-vis the tax-exempt and taxable municipal securities traditionally invested in by the bank, as well as what the Company believes to be a reasonable increase in sales and other administrative personnel needed to grow the business. For the reasons discussed above, the Company believes that these increases in personnel are achievable. The projected increases in revenues from securities Available For Sale also result from projected additional income and cash available from a liquidity and treasury perspective to invest under Commercial Bancorp’s investment policies. Factors that could cause the projected growth in loan portfolio and additional deposits to not be achieved include market competition to acquire the additional business and market driven variables, such as interest rates and demographic economic growth rates to support the increased projected business outlook. In addition, if the Company is unable to effectively hire or integrate new staff as anticipated, it could result in lower profitability and failure to realize the foregoing growth projections.
Costs
1.
Interest Expense on Liabilities/ Deposits:

a.
Every $1 of new deposits raised by Commercial Bancorp is assumed to be composed of 65.23% current account deposits, 21.89% savings account deposits and 12.88% time deposits (CDs) on a consistent basis throughout the projected Years 1-5;

b.
Deposit growth moderately increases by 2.5% Years 1-2 while the business strategy and staffing is put in place, growing aggressively in Years 3-4 as focus shifts on developing its regional client market, and then decreases to 5% in Year 5; and

c.
The assumption on interest rates paid entails increasing the first two years and remaining the same for Years 3-5.

Projected cost assumptions are not consistent with historical performance because, historically, Commercial Bancorp did not invest in growth of sales personnel to originate more deposits to fund loan and investment growth, nor offered attractive deposit rates to attract and increase deposit levels. As discussed above, the Company intends to hire additional personnel to support Commercial Bancorp’s business, and believes such personnel are available to be hired. The Company believes projected growth assumptions in total deposits and interest rates offered are consistent with current market conditions.
	Year 1	Year 2	Year 3	Year 4	Year 5
% Growth in Total Deposits	2.5%	2.5%	12.0%	10.0%	5.0%
Interest Rate Savings Accounts	1.50%	1.75%	1.75%	1.75%	1.75%
Interest Rate Time Deposits	2.50%	3.00%	3.00%	3.00%	3.00%

1.
SGA Expenses

a.
Salary Costs increase primarily with the addition of sales people to increase deposits and loan portfolio as the business strategy is implemented, and incremental regulatory control personnel (risk and compliance), stabilizing in Year 3, with second addition of personnel in Year 4, and leveling off at 5% growth in Year 5.

b.
All other SGA expenses remain the same on a conservative basis throughout the projected years, as the physical and operational facilities and footprint are not expected to grow.

	Year 1	Year 2	Year 3	Year 4	Year 5
% Growth of Salaries	25.0%	25.0%	5.0%	10.0%	5.0%
Projected SGA cost assumptions are not consistent with historical performance because, historically, Commercial Bancorp had decreased staffing, while projections consider increasing sales personnel to grow the traditional business of the bank. As discussed above, the Company believes such personnel are available to be hired.
Technology Assets to be Acquired from Atlas FinTech and Atlas Financial Technologies Corp.
Revenues:   There are four primary revenue drivers for the technology assets to be acquired from Atlas FinTech and Atlas Financial Technologies Corp., all based on the proprietary technology software owned by the group, one which is in the capturing and addition of clients to utilize the technology platform within the company (Technology Platform Utilization), and three of which are based on the licensing of three distinctive technological software and services to third party clients (Technology Platform Licensing). The revenue and cost assumptions are derived from market and performance profiles for similar FX clearing and settlement companies and technology software service providers in the U.S. and international markets.
The Company believes, based on industry practices, volume of potential business and previous experience, that the projected assumptions of market growth both in terms of client and volume of business is realistic and consistent with market conditions. Additionally, the Company believes that the time delay or period required to invest in the infrastructure to begin market operations is conservative and consistent with industry standards and experience.
1.
Technology Platform Utilization

a.
Revenues from FX clearing and settlement (Rubicon FX/AtlasFX) business under own platform begins in Year 2 after one year of investment in technological and software preparations and readiness. The investment is capitalized, and a continuous investment in the software is maintained throughout the projected years to keep at market standards and constant valuation amounts;

b.
New Institutional clients are added to the platform on a consistent monthly basis throughout the projected years;

c.
Volume utilization is assumed to increase on a consistent basis, remaining the same in Years 4-5; and

d.
Commission revenues per volume traded on platform increases once in Year 3 and remains throughout the projected years.

	Year 1	Year 2	Year 3	Year 4	Year 5
Rubicon and AtlasFX C&S Platform
Cumulative # of Clients (end of year)	0	15	33	51	69
Daily Volume Traded per Client (end of year)	0	20,000	40,000	50,000	50,000
Commission Revenue per Million Traded (end of year)	$25.0	$25.0	$30.0	$30.0	$30.0

2.
Technology Platform Licensing

a.
Revenues from Rubicon FX and AtlasFX clearing and settlement platform licensing begins in Year 1 as the technology is already assumed to be reading for licensing from first day, with conservative addition of six clients per year, and same volume per client per year and same commission rate per volume traded.

	Year 1	Year 2	Year 3	Year 4	Year 5
Rubicon FX and AtlasFX C&S Platform
Cumulative # of Clients (end of year)	6	12	18	24	30
Daily Volume per Client (end of year)	137,000	137,000	137,000	137,000	137,000
Commission Revenue per Million Traded (end of year)	$5.0	$5.0	$5.0	$5.0	$5.0

b.
Revenues from SURFACExchange Licensing begins in Year 3 after two years of investment in technological and software preparations and readiness. The investment is capitalized in Year 3, and a continuous investment in the software is maintained to keep at market standards and constant valuation amounts.

SURFACExchange
Cumulative # of Clients (end of year)	0	0	4	6	8
Daily Volume per Client (end of year)	0	0	528,421	611,274	581,433
Commission Revenue per Million Traded (end of year)	$10.0	$10.0	$10.0	$10.0	$10.0

c.
Revenues from Bond Quantum Licensing begins in Year 1, and increase at a significant rate of subscribers to the service based on market assumptions of similar sophisticated and specialized services (Bloomberg and others). The licensing fee is maintained on a conservatively low basis throughout the projected years.

Bond Quantum
Cumulative # of Clients (end of year)	10	81	321	561	801
Fee per Month	$1,000.0	$1,000.0	$1,000.0	$1,000.0	$1,000.0
Primary Costs
1.
Prime broker and Electronic Communication Networks (ECN) Fees are maintained the same throughout projected years, and based on market costs for similar correspondent prime services;

2.
Salary costs increase as ramp up of business takes place, settling with 32 operational/regulatory, sales and technological employees, and increasing at 3% per annum rate throughout the projected years;

3.
Bonification pool assumptions are 10% of last 12 months net income; and

4.
All other SGA expenses remained almost constant throughout projected years

Technology Platform Utilization	Year 1	Year 2	Year 3	Year 4	Year 5
Prime Broker Fee ($ Per Million)	4.0	4.0	4.0	4.0	4.0
ECN Fees ($ Per Million)	2.0	2.0	2.0	2.0	2.0
In making the foregoing assumptions, AtlasClear relied on a number of factors, including:
•
Available market share in the small and mid-sized financial institution space, generally with annual revenues up to $1 billion;

•
The added and incremental value anticipated to be created by expanding the product offerings;

•
The intercompany efficiencies anticipated to be created between the clearing firm and the bank; and

•
Management’s experience and expectations.

Among the assumptions that resulted in the change from the Initial Projections to the Updated Projections were a reduction in the number of new correspondents in the first two years, a reduction in the number of new licensed brokers, and a reduction in the amount of margin balances and stock loan.
While AtlasClear believes the above-mentioned assumptions to be reasonable for preparation of its prospective financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, AtlasClear used and relied upon certain industry information provided by third parties in the context of their business. While AtlasClear believes the use of such information and assumptions to be reasonable for preparation of the prospective financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances.
Recommendation of the Quantum Board and Reasons for the Business Combination
As described under “Background of the Business Combination” above, the Quantum Board, in evaluating the Business Combination, created a Special Committee, consisting of independent directors, to evaluate, structure and negotiate the Business Combination, and to make a formal recommendation to the board as to the Business Combination. The Special Committee, in the course of its evaluation and negotiations, consulted with members of Quantum’s management team and financial and legal advisors, and considered the fairness opinion, before unanimously recommending that the board approve the Business Combination Agreement. The Quantum Board discussed the Special Committee’s findings and recommendations, and consulted with Quantum’s management team and financial and legal advisors, including with respect to AtlasClear, Wilson-Davis, Commercial Bancorp and certain other assets to be contributed and purchased, considered as a whole, including the consideration to be paid for each. In addition, the projections discussed above were provided to the Quantum Board and it was aware of the assumptions supporting the projections and related uncertainties. The Board was also aware of and considered the risk that Wilson-Davis may not be able to continue its clearing services for introducing broker customers if it is unable to meet its excess net capital requirements by the October 26, 2023 deadline, and the potential resulting impact on the projections and underlying assumptions. In reaching its resolution that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of Quantum and its stockholders and to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the Quantum Board considered a range of factors, including, but not limited to, (i) the consideration to be paid by AtlasClear for Wilson-Davis, Commercial Bancorp, the contributed assets and the potential Pacsquare Assets, (ii) the fairness opinion, (iii) the advice of financial and legal advisors, (iv) the projections discussed above, as well as the assumptions supporting such projections and the related uncertainties; (v) the risk that Wilson-Davis may not be able to continue its clearing services for introducing broker customers if it does not meet its net capital requirements and the potential resulting impact on the projections and underlying assumptions; and (vi) the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Quantum

Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Quantum Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Quantum’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Quantum Board obtained a fairness opinion in connection with its consideration of the transactions contemplated by the Business Combination Agreement and also considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The Quantum Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.
The Quantum Board concluded that the potential benefits that it expected Quantum and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Quantum Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Quantum and its stockholders. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — The Quantum Board’s and Reasons for the Combination.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Co-Sponsors, our directors and officers and AtlasClear’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. For example, John Schaible, Quantum’s Chairman of the Board and Chief Executive Officer, is also the Chief Strategy Officer of AtlasClear. In addition, Mr. Schaible is the Chairman and Chief Executive Officer of Atlas FinTech, in which he also has an ownership interest. Sandip Patel, a director of Quantum, also has a less than 10% ownership interest in Atlas FinTech. Atlas FinTech owns 50% of AtlasClear and also owns a controlling membership interest in Quantum Ventures. Pursuant to the Contribution Agreement and Pacsquare Acquisition Agreement, Atlas FinTech is expected to transfer certain technology assets to AtlasClear in connection with the Business Combination. It is also anticipated that Mr. Schaible will enter into an employment agreement with New Pubco upon consummation of the Business Combination. Our directors and the members of the Special Committee were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Mr. Schaible was not on the Special Committee.
Quantum Ventures, Chardan Quantum, and their respective affiliates have invested an aggregate of approximately $      million, including investments in Founder Shares, Quantum Private Warrants, and Sponsor Working Capital Loans, including to loans to fund the extensions, which they stand to forfeit and lose if Quantum is unable to complete a business combination prior to the Extended Date (up to February 9, 2024 if Quantum Ventures extends the period of time to consummate a business combination pursuant to the Second Extension Amendment). Such Founder Shares and Quantum Private Warrants had an aggregate market value of $      million, based on the closing price of Quantum’s Public Shares and warrants on the NYSE American and OTC, respectively, on    , 2023 of $      and $      , respectively. Certain officers and directors of Quantum have pecuniary interests in such investments through their ownership interest in Quantum Ventures, or have direct ownership of Quantum Public Shares. None of Quantum Ventures or current officers or directors of Quantum will receive any interest in the Business Combination other than the interests they owned prior to the Business combination or as described above.
Stockholders should take all of these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that the Co-Sponsors have waived their right to redeem any of the Founder Shares and Public Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that the Co-Sponsors paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $     based on the closing price of $     per Public Share on the NYSE American on            , 2023;

•
the fact that the Co-Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Quantum fails to complete an initial business combination by the Extended Date;

•
the fact that the Co-Sponsors (including its representatives and affiliates) and Quantum’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Quantum. Quantum’s directors and officers also may have become aware of business opportunities which may have been appropriate for presentation to Quantum, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. The Existing Charter provides that Quantum renounces its interest in any corporate opportunity offered to any director or officer of Quantum unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Quantum and such opportunity is one Quantum is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Quantum. Quantum is not aware of any such conflict or opportunity being presented to any Co-Sponsor, founder, director or officer of Quantum nor does Quantum believe that the limitation of the application of the “corporate opportunity” doctrine in the Existing Charter had any impact on its search for a potential business combination;

•
the fact that the Co-Sponsors paid approximately $5,562,500 for 5,562,500 Quantum Private Warrants, each of such Quantum Private Warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of New Pubco Common Stock at $11.50 per share; if Quantum does not consummate an initial business combination by the Extended Date, then the proceeds from the sale of the Quantum Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Co-Sponsors will be worthless; the warrants held by the Co-Sponsors had an aggregate market value of approximately $     based upon the closing price of $     per warrant on the OTC on      , 2023;

•
the beneficial ownership of 40,833 Founder Shares purchased by each of Quantum’s officers and directors by Quantum Ventures. All such shares would become worthless if Quantum does not consummate an initial business combination by the Extended Date, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $     based on the closing price of $     per Public Share on the NYSE American on           , 2023;

•
if the Trust Account is liquidated, including in the event Quantum is unable to complete an initial business combination within the required time period, Quantum Ventures has agreed that it will be liable to Quantum if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Quantum has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
John Schaible, the current Chairman of the Board and Chief Executive Officer of Quantum, is expected to continue to be the Chief Strategy Officer, and to become a director, of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay to him for his services as an executive officer and a director;

•
members of the Quantum Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on Quantum’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
Quantum Ventures and Quantum’s officers, directors or their affiliates may make working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Quantum Private Warrants would have an aggregate market value of approximately $     based on the last sale price of $     of the Quantum Public Warrants on         , 2023;

•
Steven J. Carlson, Sandip I. Patel and Thomas J. Hammond, current directors of Quantum, are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Carlson, Patel and Hammond will receive any cash fees, stock options, stock awards or other remuneration that the New Pubco Board determines to pay them for their service as directors; and

•
following the consummation of the Business Combination, we will continue to indemnify Quantum’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Quantum or our securities, our initial stockholders, AtlasClear and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Quantum Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
Entering into any such incentive arrangements may have a depressive effect on shares of Quantum Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Quantum will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal  —  Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.
Opinion of SHEUMACK GMA
On November 2, 2022, SHEUMACK GMA rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of SHEUMACK GMA’s written opinion addressed to the Quantum Board and the Special Committee dated November 2, 2022) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA as set forth in its written opinion, the Merger Consideration to be paid to the AtlasClear Stockholders and Wilson-Davis stockholders is fair, from a financial point of view, to Quantum and the unaffiliated stockholders of Quantum.
SHEUMACK GMA’s opinion was directed to the Quantum Board and the Special Committee and only addressed the fairness, from a financial point of view, of the Merger Consideration to be paid by Purchaser pursuant to the Business Combination Agreement, and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger. The summary of SHEUMACK GMA’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SHEUMACK GMA in connection with the preparation of its opinion. Neither SHEUMACK GMA’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Quantum Board, Quantum or any security holder as to how to act or vote on any matter relating to the merger or otherwise.
Analyses underlying SHEUMACK GMA’s opinion and on which SHEUMACK GMA’s opinion is based and the resulting opinion address only the fairness, from a financial point of view, of the proposed Merger Consideration to be paid by Purchaser pursuant to the Business Combination Agreement and SHEUMACK GMA did not express any views nor did it conduct any financial or other analyses whatsoever of any other terms, aspects or implications of the Business Combination Agreement or the merger including, without limitation (i) any term of the Business Combination Agreement that is not subject to financial analyses; (ii) the redemption obligations of Quantum; (iii) the capital structure of Quantum, AtlasClear and the acquisition of the Target Companies (the “Target Acquisitions”); (iv) any capital raising transaction of Quantum or AtlasClear; and; (v) any terms and conditions associated with the ancillary documents contemplated by the Business Combination Agreement, including (a) the Support Agreement; (b) the Sponsor Support Agreement; and (c) the Lock-Up Agreement, among other things.
SHEUMACK GMA reviewed, among other things, the draft Business Combination Agreement (dated November 1, 2022) and reviewed certain publicly available and non-public business and financial information relating to Quantum, the Company and the Target Acquisitions. Among other important assumptions on which the financial analyses contained herein are based, the Quantum and AtlasClear acknowledge and agree that:

(i)
AtlasClear’s financial statements and the financial statements of the Target Acquisitions have been calculated, assembled and presented to SHEUMACK GMA in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a basis consistent with the preparation of AtlasClear’s and the Target Acquisitions’ consolidated audited financial statements;

(ii)
all AtlasClear and Target Acquisitions’ consolidated historical partial year and forecast financial statements prepared for and provided to SHEUMACK GMA are unaudited financial statements prepared in accordance with U.S. GAAP and representing AtlasClear’s best internal estimates of (i) partial-year actual financial performance and financial condition and; (ii) forecast financial performance and financial condition;

(iii)
unaudited financial information may differ from audited financial information; and

(iv)
past financial performance is not representative of future performance and as such there can be no assurance that AtlasClear, inclusive of Target Acquisitions will achieve the financial forecasts provided by AtlasClear.

SHEUMACK GMA reviewed certain non-public internal financial and business information in respect of the past and current business, operations, financial condition, financial performance and prospects of AtlasClear inclusive of Target Acquisitions as furnished to SHEUMACK GMA by AtlasClear and Quantum, including certain financial forecasts relating to the businesses of AtlasClear, inclusive of the Target Acquisitions, prepared by the executive management of AtlasClear and approved for SHEUMACK GMA use in analyses on which SHEUMACK GMA’s opinion is based by both AtlasClear and Quantum. SHEUMACK GMA understands that the Board of Directors of AtlasClear has authorized such information to be used by Quantum for the purpose of negotiating and agreeing to the terms and conditions of the Agreement and by SHEUMACK GMA for the purpose or purposes of the analyses contained herein.
AtlasClear provided Quantum and SHEUMACK GMA with a Board-approved multi-year financial forecast inclusive of the AtlasClear’s projected consolidated statement of financial performance (“Income Statement”) and the projected consolidated statement of financial condition (“Balance Sheet”) for the fiscal year ended December 31, 2022 through and including the fiscal year ending December 31, 2027, each presented on a pro forma basis to give full effect to the acquisition and integration of the Target Acquisitions and AtlasClear’s stand-alone (independent) financial performance thereafter. AtlasClear has informed Quantum and SHEUMACK GMA that the financial forecast provided represents the Company’s best judgment as to its future financial performance and condition. Subsequent to the delivery by SHEUMACK GMA of its oral opinion, AtlasClear confirmed with and to Quantum and SHEUMACK GMA that there has been no material adverse change in its business, operations, perceived competitive position or financial condition and capitalization that might reasonably give rise to a change in AtlasClear’s financial forecast, the probability assigned by AtlasClear of achieving same and other such assumptions and variables which may in whole or in part cause AtlasClear to reduce its financial forecast for the purpose of SHEUMACK GMA’s analyses or otherwise.
SHEUMACK GMA’s Opinion has been prepared utilizing public information and non-public information provided by Quantum and AtlasClear, including affiliates thereof and Wilson-Davis and Commercial Bank. In respect of the Target Acquisitions, SHEUMACK GMA has relied, with authorization of Quantum, on AtlasClear to provide all AtlasClear financial projections on a pro forma basis giving effect to the consummation and full and complete integration, including purchase accounting under U.S. GAAP. SHEUMACK GMA has relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information. SHEUMACK GMA has not made any independent evaluation or appraisal of the assets or liabilities, solvency or fair value of Quantum, AtlasClear, or the entities or assets subject to Target Acquisitions.
In respect of AtlasClear and Target Acquisitions, to the extent any forward-looking financial information appears herein, SHEUMACK GMA has relied upon Quantum and the management and the Board of Directors of AtlasClear in the provision of same and as to the reasonableness and achievability of such forward-looking information (including the assumptions thereof and bases therefor). SHEUMACK GMA has assumed that such forecast or forecasts reflects the best currently available estimate and judgment of AtlasClear as approved and authorized by AtlasClear’s Board of Directors, and that such forecast or forecasts will be realized in the amounts and in conformance with the time period currently estimated by AtlasClear. SHEUMACK GMA expresses no view as to any forward-looking financial information or the assumptions on which it is or they are based. Due to various risks and uncertainties, actual results may differ materially from those reflected or contemplated in such forward-looking financial information. The information set forth herein is based upon the information made available to SHEUMACK GMA as of the date hereof, unless indicated otherwise. Portions of the information herein may be based upon certain estimates provided directly to SHEUMACK GMA by AtlasClear and Quantum, in which case SHEUMACK GMA has assumed said endorsement has been expressly received by AtlasClear’s Board of Directors.
SHEUMACK GMA makes no representation or warranty, express or implied, with respect to the accuracy, adequacy or completeness of the information contained in these materials. SHEUMACK GMA expressly disclaims any liability for any statements, express or implied, contained in, or omissions from, these materials. The past performance information concerning Quantum, AtlasClear and Target Acquisitions are not necessarily indicative of future results and there can be no assurance that any party will achieve comparable results in the future.
SHEUMACK GMA acted as financial advisor to the Special Independent Committee (the “Special Committee”) of the Quantum Board and to no other party. The information herein has been prepared for the Special Committee and the Quantum Board, only. SHEUMACK GMA expressly disclaims responsibility for and will not authorize distribution of this information to any other party except as expressly authorized in writing by SHEUMACK GMA. Nothing contained in this work product constitutes tax, accounting, actuarial, legal, regulatory, executive compensation or other professional advice. Nothing contained herein, either in whole or part, is intended to be a recommendation and as such, no party is authorized by SHEUMACK GMA to interpret or represent any such content as a recommendation. SHEUMACK GMA’S letter and only its letter, duly authorized by SHEUMACK GMA, may be interpreted to be and may be represented as SHEUMACK GMA’s Opinion.
Nothing whatsoever contained herein, including but not limited to financial analyses in whole or in part, constitutes in any way an offer to sell or the solicitation of an offer to buy any securities in any U.S. state or other jurisdiction. This letter, in part and in its entirety, represents proprietary intellectual property of SHEUMACK GMA and is provided on a confidential basis solely for the information of the Special Committee and the Quantum Board so that it may consider the information described herein, and is not to be reproduced, shared or used for any other purpose. Furthermore, recipients of this work product are not to construe its contents as legal or financial advice nor advocacy in favor of the proposed Agreement, Merger, Business Combination or any other transaction related to or dependent on the Agreement. No attorney-client privilege or other similar relationship with any person shall be created by the transmittal or review of this work product.
In preparing its Opinion, SHEUMACK GMA, with consent of Quantum, has not assumed any responsibility for independent verification of, and have not verified, any of the foregoing information. SHEUMACK GMA has, with Quantum’s consent, assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by SHEUMACK GMA. SHEUMACK GMA has not been requested to make, and have not made, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Quantum, AtlasClear, or the Target Acquisitions or any of their respective affiliates, and SHEUMACK GMA has not been furnished with any such evaluation or appraisal, nor has SHEUMACK GMA made any physical inspection of the properties or assets of Quantum, AtlasClear or the Target Acquisitions. Further, SHEUMACK GMA has assumed, with Quantum’s consent, that all of the information prepared by and furnished to SHEUMACK GMA by the management of AtlasClear and Quantum for purposes of SHEUMACK GMA’s Opinion, including all non-public financial forecasts provided by AtlasClear and the Target Acquisitions, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of the respective managements of AtlasClear and Target Acquisitions. SHEUMACK GMA expresses no opinion in respect of such forecasts or projections or the assumptions upon which they are based.
SHEUMACK GMA has not undertaken any independent legal analysis of the Agreement, the Merger or any of the transaction or transactions contemplated by the Agreement, Merger or the Business

Combination or any legal or regulatory proceedings pending or threatened related to Quantum, AtlasClear, or the Target Acquisitions. SHEUMACK GMA has not been asked to (nor does SHEUMACK GMA directly or indirectly) express any opinion as to the after-tax consequences of receipt of the Merger Consideration by AtlasClear or the Target Acquisitions. No opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional advisers. SHEUMACK GMA also has assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by SHEUMACK GMA, and that the transaction or transactions thereto will be consummated on the terms described in the draft Agreement, without any material delay or waiver of any material terms or conditions by Quantum or AtlasClear. SHEUMACK GMA has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and all transactions related thereto will be obtained without any adverse effect on Quantum and AtlasClear. The issuance of the Opinion was approved by SHEUMACK GMA’s Fairness Opinion and Valuation committee in accordance with SHEUMACK GMA’s customary practice.
SHEUMACK GMA’s Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the information made available to us as of the date hereof. SHEUMACK GMA assumes no responsibility for updating, revising or reaffirming this Opinion based on circumstances, developments or events occurring after the date hereof. Furthermore, SHEUMACK GMA does not express any opinion as to the impact of the Merger or any transactions related thereto or on the solvency or viability of Quantum or on AtlasClear or the ability of Quantum or AtlasClear to fund their respective obligations when they come due.
SHEUMACK GMA’s Opinion does not address or make any recommendation as to the merits of the underlying decision by Quantum to enter into the Agreement and/or to complete the Target Acquisitions or the relative merits of the Target Acquisitions and the Agreement as compared to other business strategies that might be available to Quantum. SHEUMACK GMA expresses no opinion as to whether any alternative transaction may result in terms, conditions or financial or strategic impact more favorable to Quantum or its stockholders than AtlasClear including the Target Acquisitions and those contemplated by the Agreement. In addition, SHEUMACK GMA’s Opinion does not in any manner address the prices at which the Common Stock of New Pubco will trade following consummation of the Target Acquisitions and the Agreement or the prices at which the Common Stock of New Pubco will trade at any time and we express no opinion or recommendation as to how the shareholders of Quantum should vote or act with respect to the Agreement. SHEUMACK GMA is not expressing any opinion regarding the fairness of the amount or nature of any compensation or other such remuneration relating to retention agreements to any of Quantum or AtlasClear’s officers, employees, directors, or any class of such persons, relative to the Merger Consideration to be received by the AtlasClear Stockholders and Wilson-Davis stockholders and/ or the Target Acquisitions. SHEUMACK GMA expresses no opinion as to the fairness from a financial point of view to Quantum and the unaffiliated shareholders of Quantum of any consideration paid in connection with the Target Acquisitions and the Agreement to the holders of any specific class of securities, creditors or other constituencies of AtlasClear Stockholders and Wilson-Davis stockholders.
This Opinion is for the use and benefit of the Quantum Board including the Special Committee and is rendered to the Quantum Board in connection with its consideration of the Mergers and Business Combination. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time or in any manner, in whole or in part, without our written consent; provided, however, that this letter may be included in its entirety in any registration statement, report, proxy statement or other filing made by Quantum with any United States regulatory authorities or in any such documents or similar documents disseminated to stockholders of Quantum in accordance with applicable securities law and may be referred to in such filings or documents as being included therein.
The following is a summary of the material analyses performed by SHEUMACK GMA in connection with the preparation of its opinion and reviewed with the Special Committee on November 2, 2023, but does not purport to be a complete description of all the analyses underlying SHEUMACK GMA’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. SHEUMACK GMA believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.
Implied Value of the Proposed Total Merger Consideration.   As consideration for the Second Merger, Quantum proposes to pay, ratably according to beneficial ownership, the AtlasClear Stockholders who are stockholders on the Effective Date, $75,400,000 in New Pubco Common Stock, reduced by the Purchase Price for the Target Acquisitions, and the right to receive deferred conditional consideration (“Conditional Consideration” or “Earn Out Consideration”) of up to 5,944,444 Share Price Earn Out Shares of New Pubco common stock and up to $20,000,000 of Software Products Earn Out Shares to be paid if and to the extent earned after the Effective Date in accordance with the terms and conditions set forth in the Agreement.
Based on certain assumptions made along with other factors, SHEUMACK GMA estimated the net present value of the proposed Merger Consideration to be $162,663,112 (referred to in SHEUMACK GMA’s analysis as “Total Available Consideration”) inclusive of (i) Closing Consideration of $75,400,000 (referred to in SHEUMACK GMA’s analysis as “Proposed Closing Consideration”) and; (ii) estimated net present value of available Earn Out Consideration of (a) $74,617,202 of Share Price Earn Out Shares and (b) $12,645,911 of Software Products Earn Out Shares.
In analyzing and estimating the value of the proposed Merger Consideration, SHEUMACK GMA acknowledged and recognized that the proposed Merger Consideration includes both Closing Consideration and Earn Out Consideration. In respect of the Earn Out Consideration, SHEUMACK GMA acknowledged to the Special Committee that the Earn Out Consideration consists of (a) Share Price Earn Out Shares, payable only if and to the extent New Pubco’s stock price attains certain agreed upon targets on each of three dates (each a “Triggering Event date”) following the Effective Date and; (b) up to $20,000,000 of Software Products Earn Out Shares, payable if and to the extent certain software revenue performance targets are reached on each of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) anniversary of the Effective Date. In respect of Earn Out Consideration, SHEUMACK GMA acknowledged, with consent of the Special Committee that all such forecast assumptions may or may not become realized and as such, the actual amount of Earn Out Consideration, if any, and the actual amount of Merger Consideration paid may differ from the amounts used and set forth in the SHEUMACK GMA analysis. SHEUMACK GMA further acknowledged, with the consent of the Special Committee, that a portion of the Earn Out Consideration is based on Quantum’s future stock price performance and a portion of the Earn Out Consideration is based on future Quantum software revenue performance. SHEUMACK GMA acknowledged in its analyses, with the consent of the Special Committee, that the actual Quantum stock price may differ from the stock price estimates and forecasts used in SHEUMACK GMA’s analyses and actual Quantum financial performance may differ from the forecast performance, and that any change in such assumptions and actual results and performance will result in Earn Out Consideration, if and when earned and paid, and Merger Consideration that will differ from the amounts of Earn Out Consideration and Merger consideration estimated by SHEUMACK GMA and used in its analyses.
As part of its analysis of Merger Consideration (inclusive of Closing Consideration and Earn Out Consideration), SHEUMACK GMA made the following, among other assumptions:
(i)
The Earn Out Consideration will be earned and paid in accordance with the terms and conditions of the Agreement.

(ii)
New Pubco’s share price on the dates that are six (6), twelve (12) and eighteen (18) months following the Effective Date (each a “Triggering Event date”) will be equal to the minimum required share price (i.e. the share price will be not more than or less than this minimum share price) in order to trigger payment of the Share Price Earn Out Shares.

(iii)
Revenue performance thresholds required in order to trigger payment of all (100%) of the Software Products Earn Out Shares will be achieved such that all (100%) of the available Software Products Earn Out Shares will be paid pursuant to the Agreement.

(iv)
The present value factor used by SHEUMACK GMA to discount estimated future Earn Out Consideration is consistent with and equivalent to the unlevered equity discount rate (“UEDR”) estimated and applied in the Discounted Cash Flow Analysis included herein.

Valuation Multiples implied by the Proposed Closing Consideration and Total Available Consideration.
The revenue multiples implied by the Proposed Closing Consideration, based on AtlasClear’s forecast and projected revenues for each of Year 1, Year 2 and Year 3 of the Company Pro Forma Financial Forecast, respectively, are 2.9x, 1.6x and 1.0x, respectively. The revenue multiples implied by the Total Available Consideration, based on AtlasClear’s forecast and projected revenues for each of Year 1, Year 2 and Year 3 of the Company Pro Forma Financial Forecast, respectively, are 6.2x, 3.5x and 2.2x, respectively.
The earnings before interest and income tax (“EBIT”) multiples implied by the Proposed Closing Consideration, based on AtlasClear’s forecast and projected revenues for each of Year 1, Year 2 and Year 3 of the Company Pro Forma Financial Forecast, respectively, are (negative), 10.2x and 5.7x, respectively. The earnings before interest and income tax (“EBIT”) multiples implied by the Total Available Consideration, based on AtlasClear’s forecast and projected revenues for each of Year 1, Year 2 and Year 3 of the Company Pro Forma Financial Forecast, respectively, are (negative), 21.9x and 12.3x, respectively.
The net income multiples implied by the Proposed Closing Consideration, based on AtlasClear’s forecast and projected revenues for each of Year 1, Year 2 and Year 3 of the Company Pro Forma Financial Forecast, respectively, are (negative), 14.5x and 7.6x, respectively. The net income multiples implied by the Total Available Consideration, based on AtlasClear’s forecast and projected revenues for each of Year 1, Year 2 and Year 3 of the Company Pro Forma Financial Forecast, respectively, are (negative), 31.3x and 16.5x, respectively.
Discounted Cash Flow (“DCF”) Analysis.
SHEUMACK GMA utilized and undertook analyses consistent with a traditional free cash flow-based discounted cash flow (“DCF”) analyses to estimate the present fair market valuation of AtlasClear’s common equity capitalization on a fully diluted change of control basis. SHEUMACK GMA used sensitivity analyses to illustrate a range of outcomes based on a range of variables relating to net income growth rate, terminal year multiple (at which time AtlasClear is assumed to be sold) and the cost of capital (assuming an unlevered equity discount rate, or “UEDR” methodology). In incorporating financial forecast data and other information from AtlasClear into its analyses, SHEUMACK GMA acknowledges and agrees that there can be no assurance that AtlasClear will achieve the forecast results. Among others, the DCF analysis is based on the following principal assumptions:
(i)
For the duration of said forecast period, AtlasClear will:

a.
complete and integrate only the Target Acquisitions and no other acquisition transactions;

b.
pay no dividends on its common shares;

c.
achieve all assumptions as presented and included in certain schedules supporting the financial forecast data; and

d.
achieve all financial forecasts and deploy all working and investment capital in the manner reflected in the forecast and as presented.

(ii)
The Effective Time of the Merger will commence within a Commercially Reasonable Period and all Target Acquisitions will be consummated either prior to the Effective Time or within a Commercially Reasonable Period such that AtlasClear will derive full financial benefit of its financial forecast for the fiscal year ending December 31, 2023 (that is, the full financial benefit of Year-1 of the forecast period and not less than full financial benefit will accrue to AtlasClear).

(iii)
All of the issued and outstanding common shares of AtlasClear, accounted for on a fully-diluted basis, will be sold on the fifth (5th) anniversary (“herein “AtlasClear Sale”), whereupon all proceeds of such sale transaction will be paid ratably according to ownership interest to AtlasClear shareholders in immediately available and non-contingent cash consideration such that all shareholders will realize full and fair value for their shareholdings on a single date in time (“AtlasClear Sale”).

a.
The AtlasClear Sale will be consummated on a debt-free, cash-free basis with a working capital adjustment payable and paid to shareholders;

b.
Cash flow available to common stockholders during forecast period and at the time of the AtlasClear Sale will be discounted to an estimated net present value (“NPV”) assuming a capitalization structure comprising 100% equity and no debt;

c.
The estimated cost of equity capital, or unlevered equity discount rate, is estimated in accordance with the methodology of the Capital Asset Pricing Model (“CAPM”);

d.
The 10-Year U.S. Treasury Bond is used as the applicable benchmark for the risk-free rate; and

e.
Any and all sensitivity analyses performed by SHEUMACK GMA was performed solely for illustrative purposes only and should not be interpreted by Quantum as SHEUMACK GMA attempting to assign probabilities to future financial forecast periods.

(iv)
All financial forecast data used in the Discounted Cash Flow Analysis were derived from AtlasClear’s Pro Forma Financial Forecast. SHEUMACK GMA relied on AtlasClear’s assumptions that all Target Acquisitions (except for Commercial Bancorp/Farmers State Bank) will be completed at the Effective Time (December 31, 2022). As to the Commercial Bancorp transaction, AtlasClear is assuming that as of the Effective Time, completion shall be dependent only on receipt (or waiver) of regulatory approval.

(v)
For financial reporting purposes, AtlasClear’s fiscal year end is December 31.

(vi)
SHEUMACK GMA is relying on the assumption by AtlasClear that of all proposed, pending and agreed (but not yet closed) entities participating in the Business Combination Agreement are completed pursuant to representations made to Quantum and SHEUMACK GMA by AtlasClear’s executive management with express Board approval as part of this analysis.

(vii)
Any modifications, terminations, or amendments to the proposed Business Combination Agreement could materially change the results of AtlasClear’s Pro Forma Financial Forecast, and concurrently affect SHEUMACK GMA’s Discounted Cash Flow Analysis as a result of these changes.

(viii)
The 2022E period presented in SHEUMACK GMA’s work product represents only the results of Wilson-Davis and no other entities or Target Acquisitions.

(ix)
All references to “Year 1” in the Company Financial Forecast refer to the period beginning on the date that all proposed Target Acquisitions are completed and ends twelve (12) months after the date that all proposed Target Acquisitions are completed. All future Financial Forecast years after Year 1 follow a twelve (12) month fiscal year in conformity with the periodicity of Year 1.

(x)
SHEUMACK GMA’s analysis assumes that the beginning of Year 1 in AtlasClear’s Financial Forecast commences within a Commercially Reasonable Period — which SHEUMACK GMA defines as a period no longer than six (6) to nine (9) months following the delivery of SHEUMACK GMA’s Opinion. If the AtlasClear Financial Forecast commences at a time after the Commercially Reasonable Period, the forecast results of AtlasClear could materially change.

(xi)
In the event that AtlasClear does not execute any one of the Target Acquisitions and does not execute a comparable acquisition to replace a Target Acquisition within a Commercially Reasonable Period, SHEUMACK GMA believes the probability of AtlasClear achieving its long-range forecast is diminished.

To estimate the value of one hundred percent of AtlasClear’s common shares (on a fully diluted basis) at the time of the AtlasClear Sale, SHEUMACK GMA applied a multiple of 9.9x to AtlasClear’s projected EBIT for the fiscal year ending December 31, 2027 pursuant to the Pro Forma Financial Forecast, a multiple equivalent to the median multiple of last twelve months (“LTM”) EBIT of a selected group of precedent comparable merger and acquisition transactions selected and employed by SHEUMACK GMA as part of its guideline precedent comparable merger and acquisition transaction analysis. SHEUMACK GMA estimated an unlevered equity discount rate (“UEDR”) of 17.52% and employed and applied this UEDR to estimate the net present value of future cash flows available to AtlasClear’s common equity shareholders as a result of the assumptions referend herein. In estimating the UEDR, SHEUMACK GMA employed a methodology consistent with that of the capital asset pricing model (“CAPM”) inclusive of (i) a risk-free rate of 4.02% (equal to the implied interest rate payable, based on market prices on October 26, 2022, on the 10-year U.S. Treasury Bond); (ii) a market risk premium of 5.65%; (iii) a small company size premium of 8.41%, and; (iv) an unlevered beta factor of approximately 0.90. This analysis resulted in the implied equity value for AtlasClear of approximately $244.8 million, as compared to the implied value of the proposed Closing Consideration of $75.4 million and the implied value of the proposed Total Available Consideration of approximately $162.7 million.
Guideline Comparable Public Company Analysis.
SHEUMACK GMA reviewed certain financial and stock market information relating to the following publicly traded companies in comparable financial and technology industries (collectively, the “selected companies”). Although none of the selected companies is directly comparable to AtlasClear, the selected companies were chosen because they have or exhibit certain attributes that, for purposes of SHEUMACK GMA’s analysis and based on its experience and professional judgment, may be considered similar or comparable to certain attributes of AtlasClear based on industry, sector, business, operational, performance, growth and or profitability metrics. (1) The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of October 26, 2022.
For each of the selected companies, SHEUMACK GMA calculated and reviewed, among other information, total enterprise value or equity market capitalization as a multiple of projected revenue and EBIT for the fiscal years ending December 31, 2023 and December 31, 2024 and compared such observed valuation multiples to the comparable multiples of AtlasClear’s Year 1 and Year 2 project revenue and EBIT (pursuant to the Pro Forma Financial Forecast) implied by the proposed Closing Consideration and the proposed Total Available Consideration. The results of this review, in summary format, are presented as follows:
Selected Companies	Total Enterprise Value / Projected 2023 Revenues	Proposed Closing Consideration / AtlasClear Year 1 Revenues	Total Available Consideration / AtlasClear Year 1 Revenues	Total Enterprise Value / Projected 2024 Revenues	Proposed Closing Consideration / AtlasClear Year 2 Revenues	Total Available Consideration / AtlasClear Year 2 Revenues
Technology- enabled Integrated Financial and Capital Markets Venues and Securities and Data Processing Companies	7.8x (Median) 12.1x (Maximum)	2.9x	6.2x	7.4x (Median) 11.5x (Maximum)	1.6x	3.5x

Selected Companies	Total Enterprise Value / Projected 2023 Revenues	Proposed Closing Consideration / AtlasClear Year 1 Revenues	Total Available Consideration / AtlasClear Year 1 Revenues	Total Enterprise Value / Projected 2024 Revenues	Proposed Closing Consideration / AtlasClear Year 2 Revenues	Total Available Consideration / AtlasClear Year 2 Revenues
Technology- enabled Business Process and Intelligence Solutions Companies	3.4x (Median) 12.3x (Maximum)	2.9x	6.2x	3.1x (Median) 11.0x (Maximum)	1.6x	3.5x
Technology- enabled Integrated Data Processing and Payment Services Companies	2.4x (Median) 11.4x (Maximum)	2.9x	6.2x	2.4x (Median) 9.4x (Maximum)	1.6x	3.5x
Selected Companies	Equity Market Capitalization / Projected 2023 EBIT	Proposed Closing Consideration / AtlasClear Year 1 EBIT	Total Available Consideration / AtlasClear Year 1 EBIT	Equity Market Capitalization / Projected 2024 EBIT	Proposed Closing Consideration / AtlasClear Year 2 EBIT	Total Available Consideration / AtlasClear Year 2 EBIT
Technology- enabled Integrated Financial and Capital Markets Venues and Securities and Data Processing Companies	15.2x (Median) 22.6x (Maximum)	(Negative)	(Negative)	14.3x (Median) 19.3x (Maximum)	10.2x	21.9x
Technology- enabled Business Process and Intelligence Solutions Companies	13.9x (Median) 64.4x (Maximum)	(Negative)	(Negative)	12.4x (Median) 34.3x (Maximum)	10.2x	21.9x
Technology- enabled Integrated Data Processing and Payment Services Companies	17.1x (Median) 47.5x (Maximum)	(Negative)	(Negative)	12.1x (Median) 37.2x (Maximum)	10.2x	21.9x
Notably, in its Guideline Comparable Public Company Analysis, SHEUMACK GMA prioritized revenue and EBIT-based financial performance measures and valuation multiples implied by same due the high growth nature of the Company and SHEUMACK GMA’s conclusions, based on interactions with both the Special Committee and AtlasClear in the period leading up to the delivery by SHEUMACK GMA of its opinion, that during the period inclusive of the Pro Forma Financial Forecast, New Pubco management will actively be managing the business to maximize revenue growth and certain other performance indicators such as imputed market share growth and market share statistics while subordinating other operating priorities including but not necessarily limited to the achievement of optimal long-term profitability and other operating and financial margins. All financial performance data attributable to the selected companies were based on Wall Street research analysts’ estimates and other publicly available information and calendarized when necessary.
Guideline Precedent Comparable Transaction Analysis.
Using publicly available information, SHEUMACK GMA reviewed valuation multiples implied by a selected group of precedent comparable merger and acquisition transactions announced between May 21, 2018 and July 6, 2022 and as included herein that SHEUMACK GMA considered generally and reasonably relevant as transactions involving target companies operating generally in comparable and or relevant financial services industry and or financial technology and or technology industries or sectors therein (the “selected transactions”).

Announcement Date	Target	Acquiror
July 2022	Private Investor Group	Guosheng Financial Holding Inc.
December 2021	Hubwise Holdings Limited	SS&C Technologies, Inc.
October 2021	Sontiq, Inc.	TransUnion LLC
September 2021	GreenSky, Inc.	The Goldman Sachs Group, Inc.
June 2021	Divvy	Bill.com
April 2021	SmartRent.com, LLC	Fifth Wall Acquisition Corp.
April 2021	Mainstream Group Holdings Ltd	SS&C Technologies, Inc.
March 2021	Itiviti Holdings AB	Broadridge Financial Solutions, Inc.
January 2021	Cardtronics plc	NCR Corporation
November 2020	Institutional Shareholder Services Inc.	Deutsche Börse AG
November 2020	Nets A/S	Nexi S.p.A.
May 2019	RPM Technologies	Broadridge Financial Solutions, Inc.
May 2018	Ipreo Holdings LLC	IHS Markit
Although none of the target companies involved in the selected transactions is directly comparable to AtlasClear, these transactions were selected, among other reasons and based on SHEUMACK GMA’s experience and professional judgment, principally as a result of the target companies involved in these transactions sharing certain similar business, operating, financial performance or other characteristics or attributes to AtlasClear and the financial characteristics including but not necessarily limited to revenue, EBIT and net income growth and profit margins implied by and representative of the Pro Forma Financial Forecast among other factors including those based on industry, market or sector participation, and or business and operational characteristics and or financial metrics.
For each of the selected transactions, SHEUMACK GMA calculated the revenue and EBIT valuation multiples implied by the announced transaction value for the twelve months leading up to the transaction announcement (referred to herein as “Last Twelve Months” or “LTM”). Using this data set, SHEUMACK GMA compared the median and maximum multiples implied by the selected transactions to the comparable multiples implied by the proposed Closing Consideration and the proposed Total Available Consideration derived by using AtlasClear’s projected Year 1 revenue and EBIT pursuant to the Pro Forma Financial Forecast. The results of this review were as follows:
	Median (x)	Maximum (x)	Multiple Implied by the proposed Closing Consideration Relative to Projected Year 1	Multiple Implied by the proposed Total Available Consideration Relative to Projected Year 1
LTM Revenue	7.6x (Median)	9.7x	2.9x	6.2x
LTM EBIT	29.0x (Median)	40.3x	(negative)	(negative)
Other Matters
SHEUMACK GMA is a professional services organization specializing in the rendering of strategic and financial advice to financial services companies and institutional investors who are active in the financial services industry. SHEUMACK is not a regulated financial institution nor is SHEUMACK GMA a member of the Financial Industry Regulatory Authority (“FINRA”) or the Securities Investor Protection

Corporation (“SIPC”). Certain employees of SHEUMACK GMA are registered securities representatives and registered securities principals of SGMA Capital Markets Limited (“SGMA CM”), an affiliated entity under common ownership and a member in good standing of FINRA and SIPC. As part of SGMA CM’s investment banking business, SGMA CM is regularly engaged in the business of providing financial advisory services in connection with corporate mergers and acquisitions, asset acquisitions and divestitures and other corporate actions and transactions. Neither SHEUMACK GMA nor SGMA CM have previously provided financial advisory services to Quantum, AtlasClear, the Target Acquisitions or affiliates thereof and has not theretofore received remuneration for such services. In respect of the delivery of its opinion, SHEUMACK GMA will receive a fee for its services that is not contingent upon consummation of the Business Combination or transactions related thereto and/or contemplated by the Agreement, a portion of which was paid as a retainer fee upon SHEUMACK GMA’s retention and the balance of which was paid in full upon SHEUMACK GMA’s rendering of its opinion, which occurred on November 2, 2022. The Special Committee also agreed to reimburse SHEUMACK GMA for reasonable and documented out-of-pocket expenses and to indemnify SHEUMACK GMA against certain liabilities that may arise out of the engagement, including the rendering of SHEUMACK GMA’s opinion, in each case subject to the conditions and limitations set forth in that certain engagement agreement, dated August 31, 2022.
Opinion of Quantum’s Financial Advisor.   The Quantum Board took into account the financial analysis reviewed by SHEUMACK GMA with the Special Committee as well as the oral opinion of SHEUMACK GMA rendered to the members of the Special Committee on November 2, 2022 (which was subsequently confirmed in writing by delivery of SHEUMACK GMA’s written opinion addressed to the Quantum Board and the Special Committee dated November 2, 2022, that the proposed Merger Consideration to be paid to the AtlasClear Stockholders pursuant to the Agreement and Wilson-Davis stockholders pursuant to the Stock Purchase Agreement is fair, from a financial point of view, to Quantum and the unaffiliated stockholders of Quantum. SHEUMACK GMA did not express an opinion as to the fairness, from a financial point of view, to Quantum and the unaffiliated stockholders of Quantum of any consideration paid in connection with the Agreement to the holders of any specific class of securities, creditors or other constituencies of AtlasClear or the Target Acquisitions.
Fees and Expenses.   Pursuant to the advisory services engagement agreement (“EA”) dated August 31, 2022, SHEUMACK GMA received the following remuneration for its services: (i) an initial non-refundable cash payment of $50,000 (the “Initial Fee”) payable upon the execution of the EA; and (ii) a non-refundable cash opinion fee of $100,000 (the “Opinion Fee”), $50,000 of which was earned and paid upon the delivery of SHEUMACK GMA’s analysis and supporting calculations for its Opinion to the Special Committee, and the remaining $50,000 of which was earned and paid upon delivery of the Opinion to the Quantum Board. None of SHEUMACK GMA’s remuneration referenced herein was conditioned, contingent or dependent on the completion of the Business Combination.
In respect of the EA, SHEUMACK GMA rendered no other additional services to Quantum, the Quantum Board or the Special Committee, or to any other party whatsoever.
Disclosure of Prior Relationships.   No material relationship or relationships existed during the two years preceding the date of the Opinion, nor is any mutually understood relationship expected or presumed to be contemplated, nor is any compensation expected to be received by SHEUMACK GMA including any affiliates, and AtlasClear and or any affiliates. SHEUMACK GMA, within the previous two years, has served as co-advisor with and rendered investment banking advisory services to a client who was also a client of a Director of AtlasClear, and SHEUMACK GMA may, in the normal course of pursuing its investment banking advisory business, seek to offer its services to AtlasClear and or its affiliates in the future, or may serve, in its capacity as advisor to other clients, as counterparty to AtlasClear and its affiliates. Notwithstanding the foregoing, SHEUMACK GMA (including affiliates thereof) and AtlasClear (including affiliates thereof) have no formal or informal agreement at this time as to a potential future business relationship.
Satisfaction of 80% Test
It is a requirement under the Existing Charter and NYSE American rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred Marketing Fee and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.
As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $202.8 million, and Quantum had $7,043,750 of Marketing Fee plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the Quantum Board looked at the Target Companies’ post-money enterprise value of approximately $162.6 million. In determining whether the enterprise value represents the fair market value of the Target Companies, the Quantum Board considered all of the factors described in the section entitled “The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination,” and the fact that the purchase price was the result of an arm’s length negotiation. As a result, the Quantum Board concluded that the fair market value of the businesses acquired was in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the Quantum Board, the Quantum Board believes that the members of our management team and the Quantum Board are qualified to determine whether the Business Combination meets the 80% test.
Regulatory Approvals Required for the Merger
Wilson-Davis
FINRA
Completion of the Business Combination is conditioned on the receipt of approval of Wilson-Davis’ Continuing Membership Application by FINRA. Wilson-Davis has filed a notice and application to obtain the necessary regulatory approval from FINRA. On June 20, 2023, Wilson-Davis received approval from FINRA of the Continuing Membership Application.
DTCC Notifications
As a participant in NSCC, a clearing agency subsidiary of DTCC, Wilson-Davis is required to submit to DTCC written notification regarding the change of ownership and control of Wilson-Davis contemplated by the Business Combination Agreement consistent with the requirements of the rules of NSCC. Wilson-Davis provided verbal notification to DTC in November 2022. DTC may request further information and documentation as part of its review of the notice application.
Commercial Bancorp
Federal Reserve
The CB Merger of Commercial Bancorp into AtlasClear is subject to approval by, or a waiver of the applicable approval requirements from, the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956 (the “BHC Act”) and its implementing regulations. In considering the approval of a transaction such as the CB Merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. New Pubco intends to file an application with the Federal Reserve for the CB Merger with and into AtlasClear following the change in control of Commercial Bancorp and its wholly-owned subsidiary Farmers State Bank.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve to challenge the approval on antitrust grounds. While Commercial Bancorp does not know of any reason that the Department of Justice would challenge regulatory approval or waiver, as applicable, by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Wyoming Division of Banking
In addition, the CB Merger requires the approval of the state banking commissioner of Wyoming pursuant to Wyoming Statute § 3-9-308. Under Wyoming law, the state banking commissioner shall consider the financial and managerial resources and future prospects of Commercial Bancorp and the combined company and whether the convenience and needs of the community will be served by the merger. The application to the state banking commissioner with respect to the merger is also subject to public comment. New Pubco intends to file an application for approval of the merger with the state banking commissioner following consummation of the Business Combination. The companies are not aware of any reason why the state banking commissioner would fail to approve the merger as contemplated under this proxy statement/prospectus.
Anticipated Accounting Treatment
The Business Combination will be accounted for in accordance with the acquisition method of accounting, with Quantum considered to be the accounting acquirer of Wilson-Davis. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. Costs related to the transaction are expensed as incurred.
Quantum was deemed the accounting acquirer based on the following factors:
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Quantum will be issuing cash and shares of its common stock

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Quantum will control the voting rights under both redemption scenarios

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Quantum will have the largest minority voting interest

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Quantum will have control over the Board

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Most of senior management of the post-combination company will be former Quantum officers

AtlasClear does not meet the definition of a business and will therefore be treated as an asset acquisition by Quantum, which will include the assets contributed from Atlas FinTech. AtlasClear’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Quantum on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.
Exchange Listing
Quantum Common Stock is currently traded on the NYSE American under the symbol “QFTA” and Quantum Public Warrants (each to purchase one-half of one share of Quantum Common Stock) are currently traded on the OTC Markets under the symbol “QFTAW.” New Pubco will apply for the listing of New Pubco Common Stock on the NYSE under the ticker symbol “ATCH.”
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Quantum or our securities, our initial stockholders, AtlasClear and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Quantum Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
Entering into any such incentive arrangements may have a depressive effect on shares of Quantum Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Quantum will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Quantum’s good faith estimate of such amounts.
Sources and Uses of Proceeds
Sources and Uses of Funds
The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination while still satisfying the conditions of the Business Combination Agreement. Where actual amounts are not known or knowable, the figures below represent Quantum’s good faith estimate of such amounts assuming a business combination closing of                  , 2023. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
(in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions
Sources of Funds
Cash and investments held in Trust Account	$53,458	$36,090
Common stock to AtlasClear Stockholders	44,400	44,400
Total sources	$97,858	$80,490
Uses
Common stock to AtlasClear Stockholders	$44,400	$44,400
Cash to balance sheet	40,922	23,554
Transaction Fees and Expenses	12,536	12,536
Total Uses	$97,858	$80,490
New Pubco Board Following the Business Combination
The initial board of directors of the Company is expected to consist of seven members. Immediately following the Closing Date, the New Pubco Board will be as set forth in the section entitled “Management of the Company Following the Business Combination.”
Name; Headquarters
In connection with the Business Combination, Quantum will change its name to “AtlasClear Holdings, Inc.” The Company will be headquartered at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607.
Redemption Rights
Pursuant to the Existing Charter, a Public Stockholder may request that Quantum redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to                 , Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

Public Stockholders may elect to redeem all or a portion of such Public Stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, Quantum will redeem each share of Quantum Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Quantum instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.
In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the transfer agent prior to                 , Eastern Time, on                 , 2023 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, Quantum will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.
Holders of Quantum Warrants will not have redemption rights with respect to the warrants.
Vote Required for Approval
The Closing is conditioned on the approval of the Business Combination Proposal, the Director Election Proposal and the Incentive Plan Proposal at the Special Meeting. The Business Combination Proposal is conditioned on the approval of the Director Election Proposal and the Incentive Plan Proposal.
The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.
As of the record date, our Co-Sponsors, directors and officers have agreed to vote any shares of Quantum Common Stock owned by them in favor of the Business Combination.
Recommendation of the Quantum Board
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of Quantum’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Quantum and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS
Proposal No. 2 — The Advisory Charter Proposals
Overview
In connection with the Business Combination, Quantum is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not required by Delaware law but, pursuant to SEC guidance, Quantum is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, stockholder votes on these proposals (as the Advisory Charter Proposals) are advisory votes, and are not binding on Quantum or the Quantum Board. In the judgment of the Quantum Board, these provisions are necessary to adequately address the needs of the Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Charter Proposals, Quantum intends that the Proposed Charter and Proposed Bylaws will take effect at the Closing (assuming approval of the Business Combination Proposal). Stockholders are encouraged to carefully review the terms of the Proposed Charter and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2.
Summary of the Advisory Charter Proposals
Quantum’s stockholders will be asked to approve, on a non-binding advisory basis, the following material changes below the Proposed Charter and the Existing Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals.
The following is a summary of the material changes to be effected by the Proposed Charter and Proposed Bylaws relative to the Existing Charter and current bylaws, as well as the Quantum Board’s reasons for proposing these changes. This summary is qualified in its entirety by reference to the full text of the Proposed Charter and Proposed Bylaws, copies of which are attached to this proxy statement/ prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Charter and Proposed Bylaws in their entirety for a more complete description of their terms.
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Proposal No. 2A: To change the name of Quantum.   Currently, New Pubco’s name is “Calculator New Pubco, Inc.” New Pubco’s name will be changed to “AtlasClear Holdings, Inc.” The Quantum Board believes the name of the post-Business Combination company should more closely align with the operating business of the Company and therefore has proposed this name change. In addition, the Quantum Board believes that using the “AtlasClear Holdings, Inc.” name will strengthen the company’s reputation, brand, and, as a result, stockholder value.

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Proposal No. 2B: To eliminate certain provisions related to Quantum’s status as a special purpose acquisition company.   Removal of certain provisions of the Existing Charter that are related to Quantum’s status as a special purpose acquisition company provisions is desirable because these provisions that relate to the operation of Quantum as a special purpose acquisition company prior to the consummation of its initial business combination will not be applicable to the Company following the Closing, and many of these provisions cease to apply upon the consummation of Quantum’s initial business combination. For example, these proposed amendments remove the obligation of Quantum to dissolve and liquidate if a business combination is not consummated within a certain period of time.

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Proposal No. 2C: To increase the required voting thresholds to approve amendments to the Proposed Bylaws and to certain provisions of the Proposed Charter.   The Existing Charter requires the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Quantum capital stock entitled to vote generally in the election of directors, voting together as a single class, for stockholders to adopt, amend, alter or repeal Quantum’s current bylaws and the Existing Charter. The Proposed Charter will increase the required voting thresholds to at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the

Company entitled to vote generally in the election of directors, voting together as a single class, to approve amendments to the Proposed Bylaws and amendments to certain provisions of the Proposed Charter if any such amendment was not approved by at least two-thirds (2/3) of the Whole Board (as defined below in the section titled “Comparison of Stockholders’ Rights”) of the Company. The Quantum Board believes that requiring the approval by the affirmative vote of holders of at least two-thirds of the Company’s voting power of then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to the Proposed Bylaws or to certain provisions of the Proposed Charter that were not approved by the Whole Board is intended to protect key provisions of the Proposed Charter and the Proposed Bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
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Proposal No. 2D: To require a supermajority vote for the removal of directors.   The Existing Charter requires the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Quantum capital stock entitled to vote generally in the election of directors, voting together as a single class, for stockholders to remove a director. The Proposed Charter will require a supermajority vote consisting of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to remove a director. The Quantum Board believes that a supermajority voting requirement for the removal of directors is appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Quantum Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Pubco Common Stock following the Business Combination. The Quantum Board further believes that, going forward, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with the Company Board to reach terms that are appropriate for all stockholders.

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Proposal No. 2E: To remove the provision renouncing the corporate opportunity doctrine.   The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Quantum, to renounce any interest or expectancy of the corporation in certain business opportunities. Under the Existing Charter, the corporate opportunity doctrine does not apply with respect to Quantum or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. This provision renouncing the corporate opportunity doctrine is removed from the Proposed Charter. The Quantum Board believes that the removal of the provision renouncing the corporate opportunity doctrine ensures that directors, officers and controlling stockholders may not take advantage of opportunities beneficial the Company for themselves without first disclosing the opportunity to the Company Board and giving them the opportunity to pursue or decline the opportunity on behalf of the Company.

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Proposal No. 2F: To modify the exclusive forum provision.    The Existing Charter adopts the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, or for which the Court of Chancery does not have subject matter jurisdiction. The Existing Charter further provides that such exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter modifies this exclusive forum provision to clarify that the exclusive jurisdiction of the Court of Chancery will not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Charter adopts, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Quantum Board believes that clarifying in the Proposed Charter that the current exclusive forum provision does not apply to actions asserted to enforce any duty or liability created by either the Securities Act or the Exchange Act, or, in each case, the rules or regulations promulgated thereunder, will permit the Company to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to AtlasClear Stockholders, in conformity with recent SEC guidance regarding such limitations. In addition, the Quantum Board believes that adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
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Proposal No. 2G: To amend the Existing Charter such that the Company will be governed by Section 203 of the Delaware General Corporation Law.   Section 203 of the DGCL regulates corporate acquisitions. Section 203 generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving the corporation and the interested stockholder and a sale of more than 10% of the corporation’s assets. In general, the anti-takeover law defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting shares. Quantum previously “opted out” of the provisions of Section 203. Following the Business Combination and the charter amendment, the Company will be subject to the provisions of Section 203 of the DGCL. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company’s Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Company Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Vote Required for Approval
The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Charter Proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on the Company or our board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, the Company intends that the Proposed Charter will take effect upon the Closing.
Recommendation of the Quantum Board
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of Quantum’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Quantum and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL
Proposal No. 3 — The Incentive Plan Proposal
Overview
In this Incentive Plan Proposal, Quantum is asking its stockholders to approve the New Pubco, Inc. 2023 Equity Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “Equity Incentive Plan.” The Quantum Board intends to approve the Equity Incentive Plan prior to, and subject to stockholder approval at, the Special Meeting. If the Equity Incentive Plan is approved by Quantum’s stockholders, the Equity Incentive Plan will become effective on the Closing Date. If the Equity Incentive Plan is not approved by Quantum’s stockholders, it will not become effective and no stock awards will be granted thereunder. The Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C.
As of the end of its most completed fiscal year, Quantum did not have any compensation plans under which equity securities were authorized for issuance.
Reasons to Approve the Equity Incentive Plan
The purpose of the Equity Incentive Plan is to enhance the Company’s ability to attract, retain and incentivize employees, independent contractors and directors and promote the success of its business. The Quantum Board anticipates that equity compensation will be a vital element of the Company’s compensation program and believes that the ability to grant stock awards at competitive levels is in the best interest of the Company and its stockholders. The Quantum Board believes the Equity Incentive Plan is critical in enabling the Company to grant stock awards as an incentive and retention tool as the Company continues to compete for talent.
Approval of the Equity Incentive Plan by Quantum’s stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and to allow the grant of incentive stock options under the Equity Incentive Plan. If the Equity Incentive Plan is approved by Quantum’s stockholders, the Equity Incentive Plan will become effective as of the Closing and the Company will register the necessary shares of New Pubco Common Stock on a Registration Statement on Form S-8. Approval of the Equity Incentive Plan is a condition to Closing under the Business Combination Agreement.
Description of the Equity Incentive Plan
Set forth below is a summary of the material features of the Equity Incentive Plan. The Equity Incentive Plan is set forth in its entirety as Annex C to this proxy statement/prospectus, and all descriptions of the Equity Incentive Plan contained in this Incentive Plan Proposal are qualified by reference to Annex C.
Purpose
The Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure the Company’s success and accomplish its goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with the AtlasClear Stockholders, and (iii) promote the success of the Company’s business.
Types of Stock Awards
The Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve
Number of Shares
Subject to adjustments as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of New Pubco Common Stock that may be issued under the Equity Incentive Plan will be equal to 10% of the total number of shares of New Pubco Common Stock issued and outstanding immediately following the Closing. The shares may be authorized, but unissued, or reacquired New Pubco Common Stock. Furthermore, subject to adjustments as set forth in the Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that become available for issuance pursuant to the Equity Incentive Plan pursuant to the provisions below.
The number of shares available for issuance under the Equity Incentive Plan will be increased on the first day of each fiscal year beginning with the 2024 fiscal year through and including the first day of the 2033 fiscal year, in each case, in an amount equal to the lesser of (a) 5% of the total number of shares of New Pubco Common Stock that are issued and outstanding on the first day of the applicable fiscal year, (b) the number of shares of New Pubco Common Stock initially reserved for issuance under the Equity Incentive Plan, and (c) such smaller number of shares determined by New Pubco Board (for purposes of this Incentive Plan Proposal, the “Board”).
Lapsed Awards
To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an “exchange program” (as defined in the Equity Incentive Plan), the unissued shares that were subject thereto shall, unless the Equity Incentive Plan shall have been terminated, continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by the Company upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the Equity Incentive Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the shares (including without limitation upon forfeiture to or repurchase by the Company in connection with a participant ceasing to be a service provider) shall again be available for future grant under the Equity Incentive Plan. To the extent a stock award under the Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Equity Incentive Plan. To the extent any Assumed Option or Assumed RSU expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject thereto shall, unless the Equity Incentive Plan shall have been terminated, become available under the Equity Incentive Plan for issuance pursuant to future awards. In addition, any shares which are retained by the Company upon exercise of any Assumed Option or settlement of any Assumed RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable) shall be treated as not issued and become available under the Equity Incentive Plan for issuance pursuant to future awards. Shares issued pursuant to any Assumed Option, and that, as of immediately prior to the Closing, were subject to a substantial risk of forfeiture, that in either case are later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a participant ceasing to be a service provider) shall become available under the Equity Incentive Plan for issuance pursuant to future awards.
Assumption or Substitution of Awards
The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (i) assuming such award under the Equity Incentive Plan or (ii) granting a stock award under the Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the Equity Incentive Plan if the other company had applied the rules of the Equity Incentive Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the Equity Incentive Plan shall not reduce the number of shares authorized for grant under the Equity Incentive Plan or authorized for grant to a participant in any fiscal year.
Eligibility
Employees, directors and independent contractors of the Company or its affiliates are all eligible to participate in the Equity Incentive Plan. Incentive stock options may only be granted to employees. Following the Closing, the Company is expected to have approximately 15 employees, three consultants and four non-employee directors who will be eligible to be granted stock awards under the Equity Incentive Plan.
Administration
The Equity Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (for purposes of this Incentive Plan Proposal, the “Plan Administrator”). To the extent desirable to qualify transactions under the Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.
Subject to the terms of the Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the Equity Incentive Plan and stock awards granted pursuant to the Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Equity Incentive Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the Equity Incentive Plan and compliance with applicable laws); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Equity Incentive Plan; (xiii) authorize any person to execute on the Company’s behalf any instrument required to give effect to the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the Equity Incentive Plan.
To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Equity Incentive Plan to one or more of the Company’s directors or officers.
The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the “determination date” (as defined in the Equity Incentive Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “Incentive Plan Proposal — Description of the Equity Incentive Plan — Performance Goals” for more information.
Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).
Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.
The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s capital stock or the stock of any parent or subsidiary of the Company, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of the Company’s capital stock or the stock of any parent or subsidiary of the Company, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.
At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may vest and/or be exercised and will determine any conditions that must be satisfied before the stock option may vest and/or be exercised. A stock option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with the Company or one of its affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “Incentive Plan Proposal —Description of the Equity Incentive Plan — Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.
In the absence of a specified time in the stock option agreement, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than “Cause” (as defined in the Equity Incentive Plan), but in no event later than the expiration of the term of such stock option. If a participant ceases to be a service provider for Cause, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement or, if there is no specified time in the stock option agreement, any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)
The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of New Pubco Common Stock on the date of grant. A SAR will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with the Company or one of its affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “Incentive Plan Proposal —Description of the Equity Incentive Plan — Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from the Company in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of New Pubco Common Stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of New Pubco Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of New Pubco Common Stock. RSUs will vest at such time, and upon such terms, as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with the Company or one of its affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule and other terms applicable to such a stock award, the Plan Administrator may impose whatever conditions as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “Incentive Plan Proposal — Description of the Equity Incentive Plan — Performance Goals” for more information.
Unless the Plan Administrator determines otherwise, during the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares and, if any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.
Participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.
Stock Bonus Awards
A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may, but are not required to, be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. Payment of a stock bonus award will be made upon the date(s) determined by the Plan Administrator and set forth in the award agreement. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.
Performance Goals
The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets, return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share; (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (xxvi) objective goals relating to projects; and (xxvii) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).
Outside Director Limitations
Stock awards granted during a single fiscal year under the Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any non-employee director (“Outside Director”), except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.
Leaves of Absence / Transfer Between Locations
The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between the Company locations or between the Company and any of its subsidiaries. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3-month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Change in Time Commitment
In the event a participant’s regular level of time commitment in the performance of his or her services for the Company or one of its affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of any outstanding stock award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding stock award (in accordance with all applicable laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Plan Administrator takes any such action, the participant will have no right with respect to any portion of any affected stock award.
Nontransferability of Stock Awards
Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.
Recoupment Policy
The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the Equity Incentive Plan, a stock award granted under the Equity Incentive Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse the Company for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under, or benefits provided pursuant to, the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.
Adjustment
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of New Pubco Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the New Pubco Common Stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code.
Corporate Transaction
In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of the Company’s then-outstanding capital stock or (iv) a change in control (as defined below), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if the Company is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such outstanding stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding stock award; (f) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to shares previously acquired pursuant to stock awards; (g) the opportunity for participants to exercise such outstanding stock options and/or SARs prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or SARs upon the consummation of such corporate transaction for no consideration; or (h) the cancellation of such outstanding stock awards in exchange for no consideration.
Change in Control
A stock award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a “change in control” (as defined in the Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between the Company or any of its affiliates and the participant, but in the absence of such provision, no such acceleration will occur.
Amendment, Termination and Duration of the Equity Incentive Plan
If approved by Quantum’s stockholders, the Equity Incentive Plan will continue in effect for a term of 10 years measured from the date the Quantum Board adopts the Equity Incentive Plan, unless terminated earlier under the terms of the Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the Equity Incentive Plan.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a

Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.
The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have the Company withhold otherwise deliverable cash or shares, or delivering to the Company already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable laws.
The Company will be entitled to a tax deduction in connection with a stock award under the Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Company may deduct as a business expense in any year with respect to certain of its most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of AtlasClear Stockholders to maintain flexibility in the Company’s approach to executive compensation and to structure a program that the Company considers to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The Equity Incentive Plan does not provide for set benefits or amounts of awards and no stock awards have been approved that are conditioned on stockholder approval of the Equity Incentive Plan. No stock awards have been approved under the Equity Incentive Plan in connection with the Business Combination. All future awards to directors, executive officers, employees and consultants under the Equity Incentive Plan are discretionary and cannot be determined at this time.
Vote Required for Approval
The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast by holders of outstanding shares of Quantum Common Stock represented at the Special Meeting by attendance in person or by proxy and entitled to vote at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of the vote on the Incentive Plan Proposal. However, for purposes of this proposal, the NYSE American considers an abstention vote as a “vote cast,” and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.
The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Director Election Proposal. Therefore, if the Business Combination Proposal and the Director Election Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by our Public Stockholders.
Recommendation of the Quantum Board
THE QUANTUM BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of Quantum’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Quantum and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.
THE DIRECTOR ELECTION PROPOSAL
Proposal No. 4 — The Director Election Proposal
Overview
Stockholders are being asked to elect    directors to the Company’s board of directors, effective upon the Closing, with each director having a term that expires at the Company’s annual meeting of stockholders held in the year following the year of their election, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.
Director Nominees
The Quantum Board has nominated each of        to serve as directors of the Company. Please see the section entitled “Management of the Company Following the Business Combination” for more information on the experience of the nominees.
Vote Required for Approval
The election of the director nominees pursuant to the Director Election Proposal requires a plurality of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person at the Special Meeting and “WITHHOLD” votes will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.
The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the Incentive Plan Proposal. Therefore, if the Business Combination Proposal and the Incentive Plan Proposal are not approved, the Director Election Proposal will have no effect, even if approved by our Public Stockholders.
Recommendation of the Quantum Board
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
The existence of financial and personal interests of Quantum’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Quantum and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL
Proposal No. 5 — The Adjournment Proposal
The Adjournment Proposal allows the Quantum Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or the Advisory Charter Proposals.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the Quantum Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Quantum Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.
The Adjournment Proposal is not conditioned upon any other proposal.
Recommendation of the Quantum Board
THE QUANTUM BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of Quantum’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Quantum and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
Calculator New Pubco, Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions, (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Quantum, Wilson-Davis and the assets to be contributed by AtlasClear, adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the audited historical balance sheet of Wilson-Davis as of June 30, 2023 with the unaudited historical consolidated balance sheet of Quantum as of June 30, 2023, giving effect to the Transactions as if they had been consummated as of that date.
The following unaudited pro forma condensed combined income statement for the six months ended June 30, 2023 combines the unaudited historical statement of income of Wilson-Davis for the period from January 1, 2023 through June 30, 2023 on a pro forma basis with the unaudited historical consolidated statement of operations of Quantum for the six months ended June 30, 2023, giving effect to the Transactions as if they had occurred on January 1, 2022.
The following unaudited pro forma condensed combined income statement for the year ended December 31, 2022 combines the unaudited historical statement of income of Wilson-Davis for the period from January 1, 2022 through December 31, 2022 on a pro forma basis with the audited historical consolidated statement of operations of Quantum for the year ended December 31, 2022, giving effect to the Transactions as if they had occurred on January 1, 2022.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023, has been derived from:
•
the historical unaudited consolidated financial statements of Quantum as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•
the historical audited financial statements of Wilson-Davis as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, has been derived from:
•
the historical unaudited consolidated financial statements of Quantum for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•
the historical audited financial statements of Wilson-Davis for the year ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus less the historical unaudited financial statements of Wilson-Davis for the six months ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus. Refer to Note 2  —“Basis of Presentation” for more detail.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from:
•
the historical audited consolidated financial statements of Quantum for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited financial statements of Wilson-Davis for the six months ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus, the historical audited financial statements of Wilson-Davis for the year ended June 30, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus and the historical unaudited financial statements of Wilson-Davis for the six months ended December 31, 2021. Refer to Note 2 — “Basis of Presentation” for more detail.
This information should be read together with Wilson-Davis’ and Quantum’s audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Companies,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Quantum,” and other financial information included elsewhere in this Registration Statement and proxy statement/prospectus.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2023
(UNAUDITED)
(in thousands, except share and per share amounts)
	(A) Wilson Davis (Historical)	Fair Value True up Adjustments		Adjusted Wilson Davis	Transaction Accounting Adjustments (Assuming No Redemptions)		Consolidated AtlasClear	(B) Quantum (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Contractual Redemptions)		Pro Forma Combined (Assuming Maximum Contractual Redemptions)
Assets
Current assets:
Cash and cash equivalents	$9,094	2	(2)	$9,096	—		$9,096	$1,133	$53,458	(4)	$17,368	$(17,368)	(5)	$—
									(2,783)	(3)
									(12,536)	(6)
									(31,000)	(8)
Cash segregated customers	26,764	—		26,764	—		26,764	—	—		26,764	—		26,764
Cash segregated PAB	201	—		201	—		201	—	—		201	—		201
Receivables – broker-dealers and clearing organizations	783	—		783	—		783	—	—		783	—		783
Receivables – customers net	196	—		196	—		196	—	—		196	—		196
Other receivables	50	—		50	—		50	—	—		50	—		50
Trading securities, market value	4	—		4	—		4	—	—		4	—		4
Prepaid income tax	313	—		313	—		313	—	—		313	—		313
Due from AtlasClear	—	—		—			—	50	—		50	—		50
Prepaids	81	—		81	—		81	29	—		110	—		110
Total Current Assets	37,486	2		37,488	—		37,488	1,212	7,139		45,839	(17,368)		28,471
Operating lease right-of-use assets	146	—		146	—		146	—	—		146	—		146
Cash deposits – broker-dealers and clearing organizations	2,537	—		2,537	—		2,537	—	—		2,537	—		2,537
Property and equipment, net	34	—		34	—		34	—	—		34	—		34
Deferred income tax	—	—		—	—		—	—	—		—	—		—
Other assets	385	—		385	—		385	—	—		385	—		385
Licenses	—	6,939	(2)	6,939	—		6,939	—	—		6,939	—		6,939
Customer list	—	10,163	(2)	10,163	—		10,163	—	—		10,163	—		10,163
Developed technology	—			—	18,163	(1)	18,163	—	—		18,163	—		18,163
Goodwill	—	5,368	(2)	5,368	—		5,368	—	—		5,368	—		5,368
Cash and marketable securities held in Trust Account	—	—		—	—		—	57,410	(53,458)	(4)	—	—		—
									(4,287)	(9)
									335	(3)
Total Assets	$40,588	$22,472		$63,060	$18,163		$81,223	$58,622	$(50,271)		$89,574	$(17,368)		$72,206
Liabilities and Stockholders’ Equity
Current Liabilities
Payables to customers	$27,944	$—		$27,944	$—		$27,944	$—	$—		$27,944	$—		$27,944
Accounts and payables to officers/directors	680	1,408	(2)	2,088	—		2,088	—	—		2,088	—		2,088
Accounts payable and accrued expenses	794			794	—		794	4,601	(3,771)	(6)	1,624	6,386	(5)	8,010
Payables – broker-dealers and clearing organizations	20	—		20	—		20	—	—		20	—		20
Payable to Wilson-Davis shareholders	—	31,000	(2)	31,000	—		31,000	—	(31,000)	(8)	—	—		—
Commissions, payroll and payroll taxes	208	—		208	—		208	—	—		208	—		208
Current portion of lease liability	116	—		116	—		116	—	—		116	—		116
Stock loan	—	—		—	—		—	—	—		—	—		—
Income taxes payable	—	—		—	—		—	581	—		581	—		581
Excise taxes payable	—	—		—	—		—	1,485	—		1,485			1,485
Advances from related party	—	—		—	—		—	1,968	(1,968)	(3)	—	—		—
Promissory note – related party	—	—		—	—		—	480	(480)	(3)	—	—		—
Software earnout liability	—	—		—	10,426	(1)	10,426	—	—		10,426	—		10,426
Total current liabilities	29,762	32,408		62,170	10,426		72,596	9,115	(37,219)		44,492	6,386		50,878
Accrued contingent liability	100	—		100	—		100	—	—		100	—		100
Subordinated borrowings	650	—		650	—		650	—	—		650	—		650
Trading account deposit	100	—		100	—		100	—	—		100	—		100
Long-term lease liability	40	—		40	—		40	—	—		40	—		40
Warrant liabilities	—	—		—	—		—	307	—		307	—		307
Total Liabilities	30,652	32,408		63,060	10,426		73,486	9,422	(37,219)		45,689	6,386		52,075
Common stock subject to possible redemption	—	—		—	—		—	57,114	(52,827)	(5)	—	—		—
									(4,287)	(9)
	—	—		—	—		—	57,114	(57,114)		—	—		—
Stockholders’ Equity
Common stock	41	(41)	(2)	—	—	(1)	—	1	—	(5)	1	—	(5)	1
									—	(7)
Additional paid-in capital	304	(304)	(2)	—	72,099	(1)	72,099	—	52,827	(5)	124,926	(23,754)	(5)	101,172
									—	(7)
Accumulated deficit	9,591	(9,591)	(2)	—	(64,362)	(1)	(64,362)	(7,915)	(8,765)	(6)	(81,042)	—		(81,042)
Total Stockholders’ Equity	9,936	(9,936)		—	7,737		7,737	(7,914)	44,062		43,885	(23,754)		20,131
Total Liabilities and Stockholders’ Equity	$40,588	$22,472		$63,060	$18,163		$81,223	$58,622	$(50,271)		$89,574	$(17,368)		$72,206

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTH ENDED JUNE 30, 2023
(UNAUDITED)
(in thousands, except share and per share amounts)
	(C) Wilson Davis (Historical)	Fair Value True up Adjustments		Adjusted Wilson Davis	Transaction Accounting Adjustments (Assuming No Redemptions)	Consolidated AtlasClear	(D) Quantum (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Contractual Redemptions)		Pro Forma Combined (Assuming Maximum Contractual Redemptions)
Revenue
Commissions	$2,662	$—		$2,662	$—	$2,662	$—	$—		$2,662	—		$2,662
Vetting fees	896	—		896	—	896	—	—		896	—		896
Clearing fees	279	—		279	—	279	—	—		279	—		279
Fees charged to customers	1,024	—		1,024	—	1,024	—	—		1,024	—		1,024
Net loss on firm trading accounts	9	—		9	—	9	—	—		9	—		9
Other	(36)	—		(36)	—	(36)	—	—		(36)	—		(36)
Total Revenue	4,834	—		4,834	—	4,834	—	—		4,834	—		4,834
Expenses
Compensation, payroll taxes and benefits	2,260	—		2,260	—	2,260	—	—		2,260	—		2,260
Data processing and clearing costs	1,457	—		1,457	—	1,457	—	—		1,457	—		1,457
Regulatory, professional fees and related expenses	985	—		985	—	985	—	—		985	—		985
Communications	290	—		290	—	290	—	—		290	—		290
Occupancy and equipment	123	—		123	—	123	—	—		123	—		123
Transfer fees	144	—		144	—	144	—	—		144	—		144
Bank charges	79	—		79	—	79	—	—		79	—		79
Other	52	—		52	—	52	—	—		52	—		52
Amortization of intangible assets	—	1,474	(1)	1,474	—	1,474	—	—		1,474	—		1,474
Operating expenses	—	—		—	—	—	1,485	—		1,485	—		1,485
Total expenses	5,390	1,474		6,864	—	6,864	1,485	—		8,349	—		8,349
Operating loss	(556)	(1,474)		(2,030)	—	(2,030)	(1,485)	—		(3,515)	—		(3,515)
Other income (expense)
Interest income	1,031	—		1,031	—	1,031	8	—		1,039	—		1,039
Interest expense	(54)	—		(54)	—	(54)	—	—		(54)	—		(54)
Gain/loss on fixed assets	(7)	—		(7)	—	(7)	—	—		(7)	—		(7)
Net gain on settlement	—	—		—	—	—	830	—		830	—		830
Change in fair value of warrants	—	—		—	—	—	(123)	—		(123)	—		(123)
Interest earned on investments held in Trust Account	—	—		—	—	—	2,029	(2,029)	(4)	—	—		—
(Loss) income before taxes	414	(1,474)		(1,060)	—	(1,060)	1,259	(2,029)		(1,830)	—		(1,830)
Income tax benefit (expense)	(107)	—		(107)	—	(107)	(581)	—		(688)	—		(688)
Net (loss) income	$307	$(1,474)		$(1,167)	$—	$(1,167)	$678	$(2,029)		$(2,518)	$—		$(2,518)
Weighted average shares outstanding, basic and diluted							13,730,088	(487,881)	(5)	13,242,207	(2,241,272)	(5)	11,000,935
Basic and diluted net income (loss) per share							$0.05			$(0.19)			$(0.23)
Weighted average shares outstanding, diluted							13,730,088	(487,881)	(5)	13,242,207	(2,241,272)	(5)	11,000,935
Diluted net (loss) income per share							$0.05			$(0.19)			$(0.23)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2022
(UNAUDITED)
(in thousands, except share and per share amounts)
	(A) Wilson Davis (Historical)	Fair Value True up Adjustments		Adjusted Wilson Davis	Transaction Accounting Adjustments (Assuming No Redemptions)		Consolidated AtlasClear	(B) Quantum (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Contractual Redemptions)		Pro Forma Combined (Assuming Maximum Contractual Redemptions)
Revenue
Commissions	$8,239	$—		$8,239	$—		$8,239	$—	$—		$8,239	—		$8,239
Vetting fees	1,042	—		1,042	—		1,042	—	—		1,042	—		1,042
Clearing fees	206	—		206	—		206	—	—		206	—		206
Net loss on firm trading accounts	(48)	—		(48)	—		(48)	—	—		(48)	—		(48)
Other	88	—		88	—		88	—	—		88	—		88
Total Revenue	9,527	—		9,527	—		9,527	—	—		9,527	—		9,527
Expenses
Compensation, payroll taxes and benefits	6,572	—		6,572	—		6,572	—	—		6,572	—		6,572
Data processing and clearing costs	1,751	—		1,751	—		1,751	—	—		1,751	—		1,751
Regulatory, professional fees and related expenses	1,059	—		1,059	—		1,059	—	—		1,059	—		1,059
Communications	618	—		618	—		618	—	—		618	—		618
Occupancy and equipment	262	—		262	—		262	—	—		262	—		262
Transfer fees	56	—		56	—		56	—	—		56	—		56
Bank charges	61	—		61	—		61	—	—		61	—		61
Other	144	—		144	—		144	—	—		144	—		144
Amortization of intangible assets	—	2,948	(1)	2,948	—		2,948	—	—		2,948	—		2,948
Transaction cost	—	—		—	64,362	(2)	64,362	—	—		64,362			64,362
Operating expenses	—	—		—	—		—	3,024	8,765	(3)	11,789	—		11,789
Total expenses	10,523	2,948		13,471	64,362		77,833	3,024	8,765		89,622	—		89,622
Operating loss	(996)	(2,948)		(3,944)	(64,362)		(68,306)	(3,024)	(8,765)		(80,095)	—		(80,095)
Other income (expense)
Interest income	612			612	—		612	—	—		612	—		612
Interest expense	(82)	—		(82)	—		(82)	—	—		(82)	—		(82)
Change in fair value of warrants	—	—		—	—		—	6,953	—		6,953	—		6,953
Change in fair value of PIPE derivative liability	—	—		—	—		—	4,566	—		4,566	—		4,566
Interest earned on investments held in Trust Account	—			—	—		—	3,087	(3,087)	(4)	—	—		—
Unrealized loss on marketable securities in Trust Account	—			—	—		—	—	—		—	—		—
(Loss) income before taxes	(466)	(2,948)		(3,414)	(64,362)		(67,776)	11,582	(11,852)		(68,046)	—		(68,046)
Income tax benefit (expense)	160	—		160	—		160	(537)	—		(377)	—		(377)
Net (loss) income	$(306)	$(2,948)		$(3,254)	$(64,362)		$(67,616)	$11,045	$(11,852)		$(68,423)	$—		$(68,423)
Weighted average shares outstanding, basic and diluted								25,156,250	(11,914,043)	(5)	13,242,207	(2,241,272)	(5)	11,000,935
Basic and diluted net income (loss) per share								$0.44			$(5.17)			$(6.22)
Weighted average shares outstanding, diluted								25,156,250	(11,914,043)	(5)	13,242,207	(2,241,272)	(5)	11,000,935
Diluted net (loss) income per share								$0.44			$(5.17)			$(6.22)

Note 1 — Description of the Transactions
On November 16, 2022, Quantum entered into the Business Combination Agreement with New Pubco, Merger Sub 1, Merger Sub 2, AtlasClear and Robert McBey, pursuant to which, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco. Following the Business Combination, New Pubco will change its name to “AtlasClear Holdings, Inc.”
In addition:
•
Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into Amendment No. 2 to the Stock Purchase Agreement, dated as of April 11, 2022 (as further amended on May 30, 2023, the “Broker-Dealer Acquisition Agreement”), with Wilson-Davis and its selling shareholders, pursuant to which, among other things, AtlasClear will acquire all of the issued and outstanding shares of Wilson-Davis.

•
Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into the CB Merger Agreement with Commercial Bancorp, pursuant to which, among other things, Commercial Bancorp will be merged with and into a subsidiary of AtlasClear. The Closing of the CB Merger is expected to occur after the consummation of the Business Combination.

•
Simultaneously with the execution of the Business Combination Agreement, AtlasClear entered into the Contribution Agreement with Atlas FinTech, and Atlas Financial Technologies Corp. pursuant to which Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in the Transferred Intellectual Property (as defined in the Contribution Agreement), among other things.

At the Closing, AtlasClear equity holders will receive merger consideration in shares of New Pubco Common Stock equal to the quotient of (i) $75.4 million, less the purchase prices for Wilson-Davis and Commercial Bancorp, divided by (ii) $10 (the “Merger Consideration”).
In addition, the AtlasClear stockholders will receive up to 5,944,444 shares of New Pubco Common Stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear Stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco Common Stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be cancelled. Atlas FinTech will also receive up to $20 million of New Pubco Common Stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years.
In connection with the Closing, each share of Quantum Common Stock that is outstanding and has not been redeemed will be converted into one share of New Pubco Common Stock.
Each outstanding Quantum Public Warrant will become a warrant to purchase one-half of a share of New Pubco Common Stock. Each outstanding Quantum Private Warrant will become a warrant to purchase one share of New Pubco Common Stock.
Atlas FinTech, which directly or indirectly holds shares of Quantum Common Stock and Quantum Private Warrants, has agreed to transfer, or cause to be transferred, up to 1,279,427 of Quantum Common Stock and up to 1,657,579 of the Quantum Private Warrants held indirectly by it to potential sources of debt, equity or financing if Quantum pursues financing between signing and the Closing. Any of such Quantum Common Stock or Quantum Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration.
Accounting for the Transactions
The Business Combination will be accounted for in accordance with the acquisition method of accounting, with Quantum considered to be the accounting acquirer of Wilson-Davis and Commercial

Bancorp. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. Costs related to the transaction are expensed as incurred. The Company has determined that Wilson-Davis should be considered a probable acquisition and is over 50% significant and therefore should be included in the pro forma financial information and in accordance with Rule 3-05, Wilson-Davis financial statements should be included in this proxy statement/prospectus. However, the Company determined that the acquisition of Commercial Bancorp was neither probable nor significant and therefore the Company has neither included Commercial Bancorp in the pro forma financial information nor included separate financial statements for Commercial Bancorp in this proxy statement/prospectus.
AtlasClear does not meet the definition of a business and will therefore be treated as an asset acquisition by Quantum, which will include the assets contributed from Atlas Fintech. AtlasClear’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Quantum on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.
Quantum was deemed the accounting acquirer based on the following factors:
•
Quantum will be issuing cash and shares of its common stock;

•
Quantum will control the voting rights under the no redemption and the maximum contractual redemption scenarios;

•
Quantum will have the largest minority voting interest;

•
Quantum will have control over the Board; and

•
Most of senior management of the post-combination company will be former Quantum officers.

Note 2 — Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results would have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. AtlasClear, Wilson-Davis and Quantum have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and allow for presentation of Management’s Adjustments. Quantum has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
As Quantum and Wilson-Davis have different fiscal year ends, in order to meet the SEC’s pro forma requirements of combining operating results for an annual period that ends within 93 days of the end of Quantum’s latest annual fiscal year ended December 31, 2022, Wilson-Davis’s financial results for the twelve months ended December 31, 2022, have been calculated by taking (i) Wilson-Davis’s results for the year ended June 30, 2022, minus Wilson-Davis’s results for the six months ended December 31, 2021, plus (ii) Wilson-Davis’s results for the six months ended December 31, 2022.
Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 4,440,000 shares of New Pubco Common Stock issued to AtlasClear stockholders. In addition, the pro forma condensed combined financial statements include the presumed forfeiture of 1,279,427 shares of Quantum Common Stock and 1,657,579 Quantum Private Warrants that are held, directly or indirectly, by Atlas Fintech. Atlas Fintech has agreed to forfeit any of their remaining shares of Quantum Common Stock and Quantum Private Warrants as of immediately prior to the Closing following any transfers for potential financing for no consideration. As of the date of this proxy/statement/prospectus, the Company has not entered any potential sources of debt, equity or other financing.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Quantum common stock:
•
Assuming No Redemptions:   This scenario assumes that no public stockholders of Quantum exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Contractual Redemptions:   This scenario assumes that 2,241,272 Public Shares are redeemed for aggregate redemption payments of approximately $23.75 million, assuming a $10.60 per share redemption price and based on funds in the Trust Account as of June 30, 2023 less redemptions of 406,990 shares representing $4.3 million plus $335,000 of funds deposited into the Trust Account through August 8, 2023 in connection with the extension payments. This scenario represents the maximum permitted amount of redemptions while still satisfying the $40 million minimum cash requirement and the $5 million minimum net tangible asset condition. Should Quantum’s stockholders attempt to redeem more than the maximum amount of 2,241,272 Public Shares, the $40 million minimum cash condition in the Business Combination Agreement may not be satisfied and the parties may not consummate the Business Combination, unless the parties agree to waive the condition. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma shares issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:
Ownership percentage post-Business Combination	No Redemptions		Maximum Contractual Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
AtlasClear Merger Consideration shares	4,440,000	33.5%	4,440,000	40.4%
Quantum public stockholders	5,050,384	38.1%	2,809,112	25.5%
Quantum Founder Shares	3,751,823	28.4%	3,751,823	34.1%
Total shares outstanding	13,242,207		11,000,935
The share amounts and ownership percentages set forth above do not take into account Quantum Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.
Upon consummation of the Business Combination, management will perform a comprehensive review of the entity’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Pro Forma Adjustments
Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet
(A)
Derived from the audited balance sheet of Wilson-Davis as of June 30, 2023.

(B)
Derived from the unaudited consolidated balance sheet of Quantum as of June 30, 2023.

(1)
To reflect the purchase of Developed Technology identified under the Assignment and Assumption Agreement and Bill of Sale (the “Contribution Agreement”) between AtlasClear, Atlas FinTech and Atlas Financial Technologies Corp., pursuant to which Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in certain intellectual property, among other things. There are no historical revenues for the Developed Technology and AtlasClear’s management determined the fair value based on their experience and expectations from running similar models in previous companies. The value was derived based on the purchase price allocation as follows: (the table below is expressed in thousands)

Total Purchase Price	$75,400
Fair value of Software Product Earn Out Shares(b)	10,426
Fair value of Earn Out Shares(c)	27,063
Deficient Cash Free Net Working Capital(d)	636
Total consideration	113,525
Purchase price allocated to Wilson-Davis (see adjustment 8 below)	(31,000)
Purchase price allocated to Contribution Agreement	$82,525
SURFACExchange	$381
Bond Quantum	32
Atlas	7,749
Rubicon	10,000
Total Developed Technology acquired(e)	$18,163
Transaction cost(f)	$64,362

(a)
The closing consideration of $75.40 million is to be delivered in common stock reduced by the purchase price of Wilson-Davis of $31.00 million. The purchase price consists of $20.00 million, the value based on management’s experience with similar firms in the past, plus net capital of approximately $11.00 million. As such 4,400,000 shares are anticipated to be delivered based on $10 per share presumed value of common stock.

(b)
Atlas FinTech will receive up to $20.00 million of New Pubco Common Stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones (based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing). The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years. The value was determined based on projected revenue based on a discount factor. The Earn Out provision was analyzed under ASC 480 and ASC 815. the Software Products Earn Out Shares Payments in this transaction are within the scope of ASC 480 and therefore will be accounted for as a liability and included in the purchase price consideration. The revenue earnout was estimated using a Monte Carlo simulation to determine if and when the revenue hurdles would be achieved. The revenue volatility and revenue to equity correlation was based upon the same guideline public companies. The Monte Carlo simulation was performed simultaneously on both the share price and revenue to account for the correlation between revenue and equity

(c)
Atlas FinTech will receive up to 5,944,444 shares of New Pubco Common Stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear Stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco Common

Stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be cancelled. The Earn Out provision was analyzed under ASC 480 and ASC 815. The earnout provision was deemed to be indexed to the Company’s own stock and therefore equity classified. The share based earnout was estimated using a Monte Carlo simulation to determine if and when the stock price hurdles would be achieved. The expected stock price volatility was based upon guideline public companies.
(d)
The Deficient Cash Free Net Working Capital represents the difference between the working capital balance of AtlasClear and Wilson-Davis (excluding cash) of ($636,369), and the normalized working capital of $0. The excess/deficiency is determined by reviewing the working capital requirements of similar guideline public companies. The normalized working capital was considered reasonable provided the guideline public companies. The actual working capital is not a subjective input and represents actual amounts at the closing balance sheet dates. The normalized working capital is calculated as the last twelve months (“LTM”) revenue of $0 for AtlasClear multiplied by the working capital requirement of ‑5%. The working capital balance of the company should be zero given that AtlasClear has no revenue.

(e)
Under SAB topic 5G transfers of nonmonetary assets for stock prior to an initial offering should be recorded at predecessor cost in accordance with GAAP. As such the value of the Developed Technology was based on the carrying value of Atlas FinTech of $18.16 million. The estimated useful life was determined to be eight years. There are no historical revenues for the Developed Technology and AtlasClear’s management determined the fair value based on their experience and expectations from running similar models in previous companies.

(f)
ASC 350 prohibits the recognition of goodwill in an asset purchase. As such the difference between the purchase price of $81.93 million was charged as transactions and recorded under accumulated deficit of $64.36 million.

(2)
Reflects the allocation, on a preliminary basis, of cost associated with the acquisition of Wilson-Davis under the acquisition method of accounting as though the acquisition occurred on June 30, 2023. The final allocation of the purchase consideration for the Mergers will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed, but in no event later than one year following the completion of the Mergers. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Company following the Mergers due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The preliminary allocation of the purchase price is as follows: (the table below is expressed in thousands)

Cash paid to Wilson-Davis shareholders	$31,000
Allocated to:
Cash	$9,096
Cash segregated	26,965
Receivables	1,029
Trading Securities, market value	4
Prepaid Income Tax	394
Accounts payable, accrued expenses and other current liabilities	(31,053)
Current portion of lease liability	(116)
Property and equipment	34
Cash deposit BDs and Clearing Organizations	2,537
Operating Lease Right-to-Use Lease Assets	146
Deferred Income Tax
Other Assets	385
Stok loan	(1)
Long-term Lease liability	(40)
Accrued Contingent Liability	(100)
Subordinated Borrowing	(650)
Trading Account deposit	(100)
Net assets acquired	8,530
Excess of purchase price over net liabilities assumed before allocation to identifiable intangible assets and goodwill	$22,470
The fair value of property and equipment was determined using the indirect cost approach which utilizes fixed asset record information including historical costs, acquisition dates, and asset descriptions and applying asset category specific nationally recognized indices to the historical cost of each asset to derive replacement cost new less depreciation. Management has also made the initial determination that all other assets and liabilities to be acquired are primarily estimated to be stated at their fair values, which approximates their recorded cost. While a final determination of the value of the identifiable intangibles has not been completed, management has made an initial determination that approximately $22.47 million of the excess of the purchase price over the net assets acquired should be allocated to identifiable intangible assets. The unidentified excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill. (The table below is expressed in thousands)
	Amount	Estimated Useful Life (Years)
Licenses(a)	$6,939	Indefinite
Customer Lists(b)	10,163	15
Intangible Assets	17,102	—
Goodwill	5,368	—
	$22,470	—

(a)
The value of the licenses was based on replacement costs for an operating enterprise which are estimated to be $4.60 million over 16 months. The replication cost was then allocated a 12% estimated developers profit and The entrepreneurial incentive indicates the incremental amount of net cash flow that the owner/operator of the process will earn during the development period compared to the amount of net cash flow the same owner/operator would earn from using an alternative process. The development period was estimated as 1.25 years. The rate of return was based on an annual rate of return of 27.9% resulting in an estimated value of $6.94 million.

(b)
The Wilson Davis customer relationships were valued using the Multi-Period Excess Earnings Method (“MPEEM”). The MPEEM reflects the present value of the operating cash flows generated by existing customer relationships after taking into account the cost to realize the revenue and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

(3)
To reflect the funding of $0.35 million for the July through August extension payments, which was funded by a non-interest bearing, unsecured promissory note payable upon consummation of the Business Combination (each, an “Extension Payment”) and the corresponding payment of this note payable and the Advances from related party and Promissory note- related party at the consummation of the Business Combination.

(4)
To reflect the release of cash from investments held in the trust account.

(5)
The No Redemption Scenario assumes no Quantum shareholders exercise their redemption rights for cash and the common stock subject to redemption amounting to $52.83 million would be transferred to permanent equity. The Maximum Contractual Redemption Scenario assumes the maximum contractual number of shares are redeemed for cash by the Quantum stockholders in the aggregate amount of $23.75 million. The $23.75 million, or 2,241,227 shares, represents the maximum permitted amount of redemptions while still satisfying the $40.00 million minimum cash requirement and the $5 million minimum net tangible asset condition. In addition, the offering cost to be paid in excess of cash on hand will be deferred and accrued for approximately $6.39 million.

(6)
To reflect the payment of $12.54 million of legal, financial advisory and other professional fees related to the Transactions, of which $8.77 million represents the payment of transaction expenses and $3.77 million represents the payment of accrued transaction expenses. The amount of $8.77 million is reflected as an adjustment to accumulated losses.

(7)
To reflect the forfeiture of 1,279,427 shares of Quantum Common Stock and up to 1,657,579 Quantum Private Warrants that are held, directly or indirectly, by Atlas Fintech which would be issued to potential sources of debt, equity or other financing in connection with the Potential Financing, which transfer shall be effectuated in connection with, and as of immediately prior to, the Closing. Atlas Fintech agrees that any Quantum Common Stock or Quantum Private Warrant that remains held, directly or indirectly, by Atlas Fintech as of immediately prior to the Closing shall automatically be forfeited for no consideration and all such shares of Quantum Common Stock or Quantum Private Warrants shall be deemed to be cancelled and no longer outstanding. As of the date of this prospectus/proxy statement, no such sources of debt, equity or other financing have been identified and as such the shares of Quantum Common Stock were deemed forfeited for pro forma purposes.

(8)
To reflect the payment of $31.00 million to the shareholders of Wilson-Davis for the cash purchase consideration as discussed in note 2 above.

(9)
To reflect the redemption that occurred on August 8, 2023 by stockholders holding 406,990 Quantum shares resulting in redemption from trust of $4.29 million.

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
(A)
Derived from the unaudited statements of income of Wilson-Davis for the six months ended December 31, 2022 and 2021, derived from the audited statement of income of Wilson-Davis for the year ended June 30, 2022.

(B)
Derived from the audited consolidated statements of operations of Quantum for the year ended December 31, 2022.

(C)
Derived from the audited statements of income of Wilson-Davis for the year ended June 30, 2023 and 2022 less the unaudited statement of income of Wilson-Davis for the six month period ended December 31, 2022.

(D)
Derived from the unaudited consolidated statements of operations of Quantum for the six months ended June 30, 2023.

(1)
To reflect the amortization of the values assigned to the intangible assets acquired as summarized in the Note 1(d) and 2 of the balance sheet adjustments above. The amortization is over an estimated useful life of 8 years for the developed technology and an estimated useful life of 15 years for the customer lists. (The table below is expressed in thousands)

AMORTIZATION OF INTANGIBLES:	Developed technology	Customer Lists
Amount	$18,163	$10,163
Useful Life	8	15
Annual Amortization	$2,270	$678

(1)
To reflect the one time transaction cost as a result of the nonmonetary asset transfer made by Atlas FinTech to AtlasClear in connection with the transaction, refer to balance sheet adjustment 1e above.

(2)
Represents an adjustment for additional direct, incremental costs of the Transactions of $8.77 million. These costs will not affect the statement of operations beyond 12 months after the closing.

(3)
Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(4)
As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. The calculation is retroactively adjusted to eliminate the 14,667,626 shares redeemed and the 1,279,427 forfeitable shares held by Atlas FinTech for the entire period. For purposes of presenting diluted net income (loss) per share in the pro forma statement of operations for all securities, the Company assumed that the dilutive securities are not dilutive for the periods presented and, therefore, weighted average common shares outstanding for basic and diluted purposes are the same.

Note 4 — Pro Forma Income (Loss) per Share
Represents the unaudited income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Business Combination have been outstanding for the entire periods presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The following tables set forth the computation of pro forma basic and diluted income (loss) per share for the six months ended June 30, 2023 and for the year ended December 31, 2022.
The Earn Out Shares are contingently issuable and are therefore not included in the calculation of pro forma income (loss) per share, basic and diluted. The Earn Out Shares would only be included when the contingency has been met and there is no longer a circumstance in which those shares would not be issued. The warrants are not included in the computation of pro forma income (loss) per share, basic and diluted as the warrants as of the date of this prospectus are out of the money and would not be included under the treasury stock method. As such basic and diluted shares are the same.

(The table below is expressed in thousands, except share and per share data)
	Assuming No Redemption	Assuming Maximum Contractual Redemption
	Six months ended June 30, 2023	Six months ended June 30, 2023
	Pro Forma Combined	Pro Forma Combined
Net loss	$(2,518)	$(2,518)
Weighted average shares outstanding – basic and diluted	13,242,207	11,000,935
Net loss per share – basic and diluted	$(0.19)	$(0.23)
Weighted average shares calculation, basic
AtlasClear Merger Consideration Shares	4,440,000	4,440,000
Quantum Public Shares	5,050,384	2,809,112
Quantum Founder Shares	3,751,823	3,751,823
Weighted average shares, basic and diluted	13,242,207	11,000,935
	Assuming No Redemption	Assuming Maximum Contractual Redemption
	Year ended December 31, 2022	Year ended December 31, 2022
	Pro Forma Combined	Pro Forma Combined
Net loss	$(68,423)	$(68,423)
Weighted average shares outstanding – basic and diluted	13,242,207	11,000,935
Net loss per share – basic and diluted	$(5.17)	$(6.22)
Weighted average shares calculation, basic
AtlasClear Merger Consideration Shares	4,440,000	4,440,000
Quantum Public Shares	5,457,374	2,809,112
Quantum Founder Shares	3,751,823	3,751,823
Weighted average shares, basic and diluted	13,242,207	11,000,935
Percent of shares owned by AtlasClear	34%	40%
Percent of shares owned by Quantum public stockholders	38%	26%
Percent of shares owned by Quantum founders	28%	34%
Excluded securities:
Quantum Public Warrants share equivalent	10,062,500	10,062,500
Quantum Private Warrants share equivalent	4,495,546	4,495,546
Earn Out Shares	5,944,444	5,944,444
Software Product Earn Out Shares (assuming $10 per share)	2,000,000	2,000,000

INFORMATION ABOUT QUANTUM
General
We are a blank check company incorporated as a Delaware corporation on October 1, 2020, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While we may pursue an initial business combination in any region or sector, we have focused our efforts on identifying high-growth financial services and FinTech businesses with an estimated enterprise value up to $1.0 billion as targets for our initial business combination.
Initial Public Offering and Private Placement
On February 9, 2021, Quantum consummated its IPO of 17,500,000 Quantum Units. Each Quantum Unit consists of one Public Share, and one Quantum Public Warrant, each whole Quantum Public Warrant entitling the holder to purchase one-half of one Public Share at $11.50 per full share. The Quantum Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $175,000,000. On February 12, 2021, the underwriters exercised their over-allotment option in full, resulting in Quantum’s issuance of an additional 2,625,000 Quantum Units at a public offering price of $10.00 per unit. After giving effect to the exercise and close of the option, an aggregate of 20,125,000 units were issued in the IPO, with aggregate gross proceeds of $201,250,000.
Simultaneously with the consummation of the IPO and the sale of the Quantum Units, Quantum consummated the private placement of an aggregate of 4,450,000 Quantum Private Warrants to Quantum Ventures and 1,112,500 Quantum Private Warrants to Chardan Quantum, in each case, at a price of $1.00 per Quantum Private Warrant, generating gross proceeds of $5,562,500. In connection with the full exercise of the underwriters’ over-allotment option, Quantum Ventures purchased an additional 472,500 Quantum Private Warrants and Chardan Quantum purchased an additional 118,125 Quantum Private Warrants, in each case, at a price of $1.00 per Quantum Private Warrant, generating additional gross proceeds of $590,625.
A total of $201,250,000 from the net proceeds of the sale of the Quantum Units in our IPO and the sale of the Quantum Private Warrants, including as a result of the full exercise of the underwriters’ over-allotment option, was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee, and has been invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries. Except for all interest income that may be released to us to pay our tax obligations and for dissolution expenses up to $100,000, as applicable, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of: (i) the consummation of our initial business combination the Extended Date, and (ii) a redemption to Public Stockholders prior to any voluntary winding-up in the event we do not consummate our initial business combination within the applicable period.
Extension Amendments
On February 6, 2023, Quantum’s stockholders approved, and Quantum implemented, an amendment to its amended and restated certificate of incorporation (the “Extension Amendment”) to allow Quantum to extend the date by which it has to consummate a business combination for up to an additional six months, from February 9, 2023 (the “Termination Date”) to up to August 9, 2023, by electing to extend the date to consummate an initial business combination for up to six one-month extensions, until August 9, 2023, or a total of up to six months after the Termination Date, or such earlier date as determined by the Quantum Board, unless the closing of Quantum’s initial business combination shall have occurred, provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.055 by the number of Public Shares then outstanding, up to a maximum of $175,000 for each such one-month extension unless the Closing shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Business Combination. In connection with the vote to approve the Extension Amendment, the holders of 14,667,626 shares of Quantum Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $148.5 million, leaving approximately $55.3 million in the Trust Account.
On August 4, 2023, Quantum’s stockholders approved, and Quantum implemented, an amendment to its amended and restated certificate of incorporation (the “Second Extension Amendment”) to allow Quantum to extend the date by which it has to consummate a business combination for up to an additional six months, from August 9, 2023 to up to February 9, 2024, by electing to extend the date to consummate an initial business combination for up to six one-month extensions, until February 9, 2024, or such earlier date as determined by the Quantum Board, unless the closing of Quantum’s initial business combination shall have occurred (such later date, the “Extended Date”), provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.04 by the number of Public Shares then outstanding, up to a maximum of $160,000 for each such one-month extension unless the Closing shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Business Combination. In connection with the vote to approve the Second Extension Amendment, the holders of 406,990 shares of Quantum Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.53 per share, for an aggregate redemption amount of approximately $4.3 million, leaving approximately $53.2 million in the Trust Account.
Non-Redemption Agreement
On August 1, 2023, Quantum and Quantum Ventures entered into a non-redemption agreement (the “Non-Redemption Agreement”) with Funicular Funds, LP (the “Holder”) in exchange for the Holder agreeing either not to request redemption in connection with the Extension (as defined below) or to reverse any previously submitted redemption demand in connection with the Extension with respect to an aggregate of 2,351,800 shares of common stock at the special meeting of stockholders called by Quantum to, among other things, approve an amendment to Quantum’s amended and restated certificate of incorporation to extend the date by which Quantum must consummate an initial business combination to up to February 9, 2024 or such earlier date as is determined by the board of directors of Quantum to be in the best interests of Quantum (the “Extension”). In consideration of the foregoing agreement, immediately prior to, and substantially concurrently with, the closing of an initial business combination, (i) Quantum Ventures (or its designees or transferees) will surrender and forfeit to Quantum for no consideration an aggregate of 235,180 shares of common stock held by Quantum Ventures (the “Forfeited Shares”) and an aggregate of 235,180 warrants held by Quantum Ventures to purchase 235,180 shares of common stock (the “Forfeited Warrants”) and (ii) Quantum shall issue to the Holder a number shares of common stock equal to the number of Forfeited Shares and a number of warrants to purchase shares of common stock equal to the number of Forfeited Warrants.
Termination of TradeStation Merger Agreement
We previously entered into a merger agreement with TradeStation Group, Inc. (“TradeStation”) on November 4, 2021, as amended on December 17, 2021 and April 28, 2022 (the “Merger Agreement”). On August 2, 2022, we received a notice from TradeStation that purported to terminate the Merger Agreement pursuant to Section 12.01(c) thereof. Section 12.01(c) provided that the Merger Agreement may be terminated by either party if the merger of the Company with Merger Sub had not occurred on or before August 1, 2022 (the “TradeStation Termination Date”); provided that such termination right was not available to any party whose breach of any provision of the Merger Agreement had been the primary cause of, or primarily resulted in, the failure of the closing of the business combination to occur on or before such date. On August 2, 2022, we sent a letter to TradeStation stating that TradeStation was not permitted to terminate the Merger Agreement pursuant to Section 12.01(c) because TradeStation’s breaches of, and failure to perform under, the Merger Agreement were the primary cause of the failure of the closing of the business combination to occur on or before the TradeStation Termination Date. On November 15, 2022, we sent a notice to TradeStation terminating the Merger Agreement pursuant to Section 12.01(b) thereof.
Effecting a Business Combination
Fair Market Value of Target Business
Pursuant to NYSE American listing rules, the target business or businesses that Quantum acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust

Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Quantum’s initial business combination. The fair market value of the target or targets will be determined by the Quantum Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our stockholders will be relying on the business judgment of the Quantum Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “The Business Combination Proposal — Satisfaction of 80% Test,” the Quantum Board determined that this test was met in connection with the Business Combination.
Stockholder Approval of the Business Combination
Quantum is seeking stockholder approval of the Business Combination at the Special Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the Existing Charter and the DGCL. The Co-Sponsors and Quantum’s directors and officers have agreed in a letter agreement with Quantum (i) to vote (A) the Founder Shares and (B) any other Quantum Common Stock owned by the Co-Sponsors or Quantum’s directors and officers, in favor of the Business Combination; and (ii) to not redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Existing Charter relating to stockholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not receive such payments and their shares will not be redeemed.
Quantum will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if Quantum has net tangible assets of at least $5,000,001 upon the completion of the Business Combination, after giving effect to payments to Public Stockholders who exercise their redemption rights. Quantum chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended.
Quantum’s Co-Sponsors and officers and directors at the time of the IPO entered into a letter agreement to vote the Founder Shares and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Co-Sponsors and officers and directors own approximately 49.9% of the total outstanding shares of Quantum Common Stock.
Permitted Purchases of Our Securities
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Quantum or our securities, or not otherwise restricted under Regulation M under the Exchange Act, the Co-Sponsors, directors and officers, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Quantum Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
In the event that the Co-Sponsors, directors, officers, Target Companies and/or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. To the extent that the redemption of Public Shares would constitute a tender offer under the Exchange Act, any purchases of Public Shares by the Co-Sponsors, directors, officers and their affiliates outside of the tender offer will be made in compliance with the rules, regulations and interpretations promulgated by the SEC with respect to such purchases and any Public Shares purchased by the Co-Sponsors, directors, officers or their affiliates during the tender offer period but outside of the tender offer will not be voted in favor of the Business Combination. Any such purchases of Public Shares may result in the completion of the Business Combination that may not otherwise have been possible.
Any shares purchased by Quantum’s Co-Sponsors and officers and directors would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the Special Meeting and would not be redeemable by Quantum’s Co-Sponsors and officers and directors.
We will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Co-Sponsors and officers and directors, and the number of Public Shares then redeemed.
Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Co-Sponsors, our directors, director nominees or officers will purchase shares of Quantum Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Redemption Rights for Public Stockholders
Quantum is providing Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon consummation of the Business Combination. Public Stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two (2) business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account, net of taxes), upon the Closing. A holder of Public Shares may elect to redeem without voting, and if they do vote, irrespective of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, such Public Shares will not be redeemed before February 9, 2023 (or the Extended Date, as applicable).
The amount in the Trust Account is approximately $10.47 per Public Share (based on the Trust Account balance as of June 30, 2023). The redemption right includes the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its Public Shares. There will be no redemption rights upon the completion of the Business Combination with respect to Quantum Private Warrants. The Co-Sponsors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Founder Shares and Public Shares they may hold. The Co-Sponsors did not receive any compensation or other consideration, outside of monetary compensation, in exchange for this agreement to waive their redemption rights. Currently, the initial stockholders own 5,031,250 Founder Shares and 901 Public Shares.
Limitation on Redemption Rights
The Existing Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of Public Shares sold in the IPO, without Quantum’s prior consent.
Employees
Quantum currently has two officers. These individuals are not obligated to devote any specific number of hours to Quantum’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. Quantum does not intend to have any full time employees prior to the consummation of the initial business combination.
Facilities and Executive Office
Quantum currently maintains its principal executive offices at 4221 W. Boy Scout Blvd., Suite 300, Tampa, Florida 33607, and its telephone number is 813-257-9366.
The cost for this space is included in the $10,000 monthly charge to Quantum Ventures, which includes certain administrative and support services, which commenced on February 4, 2021 pursuant to an administrative services agreement between Quantum and Quantum Ventures. We cancelled this agreement effective May 9, 2023. Quantum does not own or lease any other property.
Management
Quantum’s current directors and officers are as follows:
Name	Age	Position
John Schaible	53	Chairman and Chief Executive Officer
Miguel Leon	57	Director and Chief Financial Officer
Michael Devlin	41	Director
Sandip I. Patel	56	Director
Thomas J. Hammond	65	Director
Richard Korhammer	57	Director
Steven J. Carlson	63	Director
John Schaible, has served as our Chairman and Chief Executive Officer since our inception in October 2020. Prior to co-founding Quantum Ventures LLC, Mr. Schaible was a co-founder of Atlas Bank, a Latin American based bank and, since 2010, has served as its Vice Chairman. Mr. Schaible has also served as Chief Executive Officer of AtlasBanc Holdings Corp. (“AtlasBanc Holdings”) since 2010 and of Atlas FinTech since 2012, each affiliates of Atlas Bank. Mr. Schaible also co-founded Anderen Bank and was Chief Operating Officer of Anderen Financial, an FDIC chartered financial institution and a bank holding company regulated by the Federal Reserve Board, respectively. Mr. Schaible also founded NexTrade and was instrumental in growing NexTrade until the sale of NexTrade’s electronic communications network (division of NexTrade) to Citigroup, Inc. in 2006. Mr. Schaible also founded Matchbookfx, one of the first spot foreign currency electronic platforms. Mr. Schaible has a degree in business management from Colorado State University. Mr. Schaible also served on the board of Colorado State University’s General Leadership Council and Center for Entrepreneurship.
Miguel Leon, Ph.D. has served as our Chief Financial Officer since our inception in October 2020. Mr. Leon is currently a President and Founding Partner of SCA Inventarios, a Chilean logistics and technology company since 2010; a Director of AtlasBank Panama since 2017; President of Sartor Asset Managements since 2020; and Director of Azul S.A since 2021. He was Director of Tanner Asset Management, an asset management company, since 2020. He was also Partner and Director of Solís de Ovando, Leon & Company, an M&A advisory boutique firm, since 2011. Previously, from 2006 to 2011, he was Lead Partner at KPMG Advisory Area Chile, directing more than ten lines of business in various areas of consulting, including corporate finance, risk and compliance and technology. Mr. Leon was also head of the Centre of Excellence at KPMG Corporate Finance in Latin America. Both at Arthur Andersen and Ernst & Young, he served as Regional Director for the Latin America Global Corporate Finance team. Mr. Leon led many mergers and acquisitions, due diligence, business appraisals, arbitration proceedings, and surveys in economic, finance and accounting with a focus on the banking sector. He was also Dean of the Faculty of Economics, Business and Engineering at the Universidad Finis Terrae and President of the Monetary Club Chile. Mr. Leon has a Ph.D. in management science ESADE, Spain; an M.B.A. from the University of Deusto, Spain; a degree in computer engineering from the University Federico, Santa María; and a degree in business administration from the University of Talca.

Michael Devlin, has served as a member of the Quantum Board since August 2022. Mr. Devlin has been the Managing Director, Private Placements of Pi Capital since September 2021. From December 2019 to August 2021, Mr. Devlin served as the Managing Director and Portfolio Manager of Seaport Global Asset Management. Mr. Devlin was the Founder and Managing Partner of Highline Capital Group from June 2019 to December 2019. From October 2010 to June 2019. Mr. Devlin served as a Research Analyst and a Trader at Candlewood Investment Group. Mr. Devlin has a B.A. degree in Economics from Rutgers University, New Brunswick.
Sandip I. Patel, Esq., has served as a member of the Quantum Board since our inception in October 2020. Mr. Patel has been an attorney and corporate business consultant at Sandip I. Patel, P.A., a law firm founded by Mr. Patel in 2000. Since 2017, Mr. Patel has also served as Chief Legal Counsel of Channel Investments, LLC, a medical device company. Mr. Patel has been involved in the formation, acquisition, development, growth, and liquidity events related to companies in the healthcare, insurance and financial services fields. Mr. Patel currently holds public and private investments in a wide range of industries with a focus on medical devices, biotechnology, healthcare services and related technologies, as well as FinTech and related services. Mr. Patel is also a co-founding shareholder of AtlasBanc Holdings, and was a co-founding shareholder, and board member of Anderen Bank. He served on the board of directors for Avatar Property and Casualty Insurance Company, a Florida-based homeowners insurance company. Mr. Patel was the Founder, President and Chief Executive Officer of the Orion group of companies, a full-service real estate development company. Previously, Mr. Patel served as Head of the New Business Development and M&A team to national health insurance companies. Mr. Patel oversaw all legal, regulatory and governmental affairs on behalf of WellCare, while serving as the General Counsel and a partner in the company. Since September 2021, Mr. Patel has served as a director of Monterey Bio Acquisition Corporation, a special purpose acquisition company (Nasdaq: MTRY). Mr. Patel received his JD degree from the Stetson University College of Law, and a B.B.A in Finance from the University of Georgia.
Thomas J. Hammond has served as one of our independent directors since February 2021. Mr. Hammond was the President of ICE Clear U.S., a wholly owned clearing house of Intercontinental Exchange, Inc. (NYSE: ICE) from 2007 until his retirement in 2017. In that role, Mr. Hammond oversaw all technology, operations and financial functions at the clearing house. Prior to joining ICE, Mr. Hammond was Managing Director, Trading Operations at the Chicago Board of Trade (later the CME Group) where he played a leadership role in the successful transition to the Common Clearing Link. Before joining the CME Group in 2003, for a 17-year period, Mr. Hammond served as Chief Executive Officer, Executive Vice President and Chief Operating Officer of the Board of Trade Clearing Corporation (BOTCC), where he successfully managed the development and implementation of integrated over the counter (OTC) clearing systems. Mr. Hammond currently serves as a board member of Atlas FinTech and, prior to his retirement in 2017, served on the boards of the Financial Services Division and the Chicago Operations Division of the Futures Industry Association, and participated in the Chicago Federal Reserve Bank’s Working Group on Financial Markets. Mr. Hammond earned a Bachelor of Science degree in Business Administration from Lewis University in Romeoville, IL.
Richard Korhammer has served as one of our independent directors since February 2021. Since March 2020, Mr. Korhammer has served as Managing Director and Co-Head of FinTech Investment Banking at Chardan Capital Markets, a global investment bank. From August 2017 to February 2020, he served as Managing Director at SenaHill Securities LLC, an investment banking firm. Previously, from March 2016 to December 2017, Mr. Korhammer served as Chief Executive Officer at Airex, Inc., a producer of cloud-based marketplace. Since 2012, Mr. Korhammer has been the Chairman of the board of directors of Yieldbroker, a Sydney, Australia-based electronic debt and derivatives exchange. Mr. Korhammer was the Chief Executive Officer, Chairman and Co-founder of Lava Trading, an equities and FX best execution trading and order management system platform that he successfully guided from its inception to its acquisition by Citigroup Inc., where he became a Managing Director, overseeing global electronic equities execution. Throughout his career, Mr. Korhammer has held leadership positions including Senior Advisor to Lightyear Capital, a multi-billion dollar private equity firm focusing on the financial sector and Chairman of The Receivables Exchange, an SMB and Fortune 500 receivables trading platform. Mr. Korhammer started his career as a systems engineer as well as serving in business development roles at NeXT Computers, founded by Steve Jobs, which was acquired by Apple Computers. He holds a B.S.E. in computer science and electrical engineering from Princeton University.

Steven J. Carlson, has served as one of our independent directors since February 2021. From October 2022 to February 2023, Mr. Carlson served as President, Secretary and a director of New Pubco. Since 2016, Mr. Carlson has served as Co-Chairman of Magellan Global, a financial services holding company which owns Marco Polo Securities Inc., for which he serves as Chairman, Pi Capital International LLC, for which he serves as Managing Partner, and several other early stage firms. Pi Capital, a global advisory firm headquartered in New York City, provides capital raising, M&A advisory, and general corporate advisory services to firms in the financial institutions, renewable power generation, and real estate sectors around the globe. Securities are offered through an affiliate, Marco Polo Securities, Inc. Marco Polo Securities is a distribution platform enabling foreign financial services firms to market their products in the United States and other select jurisdictions worldwide. Before founding Pi Capital, Mr. Carlson was President and Head of Investment Banking at INTL FCStone Financial Inc. from 2010 to 2016. Prior to that, Mr. Carlson was the founder, Chairman and Chief Executive Officer of the Provident Group, a boutique investment banking firm providing capital raising, M&A and other corporate finance advisory services to firms globally. Provident Group was acquired by INTL in 2010. Prior to forming Provident in 1999, Mr. Carlson was a Managing Director at Lehman Brothers holding various senior positions at the firm. Mr. Carlson began his career at Fannie Mae. Mr. Carlson graduated with a BA in Economics from the University of Maryland and a Master’s Degree in Public Policy from the Kennedy School of Government at Harvard University. We believe Mr. Carlson is well qualified to serve as a director due to his 30 years of experience in the financial services industry in various leadership positions, as well as his investment banking and entrepreneurial experience, having founded and managed several businesses.
Number and Terms of Office of Officers and Directors
The Quantum Board consists of seven members. Subject to any other special rights applicable to the stockholders, any vacancies on the Quantum Board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).
Quantum’s officers are appointed by the Quantum Board and serve at the discretion of the Quantum Board, rather than for specific terms of office. The Quantum Board is authorized to appoint persons to the offices set forth in Quantum’s bylaws as it deems appropriate. Quantum’s bylaws provide that its officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Secretary and such other officers (including without limitation, Vice Presidents and Assistant Secretaries) as the Quantum Board may from time to time determine.
Director Independence
NYSE American listing standards require that within one year of the listing of Quantum’s securities on the NYSE American, it have at least three independent directors and that a majority of the Quantum Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Quantum Board has determined that Messrs. Carlson, Devlin, Hammond, Korhammer and Patel are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Quantum’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
No executive officer has received any cash compensation for services rendered to Quantum. Commencing on Quantum’s IPO through the completion of its initial business combination with a target business, Quantum pays to Quantum Ventures a fee of $10,000 per month for providing it with office space, utilities and secretarial services. However, pursuant to the terms of such agreement, Quantum may delay payment of such monthly fee upon a determination by its audit committee that Quantum lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with its initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of Quantum’s initial business combination. The agreement with Quantum Ventures was cancelled effective May 9, 2023. No compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to Quantum’s insiders or any of the members of its management team, for services rendered prior to or in connection with the consummation of its initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Quantum’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Quantum; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by Quantum unless it consummates an initial business combination.
Committees of the Quantum Board
The Quantum Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is composed solely of independent directors. Each committee operates under a charter that has been approved by the Quantum Board and has the composition and responsibilities described below. The charter of each committee is available to view at our website, www.qftacorp.com, under the Investor Relations section.
Audit Committee
Quantum has established an audit committee of the Quantum Board, consisting of Messrs. Carlson, Hammond and Patel, each of whom is an independent director under the NYSE American listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Mr. Carlson serves chair of the audit committee.
Each member of the audit committee is financially literate and the Quantum Board has determined that Mr. Carlson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee’s duties, which are specified in Quantum’s audit committee charter, include, but are not limited to:
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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Quantum’s Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Quantum’s financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related party transactions;

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inquiring and discussing with management Quantum’s compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by Quantum’s independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
•
establishing procedures for the receipt, retention and treatment of complaints received by Quantum regarding accounting, internal accounting controls or reports which raise material issues regarding Quantum’s financial statements or accounting policies;

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setting clear hiring policies for employees or former employees of the independent auditors; and

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approving reimbursement of expenses incurred by Quantum’s management team in identifying potential target businesses.

Nominating and Corporate Governance Committee
Quantum has established a nominating and corporate governance committee of the Quantum Board, consisting of Messrs. Hammond, Korhammer and Patel, each of whom is an independent director under the NYSE American’s listing standards. Mr. Hammond serves as the chair of the nominating and corporate governance committee. The nominating and corporate governance committee’s duties, which are specified in Quantum’s nominating and corporate governance committee charter, include, but are not limited to:
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assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Quantum Board, including persons suggested by stockholders or others;

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reviewing the background and qualifications of individuals being considered as director candidates, taking into consideration the guidelines described below;

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recommending to the Quantum Board the director nominees for election by the stockholders or to fill vacancies on the Quantum Board, as the case may be;

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developing and making recommendations to the board regarding the criteria and qualifications for membership on the Quantum Board;

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reviewing annually with the board the composition of the Quantum Board as a whole and recommending, if necessary, measures to be taken so that the board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the board as a whole;

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reviewing the independence of each director and committee member in light of the independence criteria of the NYSE American and any other applicable independence standards, and making recommendations to the board with respect to each director’s independence;

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developing and recommending to the Quantum Board a set of corporate governance guidelines for the company, which shall be consistent with any applicable laws, regulations and listing standards; and

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overseeing an annual evaluation of the Quantum Board, its committees and management, and evaluating and reporting to the board on the performance and effectiveness of the Quantum Board and its committees.

Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the Quantum Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Quantum Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee
Quantum has established a compensation committee of the Quantum Board consisting of Messrs. Carlson, Korhammer and Patel, each of whom is an independent director. Mr. Patel serves as chair of the compensation committee. The compensation committee’s duties, which are specified in Quantum’s compensation committee charter, include, but are not limited to:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to Quantum’s Chief Executive Officer’s compensation, evaluating Quantum’s Chief Executive Officer’s performance in light of such goals and objectives and, either as a committee or together with the other independent directors (as directed by the board), determining and approving the compensation level (if any) of Quantum’s Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of Quantum’s other executive officers;

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reviewing Quantum’s executive compensation policies and plans;

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implementing and administering Quantum’s incentive compensation equity-based remuneration plans;

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assisting management in complying with Quantum’s proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Quantum’s executive officers and employees;

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producing a report on executive compensation to be included in Quantum’s annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser, and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.
Code of Ethics
Quantum has adopted a code of ethics that applies to all of its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Quantum’s business.
Compensation Committee Interlocks and Insider Participation
None of Quantum’s officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on the Quantum Board.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
Upon completion of the IPO, we adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter as exhibits to our registration statement for our initial public offering. You may also review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
The Quantum Board also adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE American that serve as a flexible framework within which the Quantum Board and its committees operate. Copies of our Corporate Governance Guidelines, our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter are available on our corporate website at www.qftacorp.com, under the Investor Relations section. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF QUANTUM
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Quantum” refer to Quantum FinTech Acquisition Corp. New Pubco is a subsidiary of Quantum and its operations consolidated within Quantum’s financial statements included elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company formed under the laws of the State of Delaware on October 1, 2020, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate our business combination using cash from the proceeds of the IPO and the sale of the Quantum Private Warrants, our capital stock, debt or a combination of cash, stock and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
On October 31, 2022, the NYSE notified us that it determined to commence proceedings to delist the public warrants from the NYSE and that trading in the warrants would be suspended immediately, due to abnormally low trading price levels. We did not appeal the NYSE’s determination and on November 15, 2022, the NYSE filed a Form 25 with the SEC to delist the public warrants. On August 2, 2023, the listing of the Quantum Common Stock was transferred to the NYSE American and the Quantum Units were separated and no longer trade as an independent security. The Quantum Public Warrants currently trade on the OTC markets.
Significant Events and Transactions
Proposed Business Combination
See “The Business Combination Proposal” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
The Business Combination Agreement
See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
Termination of TradeStation Merger Agreement
We previously entered into a Merger Agreement with TradeStation. On November 15, 2022, we sent a notice to TradeStation terminating the Merger Agreement pursuant to Section 12.01(b) thereof.
Extension Amendments
On February 6, 2023, Quantum’s stockholders approved, and Quantum implemented the Extension Amendment to allow Quantum to extend the date by which it has to consummate a business combination for up to an additional six months, from February 9, 2023 (the “Termination Date”) to up to August 9, 2023, by electing to extend the date to consummate an initial business combination for up to six times by an additional one month each time after the Termination Date, until August 9, 2023, or a total of up to six months after the Termination Date, or such earlier date as determined by the Quantum Board, unless the closing of Quantum’s initial business combination shall have occurred, provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.055 by the number of Public Shares then outstanding, up to a maximum of $175,000 for each such one-month extension unless the Closing shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Business Combination. In connection with the vote to approve the Extension Amendment, the holders of 14,667,626 shares of Quantum Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $148.5 million, leaving approximately $55.3 million in the Trust Account.
On August 4, 2023, Quantum’s stockholders approved, and Quantum implemented, an amendment to its amended and restated certificate of incorporation (the “Second Extension Amendment”) to allow Quantum to extend the date by which it has to consummate a business combination for up to an additional six months, from August 9, 2023 to up to February 9, 2024, by electing to extend the date to consummate an initial business combination for up to six one-month extensions, until February 9, 2024, or such earlier date as determined by the Quantum Board, unless the closing of Quantum’s initial business combination shall have occurred (such later date, the “Extended Date”), provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.04 by the number of Public Shares then outstanding, up to a maximum of $160,000 for each such one-month extension unless the Closing shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Business Combination. In connection with the vote to approve the Second Extension Amendment, the holders of 406,990 shares of Quantum Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.53 per share, for an aggregate redemption amount of approximately $4.3 million, leaving approximately $53.2 million in the Trust Account.
Non-Redemption Agreement
On August 1, 2023, Quantum and Quantum Ventures entered into a non-redemption agreement (the “Non-Redemption Agreement”) with Funicular Funds, LP (the “Holder”) in exchange for the Holder agreeing either not to request redemption in connection with the Extension (as defined below) or to reverse any previously submitted redemption demand in connection with the Extension with respect to an aggregate of 2,351,800 shares of common stock at the special meeting of stockholders called by Quantum to, among other things, approve an amendment to Quantum’s amended and restated certificate of incorporation to extend the date by which Quantum must consummate an initial business combination to up to February 9, 2024 or such earlier date as is determined by the board of directors of Quantum to be in the best interests of Quantum (the “Extension”). In consideration of the foregoing agreement, immediately prior to, and substantially concurrently with, the closing of an initial business combination, (i) Quantum Ventures (or its designees or transferees) will surrender and forfeit to Quantum for no consideration an aggregate of 235,180 shares of common stock held by Quantum Ventures (the “Forfeited Shares”) and an aggregate of 235,180 warrants held by Quantum Ventures to purchase 235,180 shares of common stock (the “Forfeited Warrants”) and (ii) Quantum shall issue to the Holder a number shares of common stock equal to the number of Forfeited Shares and a number of warrants to purchase shares of common stock equal to the number of Forfeited Warrants.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2023 were organizational activities, the initial public offering, which is described below, and subsequent to the initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of income on marketable securities held in the trust account and change in fair value of derivative liabilities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2023, we had a net income of $485,559, which consists of income earned on marketable securities held in trust account of $727,468, net gain on settlement of $829,853 and interest income from bank of $8,458, partially offset by change in fair value of warrant liability of $184,594, operating costs of $577,313 and provision for income taxes of $318,313.
For the six months ended June 30, 2023, we had a net income of $677,930, which consists of income earned on marketable securities held in trust account of $2,028,921, net gain on settlement of $829,853 and interest income from bank of $8,458, partially offset by change in fair value of warrant liability of $123,062, operating costs of $1,485,122 and provision for income taxes of $581,118.
For the three months ended June 30, 2022, we had a net income of $8,141,357, which consists of income earned on marketable securities held in trust account of $304,373, change in fair value of PIPE derivative liability of $2,367,500 and change in fair value of warrant liability of $6,053,521, partially offset by operating costs of $566,616 and provision for income taxes of $17,421.
For the six months ended June 30, 2022, we had a net income of $9,498,304, which consists of income earned on marketable securities held in trust account of $325,372, change in fair value of PIPE derivative liability of $3,733,500 and change in fair value of warrant liability of $6,712,363, partially offset by operating costs of $1,255,510 and provision for income taxes of $17,421.
Liquidity and Capital Resources
On February 9, 2021, we consummated our IPO of 17,500,000 Quantum Units, each Quantum Unit consisting of one share of Quantum Common Stock, par value $0.0001 per share, and one warrant to purchase one-half of one share of Quantum Common Stock at an exercise price of $11.50, at $10.00 per unit, generating gross proceeds of $175,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 5,562,500 Quantum Private Warrants at a price of $1.00 per Quantum Private Warrant in a private placement to the Co-Sponsors, generating gross proceeds of $5,562,500.
On February 12, 2021, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 2,625,000 Quantum Units at a price of $10.00 per unit, generating total gross proceeds of $26,250,000. In addition, we consummated the sale of an additional 590,625 Quantum Private Warrants at $1.00 per Quantum Private Warrant, generating gross proceeds of $590,625.
Following the IPO, the full exercise of the over-allotment option, and the sale of the Quantum Private Warrants, a total of $201,250,000 was placed in the trust account. We incurred $5,017,526 in IPO related costs, including $4,528,125 of underwriting fees and $489,401 of other costs.
For the six months ended June 30, 2023, net cash used in operating activities was $785,611. Net income of $677,930 was affected by income earned on marketable securities held in the trust account of $2,028,921 and the change in fair value of warrant liability of $123,062. Changes in operating assets and liabilities provided $442,318 of cash for operating activities, primarily due to an increase in accounts payable and accrued expenses.
For the six months ended June 30, 2022, cash used in operating activities was $443,846. Net income of $9,498,304 was affected by income earned on marketable securities held in the trust account of $325,372, change in fair value of PIPE derivative liability of $3,733,500 and the change in fair value of warrant liability of $6,712,363. Changes in operating assets and liabilities provided $829,085 of cash for operating activities.
As of June 30, 2023, we had marketable securities of $57,409,747 (including $1,961,007 of income, net of amounts withdrawn to pay taxes) held in the trust account, invested in U.S. government treasury bills, notes or bonds having a maturity of 185 days or less and/or (ii) in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by us. Investment income on the balance in the trust account may be used by us to pay taxes and dissolution expenses up to $100,000. During the three and six months ended June 30, 2023, we withdrew an amount of $1,015,001 in income earned from the Trust Account.
We intend to use substantially all of the funds held in the trust account, including any amounts representing income earned on the trust account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2023, we had cash of $1,132,900 in our operating bank accounts ($316,214 of which is required to be used to pay taxes, as described below), $57,409,747 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and working capital deficit of $7,902,676. As of June 30, 2023, $1,961,007 of the amount on deposit in the Trust Account represented income on marketable securities which is available to the Company to pay franchise and income taxes.
In October 2021, Quantum Ventures committed to provide us up to $2,000,000 in working capital loans. In February 2022, Quantum Ventures committed to provide us up to an additional $1,000,000 for a total of $3,000,000 in working capital loans (the “Working Capital Loans”). Refer to Note 5 of our financial statements. On March 14, 2022, we issued an unsecured promissory note, effective as of January 3, 2022, in the amount of up to $480,000 to Quantum Ventures evidencing the Working Capital Loans. The note bears no interest and is payable in full upon the earlier (i) February 9, 2023 and (ii) the effective date of the consummation of our initial business combination. The note is required to be repaid in cash at the Closing and is not convertible into private warrants. Refer to Note 5 of our financial statements. We may raise additional capital through loans or additional investments from Quantum Ventures or its stockholders, officers, directors, or third parties. As of June 30, 2023, a principal balance of $480,000 has been advanced to the Company.
Through the date of this filing, the Co-Sponsors have advanced an aggregate total of $2,283,116 to the Company.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the liquidity and date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through February 9, 2024 (the extended scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date). Management’s plan is to complete a business combination prior to February 9, 2024. The Company entered into a Business Combination Agreement on November 16, 2022 and is in the process of completing this Business Combination. However there are no assurances the Company will complete the Business Combination prior to the mandatory liquidation date and may require an extension vote and potentially require additional funds to be added to the trust. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. The date for mandatory liquidation and the liquidity condition raise substantial doubt about our ability to continue as a going concern for at least one year from the date that the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 9, 2024.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay Quantum Ventures a monthly fee of $10,000 for office space, utilities and secretarial support. We began incurring these fees on February 4, 2021. We cancelled this agreement effective May 9, 2023.
We engaged Chardan as an advisor in connection with a business combination to assist us in holding meetings with our stockholders to discuss the potential business combination and the target business’s attributes, introduce us to potential investors that are interested in purchasing our securities in connection with the potential business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with the business combination. We will pay Chardan a marketing fee for such services upon the consummation of our initial business combination in an amount equal to, 7,043,750, or 3.5% of the gross proceeds of the IPO, including the proceeds from the full exercise of the over-allotment option.
Critical Accounting Policies
The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Derivative Liabilities
We account for derivative instruments as either equity-classified or liability-classified instruments based on an assessment of the derivative instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the derivative instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the derivative instruments meet all of the requirements for equity classification under ASC 815, including whether the derivative instruments are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent quarterly period end date while the warrants and the PIPE derivatives are outstanding. We have concluded that the public warrants should be classified as equity instruments, and the PIPE derivatives and the private warrants should be classified as liability instruments.
For issued or modified derivatives that meet all of the criteria for equity classification, the derivatives are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified derivatives that do not meet all the criteria for equity classification, the derivatives are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivatives are recognized as a non-cash gain or loss on the statements of operations.
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, all shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our condensed consolidated balance sheets.
Net Income Per Common Share
Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from income per common share as the redemption value approximates fair value.

Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

INFORMATION ABOUT THE TARGET COMPANIES
Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” the “Company” or “New Pubco” refer to the business of Calculator New Pubco, Inc. (which will be renamed AtlasClear Holdings, Inc. after the Closing), a Delaware corporation, following the consummation of the Business Combination.
INFORMATION ABOUT THE PROPOSED COMBINED COMPANY
Overview
Our goal is to build a cutting-edge technology enabled financial services firm that would create a more efficient platform for trading, clearing, settlement and banking, with evolving and innovative financial products that focus on financial services firms. Formed in October 2022, we anticipate that following the consummation of the Business Combination, receipt of applicable regulatory approvals, and consummation of the acquisitions described in this proxy statement/prospectus, New Pubco will be a fintech driven business-to-business platform that will power innovation in fintech, investing, and trading. We expect to be positioned to provide a modern, mission-critical suite of solutions to our prospective clients, enabling them to reduce their transactions costs and compete more effectively in their businesses.
We anticipate that our target client base for our prime banking and prime brokerage services will include financial services firms, generally with annual revenues up to $1 billion, including brokerage firms, hedge funds, pension plans, and family offices that are not adequately served by today’s larger correspondent clearing firms and banks. The larger clearing firms have raised their minimums to a point where it is difficult for this segment of the market to meet the requirements for access to their clearing offerings. Smaller financial services firms are thus forced to find alternative solutions to continue to service their client bases. The practice of obtaining these services through intermediaries (often referred to as piggy-backing) results in additional fees and a loss of transparency and control for such financial services firms. As a result, such financial services firms are ideal clients for the “one stop shop” solutions our integrated business model intends to provide.
Through the acquisition of Wilson-Davis, a correspondent clearing company, and Commercial Bancorp, a federal reserve member, we expect to acquire the capabilities to provide specialized clearing and banking services to financial services firms, with an emphasis on global markets currently underserviced by larger vendors. Once properly integrated, anticipated synergies between Commercial Bancorp and Wilson-Davis are expected to allow for lower cost of capital, higher net interest margins, expanded product development and greater credit extension.
In addition, we expect that the technology platform that we plan to develop and integrate following the acquisition of the Pacsquare Assets and the Fintech Assets (each as defined below) will be cutting-edge, flexible and scalable. Unlike other companies that are beholden to legacy technology stacks, that may struggle to keep pace with rapidly evolving client and customer expectations in an ever-increasing digital world, our platform is anticipated to be modern, nimble and unencumbered.
Our team will be comprised of experienced FinTech innovators — a characteristic that we expect will drive our corporate culture.
None of AtlasClear, Wilson-Davis, Commercial Bancorp or Quantum have been managed on a combined basis with each other and have each historically operated independently. The future success of the Business Combination, including its anticipated benefits, depends, in part, on our ability to optimize our combined operations, which may be a complex, costly and time-consuming process. We cannot assure you that any of the foregoing acquisitions will be consummated or that the anticipated synergies and benefits of such acquisitions will be realized by the Company.
Business Opportunity
Technology has opened up financial services to new users and changed expectations for customers of legacy financial services firms. Both expect a modern and frictionless financial services experience that we expect New Pubco to be well positioned to deliver.

Once integrated, we believe our technology platform and specialized clearing and banking services will be mission-critical to our clients, given the complexities of investing infrastructure, the complications around collateral and capital requirements, and the complicated regulatory landscape. We expect to benefit as new fintech firms launch and existing firms scale, potentially outpacing legacy financial firms in their own categories.
We believe consumer expectations for a one-stop shop for their investing, banking, spending, insurance and borrowing needs is driving the convergence of financial services. As a result, financial companies that traditionally operated as single-product specialists (e.g., savings-focused platform, lending-focused platform) are now seeking to integrate trading and investing capabilities into their broader offering. Further, we anticipate increased interest from non-financial services firms (e.g., consumer retail firms) in leveraging their brand and customer reach to offer financial services as a means to drive incremental revenue and customer engagement. We believe New Pubco will be well positioned to provide the “investing-as-a-service” platform these firms require to develop such offerings.
In addition, we believe incumbents in the wealth ecosystem, such as traditional wealth advisors, are trying to modernize their investment management offerings and better meet the digital demands of their existing end customer and potential customers. Following our anticipated acquisitions, we expect to have the technology stack to provide such solutions and help automate their legacy infrastructure and eliminate their existing paper-based processes.
Our Anticipated Growth Strategy
Our anticipated growth strategy includes:
Growing our base of prospective clients organically and through channel partners
We believe that attracting and acquiring new clients will be a key growth driver for our combined business. Looking ahead, our technology platforms, combined with the rapidly accelerating demand for cost efficiencies — are expected to drive growth in our prospective client base. For new market entrants, we believe the efficiencies of our prospective turnkey solutions, and speed at which we expect to be able to bring a client’s offering to market will position us to win new clients. With respect to the traditional wealth advisor landscape, we expect to be a beneficiary of clients seeking to transition to a new provider that can offer the digital-focused solutions required to compete in the rapidly changing environment.
Growing our prospective clients’ revenue
We believe we will succeed when our clients succeed. The more assets, services or transactions that customers direct through our prospective platform, the more revenue we and our clients would be able to generate. Through innovation, we also expect to enhance our product offerings and add more products, capabilities, and functionality for our prospective clients, which in turn should allow such clients to drive growth in their business. We expect to provide the tools to streamline the complex aspects of custody clearing and banking to empower our clients to focus on attracting new end customers as well as growing their share of revenue from existing ones.
Pursuing potential international expansion opportunities
While we expect our operations will initially be U.S.-focused, we see opportunity to grow our business and total addressable market by expanding into international markets. As we assess international opportunities, we believe our core competencies and operational excellence position us well to win in new markets, many of which are experiencing secular tailwinds similar to what we are seeing in the U.S. (e.g., growth of mobile and digital solutions). Initially, we plan to focus on serving international clients seeking to access U.S. markets.
Identifying and executing strategic acquisitions
We expect to selectively pursue acquisitions that we believe will create value for our shareholders. We plan to evaluate acquisition opportunities based on a number of strategic parameters, including their ability to (i) enhance our product capabilities, (ii) broaden our client reach, (iii) drive further scale, (iv) increase our presence in new geographies, and (v) generate attractive financial returns. We also plan to weigh the potential benefits from an acquisition against other alternatives, such as building similar capabilities in-house or partnering with third parties.
Our Anticipated Product Offerings
We expect to offer clients the flexibility to choose from a variety of pre-built suites that serve a wide range of business models. For example, clients who do not wish to build a complete user interface will be able to opt for our white label solutions. Once approved and fully integrated, we expect to be a turnkey brokerage solution, offering highly configurable front office functions for launching and running investing applications. This offering “extends” beyond our “back” and “middle” office roots into direct customer facing experience. We expect that customers that choose our white label solutions will also be able to take advantage of our “middle” and “back” office offerings to ensure smooth processes around risk management, profit and loss, and account maintenance.
Back and Middle Office Solutions
Our full technology stack is expected to automate “back office” and “middle office” processes that were typically manual paper-based process, creating a seamless and unified experience for our prospective clients. Typically, new financial services firms or advisors would need to individually source multiple middle and back office solutions from multiple vendors. By partnering with us, we believe our clients will get a seamless and unified middle and back-office experience that is based on the technology we expect to acquire.
We expect to offer a full range of technical services that will support the mission-critical functions needed to run a modern financial services company. We believe this self-service platform will provide prospective clients with the operational online tools they need, including:
•
Trading:   Flexible suite of APIs enabling clients to execute across several major asset classes

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Lending:   Integrated and automated margin lending and fully paid stock lending program. Previously only available to the largest firms, professional investors, and wealthiest shareholders, we believe New Pubco will expand the availability of fully paid stock lending (and its income generating interest).

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Portfolios:   APIs allowing clients to build portfolio models, assign them to accounts and automate rebalancing trade proposal generation, including straight through processing of order execution and trade allocation to maximize operational efficiency. We believe these are essential tools for financial advisors, as well as robo-advisor platforms for do-it-yourself investors.

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Accounts:   Everything clients need to open, authenticate, qualify, approve, onboard and maintain accounts including in-line investor verification, applicant verification, risk and compliance management, suitability requirements, paperless enrollments, and account preference configurations.

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Cash:   APIs to streamline cash movements in every direction, including ACH and wire transactions, recurring scheduled transfers, authorizing and managing bank linkages and more. We believe efficiency and scale are achieved by aggregation and net settlement workflows for real time transfers of cash with banking partners.

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Transfers:   APIs to streamline, initiate, manage and report on Automated Customer Account Transfer Service account transfers. Provides transparency and controls to enable specific user business requirements. We believe this will be a critical onboarding capability for New Pubco prospective clients to bring on high quality customers who hold assets elsewhere.

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Regulations:   We expect to provide consolidated oversight and services for relevant regulations applicable to brokerage and investment services. These laws, rules, regulations and requirements are ever-changing and include back-end compliance processes and regulatory requirements like Consolidated Audit Trail and Order Audit Trail System reporting, compliance with Reg 606 (Best Execution), trade surveillance and anti-money laundering rules. This is an often-underestimated burden for fintech disruptors.

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Communications:   Everything that allows clients to manage and distribute end investor communications including electronic delivery of trade confirmations, statements, tax reporting and more.

Revenue Sources
We expect to generate revenue through transactional and recurring sources. Transactional revenue is reliant upon customer-driven activity that ultimately results in fees being paid to us. Examples of these are clearing, execution, banking, confirms, and more. Further, we expect to generate recurring revenue streams simply by acting as the custodian of customer assets and customer cash through our proposed acquisition of Commercial Bancorp. Examples of these are platform minimums, asset-based fees, credit and debit balances, securities lending, statements, and account maintenance. Since all revenue generating activities can be tied back to the account, we believe the best proxy for future revenue is the number of customer accounts on our platform.
Competition
We believe that through the proposed acquisitions, we will have the capabilities to deliver a complete and modern platform that would give our prospective clients the flexibility, speed, risk-management expertise and scale they need to grow. While several participants offer a subset of our solutions, we do not believe any single competitor has a comparable modern platform or ability to offer a truly frictionless investing, clearing, custody and banking experience, such as we will strive to offer.
Custody and clearing businesses such as Wilson-Davis and banking businesses such as Commercial Bancorp, which we intend to acquire and integrate, are scale-driven businesses with high barriers to entry, including expansive overhead and technology costs, complicated capital and collateral management requirements, and a complex regulatory and legal environment. We believe that legacy providers will not be able to offer our combination of flexibility, speed, execution, and broad asset-class capabilities.
Following the Business Combination, we expect New Pubco to be led by a seasoned team of industry executives supported by a purpose-built board of directors. Collectively, our leadership team will have over 30 years of combined experience spanning the technology, investing, custody, banking and clearing lifecycles. The team has held leadership and operational roles at firms such ICE, Penson Clearing, Southwest Securities, NexTrade, Anderen Bank, Stonex and The Chicago Board of Trade, among others. Clearing, custody and banking are highly regulated and complex businesses, and we believe that the post-Business Combination team’s combined experience, coupled with the technological capabilities we intend to acquire from the Pacsquare Assets and the Fintech Assets will provide us an advantage over our competitors.
Large trust banks as well as large financial firms have historically been the providers of clearing and custody services. We believe their solutions are more limited, more expensive and less responsive for clients because of their legacy technology, analog processes, outdated compliance processes, and less flexible architecture. For clients, this translates to slower account opening and funding, higher embedded costs and limited flexibility.
In contrast to these legacy custodians, we believe that New Pubco’s systems, once integrated, will make use of highly virtualized systems operating in a hybrid cloud model using cloud infrastructure as well as private data centers for redundancy.
Government Regulation
Our proposed brokerage and bank businesses will be extensively regulated by U.S. federal and state regulators, exchanges and self-regulatory organizations of which Wilson-Davis and Commercial Bancorp are members. In the current era of heightened regulation of financial institutions, the industry is experiencing increased compliance costs, which may also impact Wilson-Davis and Commercial Bancorp. For a discussion of government regulations to which Wilson-Davis is subject, see “Information About the Target Companies — Information About Wilson-Davis — Government Regulation.” For a discussion of government regulations to which Commercial Bancorp is subject, see “Information About the Target Companies —  Information About Commercial Bancorp — Supervision and Regulation.”

Intellectual Property
We will seek to protect our intellectual property by relying on a combination of federal, state and common law in the U.S., as well as on contractual measures. We intend to use trade secrets to protect our intellectual property. We also intend to place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures.
Facilities
Our principal executive offices are located at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 and our phone number is (727) 446-6660. Following our contemplated acquisition of Wilson-Davis, we expect to add their office in Salt Lake City, Utah, a branch office in Denver, Colorado, and a branch office in Dallas, Texas. Wilson-Davis also has registered representatives who work remotely from California, New York, Arizona, Nevada, Oklahoma, and Florida. Following our contemplated acquisition of Commercial Bancorp, we expect to add its facility in Pine Bluffs, Wyoming.
INFORMATION ABOUT ATLASCLEAR
Overview
AtlasClear, Inc. was incorporated as a Wyoming corporation on January 13, 2022. AtlasClear is a holding company with no business operations of its own and no employees. Its only significant assets are expected to be derived from the transactions described below.
Simultaneously with the execution of the Business Combination Agreement, on November 16, 2022, AtlasClear entered into Amendment No. 2 to the Stock Purchase Agreement, dated as of April 11, 2022 (as further amended on May 30, 2023, the “Broker-Dealer Acquisition Agreement”), with Wilson-Davis and its selling shareholders pursuant to which, among other things, AtlasClear intends to acquire all of the issued and outstanding shares of Wilson-Davis. At that time, AtlasClear also entered into an Amended and Restated Agreement and Plan of Merger with Commercial Bancorp (the “CB Merger Agreement”), pursuant to which, among other things, Commercial Bancorp will be merged with and into a subsidiary of AtlasClear. In addition, AtlasClear entered into the Contribution Agreement with Atlas FinTech and Atlas Financial Technologies Corp. pursuant to which Atlas FinTech and Atlas Financial Technologies Corp. will contribute to AtlasClear all rights, title and interest in the Transferred Intellectual Property, among other things.
Prior to Closing, AtlasClear expects to receive such assets from Atlas FinTech and Atlas Financial Technologies Corp. (the “Fintech Assets”) and complete the acquisition of Wilson-Davis. After the Closing, AtlasClear and its stockholders expect to enter into and consummate the transactions contemplated by the Pacsquare LOI pursuant to which AtlasClear will acquire certain technology assets of Pacsquare (the “Pacsquare Assets”). AtlasClear intends to purchase source code from Pacsquare and Pacsquare is expected to provide risk management, anti-money laundering, clearing and trading technology software. It is currently anticipated that Pacsquare will provide maintenance on the software it provides along with industry updates as needed.
AtlasClear expects to complete the transactions contemplated by each of the CB Merger Agreement and the Pacsquare LOI following the Closing of the Business Combination.
Technology Assets to be Acquired from Atlas FinTech and Atlas Financial Technologies Corp.
Pursuant to the Contribution Agreement, Atlas FinTech and Atlas Financial Technologies Corp. are expected to contribute to AtlasClear all their rights, title and interest to the Transferred Intellectual Property. In addition, Atlas Fintech and Atlas Financial Technologies Corp. are expected to contribute to AtlasClear all their membership interests in Quantum Ventures, as a result of which AtlasClear will become a member of Quantum Ventures.
Atlas FinTech and Atlas Financial Technologies Corp. are expected to contribute to AtlasClear all their rights, title and interest to the following software products and intellectual property assets upon the Closing:

AtlasFX and Rubicon
AtlasFX is an order management system and trading application (front-end) for the automated management of currency exchange. AtlasFX can been deployed to act as a front-office for the execution of trading. The application requires interface with the Rubicon FX system, to send and receive market quotes and executed transactions, and another interface with the back-office system, for the registration of transactions, positions, debits and credits. No customers currently utilize the Atlas FX and Rubicon FX systems. Following the Closing, however, the number of customers which are expected to utilize the Atlas FX and Rubicon FX systems is projected to increase from 6 in Year 1 to up to 30 in Year 5.
Direct Trading Application
AtlasFX can be used in conjunction with other technology, to offer a trading application directly to its customers to execute and process foreign exchange transactions while processing the clearing and settlement of those transactions. An institution can use the Rubicon FX system to send market quotes to clients, and receive them in the AtlasFX application, where clients can execute their currency exchange and settlement operations in the main world currencies. The technology is expected to provide the client with the possibility of executing most types of transactions, deliverable and non-deliverable, in the main global currencies and liquidating them in the market.
Clearing and Settlement
AtlasFX can also be used in conjunction with other technology, to offer clearing and settlement technology to its clients’ clients. In other words, an institution would offer a white labeled trading platform to its clients so that they can benefit from a high-level, highly scalable and transparent currency exchange and clearing business execution platform. We believe a white labelled product would allow the institution to expand its business, volume and profitability in the clearing and settlement operations, since the liquidity and flow of orders can be routed through the Rubicon FX proprietary system and ultimately to the institution’s back- office system. In other words, we anticipate that the AtlasFX application would allow an institution to offer a value-added tool to its clients which routes transactions through its own trading platform, generating income for the institution at each stage of the life cycle — analysis, trading, clearing and settlement.
Risk Management
AtlasFX is also a risk management, margin, and back-office control system where an institution has the ability to control client exposure to different markets and its own credit limitations.
Rubicon FX’s Risk Management Monitor is used by banks to manage collateral and trading risk via mark-to-market pricing. It monitors Client Throttles, Street Exposure Monitor, Liquidity Provider Rejection Monitor, Internalized Exposure Monitor, Internalized P&L Monitor, Client Exposure Monitor, Client P&L Monitor, Strategy Server, and Fast Mode Service. Client Throttle is a safety monitor controlling trading activity from all clients including internal activity that stops trading and notifies operators if a predefined threshold is reached. Client Throttles thresholds include max daily volume, max street exposure, max internalized exposure, max pending street orders number, and max pending street orders exposure. Street Exposure Monitor is used to intercept all orders going outside the system and calculates buy/sell daily volumes and street exposure for every client, including internal activity. Internalized Exposure Monitor and Client Exposure Monitor notify operators if internalized or client exposures exceed configured thresholds. Internalized P&L Monitor and Client P&L Monitor are used to send alarms when internalized or client P&L, floating P&L, or change in P&L exceeds configured thresholds. Fast Mode Service controls 16 spreads during news releases. It is backed up by a calendar table in the database that defines when widening starts, when it ends, the spread shifts either global or per client, and some additional options to control execution and risk during high-impacting events or news releases around the world.
Rubicon FX Middle Office Services
An institution can deploy Rubicon FX to act as the middle-office for its foreign exchange clearing and settlement business. The system manages, and controls quotes offered to customers in real time. In addition, Rubicon FX administers the rest orders created by clients and processes the pairing of them. Liquidity groups and trade groups can also be managed with the Rubicon FX system. Finally, AtlasClear’s risk, credit and margin managers may use Rubicon FX, in conjunction with other systems and technology, to manage and monitor the exposure, risk, credit and margin used by each client.
SURFACExchange
Atlas FinTech acquired the SURFACExchange technology assets (“SE”) in December 2013, including the rights to operate its exchange. Currently, SE is not operational. SE is designed with the intent to be a fully electronic, completely anonymous central limit order book for foreign exchange (“FX”) options for institutional clients. SE was created with the goal of empowering a marketplace and making trading of FX options more efficient and accessible to its customers. Prior to Atlas FinTech’s acquisition of SE, more than $15 million had been invested in the development of SE technology’s. We believe SE can provide a fully electronic, anonymous, multi-lateral trading platform for over the counter (OTC) FX trading (spot and options), from order creation through settlement. Specially designed for institutional traders, all stages of the option life cycle are expected to be handled electronically including expiration. We anticipate that a market participant may access the liquidity on SE and trade with any other market participant on the platform. The platform’s use of a central clearing model is expected to help facilitate anonymity.
Importantly, the SE technology platform is modular, which is expected to allow institutions to leverage different modules of the platform in different businesses with minimal customization. SE is also expected to support real-time credit management.
While an investment has already been made in developing SE, the technology requires further development and investment before it can be deployed profitably in the market. We cannot assure you that we would have sufficient funds following the Closing, or even if we had sufficient funds, that we would be able to successfully develop the SE technology to a point that it can be profitably deployed in the market.
BondQuantum
Atlas FinTech also owns BondQuantum which was fully developed by Atlas FinTech. BondQuantum is a real time advance analytical program for the analysis of bonds. The system was designed to improve the accuracy of underwriting fixed income instruments by applying an up to the minute credit rating for fixed income securities. It utilizes multiple sources of data underlying a bond to calculate a risk rating.
Technology Assets Anticipated to be Acquired from Pacsquare
Pacsquare is a fintech-focused company which provides a suite of technologies aimed at enhancing the fintech ecosystem and making it easier for businesses to accelerate their business growth.
Pacsquare offers proprietary trading applications including real time trading applications which includes options up to Level 6, digital account opening, AML risk assessment verification and the ability to customize customer and broker dealer experience including risk management and compliance. Pacsquare’s architecture is Microservices and infrastructure is cloud based. Microservices provides high modularity, fault isolation, threat isolation and maximum flexibility for future changes. Cloud provides scalability, geographic redundancy, security and cutting edge technologies.
Pursuant to the Pacsquare LOI, Pacsquare and AtlasClear are expected to enter into the Pacsquare Acquisition Agreement whereby Pacsquare is expected to develop and provide, for the exclusive use of AtlasClear and its affiliates, certain source code for the Pacsquare trading platform (the “Platform”) and any future versions or modifications of the Platform and source code and any other materials necessary in connection with the services to be provided by Pacsquare for a period of six years, commencing on the date of execution of the Pacsquare Acquisition Agreement. AtlasClear will have the ability to terminate the Pacsquare Acquisition Agreement for cause, including Pacsquare’s failure to satisfactorily perform its obligations or upon a breach by Pacsquare of the representations and warranties of the agreement. AtlasClear will have the right to market the source code. After the six-year term, Pacsquare is expected to continue to provide services on terms to be mutually agreed to by Pacsquare and AtlasClear.
AtlasClear intends to purchase source code from Pacsquare for $4.8 million, which is contemplated to be paid, at the sole discretion of AtlasClear, in cash or shares of New Pubco Common Stock, only after testing and acceptance of the source code by Wilson-Davis. It is currently anticipated that Pacsquare will provide maintenance on the software it provides along with industry updates as needed, however, no additional fees will be paid for such maintenance services.
The technology assets to be acquired from Pacsquare were valued based upon the terms of the current contract between Wilson-Davis and FIS. Currently, Wilson-Davis pays FIS approximately $100,000 per month, or $6,000,000 for a five-year term, for similar technology software to that which Pacsquare is expected to provide. The source of funding for the acquisition is expected to be $4.8 million in equity and/or cash of the Company, following the Business Combination or, if needed, from debt or equity financing, which Quantum is currently pursuing.
Following the Closing, in addition to the Platform, AtlasClear intends to acquire the following technology from Pacsquare: customer accounting; anti-money laundering automation; margin accounting; regulatory compliance; risk management; streetside settlement — fail processing; purchase and sales —  contract compare; reorg; dividends; new accounts; margin; mutual funds; tax reporting; cash management — wire, ACH, check; regulatory reporting; stock receipts and transfer; a smart loan module; and reports for all modules. In addition, following the Closing, Pacsquare is expected to perform services for AtlasClear, including system modification; product testing; internet specification and installation; training AtlasClear personnel; implementation support; system testing; project control (monitoring) and reporting, as requested by AtlasClear. Pacsquare’s business services to the Company will not include offering to a customer the ability to invest or trade in cryptocurrencies or to participate in any type of staking.
Pacsquare technology uses innovative cloud based multiple thread processing technology which AtlasClear believes will create beneficial efficiencies. Currently, competitive systems utilize main frame technology with single thread processing that runs in a batch environment, requires more time to make changes and are prone to downtime. Pacsquare technology operates in a real time, multiple thread processing environment which limits the down time of the system. Wilson-Davis currently uses FIS for its clearing services. Pacsquare clearing software will not be implemented within the next two years as the current contract with FIS has two more years remaining as of the date hereof. The Company anticipates that the Pacsquare software will replace the FIS software at that time. It is anticipated that the Pacsquare software applications will be fully tested before implementation and that the Company will provide demonstrations to FINRA before the software applications are put into production.
Upon the delivery, testing and implementation of these modules, we believe the Company will have a real time cloud based trading, clearing and custody solution.
Trading Level 1 Application
This application is expected to offer stock trading and options level 1 trading including real time balances calculations, risk management, trade history view, dash board and market watch list. It will include a separate broker administrative portal to monitor customers and place trades on their behalf. It is also expected to provide the ability to view all customers trades in real time including real time trade blotter. We expect customers will be able to place trades in real time and get real time market data and news including fundamental data. This includes routing trades for both equities and options through an order management system (“OMS”) engine developed for AtlasClear.
The Pacsquare software application is expected to provide the ability to trade equities, options and fixed income products, as does the current FIS software. Although the Pacsquare software will have the ability to trade fractional equity shares, the Company does not currently anticipate using the fractional trading application in the near future. With respect to the organizational and transactional structure to implement the new trading platform, the Company will utilize the existing organizational and transactional procedures currently in place. It is anticipated that the Pacsquare software applications will be fully tested before implementation and that the Company will provide demonstrations to FINRA before the software applications are put into production.
OLA Digital Online Account Opening
Online Account (“OLA”) will allow customers to open accounts online. This process is expected to allow Wilson-Davis to automate the entire customer on-boarding process while tracking compliance related activities such as customer identity verification, document retention and regulatory reporting. This process typically involves customers filling out an online account application, providing an Electronic Signature, undergoing an identity verification and AML and Office of Foreign Assets Control (“OFAC”) screenings and finally funding the account.
Options Level 6 — Broker back-office portal
Broker back-office portals are expected to help facilitate the following for AtlasClear:
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Development and integration of complex options trading.

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Options up to Level 6 including condors, butterflies, spreads and straddle,

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Naked calls and Puts .

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Real time margin calculation and risk management module.

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Development of Web, iOS and Android applications.·

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Integration with Clearing Firm and FIS back office. This includes both client and broker portals. Includes routing trades to marker makers and exchanges through OMS.

INFORMATION ABOUT WILSON-DAVIS
Overview
Wilson-Davis & Co., Inc., or “Wilson-Davis,” is a self-clearing correspondent securities broker-dealer registered with the SEC, licensed in 43 states and territories, and a member in good standing of FINRA. Wilson-Davis has operated continuously since it was incorporated as a Utah corporation and obtained its license in December 1968.
Wilson-Davis is engaged principally in the over-the-counter, or “OTC,” markets in microcap securities. Microcap securities generally are issued by companies with low or “micro” capitalizations, meaning the total market capitalization value of the company’s stock is less than $250 million, which includes low-priced securities, or penny stocks, that trade for less than $5.00 per share and have a market capitalization of less than $50 million. Wilson-Davis also executes transactions in exchange-traded securities. It derives its revenue from the liquidation of restricted and control microcap securities; clearing transactions on behalf of an introducing broker-dealer on a fully disclosed basis; and trading in equity securities for its own account. It receives limited revenues from fully paid stock lending and margin accounts. During its history, Wilson-Davis has underwritten at-the-market offerings for publicly traded companies, placed private offerings, sold mutual funds, introduced margin accounts cleared by other firms on a fully disclosed basis, and provided ancillary financial services.
During the years ended June 30, 2023 and 2022, revenues from commissions and related vetting fees accounted for approximately 84.0% and 98.3% of total revenues, respectively. For the years ended June 30, 2023 and 2022, 10.1% and 20.2% of revenues, respectively, were attributable to Wilson-Davis’ securities liquidations of private placement and open market purchased securities for U.S. customers in Canadian traded securities in companies engaged in the legal cannabis industry in Canada and other businesses referred by Canaccord Genuity, a global full-service investment banking firm with principal activities in Canada.
Canaccord Genuity serves as an investment banker for the placement of securities eligible for resale after the passage of an applicable holding period or other compliance requirements. Canaccord Genuity executes trades for Wilson-Davis that are not permitted in the United States. Wilson-Davis’ arrangement with Canaccord is to facilitate transactions with Canadian exchanges. The customers that are referred by Canaccord Genuity under a commission sharing arrangement with Wilson-Davis open customer cash accounts with Wilson-Davis and deposit with the firm their securities that are required to be sold in the Canadian securities markets via an omnibus account that Wilson-Davis maintains at a Canadian brokerage firm. Wilson-Davis completes vetting of proposed sales, deposits securities in the omnibus account, and executes the customer orders through the omnibus Canadian account. The transaction thereafter is non-cancelable.

As of June 30, 2023, Wilson-Davis had approximately 91 customers referred by Canaccord Genuity with approximately $62.3 million in securities on deposit in its Wilson-Davis customer accounts. There is no agreement with Canaccord Genuity to continue such referrals. The termination or material reduction in the securities liquidation for customers of Canaccord Genuity would have a material adverse effect on the revenues and results of operation of Wilson-Davis.
Wilson-Davis had approximately 5,000 active customer accounts in the year ended June 30, 2023, and over 6,200 active customer accounts in the year ended June 30, 2022.
Wilson-Davis maintains its headquarters in Salt Lake City, Utah, a branch office in Denver, Colorado, and a branch office in Dallas, Texas. It also has registered representatives who work remotely from California, New York, Arizona, Nevada, Oklahoma, and Florida.
Securities Liquidations
Wilson-Davis sells into the trading markets securities that have been acquired by customers through registration or in reliance on exemptions from registration under the Securities Act or corresponding provisions of Canadian provincial securities laws. The liquidation process requires depositing the securities in the customer’s account, obtaining detailed information and supporting documentation regarding the details of the customer’s acquisition of the securities, reviewing the customer’s information and supporting documents by Wilson-Davis personnel and outside legal counsel, and if believed appropriate, selling the securities.
Wilson-Davis derives revenues, which it calls vetting fees, from fees charged to customers to deposit the securities, review the material submitted, and determine the propriety of the sale as well as commissions on the securities sales.
Transactions in U.S. traded securities are executed in the OTC or other principal market on which the securities are traded. Transactions in Canadian traded securities are executed through a Canadian dealer and settled through Wilson-Davis’ omnibus account with a Canadian broker-dealer.
Wilson-Davis’ customers predominantly consist of small individual investors or their private family or other closely held entities that frequently and repeatedly purchase securities in private placements.
Clearing Services
As a member of the Depository Trust & Clearing Corporation, or “DTCC,” and the National Securities Clearing Corporation, or “NSCC,” Wilson-Davis clears securities transactions through these clearing firms. This includes Wilson-Davis’ own transactions and transactions cleared on a fully disclosed basis on behalf of Glendale, as introducing broker. Glendale is an indirect 20% stockholder of Wilson-Davis.
Wilson-Davis generates revenue from the service charges to Glendale for the clearing services provided by Wilson-Davis. Under Wilson-Davis’ clearing agreement with Glendale Securities, Wilson-Davis provides fully disclosed clearing services to Glendale Securities, as introducing broker. Under this agreement, Wilson-Davis (i) executes orders for Glendale customers, (ii) settles contracts and transactions in securities, (iii) prepares and distributes transaction confirmations and monthly account statements to Glendale’s customers, (iv) provides back-office services, (v) creates and maintain books and records of all transactions, and (vi) monitors all customer accounts for AML, Federal Reserve Regulation T violations.
The clearing houses through which Wilson-Davis clears securities transactions, DTCC and NSCC, require margin deposits in amounts determined by them to mitigate the risk to them of potential losses resulting from transactions that fail to clear for one reason or another. To meet these anticipated contingencies, Wilson-Davis maintains a margin deposit at NSCC larger than required. As of June 30, 2023, Wilson-Davis’ margin deposit at NSCC was $2.5 million, which was well over the requirement of $443,016. DTCC and NSCC have the authority to, and frequently do, require additional margin deposits that must be deposited on the same business day, otherwise, Wilson-Davis could face liquidation of the clearing position and damages. Wilson-Davis attempts to manage margin call risk exposure by limiting the size of transactions and restricting transactions of securities deemed to be too volatile. However, Wilson-Davis cannot control or predict the nature, amount, or timing of additional NSCC margin calls. Margin deposits are generally released within two business days of the transaction trade date.
From time to time during its history, Wilson-Davis has cleared transactions on behalf of several introducing brokers.
Fully Paid Stock Lending
Eligible customers of Wilson-Davis can lend their fully paid securities to Wilson-Davis, which in turn can lend them to other broker-dealers in the industry. Wilson-Davis derives revenue from the interest spread between the two legs of the transaction. Stock lending was introduced in 2021 and continues only on a limited basis as operating and compliance systems are refined.
Margin Accounts
Wilson-Davis acts as a fully disclosed introducing broker to customer margin accounts that are maintained at another firm under its requirements. As a companion to the fully paid stock lending, Wilson-Davis began offering its own margin accounts on a limited basis as operating and compliance systems are refined. Under applicable Federal Reserve Regulation T requirements, Wilson-Davis is authorized to extend credit for up to 50% of the cost of new securities purchases. Credit is extended on equities over $5 with average 30-day trading volume of 100,000 shares per day. Margin securities are collateral for the margin loan to the customer. Maintenance of the margin accounts is based on individual securities collateralizing the loan based on the risk tolerance of the firm on each position as determined by senior management. Maintenance requirements generally range from 25% to 60%. Exceptions to the policy may be authorized by senior management. The customer may be required to deposit additional cash or securities collateral if the value of the margin securities fail to meet required amounts. If additional collateral is not deposited as required, Wilson-Davis may liquidate the margin position and hold the customer liable for any deficiency.
Market Making
Wilson-Davis regularly publishes quotations to purchase or sell securities in inter-dealer quotation services and buys and sells securities for its own account, commonly referred to as market making. Wilson-Davis believes that its market making activities principally facilitate obtaining favorable execution terms for the securities liquidation transactions for its customers.
Other
On a limited basis, Wilson-Davis sells mutual funds and real estate investment trusts or “REIT” securities, Wilson-Davis has underwritten at-the-market public offerings of issuers whose securities are publicly traded.
Marketing
Wilson-Davis relies on its industry contacts and customer referrals to market its services.
Strategy
Wilson-Davis’ strategy is to:
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expand its principal securities liquidation activities through retail customer marketing;

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identify and pursue opportunities to provide and securities clearing services to additional broker-dealers, particularly those that deal in micro-cap securities to address needs that Wilson-Davis believes are under-served;

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fully market its recently introduced fully paid stock lending and margin capabilities with existing and potential new customers;

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participate as agent, and not as principal, in selected at-the-market equity offerings and private placements, including expanded REITs and mutual funds; and

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broaden its range of services and products to reactivate historical offerings.

Competition
Wilson-Davis encounters intense competition in all aspects of its business and competes for clients directly with many national and regional full service financial services firms, other independent brokerage firms, and other companies offering financial services in the United States, globally, and through the Internet.
Wilson-Davis believes its principal direct competitors consist of other firms that liquidate investment and control securities in microcap stocks. This includes firms that clear their own securities transactions and firms that clear transactions through another firm on a fully disclosed basis. Wilson-Davis believes that the number of broker-dealers that clear transactions in microcap stocks is declining. The level of customer demand for micro-cap securities liquidations reflects the level of private investment in such securities. Wilson-Davis believes that it benefits from its ability to provide clearing services for all kinds of securities.
Competition among firms that clear microcap stocks may be affected by recently adopted NSCC rules that will require firms clearing for other introducing brokers to maintain at least $10.0 million in excess net capital, beginning October 26, 2023. This will require Wilson-Davis to obtain approximately $1.0 million in additional capital, either from profits from operations or from external sources, to meet this requirement. The failure of any firm to maintain excess net capital as required by the new rule may limit access of firms liquidating microcap stocks to clearing services.
Wilson-Davis does not offer a full array of financial services that may be offered by large, diversified financial services firms. Accordingly, Wilson-Davis’ customers typically withdraw proceeds from the liquidation of their securities for other uses, including perhaps deposit with full-service firms. Many of Wilson-Davis’ competitors have significantly greater financial, technical, marketing, and other resources than Wilson-Davis has. Also, many firms offer discount brokerage services and generally effect transactions at substantially lower commission rates on an “execution only” basis, without offering other services such as financial planning, investment recommendations, and research. Moreover, there is substantial commission discounting by full-service brokerage firms competing for institutional and retail brokerage business.
Wilson-Davis believes that a limited number of securities firms liquidate restricted or control microcap stocks. Other firms with greater financial, technical, managerial, and other resources may offer such services, either alone or as adjuncts to other full financial services.
There is significant competition for qualified personnel in the financial services industry. Wilson-Davis’ ability to compete effectively depends on attracting, retaining, and motivating qualified operating and supervisory personnel and other revenue-producing or specialized personnel.
Government Regulation
The securities industry, including Wilson-Davis’ business, is subject to extensive regulation by the SEC, self-regulatory organizations, or “SROs,” such as FINRA, DTCC, and NSCC, state securities regulators, and other governmental regulatory authorities. The primary purpose of these regulations is the protection of customers and the securities markets. The SEC is the federal agency administering and enforcing the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to the SROs, principally FINRA. FINRA and other SROs adopt rules, subject to approval by the SEC, that govern their members. SROs, particularly FINRA, conduct periodic detailed examinations of member firms’ operations.
Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. Wilson-Davis is registered in 43 states.
The regulations to which broker-dealers are subject cover numerous aspects of the securities industry, including:
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conduct and supervision of operations;

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capital requirements;

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qualifications and licensing of supervisory and other personnel;

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use and protection of customer funds and securities;

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recordkeeping;

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communications with current and prospective customers;

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business practices among broker-dealers; and

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the structure and operation of securities markets.

Changes in rules promulgated by the SEC and by SROs and changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers.
Regulation Best Interest, among other things, requires broker-dealers to act in the best interest of retail customers when making a recommendation concerning a securities transaction or investment strategy involving securities, and to identify, disclose, and mitigate or eliminate material conflicts of interest arising from financial incentives associated with such recommendations. Although Wilson-Davis, as a matter of policy, does not currently make recommendations concerning a securities transaction or investment strategy involving securities, this rule has imposed new compliance responsibilities and costs, including enhanced disclosures. Wilson-Davis cannot assess the full potential costs or risk of Regulation Best Interest.
Several states have adopted or are considering adopting and implementing laws and regulations that would impose a fiduciary duty on broker-dealers under state law. Laws and regulations resulting from this trend may negatively impact Wilson-Davis’ results of operations and capital requirements and may result in increased legal, compliance, information technology, and other costs, as well as increased legal risks.
The USA PATRIOT Act of 2001 contains AML and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies. Accordingly, Wilson-Davis generally must have AML procedures in place, implement specialized employee training programs, designate an AML compliance officer, and be subject to periodic audits by an independent party to test the effectiveness of such compliance. Wilson-Davis has established policies, procedures, and systems designed to comply with these regulations.
Under the Bank Secrecy Act (“BSA”), Wilson-Davis is required to: develop and maintain internal AML policies, procedures, and controls; maintain and update customer information and conduct ongoing monitoring of customers to identify and report suspicious transactions; undergo independent testing of its compliance with AML laws; and conduct ongoing AML training of appropriate persons. Wilson-Davis is further required to maintain procedures for the verification of a customer’s identity. Wilson-Davis is also obligated to file confidential suspicious activity reports, or “SARS,” with the Financial Crimes Enforcement Network, or FinCEN, if it detects evidence of any suspicious transaction relevant to a possible violation of AML laws, in addition to transactions in currency of more than $10,000. SARs may need to be required by individual events or a series of apparently related events. SARs require important information in summary form that is sometimes difficult to assemble reliably or quickly. Wilson-Davis may be subject to adverse regulatory action if it fails to develop or adhere to appropriate policies and procedures, has deficiencies highlighted by the firm’s independent testing, fails to identify and report suspicious transactions, fails to properly verify customer identities, or fails to file SARs in the manner or timeframe required or preferred by regulators.
Further, the regulations relating to AML compliance policies and procedures are subject to revision, supplementation, or evolving interpretations and application, and it can be difficult to predict how regulators will apply regulations to a given risk or situation. The National Defense Authorization Act (“NDAA”) passed by Congress in 2021 included various changes to the AML regulatory regime. For example, the NDAA mandated FinCEN to establish an information exchange platform for financial institutions, law enforcement, and national security agencies to share AML information. FinCEN will also revise customer due diligence standards. In addition, the NDAA expanded the scope of BSA violations and increased penalties for BSA violations. When FinCEN passes the customer due diligence and information sharing rules, Wilson-Davis could incur substantial additional costs in complying with those rules.
Regulation regarding privacy and data protection continues to increase worldwide and is generally driven by the growth of technology and related concerns about the rapid and widespread dissemination and use of information. Wilson-Davis must comply with applicable global, federal, and state information-related laws and regulations, including, for example, those in the United States, such as the 1999 Gramm-Leach-Bliley Act, SEC Regulation S-P, and the Fair Credit Reporting Act of 1970, as amended.
The SEC and the SROs may conduct administrative proceedings that can result in censure, fine, suspension, or expulsion of a broker-dealer and its supervisors, officers, or employees. Wilson-Davis and its personnel have been and are subject to various such disciplinary proceedings. See “Legal Proceedings” below.
Net Capital Requirements
Wilson-Davis is required under applicable rules of the SEC and FINRA to maintain net capital of at least $250,000. As June 30, 2023, Wilson-Davis had net capital, computed in accordance with the applicable detailed calculation requirements, of $9.7 million or excess net capital of $9.5 million.
As of June 30, 2023, Wilson-Davis’ net capital included $650,000 in subordinated loans. Wilson-Davis has applied to repay these subordinated loans, which would reduce its net capital by that amount.
Failure to maintain the required net capital may subject Wilson-Davis to fines, suspension, or expulsion by FINRA, the SEC, and other regulatory bodies and may require its liquidation. There is currently no regulatory requirement to maintain excess net capital. However, as noted above, under recently adopted NSCC rules, effective October 26, 2023, Wilson-Davis must maintain excess net capital of at least $10.0 million to continue to clear securities transactions for Glendale or any other broker-dealer on a fully disclosed basis.
Human Capital Resources
On June 30, 2023, Wilson-Davis had 45 full-time and six part-time employees and consultants, consisting of 28 full-time and one part-time registered representatives, or consultants, eight full-time and two part-time operating personnel, and seven executives and supervisors. No employees or consultants are represented by a collective bargaining agreement. Wilson-Davis emphasizes compliance and risk management principles to manage the day-to-day business. In recruiting, training and retaining personnel, Wilson-Davis relies on industry training and competitive compensation. Wilson-Davis considers its relationship with its employees and consultants to be good.
Legal Proceedings
Wilson-Davis is not a party to any material legal proceedings, and no material legal proceedings have been threatened by Wilson-Davis or, to the best of its knowledge, against it, except that in December 2016, FINRA filed a complaint (FINRA Enforcement Matter No. 20120327318) asserting potential violations of several securities laws and regulations. Wilson-Davis denied the allegations and the hearing was held in November 2017. The FINRA panel issued its decision against Wilson-Davis in February 2018. Wilson-Davis was fined $1,170,000 and ordered to disgorge $51,624 for purported improper short sales. Wilson-Davis was fined an additional $300,000 for its purported failure to supervise and implement adequate AML procedures.
Wilson-Davis filed a timely appeal. All sanctions were stayed while the appeal was pending before the FINRA National Adjudicatory Council (“NAC”). The appeal hearing before the NAC occurred in October 2018. On December 27, 2019, NAC issued a ruling that affirmed Wilson-Davis’ liability but reduced the sanctions imposed. Wilson-Davis was fined $350,000 and ordered to disgorge $51,624 for purported improper short sales. Wilson-Davis was fined an additional $750,000 for its purported failure to supervise and implement adequate AML procedures.
Wilson-Davis timely appealed the ruling to the SEC. All sanctions are stayed while the appeal is pending before the SEC. The SEC has not made a ruling in this matter.
In the ordinary course of business, securities broker-dealers such as Wilson-Davis are highly regulated and are routinely and frequently examined by the SEC, FINRA, and the securities regulatory authorities of states in which they are licensed or conduct business. Such examinations review a broad ranges of business activities for compliance with the myriad statutes, rules, regulations, and interpretations governing Wilson-Davis’ activities. Examinations by any of the above authorities may lead to enforcement actions that expose Wilson-Davis and its personnel to defense costs and potential fines or other sanctions. Further, customers may assert claims against Wilson-Davis or its personnel in legal suits or arbitration proceedings.
INFORMATION ABOUT COMMERCIAL BANCORP
Overview
Commercial Bancorp of Wyoming (“Commercial Bancorp”), a Wyoming bank holding company headquartered in Pine Bluffs, Wyoming. operates through its wholly-owned subsidiary, Farmer’s State Bank (“FSB”), a Wyoming state-chartered bank. FSB currently operates one full-service banking location in Pine Bluffs. As of the 2020 Decennial Census, there were 1,172 people and 521 households in the town of Pine Bluffs. We believe the bank’s customer base is well established and long term. In some cases, customers of the bank are third and fourth generation customers of families serviced. We believe these long-standing relationships increase the bank’s knowledge of its customers and enables the Bank to customize and sell its products, which can help reduce commercial risks for Commercial Bancorp. The bank’s performance during the past year, including its profitability and liquidity, as well as deposits, borrowings and regulatory capital levels were not significantly impacted by the recent financial and economic environment. For example, deposits at the end of March 2023 were approximately $26.0 million compared to $26.2 million at the end of March 2022 and borrowings at the end of March 2023 were approximately $15.8 million compared to $14.5 million at the end of March 2022. In addition, Earnings for the quarter ended March 31, 2023 was $64,367 compared to $38,135 for the quarter ended March 31, 2022. Net Interest Margin as of March 2023 was 4.17 compared to 3.20 in March 2022 and the Liquid Asset Ratio as of March 2023 was 43.29 compared to 46.47 in March 2022. During the past year from March 2022 to March 2023, Commercial Bancorp had $0 of non-accrual loans.
We believe that traditional barriers to servicing banking customers have been substantially lowered due to technological advances in the distribution and management of banking products and services. Commercial Bancorp therefore seeks to capitalize on these advances by merging into New Pubco.
History
In late 1914, a group of men and women from the surrounding area decided that a bank headquartered in Pine Bluffs, Wyoming, that catered to the needs of farmers, ranchers, merchants and residents of eastern Laramie and western Kimball County was needed. Commercial Bancorp’s founders quickly developed a list of potential bankers to run the institution and a second list of approximately 600 potential investors and/or customers. Then they began knocking on doors. Within a very short time, the management of the bank was set. 15 investors were also soon located to fund the $15,000 of required capital. The Bank’s original stated business plan was simple, “Farmers State Bank will do a good conservative banking business and ask for a share of the patronage of the farmers, merchants and citizens of the local communities and promise good service and fair treatment in return.”
Business Model
The banking industry has become increasingly dependent on and oriented towards technology-driven delivery systems, permitting transactions to be conducted through a wide variety of channels. In addition, technology has lowered the barriers to entry and made it possible for non-bank institutions to attract funds and provide lending and other financial services in our market despite not having a physical consumer-facing presence. Given their lower cost structure, online banks and non-bank institutions that choose to solicit loans and deposits primarily through digital platforms often are able to offer rates that are more competitive than rates offered by retail banking institutions with a traditional branch footprint. Additionally, they have access to national markets through their online distribution channels. The primary factors driving competition for consumer loans and deposits for both traditional banks and online service providers are interest rates, fees charged, customer service levels, convenience, including online offerings, branch location and hours of operation, and the range of products and services offered.

For many years, Commercial Bancorp has closely observed how technology has digitized the banking industry. Due in part to lifestyle and economic changes resulting from the Covid-19 pandemic, we have recently noticed an increasing preference for technology-based banking solutions as consumers and businesses seek tailored, technologically automated banking experiences delivered through online and mobile channels. Technological innovation is allowing forward thinking financial services businesses to meet this need. Commercial Bancorp believes it is positioned to benefit from this trend by merging into New Pubco.
Competitive Strengths
Profitable and stable business model.   Commercial Bancorp believes its technology and systems along with its seasoned management team allows it to identify and access business lines where it can provide valuable products and services to its customers and generate superior returns.
Application of disciplined underwriting and credit risk management.   Commercial Bancorp has a disciplined credit culture with traditional credit quality practices augmented by a deep knowledge of its customers. Its credit management processes emphasize prudent underwriting, proper administration, careful servicing and proactive collection policies.
Abiding commitment to its communities and core constituencies.   Commercial Bancorp has operated within its community for over 100 years. Commercial Bancorp believes its strong commitment to its community provides a competitive advantage by strengthening customer relationships, increasing loyalty, and extending its brand generally.
Business Strategy
Commercial Bancorp believes its customers enjoy a professional and consistent banking environment with local decision-making and personal access to a banker who strives to understand their banking needs. Commercial Bancorp seeks to be identified as a community bank that cares about its customers. In order to accomplish this, Commercial Bancorp attempts to hire bankers who are recognized for their community involvement and successful banking background.
Although size gives larger banks advantages in competing for business from large corporations, Commercial Bancorp believes its long and successful history demonstrates the sustainable need for its services within its market. Commercial Bancorp does not compete with large institutions for the primary banking relationships of large corporations, but does compete for niches in this business and for the consumer business of their employees. This includes locally-owned small- to medium-sized businesses and their employees. Commercial Bancorp believes that these organizations desire a consistent relationship-focused banking partnership. They have initially attracted these types of businesses based on relationships and contacts that the bank’s directors and management have in its primary market area.
Increase utilization of technology.   Commercial Bancorp actively explores opportunities to use technology to improve efficiency, enhance risk management, deliver superior service and drive growth without compromising its standards. Commercial Bancorp works diligently to make banking more convenient and more accessible for consumers and small business owners.
Disciplined credit administration.   Since non-performance, or even significant underperformance or delinquencies, of its loans could have an adverse effect on its earnings, Commercial Bancorp actively manages any non-performing loans to resolution, liquidation or charge off. Members of its management team are proactive in their approach to identify and resolve problem loans and are focused on working with the borrowers and guarantors of these loans to provide loan modifications when warranted. Commercial Bancorp implements a proactive approach to identifying and classifying loans as criticized.
Maintenance of liquidity.   Deposits obtained through its branch in Pine Bluffs, Wyoming and through its deep roots in the community. Commercial Bancorp’s efforts in establishing and maintaining a stable deposit base and other sources of liquidity have enhanced its capacity to build and maintain credit reserves in the near term while maintaining the financial flexibility to support all of its stakeholders, including by continuing to work constructively with its borrowers adversely affected by the downturn that resulted from the Covid-19 pandemic, offering payment deferrals, loan modifications and, where prudent, additional credit to its business customers with proven track records. Over the longer-term, Commercial Bancorp expects the increase in its capital and liquidity will provide a foundation for it to focus on pursuing profitable loan and deposit growth through disciplined organic growth in its core business lines and via strategic relationships with third parties.
Lending Activities
FSB provides a range of lending services, including commercial real estate, commercial business, agricultural loans, residential real estate, and consumer loans. All of its loan decisions are made locally.
In keeping with its mission, it is FSB’s intention to continue to engage in loans primarily involving the commercial sector, including commercial real estate (investor and owner-occupied properties, construction, and development loans) and commercial business loans (working capital lines of credit, term loans to support equipment purchases or other expansion needs, and loans for acquisition purposes). FSB also offers standby letters of credit. Interest rates for all of these categories may be fixed or adjustable.
Commercial and Agricultural Loans
FSB makes loans for commercial purposes in various lines of businesses, including agriculture. Types of loans include working capital lines of credit primarily used to support accounts receivable and inventory. These loans typically have terms not exceeding one year with a variable rate, are secured by accounts receivable and inventory, and principal is typically repaid as the assets securing the loan are converted into cash. Equipment loans are typically made for a term of up to five years at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Additionally, term loans may be provided for business expansion or acquisitions. Personal guarantees of the principals of the business are generally required. FSB also offers standby letters of credit.
Consumer Loans
FSB makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Interest rates for all categories may be fixed or adjustable.
Lending Limits
FSB’s lending activities are subject to a variety of lending limits imposed by federal law. In general, FSB is subject to a legal limit on loans to a single borrower equal to 15% of our capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to FSB. These limits increase or decrease as capital increases or decreases.
Credit Risk
The principal credit risk associated with each category of loans is the creditworthiness of the borrower.
The objective of FSB’s underwriting process is the identification, evaluation and control of risk. Risk generally can be categorized as business, management, financial, and collateral. The evaluation of these risks requires a combination of quantitative procedures and subjective assessments balancing character, capacity, conditions, capital and collateral. Asset and earnings quality depends on sound underwriting, pricing, approval, documentation, and management of individual credit relationships and transactions.
Credit Administration and Loan Review
FSB adheres to what it believes are disciplined underwriting standards, but also remains cognizant of the need to serve the credit needs of customers in its primary market areas and nationally via relationships with third parties by offering flexible loan solutions in a responsive and timely manner. FSB maintains asset quality through an emphasis on market knowledge, long-term customer relationships, analysis of data, consistent and thorough underwriting for all loans and a risk-based credit culture. FSB controls credit risk both through disciplined underwriting of each transaction, as well as active credit management processes and procedures to manage risk and minimize loss throughout the life of a loan, and its loan policies establish the basic guidelines governing its lending operations. These components, together with active credit management, are the foundation of its credit culture, which FSB believes is critical to enhancing the long-term value of our organization for its customers, employees, shareholders, strategic third-party relationships and communities.
Ongoing Credit Risk Management.   In addition to the tailored underwriting process described above, FSB performs ongoing risk monitoring and review processes for credit exposures. FSB strives to identify potential problem loans early in an effort to appropriately seek resolution of these situations before they create a loss. Individual loan reviews encompass a loan’s payment status and history, current and projected paying capacity of the borrower and/or guarantor(s), current condition and estimated value of any collateral, sufficiency of credit and collateral documentation, and compliance with Bank and regulatory lending standards. FSB records any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses incurred in the loan portfolio.
Credit Concentrations.   FSB actively manages the composition of its loan portfolio, including credit concentrations. Its credit policies establish concentrations limits by loan product to manage portfolio diversification. FSB’s portfolio analysis includes concentration trends by portfolio product type, overall growth trends, pool correlations, risk rating trends, policy and/or underwriting exceptions, nonperforming asset trends, stress testing, market and submarket analysis and changing economic conditions. The portfolio concentration limits set forth in FSB’s lending and collection policies are reviewed and approved by FSB’s board of directors at least annually. Concentration levels are monitored by management and reported to FSB’s board of directors on a quarterly basis.
Funding and Deposits
FSB’s deposits serve as the primary funding source for lending, investing and other general banking purposes. FSB provides a full range of deposit products, including a variety of checking and savings accounts. FSB solicits deposits through its relationship-driven team of dedicated and accessible bankers and through community-focused marketing.
Competition
The banking and financial services industry is highly-competitive, and Commercial Bancorp and FSB compete with a wide range of financial institutions within its markets, including local, regional and national commercial banks, credit unions, and non-bank financial service providers such as financial technology companies and other financial intermediaries for certain of its products and services. Some of Commercial Bancorp’s and FSB’s competitors are not currently subject to the regulatory restrictions and the level of regulatory supervision applicable to us.
Interest rates on loans and deposits, as well as prices on fee-based services, are typically significant competitive factors within the banking and financial services industry. Many of Commercial Bancorp’s competitors are much larger financial institutions that have greater financial resources than they do and compete aggressively for market share. These competitors attempt to gain market share through their financial product mix, pricing strategies and banking center locations.
Other important standard competitive factors in Commercial Bancorp’s industry and markets include office locations and hours, quality of customer service, community reputation, continuity of personnel and services, capacity and willingness to extend credit, and ability to offer sophisticated banking products and services through multiple channels. While Commercial Bancorp seeks to remain competitive with respect to fees charged, interest rates and pricing, it believes that its banking product suite, high-quality customer service culture, strategic relationships with third parties, positive reputation and long-standing relationships will enable it to compete successfully within its markets and enhance its ability to attract and retain customers.
Supervision and Regulation
The following is a brief summary of certain statutes and regulations that significantly affect Commercial Bancorp and its subsidiaries. A number of other statutes and regulations may affect Commercial Bancorp and FSB but are not discussed in the following paragraphs.

Bank Holding Company Regulation
Commercial Bancorp is registered as a bank holding company under the Bank Holding Company Act and, as such, is subject to supervision and regulation by the Federal Reserve. As a bank holding company, Commercial Bancorp is required to furnish to the Federal Reserve annual and quarterly reports of its operations and additional information and reports. Commercial Bancorp is also subject to regular examination by the Federal Reserve.
Under the Bank Holding Company Act, a bank holding company must obtain the prior approval of the Federal Reserve before (1) acquiring direct or indirect ownership or control of any class of voting securities of any bank or bank holding company if, after the acquisition, the bank holding company would directly or indirectly own or control more than 5% of the class; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.
Prior to acquiring control of Commercial Bancorp or FSB, any company must obtain approval of the Federal Reserve. For purposes of the Bank Holding Company Act, “control” is defined as ownership of 25% or more of any class of voting securities of Commercial Bancorp or FSB, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Commercial Bancorp or FSB.
The Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that holding company.
The Federal Reserve has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total average assets and capital to risk-weighted assets. See “Regulatory Capital Requirements.”
The Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality, and overall financial condition.
A holding company must serve as a source of strength for its subsidiary banks and the Federal Reserve may require a holding company to contribute additional capital to an undercapitalized subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal banking regulator to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and may be entitled to priority over other creditors.
Bank Regulation
FSB is a state chartered bank subject to supervision by the State of Wyoming. As a member of the Federal Reserve System, FSB is also subject to supervision by the Federal Reserve. Deposits of FSB are insured by the FDIC to the legal maximum limit. Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of branches, mergers and acquisitions, corporate activities, changes in control, electronic funds transfers, responsiveness to community needs, management practices, compensation policies, and other aspects of operations are subject to regulation by the appropriate federal and state supervisory authorities. In addition, FSB is subject to numerous federal, state and local laws and regulations that set forth specific restrictions and procedural requirements with respect to extensions of credit (including to insiders), credit practices, disclosure of credit terms and discrimination in credit transactions.
The Federal Reserve regularly examines the operations and condition of FSB, including, but not limited to, its capital adequacy, reserves, loans, investments, and management practices. These examinations are for the protection of FSB’s depositors and the Deposit Insurance Fund. In addition, FSB is required to furnish quarterly and annual reports to the Federal Reserve. The Federal Reserve’s enforcement authority includes the power to remove officers and directors and the authority to issue cease-and-desist orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business.
The Federal Reserve has adopted regulations regarding capital adequacy, which require member banks to maintain specified minimum ratios of capital to total average assets and capital to risk-weighted assets. See “Regulatory Capital Requirements.” Federal Reserve and State regulations limit the amount of dividends that FSB may pay to Commercial Bancorp.
FSB’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Large banks (generally, those with $10 billion or more in assets) are assigned an individual rate based on a scorecard that combines certain measures, including regulatory examination component ratings, to produce a score that is converted into an assessment rate. Assessment rates currently range from 1.5 to 40 basis points. No institution may pay a dividend if in default of the federal deposit insurance assessment. Deposit insurance assessments are based on total average assets, excluding PPP loans, less average tangible common equity. The FDIC has authority to increase insurance assessments. Management cannot predict what insurance assessment rates will be in the future.
Regulatory Capital Requirements
The Federal Reserve establishes capital and leverage requirements for Commercial Bancorp and FSB. Specifically, Commercial Bancorp and FSB are subject to the following minimum capital requirements: (1) a leverage ratio of 4%; (2) a common equity Tier 1 risk-based capital ratio of 4.5%; (3) a Tier 1 risk-based capital ratio of 6%; and (4) a total risk-based capital ratio of 8%.
Commercial Bancorp’s Common Equity Tier 1 capital consists solely of common stock plus related surplus and retained earnings, adjusted for goodwill, intangible assets and the related deferred taxes. Additional Tier 1 capital may include other perpetual instruments historically included in Tier 1 capital, such as non-cumulative perpetual preferred stock, if applicable. Capital rules also permit bank holding companies with less than $15 billion in total consolidated assets to continue to include trust preferred securities and cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not in Common Equity Tier 1 capital, subject to certain restrictions. Tier 2 capital consists of unsecured instruments that are subordinated to deposits and general creditors and have a minimum original maturity of at least five years, among other requirements, plus instruments that the rule has disqualified from Tier 1 capital treatment. Instruments that are included in Tier 2 capital, but have a maturity of less than five years, must be ratably discounted over their remaining life until they reach maturity.
In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” of 2.5 percent on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity and the buffer applies to all three measurements: Common Equity Tier 1, Tier 1 capital and total capital.
Community Reinvestment
Under the Community Reinvestment Act (“CRA”), a financial institution has a continuing and affirmative obligation to help meet the credit needs of the entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. However, institutions are rated on their performance in meeting the needs of their communities. Performance is tested in three areas: (a) lending, to evaluate the institution’s record of making loans in its assessment areas; (b) investment, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and businesses; and (c) service, to evaluate the institution’s delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of the community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. FSB was assigned an “satisfactory” rating as a result of its last CRA examination.
Bank Secrecy Act
Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the United States Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects, or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA, or has no lawful purpose. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, commonly referred to as the “USA Patriot Act” or the “Patriot Act,” contains prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to prevent the use of the United States financial system for money laundering and terrorist financing activities.
Other Laws and Regulations
Some of the aspects of the lending and deposit business of FSB that are subject to regulation by the Federal Reserve and the FDIC include reserve requirements and disclosure requirements in connection with personal and mortgage loans and deposit accounts. In addition, FSB is subject to numerous federal and state laws and regulations that include specific restrictions and procedural requirements with respect to the establishment of branches, investments, interest rates on loans, credit practices, the disclosure of credit terms, and discrimination in credit transactions.
Enforcement Actions
Federal statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake an enforcement action against an institution that fails to comply with regulatory requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to civil money penalties, cease-and-desist orders, receivership, conservatorship, or the termination of the deposit insurance.
Human Capital Resources
As of January 1, 2023, Commercial Bancorp employed 5 persons. None of its employees are represented by any collective bargaining unit or are parties to a collective bargaining agreement. Commercial Bancorp considers its relations with our employees to be good.
Commercial Bancorp believes that the success of a business is largely due to the quality of its employees and the development of each employee’s full potential. Commercial Bancorp encourages and supports the development of its employees and, whenever possible, strives to fill vacancies from within. Employee retention helps Commercial Bancorp operate efficiently and achieve its business objectives. Commercial Bancorp also believes its ability to attract and retain employees is a key to its success.
Properties
Commercial Bancorp’s headquarters office is currently located at 103 East 2nd St, Pine Bluffs, Wyoming.
Legal Proceedings
Commercial Bancorp is not currently subject to any material legal proceedings. In the current opinion of management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on its results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against Commercial Bancorp could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect its reputation, even if resolved in its favor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TARGET COMPANIES
The following discussion and analysis of the Target Companies’ financial condition and results of operations should be read in conjunction with Wilson-Davis’ audited financial statements as of June 30, 2023 and 2022, and for the years ended June 30, 2023 and 2022, together with related notes, and other financial information appearing in this prospectus. A discussion and analysis of the financial condition and results of operations of AtlasClear and Commercial Bancorp are not presented in the proxy statement/prospectus as AtlasClear is a newly formed entity and does not yet have audited financial statements and Commercial Bancorp was not deemed a significant acquisition under Regulation S-X and, therefore, no financial statements were required. The discussion and analysis should also be read together with the section titled “Information about the Target Companies.” In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve significant risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” For the purposes of this section, “Wilson-Davis” refers to Wilson-Davis & Co., Inc., a Utah corporation, unless the context requires otherwise.
Wilson-Davis
Overview
Wilson-Davis is a self-clearing correspondent securities broker-dealer registered with the SEC, licensed in 43 states and territories, and a member in good standing of FINRA. Wilson-Davis has operated continuously since it was incorporated as a Utah corporation and obtained its license in December 1968.
Simultaneously with the execution of the Business Combination Agreement, on November 16, 2022, Wilson-Davis and its selling shareholders entered into Amendment No. 2 to the Broker-Dealer Acquisition Agreement, pursuant to which, among other things, AtlasClear intends to acquire all of the issued and outstanding shares of Wilson-Davis. On May 30, 2023, the parties entered into Amendment No. 3 to the Broker-Dealer Acquisition Agreement to extend the termination date of the agreement to August 9, 2023. On August 8, 2023, the parties entered into Amendment No. 4 to the Broker-Dealer Acquisition Agreement to further extend the termination date of the agreement to November 6, 2023.
Wilson-Davis derives revenue principally from commissions charged on the liquidation of restricted and control microcap securities, vetting and clearing service fees charged to introducing brokers for which Wilson-Davis clears transactions on a fully disclosed basis, and other financial service fees. Commissions are earned by executing transactions for customers. Vetting fee revenues are earned when Wilson-Davis vets stock the customers want to bring into their accounts. Clearing fees are earned by clearing transactions for Glendale Securities, as introducing broker on a fully disclosed basis, pursuant to a clearing agreement with Glendale Securities.
Key Factors Impacting Wilson-Davis’ Business
Wilson-Davis’ business and results of operations have been, and will continue to be, affected by numerous factors and trends, which Wilson-Davis believes include those discussed below and in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
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Liquidity.   As a clearing broker-dealer in the U.S., Wilson-Davis is subject to cash deposit requirements with clearing organizations, brokers, and banks that may be large in relation to its total liquid assets.

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Growth of Customer Base.   Wilson-Davis’ growth requires continued use of its services by new customers.

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Expanding Wilson-Davis’ Relationship with Existing Customers.   Wilson-Davis’ ability to expand its relationship with its existing customers will be an important contributor to its long-term growth.

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Market Trends.   As financial markets grow and contract, Wilson-Davis’ customers’ behaviors are affected. Wilson-Davis’ recent revenue and profitability have been adversely affected by the general downturn in the securities markets since early 2022, resulting from increasing inflation, increasing interest rates, the lingering economic effects of the COVID-19 pandemic, supply chain disruptions and other factors.

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Macroeconomic Events.   Customer behavior is impacted by the overall macroeconomic environment, which is influenced by elements beyond Wilson-Davis’ control, including economic and political conditions, inflation, tax rates, the ongoing COVID-19 pandemic, the military conflict in Ukraine, and natural disasters.

Results of Operations
Years Ended June 30, 2023 and 2022
	For the Years Ended June 30,
	2023	2022	$ Change
REVENUES
Commissions	$6,421,586	$12,356,609	$(5,935,023)
Vetting fees	1,217,100	720,875	496,225
Clearing fees	413,870	220,640	193,230
Fees charged to customers	1,024,015	—	1,024,015
Net gain/(loss) on firm trading accounts	(5,302)	(33,019)	27,717
Other	18,150	46,234	(28,084)
TOTAL REVENUES	9,089,419	13,311,339	(4,221,920)
EXPENSES
Compensation, payroll taxes and benefits	5,168,625	8,178,966	(3,010,341)
Data processing and clearing costs	2,385,826	1,535,475	850,351
Regulatory, professional fees and related expenses	1,525,785	1,446,190	79,595
Communications	595,195	621,773	(26,578)
Occupancy and equipment	250,562	257,902	(7,340)
Transfer fee	174,078	50,013	124,065
Bank charges	105,442	61,655	43,787
Other	110,059	139,531	(29,472)
TOTAL EXPENSES	10,315,572	12,291,505	(1,975,933)
INCOME/(LOSS) FROM OPERATIONS	(1,226,153)	1,019,834	(2,245,987)
OTHER INCOME/(EXPENSE)
Interest income	1,492,655	365,858	1,126,797
Paycheck Protection Program loan forgiveness	—	494,782	(494,782)
Gain/(Loss) on fixed assets	(7,266)	—	(7,266)
Interest expense	(83,211)	(69,844)	(13,367)
TOTAL OTHER INCOME/(EXPENSE)	1,402,178	790,796	611,382
NET INCOME/(LOSS) BEFORE INCOME TAXES	176,025	1,810,630	(1,634,605)
Income tax benefit/(expense)	44,691	331,983	(287,292)
NET INCOME/(LOSS)	$131,334	$1,478,647	$(1,347,313)

During the year ended June 30, 2023, Wilson-Davis executed 30,441 trades, as compared to 48,799 trades in the prior year. The decrease in trading volume represents a 37.6% decrease from the prior year, which was attributable to a decline in activity in the securities markets generally. Wilson-Davis had 11,942 customer accounts as of June 30, 2023, and 11,267 as of June 30, 2022.
Revenues of $9,089,419 for the year ended June 30, 2023, represent a 31.72% decrease from revenues of $13,311,339 for the year ended June 30, 2022. The details of each revenue stream are discussed below.
Commissions of $6,421,586 for the year ended June 30, 2023, represent a 48.03% decrease from commissions of $12,356,609 for the year ended June 30, 2022. Commissions are earned by executing transactions for customers. Despite an uptick in the Dow Jones Industrial Average, Nasdaq, and the S&P 500, the US Federal Reserve raised interest rates seven times in an effort to tame inflation. Increased inflation and recession fears resulted in fewer trade requests from customers, which negatively impacted commissions.
Vetting fees of $1,217,100 for the year ended June 30, 2023, represent a 68.84% increase from vetting fees of $720,875 for the year ended June 30, 2022.Vetting fee revenues are earned when Wilson-Davis vets stock the customer wants to bring into its account.
Clearing fees of $413,870 for the year ended June 30, 2023, represent an 87.58% increase from clearing fees of $220,640 for the year ended June 30, 2022. Clearing fees are earned by clearing transactions for Glendale Securities, Inc. on a fully disclosed basis. The increase was a result of additional fees charged to Glendale Securities.
Fees charged to customers increased $1,024,015 when compared to $0 in the prior year. Wilson-Davis reported the fees in a separate line item for the year ended June 30, 2023. Wilson-Davis charges fees to its customers for postage, bank wires, ACATS, and clearing and transfer agent costs.
The net loss on firm trading accounts of $5,302 for the year ended June 30, 2023, represents an 83.94% decrease from the net loss of $33,019 for the year ended June 30, 2022. The decrease reflects fewer securities liquidation transactions during the year.
Other revenues of $18,150 for the year ended June 30, 2023, represent a 60.74% decrease from other revenues of $46,234 for the year ended June 30, 2022. The decrease in other revenues was impacted by the separate fees charged to customers line item. Other revenues are comprised of fully paid stock lending, other investment related income, and miscellaneous income.
Fully paid stock lending revenue of $10,811 for the year ended June 30, 2023, represents a 32.89% increase of $8,135 for the year ended June 30, 2022.The increase was the result of a full year of stock loans for the year ended June 30, 2023.
Other investment-related income is comprised of statement fees charged to customers who requested a paper statement be mailed. For the year ended June 30, 2023, other investment related income of $11,140 was recorded, compared to $7,610 in the prior year.
Expenses of $10,315,572 for the year ended June 30, 2023, represent a 16.08% decrease from expenses of $12,291,505 for the year ended June 30, 2022. The details of each line item are discussed below.
Compensation, payroll taxes, and benefits of $5,168,625 for the year ended June 30, 2023, represent a 36.81% decrease from $8,178,966 in the prior year. Compensation includes both commissions and employee bonuses. Commissions are derived from stock transactions requested by the customer. Fewer trade requests were made by customers, which negatively impacted commissions. In addition, due to the decreased revenues in the year ended June 30, 2023, employee bonuses were reduced by 40% when compared to the prior year.
Data processing and clearing costs of $2,385,826 for the year ended June 30, 2023, represent a 55.38% increase when compared to $1,535,475 for the year ended June 30, 2022. Per the contract with Wilson-Davis’ trading platform software provider, costs are tied to the Consumer Price Index plus 4%. The fees increased due to seven interest rate hikes during the year ended June 30, 2023.
Regulatory, professional fees, and related expenses increased to $1,525,785 for the year ended June 30, 2023, compared to $1,446,190 for the year ended June 30, 2022. The 5.5% increase resulted from additional legal and audit fees related to a potential acquisition.

Communications expense of $595,195 for the year ended June 30, 2023, decreased from $621,773 in the prior year. The 4.27% decrease was the result of reduced trading activity, which led to fewer fees from trading platforms.
Occupancy and equipment decreased to $250,562 for the year ended June 30, 2023, when compared to $257,902 in the prior year. The 2.85% decrease was the result of Wilson-Davis ceasing to rent additional space at its Salt Lake City location. Wilson-Davis also entered into an amendment to its Denver office lease that began in January 2023.
Transfer fees increased to $174,078 for the year ended June 30, 2023, when compared to $50,013 for the year ended June 30, 2022. The 248% increase was the result of transfer agents increasing fees.
Bank fees increased to $105,442 for the year ended June 30, 2023, as compared to $61,655 for the year ended June 30, 2022, a 71.02% increase in expenses.
Other expenses decreased to $110,059 for the year ended June 30, 2023, compared to $139,531 for the year ended June 30, 2022. The 21.12% decrease was due to reduced travel between offices.
Other income and expenses of $1,402,178 for the year ended June 30, 2023, represent a 308% increase from $790,796 for the year ended June 30, 2022. The details of each line item are discussed below.
Interest income increased to $1,492,655 for the year ended June 30, 2023, compared to $365,858 for the year ended June 30, 2022, a 308% increase in income.
Interest expense increased to $83,211 for the year ended June 30, 2023, when compared to $69,844 for the prior year. Wilson-Davis obtained a $10,000,000 line of credit through its financial institution in the fall of 2021. The line of credit carries a 0.5% interest rate for nonuse. Wilson-Davis did not draw on its line of credit during the year ended June 30, 2023. The 19.14% increase was the result of the line of credit being available for a full fiscal year.
During the fiscal year ended June 30, 2022, Wilson-Davis recognized a gain of $494,782 due to forgiveness of a Paycheck Protection Program loan. During the fiscal year ended June 30, 2023, no similar gain was recognized. During the fiscal year ended June 30, 2023, Wilson-Davis recognized a $7,266 loss on disposal of fixed assets. No similar loss was recognized during the prior fiscal year.
Liquidity and Capital Resources
Wilson-Davis principally relies on its net capital to provide the liquidity needed to sustain operations.
Cash used in operating activities for the year ended June 30, 2023, was $23,147,058, as compared to $5,160,550 of cash provided by operating activities for the year ended June 30, 2022. The increase from the prior year was primarily due to substantially reduced revenues and profitability.
Cash used in investing activities for the year ended June 30, 2023, was $2,109, as compared to $15,971 from the year ended June 30, 2022. Cash used in investing activities for the year ended June 30, 2023, was driven by purchases of DTC stock as required. Cash used in investing activities for the year ended June 30, 2022, was driven by purchases of fixed assets and DTC stock.
Cash used in financing activities for the year ended June 30, 2023, was $41,000 for payment of a cash dividend. There was no cash used in or provided by financing activities for the year ended June 30, 2022.
As a result of the foregoing, during the fiscal year ended June 30, 2023, Wilson-Davis reported a net decrease in cash and restricted cash of $23,190,167, as compared to the prior year.
Wilson-Davis believes that its working capital together with expected operating profit, will provide the liquidity it requires for the next 12 months of its operation, except for additional amounts that will be required to meet new regulatory requirements effective October 26, 2023 that it have at least $10 million in excess net capital in order to clear securities transactions on a fully disclosed basis for other firms. To provide the additional capital needed, Wilson-Davis currently has commitments from investors, including the owners of Wilson-Davis and Mr. Schaible, for an aggregate of $1,000,000 in subordinated demand notes which are expected to be funded on October 13, 2023, subject to FINRA approval of the demand notes. The notes are expected to mature on October 13, 2024 and to have an interest rate of 5% per annum, payable quarterly. If Wilson-Davis does not receive FINRA approval of the demand notes, or is not otherwise able to increase its excess net capital by the deadline, it may need to terminate clearing securities on a fully disclosed basis for Glendale Securities, Inc. (“Glendale”) and any other introducing brokers in the future. Termination of these third-party clearing services would adversely affect Wilson-Davis’ revenue and profitability.
The actual amounts of Wilson-Davis’ liquidity and capital requirements depend on the level of its future activities, which in turn depend on prevailing conditions in the securities markets, all of which are outside Wilson-Davis’ ability to influence or control. In addition, significant expansion of its activities to implement its fully paid stock lending or margin account offerings could require additional capital. Furthermore, changes to applicable regulations or governing interpretations could alter Wilson-Davis’ net capital or liquidity requirements.
Wilson-Davis’ capital includes $650,000 in proceeds from six subordinated loans payable to current and former officers and directors of Wilson-Davis. The agreements renew annually and provide for interest at 5% per annum. The loan principal and interest are unsecured and subordinated in right of payment to all claims of present and future creditors of Wilson-Davis. Wilson-Davis plans to seek FINRA consent to repay all subordinated loans. The terms of the Broker-Dealer Acquisition Agreement require repayment of these subordinated loans, as well as any additional subordinated loans that may be funded to meet new increased excess net capital requirements applicable October 26, 2023, at closing. The surviving corporation after the Business Combination will be responsible for funding Wilson-Davis. Accordingly, repayment of the subordinated loans would not adversely affect ongoing operations but would increase the amount of external funding required to be provided by the surviving corporation to meet higher National Securities Clearing Corporation (NSCC) excess net capital requirements by October 26, 2023.
In addition to capital of $250,000 currently required to meet regulatory requirements, Wilson-Davis requires liquidity to fund day-to-day activities associated with executing securities transactions for its own customers as well as for the customers of its clearing correspondents. The amount of liquidity required generally is affected by the aggregate dollar volume of open securities transactions that Wilson-Davis submits to the NSCC. Currently the amount of Wilson-Davis’ liquidity exceeds amounts required at NSCC for operations at current transaction levels.
Line of Credit
Wilson-Davis has a $10,000,000 revolving line of credit with BMO Harris Bank N.A. The interest rate is determined at the time of borrowing as agreed by Wilson-Davis and the bank. The line of credit currently provides for interest at the bank’s overnight rate plus 1.5% and is secured by Wilson-Davis’ assets. In addition, the line of credit carries an interest rate of 0.5% on its unused portion. The line of credit agreement requires Wilson-Davis to maintain line of credit collateral with value, as determined by the bank, in an amount at least equal to a percentage of the loan amount as specified by the bank. Advances on the line of credit are payable on demand. The entire amount of this credit facility is available to be drawn and used to meet Wilson-Davis’ liquidity requirements for NSCC clearing margin deposits. Wilson-Davis did not draw on its line of credit during the years ended June 30, 2023 and 2022. As of June 30, 2023 and 2022, Wilson-Davis was in compliance with all financial covenants contained in its revolving line of credit agreement.
Recent Accounting Pronouncements
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on Wilson-Davis’ present or future financial position, results of operations, or cash flows.
Wilson-Davis has reviewed all other recently issued, but not yet adopted, accounting standards to determine their effects, if any, on Wilson-Davis’ consolidated results of operations, financial position, and cash flows. Based on that review, Wilson-Davis believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

Critical Accounting Policies
A summary of Wilson-Davis’ significant accounting policies is included in Note 1 of its audited financial statements contained in this prospectus/proxy statement. Wilson-Davis believes the application of these accounting policies on a consistent basis enables it to provide financial statement users with useful, reliable, and timely information about Wilson-Davis’ earnings results, financial condition, and cash flows.
Critical accounting policies are those that require a company to make significant judgments, estimates or assumptions that affect amounts reported in its consolidated financial statements or the notes thereto. Wilson-Davis bases its judgments, estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable and prudent. Actual results may differ materially from these estimates. At present Wilson-Davis does not have any critical accounting policies that require critical management judgments and estimates about matters that may be uncertain.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION
Management and Board of Directors
The Company Board following the Business Combination is expected to be comprised of the seven directors listed below.
Each director will hold office until his or her term expires at the next annual meeting of stockholders in the year following the year of such director’s election or until his or her death, resignation, removal or the earlier termination of his or her term of office.
The following sets forth certain information known as of the date hereof concerning the persons who are expected to serve as directors and executive officers of the Company following the consummation of the Business Combination:
Name	Age	Position(s)
Directors
Robert McBey	59	Chairman and Chief Executive Officer
Craig Ridenhour	52	Chief Business Development Officer and Director
John Schaible	53	Chief Strategy Officer and Director Nominee
Steven J. Carlson	63	Director Nominee
Thomas J. Hammond	65	Director Nominee
Sandip I. Patel	56	Director Nominee
James Tabacchi	67	Director Nominee
Executive Officers
Robert McBey	59	Chairman and Chief Executive Officer
Richard Barber	75	Chief Financial Officer
John Schaible	53	Chief Strategy Officer and Director Nominee
Craig Ridenhour	52	Chief Business Development Officer and Director
Ilya Bogdanov	56	Chief Technology Officer
Robert G. McBey, 59, has worked in the securities industry since 1986 and has served as the President and Chief Executive Officer of Wilson-Davis since 2021. Before becoming President of Wilson-Davis, he served as Wilson-Davis’ Chief Administrative Officer beginning in 2018. Since August 2022, he has also served as Chairman and Chief Executive Officer of AtlasClear and since February 2023 as Chairman and Chief Executive Officer of New Pubco. He was the co-founder and Managing Director of Business Development for Potamus Trading LLC, a Massachusetts broker-dealer specializing in algorithmic trading and dealer services from 2012 to 2017. Earlier, from 2010 to 2012, he served as the Executive Vice President and Head of Clearing Services for Penson Financial Services, a global execution and clearing firm with over $10.0 billion in assets. From 2008 to 2010, Mr. McBey served as the interim CEO of Penson’s Canadian and United Kingdom subsidiaries. From 2002 to 2008, he served as the Chief Operating Officer and Director of Securities Lending for Southwest Securities, Inc., where he previously served as the Senior Vice President, Compliance Officer, and Director of Internal Audit from 1998 to 2000. From 1997 to 1998, Mr. McBey served as the Senior Vice President, Senior Registered Option Principal, and Branch Manager of Principal Financial Securities, Inc. From 1992 to 1997, he served as the Vice President and Manager of Audit and Compliance for Sutro & Company Inc. From 1986 to 1992, he served as an Internal Auditor for Prudential-Bache Securities, Inc. Mr. McBey is graduate of York University in Toronto, Ontario.
Craig Ridenhour, 52, has served as co-founder and Executive Vice President of Business Development for Atlas FinTech, a position that he has held since 2016. Since August 2022, he has also served as Chief Business Development Officer and a director of AtlasClear and since February 2023 as Chairman and Chief Executive Officer of New Pubco. He sits on the board of directors of Atlas FinTech. Mr. Ridenhour is co-founder of AtlasBanc Holdings and EVP of Business Development, a position he has held since 2012.

Mr. Ridenhour has been a licensed representative of Buckman, Buckman & Reid, Inc., a registered broker-dealer, since 2017. Mr. Ridenhour was the Managing Director of Wealth Management for Anderen Capital, a subsidiary of Anderen Financial, a FDIC-chartered financial institution and bank holding company regulated by the Federal Reserve Board, respectively, from 2008 until the acquisition of Anderen by First United Bank in 2012. Mr. Ridenhour has been securities licensed with FINRA since 1994 and held various positions throughout his career including acting in executive and principal capacities within brokerage firms. Mr. Ridenhour is a graduate of the University of Florida.
Steven J. Carlson, 63, has served as a member of the Quantum Board since February 2021. From October 2022 to February 2023, Mr. Carlson served as President, Secretary and a director of New Pubco. Since 2016, Mr. Carlson has served as Co-Chairman of Magellan Global, a financial services holding company which owns Marco Polo Securities, Inc., for which he serves as Chairman, Pi Capital International LLC, for which he serves as Managing Partner, and several other early stage firms. Pi Capital, a global advisory firm headquartered in New York City, provides capital raising, M&A advisory and general corporate advisory services to firms in the financial institutions, renewable power generation, and real estate sectors around the globe. Securities are offered through an affiliate, Marco Polo Securities, Inc. Marco Polo Securities is a distribution platform enabling foreign financial services firms to market their products in the United States and other select jurisdictions worldwide. Before founding Pi Capital, Mr. Carlson was President and Head of Investment Banking at INTL FCStone Financial Inc. from 2010 to 2016. Prior to that, Mr. Carlson was the founder, Chairman and Chief Executive Officer of the Provident Group, a boutique investment banking firm providing capital raising, M&A and other corporate finance advisory services to firms globally. Provident Group was acquired by INTL in 2010. Prior to forming Provident in 1999, Mr. Carlson was a Managing Director at Lehman Brothers holding various senior positions at the firm. Mr. Carlson began his career at Fannie Mae. Mr. Carlson graduated with a BA in Economics from the University of Maryland and a Master’s Degree in Public Policy from the Kennedy School of Government at Harvard University.
Thomas J. Hammond, 65, has served as a member of the Quantum Board since February 2021. Mr. Hammond was the President of ICE Clear U.S., a wholly owned clearing house of Intercontinental Exchange, Inc. (NYSE: ICE) from 2007 until his retirement in 2017. In that role, Mr. Hammond oversaw all technology, operations and financial functions at the clearing house. Prior to joining ICE, Mr. Hammond was Managing Director, Trading Operations at the Chicago Board of Trade (later the CME Group) where he played a leadership role in the successful transition to the Common Clearing Link. Before joining the CME Group in 2003, for a 17-year period, Mr. Hammond served as Chief Executive Officer, Executive Vice President and Chief Operating Officer of the Board of Trade Clearing Corporation (BOTCC), where he successfully managed the development and implementation of integrated over the counter (OTC) clearing systems. Mr. Hammond currently serves as a board member of Atlas FinTech and, prior to his retirement in 2017, served on the boards of the Financial Services Division and the Chicago Operations Division of the Futures Industry Association, and participated in the Chicago Federal Reserve Bank’s Working Group on Financial Markets. Mr. Hammond earned a Bachelor of Science degree in Business Administration from Lewis University in Romeoville, IL. Quantum believes Mr. Hammond is well qualified to serve as a director due to his extensive financial services experience gained over 37 years in different areas of the financial services industry.
Sandip I. Patel, 56, has served as a member of the Quantum Board since October 2020. Mr. Patel has been an attorney and corporate business consultant at Sandip I. Patel, P.A., a law firm founded by Mr. Patel in 2000. Since 2017, Mr. Patel has also served as Chief Legal Counsel of Channel Investments, LLC, a medical device company. Mr. Patel has been involved in the formation, acquisition, development, growth, and liquidity events related to companies in the healthcare, insurance and financial services fields. Mr. Patel currently holds public and private investments in a wide range of industries with a focus on medical devices, biotechnology, healthcare services and related technologies, as well as FinTech and related services. Mr. Patel is also a co-founding stockholder of AtlasBanc Holdings, and was a co-founding stockholder and board member of Anderen Bank. Mr. Patel was the Founder, President and Chief Executive Officer of the Orion group of companies, a full-service real estate development company. Previously, Mr. Patel served as Head of the New Business Development and M&A team to national health insurance companies. Mr. Patel oversaw all legal, regulatory and governmental affairs on behalf of WellCare, while serving as the General Counsel and a partner in the company. Since September 2021, Mr. Patel has served as a director of Monterey Bio Acquisition Corporation, a special purpose acquisition company (Nasdaq: MTRY). Mr. Patel received his JD degree from the Stetson University College of Law, and a B.B.A in Finance from the University of Georgia. Quantum believes Mr. Patel is well qualified to serve as a director due to his substantial experience with public and private investments in a wide range of industries, including the financial services and technology industries, as well as his experience serving on the boards of financial services, insurance and other companies.
Richard Barber, 75, has been making various personal investments through his company, Renee LLC, since 2017. Mr. Barber started his financial career in Finance at Ernst & Young. Mr. Barber has over 30 years’ experience in the Securities industry working at various institutions. Most notably, Mr. Barber served as the Chief Financial Officer of Bank of America’s brokerage business where gave advice to the CEO on how to grow revenue and reduce costs. Since February 2023, Mr. Barber has served as Chief Financial Officer of New Pubco. Mr. Barber holds a Bachelor of Arts degree from the University of Notre Dame and a Master of Business Administration from the Columbia School of Business.
John Schaible, 53, is the Chairman and Chief Executive Officer of Quantum, a position that he has held since Quantum’s inception in October 2020. Mr. Schaible is a co-founder of Atlas Bank, a Latin American domiciled bank, and, since 2010, has served as its Vice Chairman. Mr. Schaible has also served as Chief Executive Officer of AtlasBanc Holdings since 2012 and Atlas FinTech since 2016, each affiliates of Atlas Bank. Mr. Schaible also co-founded Anderen Bank and was Chief Operating Officer of Anderen Financial, a FDIC-chartered financial institution and bank holding company regulated by the Federal Reserve Board, respectively, from 2007 until the acquisition of Anderen by First United Bank in 2012, each affiliates of Atlas Bank. Mr. Schaible also founded and served as Chief Executive Officer of NexTrade, which created an electronic communications network (ECN) in 1994 that was sold to Citigroup in 2006. Mr. Schaible has a degree in business management from Colorado State University. Mr. Schaible has also served on the board of Colorado State University’s General Leadership Council and Center for Entrepreneurship. The Quantum Board selected Mr. Schaible to serve as a director because of his financial technologies and financial services experience and knowledge.
Ilya Bogdanov, 56, is a Senior Vice President of the Atlas Bank, a Latin American domiciled bank, a position he has held since 2019, and has been Vice President of Technology of Atlas FinTech since 2014. Mr. Bogdanov has also served as Chief Technology Officer of AtlasBanc Holdings since 2014. Mr. Bogdanov served as Director of Software Engineering of Value Line, Director of Infrastructure of Traffic Media. He also served in various senior technology roles in Bank of America, Bank of America Merrill Lynch, Salomon Smith Barney/Citigroup, SURFACExchange, DoubleClick and other financial and media companies. Mr. Bogdanov has a technology degree from Tashkent Electromechanical College.
James Tabacchi, 67, is President and CEO of South Street Securities Holdings Inc. In this role, Mr. Tabacchi oversees all aspects of the business, including strategy, credit, market and liquidity risk, infrastructure, technology and clearing, compliance, finance, accounting and controls. In 2000, he raised the venture capital and founded South Street as an independent repo broker dealer and began building and expanding the franchise of products. In 2018, Mr. Tabacchi invested in and continues to mentor AmeriVet, a Disabled Veteran and Minority Owned broker dealer, and last year, started an equity securities lending business. Prior to founding South Street, he spent two decades at Citicorp/Citibank in various customer interface and business head positions within the Investment, Corporate and Consumer Banking Divisions. In addition to his Board responsibilities at South Street, ACM Trust REIT and AmeriVet, Mr. Tabacchi is Chairman of the Board of the Independent Dealer and Trader Association (IDTA) and is a member of BNYM’s GSS Industry Advisory Council. In 2021, Mr. Tabacchi was elected to a five-year term on the DTCC Board of Directors.
Atlas Bank (Panama), S.A.
In September 2023, the Superintendency of Banks of Panama took temporary administrative and operational control of Atlas Bank (Panama), SA (“Atlas Bank”). Such action was at the voluntary request of Atlas Bank, in connection with allegations that a major custody counterparty potentially committed fraud against Atlas Bank. John Schaible is co-founder and Vice Chairman of Atlas Bank, and CEO of AtlasBanc Holdings, which through Atlas FinTech has an economic interest in, but does not control, Atlas Bank. Thomas Hammond is a member of the board of directors of Atlas FinTech. Craig Ridenhour is a co-founder and EVP of Business Development for AtlasBanc Holdings and a member of the board of directors of Atlas FinTech. Ilya Bogdanov is a Senior Vice President of Atlas Bank and Chief Technology Officer of AtlasBanc Holdings.
Composition of the New Pubco Board After the Business Combination
New Pubco’s business and affairs will be managed under the direction of the New Pubco Board. As described above, we anticipate that the New Pubco Board will consist of seven members upon the Closing. Robert McBey will serve as Chairman of the New Pubco Board. Subject to the terms of the Proposed Charter that will be in effect upon the Closing, the New Pubco Board may establish the authorized number of directors from time to time exclusively by resolution adopted by a majority of the Whole Board. Upon the Closing, the New Pubco Board is expected to determine, based on information provided by each director concerning his background, employment and affiliations, that Steven J. Carlson, Thomas J. Hammond, Sandip I. Patel and James Tabacchi do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the New Pubco Board will consider the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the New Pubco Board deems relevant in determining their independence, including the beneficial ownership of our securities by each non- employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Board Committees
Effective upon the Closing, the New Pubco Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which are expected to have the composition and the responsibilities described below. Each of these committees will operate under a written charter, to be approved by the New Pubco Board and effective upon the Closing, that will satisfy the applicable listing standards of NYSE, copies of which will be made available on the investor relations portion of our website. Members will serve on these committees until their resignation or until otherwise determined by the New Pubco Board. The New Pubco Board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Upon the completion of the Business Combination, we anticipate that our audit committee will consist of Steven J. Carlson, Sandip I. Patel and James Tabacchi, with Mr. Patel serving as chair. Rule 10A-3 of the Exchange Act and the NYSE listing standards require that our audit committee be composed entirely of independent members. The New Pubco Board is expected to determine that each of Messrs. Carlson, Patel and Tabacchi meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE listing standards and also meets the financial literacy requirements of the NYSE listing standards. In addition, the New Pubco Board is expected to determine that Mr. Carlson will qualify as an “audit committee financial expert” within the meaning of the SEC regulations.
The primary purpose of the audit committee will be to discharge the responsibilities of the New Pubco Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of the audit committee are expected to include, among other things:
•
helping the New Pubco Board oversee our corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•
establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
overseeing our policies on risk assessment and risk management;

•
overseeing compliance with our code of business conduct and ethics;

•
reviewing related person transactions; and

•
approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
Upon the completion of the Business Combination, we anticipate that our compensation committee will consist of Steven J. Carlson, Thomas J. Hammond and James Tabacchi, with Mr. Carlson serving as chair. The New Pubco Board is expected to determine that Messrs. Carlson, Hammond and Tabacchi each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE listing standards, including the heightened independence standards for members of a compensation committee.
The primary purpose of our compensation committee will be to discharge the responsibilities of the New Pubco Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of the compensation committee are expected to include, among other things:
•
reviewing, approving and determining, or making recommendations to the New Pubco Board regarding, the compensation of our chief executive officer, other executive officers and senior management;

•
reviewing, evaluating and recommending to the New Pubco Board succession plans for our executive officers;

•
reviewing and recommending to the New Pubco Board the compensation paid to our non-employee directors;

•
administering our equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Nominating and Corporate Governance Committee
Upon completion of the Business Combination, we anticipate that our nominating and corporate governance committee will consist of Steven J. Carlson, Thomas J. Hammond and Sandip I. Patel, with Mr. Patel serving as chair. The New Pubco Board is expected to determine that Messrs. Carlson, Hammond and Patel each meet the definition of “independent director” under the NYSE listing standards.
Our nominating and corporate governance committee will be responsible for, among other things:
•
identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the New Pubco Board;

•
considering and making recommendations to the New Pubco Board regarding the composition and chairmanship of the committees of the New Pubco Board;

•
instituting plans or programs for the continuing education of the New Pubco Board and the orientation of new directors;

•
developing and making recommendations to the New Pubco Board regarding corporate governance guidelines and matters;

•
overseeing our corporate governance practices;

•
overseeing periodic evaluations of the New Pubco Board’s performance, including committees of the New Pubco Board; and

•
contributing to succession planning.

Compensation Committee Interlocks and Insider Participation
None of the anticipated members of New Pubco’s compensation committee is currently, or has been at any time, one of AtlasClear’s, Quantum’s or New Pubco’s officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee during 2022.
Code of Business Conduct and Ethics
Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the investor relations portion of our website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION
Quantum
Prior to the consummation of the Business Combination, none of the officers or directors of Quantum received any cash compensation for services rendered. The Co-Sponsors, officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. We note that certain officers have economic interests in our Co-Sponsors. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
The Target Companies
AtlasClear
Prior to the consummation of the Business Combination, none of the officers or directors of AtlasClear received any cash compensation for services rendered.
Wilson-Davis
Summary Compensation Table
The following table sets forth, for each of Wilson-Davis’ last two completed fiscal years, the dollar value of all cash and noncash compensation earned by Robert McBey, Wilson-Davis’ president and chief executive officer, who will continue his employment with the Company after the Business Combination as Chief Executive Officer.
Name and Principal Position	Year Ended June 30	Salary ($)(1)	Bonus ($)	Option Awards ($)	Non Equity Incentive Plan Compensation	All Other Compensation ($)	Total ($)
Robert McBey	2022	789,386	—	—	—	—	789,386
President and CEO	2021	1,142,336	—	—	—	—	1,142,336

(1)
Consists of salary of $250,000 in each year and commissions of $539,386 and $892,336 earned in the fiscal years ended June 30, 2022 and 2021, respectively.

Employment Agreement
Mr. McBey entered into an employment agreement with Wilson-Davis, effective as of March 1, 2020. Mr. McBey’s employment agreement provides for him to receive a bonus upon Wilson-Davis’ completion of the Business Combination. The bonus will be determined in part based upon the defined “Transaction Goodwill,” which is set forth in the Broker-Dealer Acquisition Agreement as $20,000,000. That bonus would include $100,000 plus an amount equal to 2% of the first $1,750,000 of the amount of Transaction Goodwill, 3% of the Transaction Goodwill in excess of $1,750,000 up to $4,000,000, 4% of the amount of Transaction Goodwill in excess of $4,000,000 up to $6,000,000, and 5% of the amount of Transaction Goodwill in excess of $6,000,000. Under the foregoing formula, Mr. McBey would receive a fee of $1,702,500 upon the Closing from Wilson-Davis under those provisions of his employment agreement.
Post-Closing Employment Agreements
Upon consummation of the Business Combination, each of Mr. McBey, Mr. Ridenhour and Mr. Schaible expects to enter into new employment agreements with New Pubco.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Quantum Related Person Transactions
On October 23, 2020, Quantum Ventures purchased 4,312,500 founder shares from us for $25,000, or $0.006 per share. In January 2021, Quantum Ventures sold 813,500 founder shares to Chardan Quantum and 35,000 founder shares to each of our directors, in each case at the original price per share, resulting in Quantum Ventures holding a balance of 3,254,000 founder shares. We refer to these shares held by our Co-sponsors, officers and directors as “founder shares.” On February 4, 2021, we effected a stock dividend of 718,750 shares with respect to our common stock, resulting in our initial stockholders holding an aggregate of 5,031,250 founder shares.
On February 9, 2021, Quantum Ventures purchased from us 4,450,000 Quantum Private Warrants and Chardan Quantum purchased from us 1,112,500 Quantum Private Warrants, in each case, at a price of $1.00 per warrant, for an aggregate purchase price of $5,562,500 in a private placement that closed simultaneously with the closing of our initial public offering. Each Quantum Private Warrant is exercisable for one (1) share of common stock at an exercise price of $11.50 per share.
On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in Quantum Ventures purchasing an additional 472,500 Quantum Private Warrants from us and Chardan Quantum purchasing an additional 118,125 Quantum Private Warrants from us, in each case, at a price of $1.00 per warrant for an aggregate additional purchase price of $590,625. If we do not complete our initial business combination by February 9, 2023 (or, the Extended Date, as applicable), the proceeds from the sale of the Quantum Private Warrants will be included in the liquidating distribution to the holders of our Public Shares. The Quantum Private Warrants are identical to the warrants sold as part of the public units in the IPO except that (i) each Quantum Private Warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) the Quantum Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.
Commencing on February 4, 2021 through the completion of our initial business combination with a target business, we pay to Quantum Ventures a fee of $10,000 per month for providing us with office space and certain office and secretarial services. We cancelled this agreement effective May 9, 2023.
In order to meet our working capital needs, our initial stockholders, officers and directors and their respective affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of our business combination into additional Quantum Private Warrants to purchase shares of common stock at a conversion price of $1.00 per Quantum Private Warrant. Such Quantum Private Warrants are identical to the Quantum Private Warrants issued at the closing of the IPO, except that (i) each Quantum Private Warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) the Quantum Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Our stockholders have approved the issuance of the Quantum Private Warrants and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of our initial business combination. If we do not complete a business combination, the loans would not be repaid.
In October 2021, Quantum Ventures committed to provide us up to $2,000,000 in Working Capital Loans. In February 2022, Quantum Ventures committed to provide us up to an additional $1,000,000 for a total of $3,000,000 in Working Capital Loans. Refer to Note 5 of our financial statements.
On March 14, 2022, we issued an unsecured promissory note, effective as of January 3, 2022, in the amount of up to $480,000 to Quantum Ventures as evidence of the working capital loans. The note bears no interest and is payable in full upon the earlier (i) February 9, 2023 and (ii) the effective date of the consummation of our initial business combination. Refer to Note 11 of our financial statements. The note is required to be repaid in cash at the Closing and is not convertible into Quantum Private Warrants. We may raise additional capital through loans or additional investments from Quantum Ventures or its stockholders, officers, directors, or third parties, however, pursuant to the Merger Agreement, the Company needed approval from TradeStation to borrow amounts over $500,000. Upon the termination of the Merger Agreement, such condition is no longer applicable.
The holders of our Founder Shares, as well as the holders of the Quantum Private Warrants (and all underlying securities), are entitled to registration and stockholder rights pursuant to a registration and stockholder rights agreement. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. Notwithstanding the foregoing, Chardan Quantum may not exercise its demand and “piggyback” registration rights after February 4, 2026 and February 4, 2028, respectively, and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.
On October 1, 2020, we issued an unsecured promissory note to Quantum Ventures, pursuant to which we were entitled to borrow up to an aggregate principal amount of $200,000. The promissory note was non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the initial public offering. As of December 31, 2020, there was $130,100 in borrowings outstanding under the promissory note. The outstanding balance under the promissory note was repaid at the closing of the initial public offering on February 9, 2021.
We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our board of directors, with any interested director abstaining from such review and approval.
No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to our initial public offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).
We entered into indemnity agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified to the fullest extent permitted by applicable law and our amended and restated articles of incorporation.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our disinterested independent directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested independent directors (or, if there are no independent directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
We paid to Chardan an underwriting discount of $0.225 per unit purchased by it in our initial public offering. We also engaged Chardan as an advisor in connection with our business combination, pursuant to the Business Combination Marketing Agreement. We will pay Chardan a Marketing Fee for such services upon the consummation of our initial business combination in an amount equal to, $7,043,750, or 3.5% of the gross proceeds of the IPO, including the proceeds from the full exercise of the underwriters’ over-allotment option. As a result, Chardan will not be entitled to such fee unless we consummate our initial business combination.
Target Companies Related Party Transactions
Robert McBey, Wilson-Davis’ President and Chief Executive Officer, is expected to serve as the Chairman and Chief Executive Officer of the Company immediately following the Business Combination. Mr. McBey’s employment agreement with Wilson-Davis provides for him to receive a bonus upon Wilson-Davis’ completion of the Business Combination. The bonus will be determined in part based upon the defined “Transaction Goodwill,” which is set forth in the Broker-Dealer Acquisition Agreement as $20,000,000. That bonus would include $100,000 plus an amount equal to 2% of the first $1,750,000 of the amount of Transaction Goodwill, 3% of the Transaction Goodwill in excess of $1,750,000 up to $4,000,000, 4% of the amount of Transaction Goodwill in excess of $4,000,000 up to $6,000,000, and 5% of the amount of Transaction Goodwill in excess of $6,000,000. Under the foregoing formula, Mr. McBey would receive a fee of $1,702,500 upon the Closing from Wilson-Davis under those provisions of his employment agreement.
Between 2003 and 2008, Wilson-Davis entered into six subordinated loan agreements totaling $650,000, all of which is payable to current and former officers and directors of Wilson-Davis. The agreements renew annually and provide for interest at 5% per annum. Wilson-Davis anticipates that all notes will be renewed for additional one-year periods, unless circumstances or Wilson-Davis requirements change. The loan principal and interest are unsecured and subordinated in right of payment to all claims of present and future creditors of Wilson-Davis. These subordinated loans are expected to be repaid upon Closing.
Pursuant to the Pacsquare LOI, AtlasClear, Atlas FinTech and Mr. McBey intend to enter into the Pacsquare Acquisition Agreement with Pacsquare, pursuant to which certain technology assets are expected to be transferred to AtlasClear. Mr. Schaible, Chief Strategy Officer of AtlasClear and Mr. Ridenhour, Chief Business Development Officer and a director of AtlasClear, each have a less than 10% ownership interest in Atlas FinTech which owns 50% of AtlasClear. Mr. McBey, Chairman and Chief Executive Officer of AtlasClear, has a 50% ownership interest in AtlasClear. The parties expect to consummate the transactions contemplated by the Pacsquare LOI after the Closing.
On November 16, 2022, AtlasClear, Atlas FinTech, and Atlas Financial Technologies, Corp., a subsidiary of Atlas FinTech, entered into the Contribution Agreement. Pursuant to the Contribution Agreement, Atlas FinTech and Atlas Financial Technologies, Corp. agreed to transfer to AtlasClear their right, title and interest in and to certain software products and Transferred Intellectual Property. Additionally, Atlas FinTech agreed to transfer its membership interests in Quantum Ventures and all of its right, title and interest in the underlying Founder Shares to AtlasClear.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Quantum regarding (i) the actual beneficial ownership of its voting common stock as of the record date (pre-Business Combination) and (ii) the expected beneficial ownership of its voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Business Combination Agreement), assuming that:
(1) none of the holders of Public Shares of Quantum Common Stock exercise their redemption rights, (2) there is no exercise at the Closing of the Quantum Warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (3) none of the parties set forth below purchase shares of Quantum Common Stock in the open market, (4) there are no other issuances of equity interests of Quantum prior to or in connection with the Closing; and (5) there are no issuances of any shares of Quantum Common Stock to private placement investors or following the Closing under the Equity Incentive Plan (“Scenario A”); and, alternatively that
(1) the holders of 2,241,272 Public Shares of Quantum Common Stock exercise their redemption rights with respect to such shares, (2) there is no exercise at the Closing of the Quantum Warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (3) none of the parties set forth below purchase shares of Quantum Common Stock in the open market, (4) there are no other issuances of equity interests of Quantum prior to or in connection with the Closing and (5) there are no issuances of any shares of Quantum Common Stock to private placement investors or following the Closing under the Equity Incentive Plan (“Scenario B”).
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to the Existing Charter, each share of Quantum Common Stock entitles the holder to one vote per share.
The beneficial ownership of Quantum Common Stock prior to the Business Combination is based on 10,081,634 shares of Quantum Common Stock outstanding as of [•], 2023.
The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to Scenario A as described above, is based on 13,242,207 shares of common stock outstanding. The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to Scenario B as described above, is based on 11,000,935 shares of common stock outstanding.
Unless otherwise indicated, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all shares of Quantum Common Stock beneficially owned, or New Pubco Common Stock to be beneficially owned, by them.

	After the Business Combination
	Before the Business Combination(2)		Assuming No Redemption		Assuming Maximum Contractual Redemption
Name and Address of Beneficial Owner(1)	Number of Shares of Quantum Common Stock	%	Number of Shares of New Pubco Common Stock	%	Number of Shares of New Pubco Common Stock	%
Quantum Ventures LLC(3)	3,796,335	37.7	3,796,335	28.7	3,796,335	34.5
Chardan Quantum LLC(4)	949,084	9.4	949,084	7.2	949,084	8.6
Directors and Executive Officers of Quantum:
John Schaible(5)	40,833	*	40,833	*	40,833	*
Miguel Leon	40,833	*	40,833	*	40,833	*
Michael Devlin	—	—	—	—	—	—
Sandip I. Patel(5)	41,334	*	41,334	*	41,334	*
Thomas J. Hammond	40,833	*	40,833	*	40,833	*
Richard Korhammer	40,833	*	40,833	*	40,833	*
Steven J. Carlson	40,833	*	40,833	*	40,833	*
All Directors and Executive Officers of Quantum as a Group (7 Individuals)	245,499	2.4	245,499	1.9	245,499	2.2
Five Percent Holders of the Combined Company Before Consummation of the Business Combination:
MMCAP International Inc. SPC(6)	2,500,000	24.8	2,500,000	18.9	2,500,000	22.7
Funicular Funds, LP(7)	2,351,800	23.3	2,351,800	17.8	2,351,800	21.4
Hudson Bay Capital Management LP(8)	1,584,024	15.7	1,584,024	12.0	1,584,024	14.4
Jane Street Group, LLC(9)	1,578,958	15.7	1,578,958	11.9	1,578,958	14.4
Dark Forest Capital Management LP(10)	1,348,563	13.4	1,348,563	10.2	1,348,563	12.3
Periscope Capital Inc.(11)	1,269,477	12.6	1,269,477	9.6	1,269,477	11.5
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination:
Robert McBey(12)	—	—	2,220,000	16.8	2,220,000	20.2
Richard Barber	—	—	—	—	—	—
Craig Ridenhour(13)	—	—	—	—	—	—
John Schaible(13)	40,833	*	40,833	*	40,833	*
Ilya Bogdanov	—	—	—	—	—	—
Sandip I. Patel(13)	41,334	*	41,334	*	41,334	*
Thomas J. Hammond	40,833	*	40,833	*	40,833	*
Steven J. Carlson	40,833	*	40,833	*	40,833	*
James Tabacchi	—	—	—	—	—	—
All Directors and Executive Officers of the Combined Company as a Group (9 individuals)	163,833	1.6	2,383,833	18.0	2,383,833	21.7

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Quantum FinTech Acquisition Corporation, 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607.

(2)
Interests shown consist solely of Founder Shares, classified as shares of Quantum Common Stock.

(3)
The shares reported above are held in the name of Quantum Ventures. Mr. Schaible, Mr. Patel and Daniel Caamano are the three managers of Quantum Ventures. Any action by Quantum Ventures with respect to the Founder Shares held by it, including voting and dispositive decisions, requires a majority vote of the board of managers. Accordingly, under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Quantum Ventures’ managers, none of the managers of Quantum Ventures is deemed to be a beneficial owner of Quantum Ventures’ securities, even those in which such manager holds a pecuniary interest. Accordingly, none of such individuals is deemed to have or share beneficial ownership of the Founder Shares held by Quantum Ventures.
(4)
The business address of Chardan Quantum LLC is 17 State Street, New York, NY 10004.

(5)
Messrs. Schaible and Patel disclaim beneficial ownership of the Founder Shares held by Quantum Ventures except to the extent of their pecuniary interest therein.

(6)
According to a Schedule 13G/A filed with the SEC on February 9, 2022 by MMCAP International Inc. SPC (“MMCAP International”) and MM Asset Management Inc. (“MM Asset Management”). MMCAP International and MM Asset Management share voting and dispositive power with respect to all of the reported shares. The address for MMCAP International is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands and the address for MM Asset Management is 161 Bay Street, TD Canada Trust Tower Ste 2240, Toronto, ON M5J 2S1 Canada. The number of shares held by MMCAP International and MM Asset Management is reported as of December 31, 2022, as stated in the Schedule 13G/A, which does not reflect any redemption of shares by Quantum in connection with the Extension Amendment, Second Extension Amendment or any other transactions after December 31, 2022.

(7)
According to a Schedule 13D and Schedule 13D/A, each filed with the SEC on February 10, 2023 by Funicular Funds, LP (the “Fund”) with respect to the shares beneficially owned and held by the Fund. The General Partner of the Fund is Cable Car Capital LLC (“Cable Car”). Jacob Ma-Weaver is the Managing Member of Cable Car and the ultimate individual responsible for directing the voting and disposition of shares held by the Fund. Cable Car, as the General Partner of the Fund, may be deemed the beneficial owner of all the shares owned by the Fund. Mr. Ma-Weaver, as the Managing Member of Cable Car, may be deemed the beneficial owner of all the shares owned by the Fund. The address for the Fund and Cable Car is 2261 Market Street #4307, San Francisco, CA 94114.

(8)
According to a Schedule 13G filed with the SEC on February 10, 2023 by Hudson Bay Capital Management LP (the “Investment Manager”) and Mr. Sander Gerber (“Mr. Gerber”). The Investment Manager serves as the investment manager to HB Strategies LLC and Hudson Bay SPAC Master Fund LP, in whose name the reported shares are held. As such, the Investment Manager may be deemed to be the beneficial owner of all shares of Quantum Common Stock held by HB Strategies LLC and Hudson Bay SPAC Master Fund LP. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Each of the Investment Manager and Mr. Gerber share voting and dispositive power with respect to all of the shares. Mr. Gerber disclaims beneficial ownership of these securities. The address for the Investment Manager and Mr. Gerber is 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830. The number of shares held by Hudson Bay Capital Management LP and Sander Gerber is reported as of December 31, 2022, as stated in the Schedule 13G, which does not reflect any redemption of shares by Quantum in connection with the Extension Amendment, Second Extension Amendment or any other transactions after December 31, 2022.

(9)
According to a Schedule 13G filed with the SEC on February 14, 2023, Jane Street Group, LLC and Jane Street Capital, LLC maintain shared voting power and shared dispositive power over the reported shares. The address of the principal business office of each of Jane Street Group, LLC and Jane Street Capital, LLC is 250 Vesey Street, 6th Floor, New York, NY 10281. The number of shares held by Hudson Bay Capital Management LP and Sander Gerber is reported as of December 31, 2022, as stated in the Schedule 13G, which does not reflect any redemption of shares by Quantum in connection with the Extension Amendment, Second Extension Amendment or any other transactions after December 31, 2022.

(10)
According to a Schedule 13G filed with the SEC on November 8, 2021 by Dark Forest Capital Management LP, (the “Firm”), and Dark Forest Global Equity Master Fund LP (“Dark Forest Master”). The Firm and Dark Forest Master share voting and dispositive power with respect to all of the securities. The Firm, as the investment manager to Dark Forest Master, may be deemed to beneficially own these securities. Jacob Kline is the managing member of the general partner of the Firm and exercises investment discretion with respect to these securities. The address for the Firm and Dark Forest Master is 151 West Avenue, Darien, CT 06820. The number of shares held by Firm and Dark Forest Master is reported as of October 28, 2021, as stated in the Schedule 13G, which does not reflect any redemption of shares by Quantum in connection with the Extension Amendment, Second Extension Amendment or any other transactions after October 28, 2021.

(11)
According to a Schedule 13G filed with the SEC on February 13, 2023 by Periscope Capital Inc. (“Periscope”). Periscope acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds. Periscope shares voting and dispositive power with respect to all the shares and can be deemed the beneficial owner of the shares. The address for Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2. The number of shares held by Periscope is reported as of December 31, 2022, as stated in the Schedule 13, which does not reflect any redemption of shares by Quantum in connection with the Extension Amendment, Second Extension Amendment or any other transactions after December 31, 2022.

(12)
Based on the pro forma Merger Consideration of 4,400,000 shares of New Pubco Common Stock to be received by AtlasClear in the Business Combination. Mr. McBey, Chairman and Chief Executive Officer of AtlasClear, has a 50% ownership interest in AtlasClear.

(13)
Does not reflect indirect ownership interests of Messrs. Schaible, Ridenhour and Patel. Each of Messrs. Schaible, Ridenhour and Patel has a less than 10% ownership interest in Atlas FinTech which owns 50% of AtlasClear.

DESCRIPTION OF SECURITIES
In connection with the consummation of the Business Combination, New Pubco will amend and restate the Existing Charter and its current bylaws. The following summary of the material terms of New Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the Proposed Charter and the Proposed Bylaws in their entirety, which are attached as Annex B-1 and Annex B-2 to this proxy statement/prospectus, respectively, along with the applicable provisions of Delaware law, for a complete description of the rights and preferences New Pubco’s securities following the Business Combination.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share. As of the record date for the Special Meeting, there will be       shares of Quantum Common Stock issued and outstanding, and no shares of preferred stock of Quantum issued or outstanding. Upon completion of the Business Combination, all the outstanding shares of New Pubco Common Stock will be validly issued, fully paid and non-assessable.
Common Stock
Voting Power
Holders of New Pubco Common Stock will be entitled to one vote in respect of each share of stock held of record by such holder on all matters to be voted on by stockholders. Except as otherwise required by law, holders of New Pubco Common Stock will not be entitled to vote on any amendment to the Proposed Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred of stock New Pubco (the “New Pubco Preferred Stock”) if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the Proposed Charter (including any certificate of designation relating to any series of preferred stock).
Dividends
Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of New Pubco Preferred Stock, holders of New Pubco Common Stock will be entitled to receive dividends when, as and if declared by the New Pubco Board, payable either in cash, in property or in shares of capital stock.
Liquidation, Dissolution and Winding Up
Upon New Pubco’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of New Pubco Preferred Stock having liquidation preferences, if any, the holders of New Pubco Common Stock will be entitled to receive pro rata New Pubco’s remaining assets available for distribution.
Preemptive or Other Rights
Holders of New Pubco Common Stock will not be entitled to preemptive rights, and New Pubco Common Stock is not subject to conversion, redemption or sinking fund provisions.
Election of Directors
Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders. Each director will hold office until the next succeeding annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. The Proposed Charter will not provide for cumulative voting for the election of directors.

Preferred Stock
The Proposed Charter provides that shares of New Pubco Preferred Stock may be issued from time to time in one or more series. The New Pubco Board will be authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The New Pubco Board will be able to, without stockholder approval, issue New Pubco Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Pubco Common Stock and could have anti-takeover effects. The ability of the New Pubco Board to issue New Pubco Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of New Pubco or the removal of existing management.
Warrants
As of the date of this proxy statement/prospectus, there were 16,215,625 Quantum Warrants to purchase Quantum Common Stock outstanding, consisting of 10,062,500 Quantum Public Warrants and 6,153,125 Quantum Private Warrants held by the Co-Sponsors. In connection with the Closing, each Quantum Warrant will be exchanged for a New Pubco Warrant on substantially similar terms.
Each New Pubco Public Warrant entitles the registered holder to purchase one-half of one share of New Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing after the Company’s completion of an initial business combination. However, no New Pubco Public Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of New Pubco Common Stock issuable upon exercise of the New Pubco Public Warrants and a current prospectus relating to such shares of New Pubco Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of New Pubco Common Stock issuable upon exercise of the New Pubco Public Warrants is not effective within 120 days from the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise New Pubco Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The New Pubco Public Warrants will expire five years from the closing of the initial business combination at 5:00 p.m., New York City time.
The New Pubco Private Warrants are identical to the New Pubco Public Warrants underlying the Quantum Units, except that (i) each New Pubco Private Warrant is exercisable for one share of New Pubco Common Stock at an exercise price of $11.50 per share, and (ii) such New Pubco Private Warrants will be exercisable for cash (even if a registration statement covering the shares of New Pubco Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the Co-Sponsors or their affiliates.
The Company may call the outstanding New Pubco Public Warrants for redemption in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the warrants are exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the shares of Quantum Common Stock equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of New Pubco Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the New Pubco Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for the New Pubco Public Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If the Company calls the New Pubco Public Warrants for redemption as described above, it will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the New Pubco Public Warrants for that number of shares of New Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Pubco Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our New Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of New Pubco Common Stock at the time the warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.
The New Pubco Public Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of New Pubco Common Stock issuable on exercise of the New Pubco Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of New Pubco Common Stock or equity-linked securities for capital raising purposes in connection with the closing of Quantum’s initial business combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the New Pubco Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any Founder Shares or New Pubco Private Warrants held by them, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the completion of the initial business combination (net of redemptions), and (z) the Market Value is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the newly issued price.
The New Pubco Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of New Pubco Common Stock and any voting rights until they exercise their warrants and receive shares of New Pubco Common Stock. After the issuance of shares of New Pubco Common Stock upon exercise of the New Pubco Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no New Pubco Common Stock will be exercisable for cash, and the Company will not be obligated to issue shares of New Pubco Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of New Pubco Common Stock issuable upon exercise of the warrants is current and the shares of New Pubco Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of New Pubco Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of New Pubco Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the shares of New Pubco Common Stock issuable upon the exercise of the warrants is not current or if the New Pubco Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
A holder of New Pubco Public Warrants may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of New Pubco Common Stock outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of New Pubco Common Stock to be issued to the warrant holder.
Contractual Arrangements with respect to the New Pubco Private Warrants
So long as the New Pubco Private Warrants are still by the Co-Sponsors or their affiliates, the Company will not redeem such warrants, and the Company will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of New Pubco Common Stock issuable upon exercise of such warrants is not effective). However, once any of the New Pubco Private Warrants are transferred from the Co-Sponsors or their affiliates, these arrangements will no longer apply. Furthermore, because the New Pubco Private Warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise the Quantum Private Warrants for cash even if a registration statement covering the shares of New Pubco Stock issuable upon exercise of such warrants is not effective and receive unregistered shares of New Pubco Common Stock.
Listing of Securities
The Quantum Common Stock is currently listed on the NYSE American under the symbol “QFTA.” Quantum Public Warrants are currently listed on the OTC Markets under the symbol “QFTAW.” Quantum intends to apply to list the New Pubco Common Stock on the NYSE under the symbol “ATCH” upon the Closing.
Transfer Agent and Registrar
The transfer agent and registrar for the Quantum Common Stock and warrant agent for the Quantum Warrants is, and for the New Pubco Common Stock and warrants is expected to be, Continental Stock Transfer & Trust Company.
Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Delaware Law
Certain provisions of the Proposed Charter, the Proposed Bylaws, and laws of the State of Delaware could make it more difficult to acquire New Pubco by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Pubco to first negotiate with the New Pubco Board. New Pubco believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the New Pubco Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of New Pubco that a stockholder might consider is in their best interest or in New Pubco’s best interests, including transactions that might result in a premium over the prevailing market price of New Pubco Common Stock.
Authorized but Unissued shares
The authorized but unissued shares of New Pubco Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Pubco Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Pubco by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Special Meetings of Stockholders
The Proposed Charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New Pubco Common Stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws. Further, the Proposed Charter provides that only the Chairperson of the Company Board, the chief executive officer of the Company, the Lead Independent Director or the New Pubco Board acting pursuant to a resolution adopted by a majority of the Whole Board (as defined below in the section titled “Comparison of Stockholders’ Rights”) may call special meetings of stockholders, thus prohibiting a holder of New Pubco Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Atlas to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Proposed Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of New Pubco at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New Pubco. The Proposed Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude AtlasClear Stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.
Supermajority Requirements for the Amendment of the Proposed Charter and Proposed Bylaws
Upon consummation of the Business Combination, the Proposed Bylaws may be amended or repealed by the New Pubco Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Pubco entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of New Pubco entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.
Board Vacancies
The Proposed Charter will provide that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy on the New Pubco Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the New Pubco Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the Whole Board is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of the New Pubco Board and then gaining control of the board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the New Pubco Board, but promotes continuity of management.
Exclusive Forum Selection
The Proposed Charter will require, unless New Pubco consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Pubco; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of New Pubco or any stockholder to New Pubco or AtlasClear Stockholders; (iii) any action or proceeding asserting a claim against New Pubco or any current or former director, officer or other employee of New Pubco or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Proposed Charter will also provide that, unless New Pubco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter will provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. AtlasClear Stockholders will not be deemed to have waived New Pubco’s compliance with the federal securities laws and the rules and regulations thereunder.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by AtlasClear Stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. AtlasClear Stockholders will not be deemed to have waived New Pubco’s compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of New Pubco’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Proposed Charter.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Pubco or its directors, officers, or other employees, which may discourage such lawsuits against New Pubco and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Pubco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.
Section 203 of the Delaware General Corporation Law
New Pubco will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New Pubco to negotiate in advance with the New Pubco Board because the stockholder approval requirement would be avoided if the New Pubco Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Pubco Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Bylaws provide that New Pubco’s directors and officers will be indemnified and advanced expenses by New Pubco to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Charter provides that New Pubco’s directors will not be personally liable to New Pubco or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by law.
The Proposed Bylaws also permit New Pubco to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Pubco for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against New Pubco directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Pubco and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New Pubco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Pubco directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
Quantum is incorporated under the laws of the State of Delaware and the rights of Quantum’s stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter and Quantum’s current bylaws. As a result of the Business Combination, Quantum’s stockholders who do not elect to redeem their shares of Class A Common Stock will become AtlasClear Stockholders. Thus, following the Business Combination, the rights of Quantum’s stockholders will continue to be governed by Delaware law but will no longer be governed by the Existing Charter or Quantum’s current bylaws and instead will be governed by the Proposed Charter and Proposed Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Quantum’s stockholders under the Existing Charter and Quantum’s current bylaws (left column), and the rights of AtlasClear Stockholders under the forms of the Proposed Charter and Proposed Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.
Quantum	New Pubco
Authorized Capital Stock
The total number of authorized shares of all classes of capital stock which Quantum is authorized to issue is 101,000,000 shares, consisting of two (2) classes: 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, $0.0001 par value per share.	The Proposed Charter provides that the total number of authorized shares of all classes of capital stock which New Pubco is authorized to issue is 101,000,000 shares, consisting of two (2) classes: 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, $0.0001 par value per share.
Rights of Preferred Stock
Subject to certain requirements relating to an initial business combination set forth in the Existing Charter, the Quantum Board is expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Quantum Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.	The Proposed Charter authorizes the board of directors, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

Quantum	New Pubco
Voting Rights
Except as otherwise required by law or the Existing Charter (including any preferred stock designation), the holders of shares of Quantum Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Quantum Common Stock are entitled to vote.	Each outstanding share of AtlasClear Common Stock will entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New Pubco for their vote; provided, however, that, except as otherwise required by law, holders of New Pubco Common Stock will not be entitled to vote on any amendment to the Proposed Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any certificate of designation relating to any series of preferred stock).
Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Existing Charter does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter does not authorize cumulative voting.
Number of Directors and Structure of Board
The Existing Charter provides that the number of directors of Quantum, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed exclusively by resolution of the Quantum Board. The Existing Charter provides that directors shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	The Proposed Charter provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) will be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. The Proposed Charter provides that at each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
Election of Directors
Subject to the rights of the holders of any series of the preferred stock to elect directors, the Existing Charter and Quantum’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	The Proposed Bylaws require that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Quantum	New Pubco
Manner of Acting by Board
Quantum’s current bylaws provide that a majority of the Quantum Board shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board, except as may be otherwise specifically provided by applicable law, the Existing Charter or Quantum’s current bylaws.	The Proposed Bylaws provide that a majority of the Whole Board will constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the board.
Removal of Directors
The Existing Charter provides that, subject to the rights of the holders of any series of preferred stock to elect directors, any or all of the directors may be removed from office at any time, but only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that, subject to the special rights of the holders of any series of preferred stock, a director may be removed from the board of directors only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of New Pubco entitled to vote generally in the election of directors voting together as a single class.
Vacancies on the Board
The Existing Charter provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the Quantum Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	The Proposed Charter provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the AtlasClear Stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the AtlasClear Stockholders.
Special Meetings of the Board
Quantum’s current bylaws provide that special meetings of the Quantum Board may be called only by the chairman of the Quantum Board, the chief executive officer, or the board pursuant to a resolution adopted by a majority of the Quantum Board, and may not be called by any other person, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the Quantum Board.	The Proposed Bylaws provide that special meetings of the New Pubco Board may be called by the Chairperson of the New Pubco Board, the Chief Executive Officer of the Company, the Lead Independent Director (as defined in the Proposed Bylaws) or at least two members of the board of directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix.
Amendments to Certificate of Incorporation
The Existing Charter provides that Quantum reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Existing Charter (including any	Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding

Quantum	New Pubco

preferred stock designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Existing Charter and the DGCL. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to Quantum’s status as a blank check company.
Notwithstanding anything to the contrary contained in the Existing Charter, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no amendment to Article IX (Business Combination Requirements; Existence) of the Existing Charter shall be effective prior to the consummation of Quantum’s initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of Quantum Common Stock.

shares of voting stock, voting together as a single class.
Notwithstanding the foregoing, the Proposed Charter requires the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Pubco entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision that is inconsistent with, Article XI, Section 2, 3 and 4 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX or Article X of the Proposed Charter (the “Specified Provisions”); provided that, if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or adoption of any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of New Pubco entitled to vote generally in the election of directors, voting together as a single class (in addition to any vote of the holders of any class or series of the stock of New Pubco required by law or by the Proposed Charter, including any certificate of designation relating to any series of preferred stock), will be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Amendments to Bylaws
The Existing Charter provides that the Quantum Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the bylaws. Quantum’s current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Quantum required by law or the Existing Charter (including any preferred stock designation), the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of Quantum entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws.
The Proposed Charter provides that the Proposed Bylaws may be adopted, amended or repealed by a majority of the Whole Board. The stockholders of New Pubco may also adopt, amend or repeal the Proposed Bylaws by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Pubco entitled to vote generally in the election of directors, voting together as a single class; provided that, if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Proposed Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of New Pubco entitled to vote generally in the election of directors, voting together as a single class (in addition to any vote of the holders of any class or series of stock of New Pubco required by applicable law or by the Proposed Charter (including any preferred stock issued pursuant to any certificate of designation)), will be required to adopt, amend or repeal any provision of the Proposed Bylaws.

Quantum	New Pubco
Quorum for Stockholder Meeting
Except as otherwise provided by applicable law, the Existing Charter, or Quantum’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Quantum representing a majority of the voting power of all outstanding shares of capital stock of Quantum entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	Except as otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock of New Pubco issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Proposed Charter, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, will constitute a quorum entitled to take action with respect to the vote on such matter.
Stockholder Action by Written Consent
The Existing Charter provides that, except as may be otherwise provided for or fixed pursuant to the Existing Charter (including any preferred stock designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of the Quantum’s IPO, any action required or permitted to be taken by the stockholders of Quantum must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of Quantum.	The Proposed Charter provides that, subject to the rights of any series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of New Pubco must be effected at a duly called annual or special meeting of stockholders of New Pubco and may not be effected by any consent in writing by such stockholders.
Special Stockholder Meetings
Quantum’s current bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Quantum Board, the chief executive officer, or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.	The Proposed Charter provides that special meetings of stockholders of New Pubco may be called only by the Chairperson of the New Pubco Board, the Chief Executive Officer of New Pubco, the Lead Independent Director (as defined in the Proposed Bylaws) or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons.
Manner of Acting by Stockholders
Quantum’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Existing Charter, Quantum’s current bylaws or applicable stock exchange rules,	The Proposed Bylaws provide that every matter other than the election of directors will be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the

Quantum	New Pubco
a different vote is required, in which case such provision shall govern and control the decision of such matter.	shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter), unless otherwise provided by applicable law, rule or regulation applicable to New Pubco or its securities, the rules or regulations of any stock exchange applicable to New Pubco, the Proposed Charter or the Proposed Bylaws.
Notice of Stockholder Meetings

Quantum’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Quantum not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in Quantum’s notice of meeting (or any supplement thereto).
The Proposed Bylaws provide that notice of all meetings of AtlasClear Stockholders will be given in writing or by electronic transmission in the manner provided by applicable law stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice will also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Proposed Charter, notice of any meeting of AtlasClear Stockholders will be given not less than 10, nor more than 60, days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
Advance Notice Provisions

Business other than nomination of persons for election as directors
Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in Quantum’s notice of meeting (or any supplement thereto) given by or at the direction of the Quantum Board, (b) otherwise properly brought before the annual meeting by or at the direction of the board or (c) otherwise properly brought before the annual meeting by any Quantum stockholder (i) who is a stockholder of record entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in the bylaws, including timely notice.

Business other than nomination of persons for election as directors
The Proposed Bylaws provide that business proposals to be considered by the stockholders of New Pubco may be made at an annual meeting of stockholders only: (i) pursuant to New Pubco’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New Pubco who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Proposed Bylaws.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary of New Pubco at the principal executive offices of New Pubco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual

Quantum	New Pubco

To be timely, a stockholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Quantum. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws.
Stockholder nominations of persons for election as directors
Nominations of persons for election to Quantum’s board of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Quantum’s notice of such special meeting, may be made (a) by or at the direction of the Quantum Board or (b) by any Quantum stockholder (1) who is a stockholder of record entitled to vote at the meeting, (2) who is a stockholder on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (3) who complies with the notice procedures set forth in the bylaws.
For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be received (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New Pubco.
Stockholder nominations of persons for election as directors
The Proposed Bylaws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only: (i) pursuant to New Pubco’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New Pubco who was a Record Stockholder, who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Proposed Bylaws.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary of New Pubco at the principal executive offices of New Pubco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New Pubco.

Quantum	New Pubco

announcement of the date of the annual meeting was first made by Quantum; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Quantum. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws.

Limitation of Liability of Directors and Officers
The Existing Charter provides that a director of Quantum shall not be personally liable to Quantum or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Quantum or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.
The DGCL permits limiting or eliminating the monetary liability of a director or certain officers to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Proposed Charter provides that, to the fullest extent permitted by law, no director of New Pubco will be personally liable to New Pubco or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers, Employees and Agents

The Existing Charter provides that, to the fullest extent permitted by applicable law, Quantum shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Quantum or, while a director or officer of Quantum, is or was serving at the request of Quantum as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.
Quantum’s current bylaws also provide that Quantum must indemnify and advance expenses to

The DGCL generally permits a corporation to indemnify its directors, officers, employees and agents acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Proposed Bylaws provide that New Pubco will indemnify and hold harmless each director or officer, or person who is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever, to the fullest extent permitted by the DGCL, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to

Quantum	New Pubco
its directors and officers to the fullest extent not prohibited by applicable law. Quantum may also maintain directors’ and officers’ liability insurance providing indemnification for Quantum’s directors, officers, employees or agents for some liabilities.	the best interests of New Pubco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Corporate Opportunity
The Existing Charter provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Quantum or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of Quantum unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Quantum and such opportunity is one Quantum is legally and contractually permitted to undertake and would otherwise be reasonable for Quantum to pursue and the director or officer is permitted to refer that opportunity to Quantum without violating any legal obligation.	The Proposed Bylaws provide that no contract or transaction between New Pubco and one or more of its directors or officers, or between New Pubco and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the AtlasClear Stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the AtlasClear Stockholders; or (c) the contract or transaction is fair as to New Pubco as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or AtlasClear Stockholders.
Exclusive Forum Selection
The Existing Charter requires, unless Quantum consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on Quantum’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or agent to Quantum or its stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against Quantum, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Charter or Quantum’s current bylaws, or (iv) any action asserting a claim against Quantum, its directors, officers or employees	The Proposed Charter provides that, unless New Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of AtlasClear Holdings; (ii) any action or proceeding asserting a claim of breach of a fiduciary

Quantum	New Pubco

governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.
Additionally, unless Quantum consents in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Quantum or any of its directors, officers, other employees or agents. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings.
Notwithstanding the foregoing, the Existing Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

duty owed by or any wrongdoing by any current or former director, officer, employee or agent of New Pubco or any stockholder to New Pubco or AtlasClear Stockholders; (iii) any action or proceeding asserting a claim against New Pubco or any current or former director, officer or other employee of New Pubco or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the Proposed Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Unless New Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Liquidation
The Existing Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and certain provisions of the Existing Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Quantum, after payment or provision for payment of the debts and other liabilities of Quantum, the holders of shares	Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution of New Pubco must be approved by the written consent of stockholders holding 100% of the total voting power of New Pubco. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding stock of New Pubco entitled to vote thereon.

Quantum	New Pubco
of Quantum Common Stock shall be entitled to receive all the remaining assets of Quantum available for distribution to its stockholders, ratably in proportion to the number of shares of Quantum Common Stock held by them.	Upon dissolution, after satisfaction of the claims of creditors, the assets of New Pubco would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of New Pubco.
Redemption Rights
The Existing Charter provides that, until the consummation of Quantum’s initial business combination (unless such provision is amended with the approval of holders of 65% of the Quantum Common Stock), Quantum shall provide all holders of the Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Existing Charter for cash equal to the applicable redemption price per share.	None.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax considerations for beneficial owners of Quantum Common Stock and Quantum Public Warrants (collectively, “Quantum securities”) as a result of (i) electing to have their Quantum Common Stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination and (iii) the ownership and disposition of New Pubco Common Stock and New Pubco Public Warrants (collectively, “New Pubco securities”) acquired pursuant to the First Merger. This discussion applies only to Quantum securities and New Pubco securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules under U.S. federal income tax laws, including:
•
the Co-Sponsors, any directors or officers of Quantum, or their respective affiliates;

•
dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

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banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

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U.S. expatriates or former long-term residents of the United States;

•
persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Quantum or AtlasClear;

•
partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•
persons holding Quantum securities or New Pubco securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•
persons subject to special tax accounting rules as a result of any item of income relating to Quantum securities or New Pubco securities being recognized on an applicable financial statement;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons that received Quantum securities or New Pubco securities as compensation for services; or

•
controlled foreign corporations or passive foreign investment companies.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns Quantum securities or New Pubco securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the status and activities of the partnership. Partnerships owning Quantum securities or New Pubco securities and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and of acquiring, owning and disposing of New Pubco securities.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation. In addition, this discussion does not address any U.S. federal estate and gift tax laws, or any state, local or non-U.S. tax laws. Neither Quantum nor AtlasClear has sought or intends to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.
ALL HOLDERS OF QUANTUM SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION

AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF NEW PUBCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Quantum securities or New Pubco securities that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of Quantum Common Stock
In the event that a U.S. holder of Quantum Common Stock exercises such holder’s right to have such holder’s Quantum Common Stock redeemed pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Quantum stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants and taking into account any ownership in New Pubco securities) relative to all of shares of Quantum stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Quantum, or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Quantum stock actually owned by the U.S. holder, but also shares of Quantum stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include stock that could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of Quantum’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Quantum Common Stock must, among other requirements, be less than 80% of the percentage of Quantum’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. Because, prior to the Business Combination, the Quantum Common Stock may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. holder. There will be a complete termination of a U.S. holder’s interest if either all the shares of Quantum stock actually and constructively owned by the U.S. holder are redeemed or all the shares of Quantum stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other Quantum stock. The redemption of the Quantum Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Quantum. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Quantum will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption of Quantum Common Stock.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Quantum Common Stock redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Quantum Common Stock may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of Quantum Common Stock generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Quantum’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Quantum Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Quantum Common Stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Quantum Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.
The Business Combination
The First Merger and the Second Merger, taken together, should qualify as a tax-deferred exchange under Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification for tax-deferred treatment thereunder could be adversely affected by events or actions that occur following the Business Combination Quantum’s control.
Under Section 351(a) of the Code, persons who transfer property to a corporation in exchange for stock must be in control of the corporation immediately after the exchange. Under applicable guidance, a person who receives stock in a corporation in an exchange with a prearranged plan to dispose of such stock may not be considered as holding such stock for purposes of determining control of the corporation immediately after the transaction. Although there are legal uncertainties as to how this rule applies to public stockholders that receive stock in an exchange, if more than 20% of the shares of New Pubco Common Stock are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for qualification under Section 351(a) of the Code may not be satisfied.
On the basis that the First Merger and the Second Merger, taken together, should qualify as a tax-deferred exchange under Section 351(a) of the Code, subject to the discussion below regarding Quantum Public Warrants, a U.S. holder that exchanges Quantum Common Stock for New Pubco Common Stock in the First Merger should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the shares of New Pubco Common Stock received by a U.S. holder in the First Merger should be equal to the adjusted tax basis of the shares of Quantum Common Stock surrendered in the First Merger in exchange therefor and the holding period of the shares of New Pubco Common Stock received by a U.S. holder in the First Merger should include the holding period of the shares of Quantum Common Stock surrendered in the First Merger in exchange therefor. If the First Merger does not so qualify, then a U.S. holder that exchanges Quantum Common Stock for New Pubco Common Stock in the First Merger generally should recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the New Pubco Common Stock (and, if such U.S. holder is also surrendering Quantum Public Warrants, the New Pubco Public Warrants) received over (ii) such U.S. holder’s adjusted tax basis in the Quantum Common Stock (and Quantum Public Warrants, if any) exchanged therefor.

The Quantum Public Warrants are currently exercisable for one share each of Quantum Common Stock and will be exchanged in the First Merger for New Pubco Public Warrants exercisable for one share each of New Pubco Common Stock following the Business Combination. A U.S. holder of Quantum Public Warrants that does not also own Quantum Common Stock generally should recognize gain or loss in an amount equal to the difference between the fair market value of the New Pubco Public Warrants received and such holder’s tax basis in the Quantum Public Warrants exchanged therefor. If a U.S. holder of Quantum Public Warrants also exchanges Quantum Common Stock for New Pubco Common Stock in the First Merger, and if the First Merger and the Second Merger, taken together, qualify as a tax-deferred exchange under Section 351(a) of the Code, such holder generally should recognize gain, but not loss, equal to the lesser of (i) such holder’s “realized gain” from the exchange (generally the sum of the excess of the fair market value of the New Pubco securities received over such stockholder’s tax basis in the Quantum securities exchanged therefor), and (ii) the fair market value of the New Pubco Public Warrants received. Any gain recognized by a U.S. holder exchanging Quantum Public Warrants for New Pubco Public Warrants would generally be long-term capital gain if the holder’s holding period for the Quantum Public Warrants was more than one year at the time of the First Merger, and the holder’s holding period in the New Pubco Public Warrants would begin on the day following the exchange. The U.S. holder’s tax basis in the New Pubco Public Warrants received in the exchange would be equal to their fair market value at the time of the First Merger.
Ownership of New Pubco securities
Distributions on New Pubco Common Stock
The gross amount of any distribution on New Pubco Common Stock that is made out of AtlasClear’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. To the extent that the amount of the distribution exceeds AtlasClear’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its New Pubco Common Stock, and thereafter as capital gain recognized on a sale or exchange of New Pubco Common Stock.
Dividends paid by AtlasClear to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. In addition, preferential tax rates may apply to dividends paid by AtlasClear to a non-corporate U.S. holder, provided that certain holding period requirements and other conditions are satisfied.
Sale, Exchange, Redemption or Other Taxable Disposition of New Pubco securities
A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of New Pubco securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of New Pubco securities generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in such securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders. The deductibility of capital losses is subject to limitations.
Exercise or Lapse of a New Pubco Public Warrant
A U.S. holder generally will not recognize gain or loss upon the acquisition of New Pubco Common Stock on the exercise of a New Pubco Public Warrant for cash. A U.S. holder’s tax basis in a share of New Pubco Common Stock received upon exercise of the New Pubco Public Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the New Pubco Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for the New Pubco Common Stock received upon exercise of the New Pubco Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New Pubco Public Warrant and will not include the period during which the U.S. holder held the New Pubco Public Warrant. If a New Pubco Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the New Pubco Public Warrant.
The tax consequences of a cashless exercise of a New Pubco Public Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the New Pubco Common Stock received would equal the holder’s basis in the New Pubco Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the New Pubco Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the New Pubco Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New Pubco Common Stock would include the holding period of the New Pubco Public Warrants exercised therefor.
It is also possible that a cashless exercise of a New Pubco Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of New Pubco Public Warrants equal to the number of shares of New Pubco Common Stock having a value equal to the aggregate exercise price of the total number of New Pubco Public Warrants to be exercised (the “surrendered warrants”), in which case the U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the New Pubco Common Stock received would equal the U.S. holder’s tax basis in the New Pubco Public Warrants exercised plus the exercise price of such warrants. A U.S. holder’s holding period for the New Pubco Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the New Pubco Public Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of New Pubco Public Warrants.
Possible Constructive Distributions
The terms of each New Pubco Public Warrant may provide for an adjustment to the number of shares of New Pubco Common Stock for which the New Pubco Public Warrant may be exercised or to the exercise price of the New Pubco Public Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. holder of a New Pubco Public Warrant would, however, be treated as receiving a constructive distribution from AtlasClear if, for example, the adjustment increases the holder’s proportionate interest in AtlasClear’s assets or earnings and profits (e.g., through an increase in the number of shares of New Pubco Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the New Pubco Common Stock that is taxable to the U.S. holders of such shares as described under “Material U.S. Federal Income Tax Considerations —  U.S. Holders — Ownership of New Pubco securities — Distributions on New Pubco Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from AtlasClear equal to the fair market value of such increased interest.
Non-U.S. Holders
This section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Quantum securities or New Pubco securities that is, for U.S. federal income tax purposes:
•
a nonresident alien individual, other than certain former citizens and residents of the United States;

•
a foreign corporation; or

•
a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Quantum securities or New Pubco securities.
Redemption of Quantum Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Quantum Common Stock pursuant to the redemption provisions described in this proxy statement/prospectus will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Quantum Common Stock, as described under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Quantum Common Stock,” above.
If the redemption qualifies as a sale of stock by the non-U.S. holder under Section 302 of the Code, the tax consequences for a non-U.S. holder of recognizing gain in such a redemption would correspond to the tax consequences of recognizing gain on a sale or other disposition of New Pubco Common Stock as described below under the heading “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership of New Pubco securities — Sale, Exchange, Redemption or Other Taxable Disposition of New Pubco securities.”
If the redemption does not qualify as a sale of stock under Section 302 of the Code, the non-U.S. holder will be treated as receiving a corporate distribution from Quantum, the tax consequences of which would correspond to the tax consequences of receiving a corporate distribution from AtlasClear as described below under the heading “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership of New Pubco securities — Distributions on New Pubco Common Stock.”
Because it may not be certain at the time a non-U.S. holder is redeemed whether such non-U.S. holder’s redemption will be treated as a sale of Quantum Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. holder’s particular circumstances, Quantum or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore, Quantum or the applicable withholding agent will likely withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. holder in redemption of such non-U.S. holder’s Quantum Common Stock, unless (i) Quantum or the applicable withholding agent has established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a divided under the Section 302 tests described under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Quantum Common Stock” above). However, there can be no assurances that Quantum or any applicable withholding agent will establish such special certification procedures. If Quantum or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. holder, such non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Ownership of New Pubco securities
Distributions on New Pubco Common Stock
The gross amount of any distribution on New Pubco Common Stock to a non-U.S. holder will, to the extent paid out of AtlasClear’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds AtlasClear’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its New Pubco Common Stock, and thereafter as gain realized from the sale of New Pubco Common Stock, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of New Pubco Common Stock as described below under the heading “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership of New Pubco securities — Sale, Exchange, Redemption or Other Taxable Disposition of New Pubco securities.”
Dividends paid by AtlasClear to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Sale, Exchange, Redemption or Other Taxable Disposition of New Pubco securities
Subject to the discussion below under “Information Reporting and Backup Withholding” concerning backup withholding, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of New Pubco securities, unless either:
•
the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder); or

•
AtlasClear is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the applicable AtlasClear security, except, in the case where shares of the New Pubco Common Stock are “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations, referred to herein as “regularly traded”), (i) the non-U.S. holder is disposing of New Pubco Common Stock and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total shares of New Pubco Common Stock outstanding within the shorter of the five-year period preceding such disposition of New Pubco Common Stock or such non-U.S. holder’s holding period for such New Pubco Common Stock or (ii) the non-U.S. holder is disposing of New Pubco Public Warrants and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of New Pubco Public Warrants (provided New Pubco Public Warrants are considered to be regularly traded) within the shorter of the five-year period preceding such disposition of such New Pubco Public Warrants or such non-U.S. holder’s holding period for such New Pubco Public Warrants.

Gain described in the first bullet point above will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).
With respect to the second bullet point above, AtlasClear does not believe that it will be a USRPHC immediately after the Business Combination and does not anticipate becoming a USRPHC. However, because the determination of whether AtlasClear is a USRPHC depends on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance AtlasClear will not become a USRPHC in the future. If, contrary to expectations, the second bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition.
Exercise or Lapse of a New Pubco Public Warrant
The U.S. federal income tax characterization of a non-U.S. holder’s exercise of a New Pubco Public Warrant, or the lapse of a New Pubco Public Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. holder, as described under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership of New Pubco securities — Exercise or Lapse of a New Pubco Public Warrant,” above. To the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above for a non-U.S. holder’s gain on the sale or other disposition of New Pubco Public Warrants.
Possible Constructive Distributions
The characterization for U.S. federal income tax purposes of adjustments to the number of shares of New Pubco Common Stock for which a New Pubco Public Warrant may be exercised or the exercise price of a New Pubco Public Warrant in certain events will generally correspond to the U.S. federal income tax characterization of such adjustments with respect to a U.S. holder’s New Pubco Public Warrant, as described above under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership of New Pubco securities — Possible Constructive Distributions.” The U.S. federal income tax consequences for a non-U.S. holder of a constructive distribution would be the same as the U.S. federal income tax consequences of receiving a cash distribution from AtlasClear equal to the fair market value of the increased interest in AtlasClear’s assets or earnings and profits, as described above under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership of New Pubco securities — Distributions on New Pubco Common Stock.”
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of Quantum Common Stock, dividends received or deemed received with respect to Quantum securities or New Pubco securities, and the proceeds received on the disposition of Quantum securities or New Pubco securities effected within the United States (and, in certain cases, outside the United States), in each case other than in the case of U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Quantum securities or New Pubco securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
FATCA
Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA upon the redemption of their Quantum Common Stock or the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the New Pubco securities.
The IRS has released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

APPRAISAL RIGHTS
Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Quantum FinTech Acquisition Corporation, 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607, to inform us of his or her request; or
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
The Quantum Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.
FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2024 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws.
In addition, the Company’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at our offices at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2024 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s bylaws. The Chairman of the Quantum Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
WHERE YOU CAN FIND MORE INFORMATION
Quantum files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Quantum at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination, you should contact via phone or in writing:
Quantum FinTech Acquisition Corporation
4221 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Tel: (813) 257-9366
Attn: John Schaible, Chief Executive Officer
If you are a stockholder and would like to request documents, please do so no later than five (5) business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from                 ,                 will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to Quantum has been supplied by Quantum, all such information relating to AtlasClear has been supplied by AtlasClear and all such information relating to Wilson-Davis has been supplied by Wilson-Davis. Information provided by any of Quantum, AtlasClear or Wilson-Davis does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of Quantum for the Special Meeting. Quantum has not authorized anyone to give any information or make any representation about the Business Combination, Quantum, AtlasClear or Wilson-Davis that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.
LEGAL MATTERS
Nelson Mullins Riley & Scarborough LLP will pass upon the validity of the securities of the Company to be issued in connection with the Business Combination and upon material U.S. federal income tax considerations to Quantum’s stockholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Quantum FinTech Acquisition Corporation as of December 31, 2022 and 2021, for the year ended December 31, 2022 and 2021, included in this proxy statement/prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Quantum FinTech Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Wilson-Davis as of June 30, 2022 and 2021, and for the year then ended, appearing in this proxy statement/prospectus have been audited by Haynie & Company, independent registered public accountants, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Quantum and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Quantum’s annual report to stockholders and Quantum’s proxy statement/prospectus. Upon written or oral request, Quantum will deliver a separate copy of the annual report to stockholder and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Quantum deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that

Quantum deliver single copies of such documents in the future. Stockholders may notify Quantum of their requests by calling or writing Quantum at 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 (if before the Business Combination) or AtlasClear at the same address (if after the Business Combination).
TRANSFER AGENT AND REGISTRAR
The transfer agent for Quantum’s securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
The Quantum Board is aware of no other matter that may be brought before the Special Meeting. If any matter other than the Proposals or related matters should properly come before such meetings, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
WHERE YOU CAN FIND MORE INFORMATION
Quantum files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Quantum with the SEC at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.
This proxy statement/prospectus is available without charge to stockholders of Quantum upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact Quantum in writing at Quantum FinTech Acquisition Corporation, 4221 W. Boy Scout Blvd., Suite 300, Tampa, FL 33607 or by telephone at (813) 257-9366.
If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree, the proxy solicitor for Quantum, toll-free at (877) 717-3922 or collect at (212) 750-5833. You will not be charged for any of the documents that you request.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than                 , 2023.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to Quantum has been supplied by Quantum and all such information relating to AtlasClear has been supplied by AtlasClear. Information provided by Quantum or AtlasClear does not constitute any representation, estimate or projection of the other.

QUANTUM FINTECH ACQUISITION CORPORATION
WILSON-DAVIS & CO., INC.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,132,900	$129,560
Prepaid expenses	29,458	33,652
Due from Atlas Clear	49,806	—
Total Current Assets	1,212,164	163,212
Marketable securities held in Trust Account	57,409,747	204,044,469
TOTAL ASSETS	$58,621,911	$204,207,681
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$4,600,517	$4,276,705
Income taxes payable	580,971	536,853
Excise taxes payable	1,485,236	—
Advance from related parties	1,968,116	319,166
Promissory note – related party	480,000	480,000
Total Current Liabilities	9,114,840	5,612,724
Warrant liability	307,656	184,594
Total Liabilities	9,422,496	5,797,318
Commitments and Contingencies (Note 6)
Common stock subject to possible redemption; 5,457,374 and 20,125,000 shares at redemption value of $10.47 and $10.11, respectively, per share at June 30, 2023 and December 31, 2022, respectively	57,113,761	203,420,202
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,031,250 shares issued and outstanding (excluding 5,457,374 and 20,125,000 shares subject to possible redemption) at June 30, 2023 and December 31, 2022	503	503
Additional paid-in capital	—	—
Accumulated deficit	(7,914,849)	(5,010,342)
Total Stockholders’ Deficit	(7,914,346)	(5,009,839)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$58,621,911	$204,207,681
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating costs	$577,313	$566,616	$1,485,122	$1,255,510
Loss from operations	(577,313)	(566,616)	(1,485,122)	(1,255,510)
Other income:
Change in fair value of warrant liability	(184,594)	6,053,521	(123,062)	6,712,363
Net gain on settlement	829,853	—	829,853	—
Interest income – bank	8,458	—	8,458	—
Change in fair value of PIPE derivative liability	—	2,367,500	—	3,733,500
Income earned on marketable securities held in Trust Account	727,468	304,373	2,028,921	325,372
Total other income, net	1,381,185	8,725,394	2,744,170	10,771,235
Income before provision for income taxes	803,872	8,158,778	1,259,048	9,515,725
Provision for income taxes	(318,313)	(17,421)	(581,118)	(17,421)
Net income	$485,559	$8,141,357	$677,930	$9,498,304
Basic and diluted weighted average shares outstanding, redeemable common stock	5,457,374	20,125,000	8,698,838	20,125,000
Basic and diluted net income per share, redeemable common stock	$0.05	$0.32	$0.05	$0.38
Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,031,250	5,031,250	5,031,250	5,031,250
Basic and diluted net income per share, non-redeemable common stock	$0.05	$0.32	$0.05	$0.38
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	5,031,250	$503	$—	$(5,010,342)	$(5,009,839)
Accretion of Common Stock subject to Possible Redemption	—	—	—	(1,260,719)	(1,260,719)
Excise taxes related to redemptions	—	—	—	(1,485,236)	(1,485,236)
Net income	—	—	—	192,371	192,371
Balance – March 31, 2023	5,031,250	503	—	(7,563,926)	(7,563,423)
Accretion of Common Stock subject to Possible Redemption	—	—	(120,000)	(836,482)	(956,482)
Cancellation of admin fees	—	—	120,000	—	120,000
Net income	—	—	—	485,559	485,559
Balance – June 30, 2023	5,031,250	$503	$—	$(7,914,849)	$(7,914,346)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	5,031,250	$503	$—	$(13,885,707)	$(13,885,204)
Net income	—	—	—	1,356,947	1,356,947
Balance – March 31, 2022	5,031,250	$503	$—	$(12,528,760)	$(12,528,257)
Accretion of Common Stock subject to Possible Redemption	—	—	—	(48,200)	(48,200)
Net income	—	—	—	8,141,357	8,141,357
Balance – June 30, 2022	5,031,250	$503	$—	$(4,435,603)	$(4,435,100)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$677,930	$9,498,304
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	123,062	(6,712,363)
Change in fair value of PIPE derivative liability	—	(3,733,500)
Income earned on marketable securities held in Trust Account	(2,028,921)	(325,372)
Changes in operating assets and liabilities:
Prepaid expenses	4,194	151,325
Accounts payable and accrued expenses	443,812	660,339
Due from Atlas Clear	(49,806)	—
Income taxes payable	44,118	17,421
Net cash used in operating activities	(785,611)	(443,846)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(875,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	1,015,001	64,500
Cash withdrawn from Trust Account in connection with redemption	148,523,642	—
Net cash provided by investing activities	148,663,643	64,500
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	392,101
Advances from related party	1,948,950	—
Repayment of advances from related party	(300,000)	—
Redemption of common stock	(148,523,642)	—
Net cash (used in) provided by financing activities	(146,874,692)	392,101
Net Change in Cash	1,003,340	12,755
Cash and cash equivalents – Beginning	129,560	63,179
Cash and cash equivalents – Ending	$1,132,900	$75,934
Supplementary cash flow information:
Cash paid for income taxes	$537,000	$—
Supplemental disclosure of non-cash investing and financing activities:
Accretion of common stock subject to possible redemption	$2,217,201	$48,200
Cancellation of admin fees	$120,000	$—
Excise taxes payable related to redemptions	$1,485,236	$—
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Quantum FinTech Acquisition Corporation (“Quantum”) was incorporated in Delaware on October 1, 2020. Quantum is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
Quantum has three wholly owned subsidiaries. Calculator New Pubco, Inc, a Delaware corporation, and Calculator Merger Sub I, Inc., a Delaware corporation, were formed on October 13, 2022. Calculator Merger Sub II, LLC (“Merger Sub II”), a Delaware corporation was formed on October 17, 2022. Quantum and its subsidiaries are collectively referred to as “the Company”.
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On November 4, 2021, the Company entered into a Merger Agreement by and among the Company, TradeStation, and Merger Sub. The Merger Agreement, as amended, and other parties thereto, were described in previous filings. On August 2, 2022, the Company received a notice from TradeStation that purported to terminate the Merger Agreement pursuant to Section 12.01(c) thereof (the “Purported Termination Notice”). Section 12.01(c) provides that the Merger Agreement may be terminated by either party if the merger of the Company with Merger Sub has not occurred on or before August 1, 2022 (the “Termination Date”); provided that such termination right is not available to any party whose breach of any provision of the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing of the Business Combination to occur on or before such date. On August 2, 2022, the Company sent a letter to TradeStation stating that TradeStation is not permitted to terminate the Merger Agreement pursuant to Section 12.01(c) because TradeStation’s breaches of, and failure to perform under, the Merger Agreement are the primary cause of the failure of the closing of the Business Combination to occur on or before the Termination Date. On November 15, 2022, the Company sent a notice to TradeStation terminating the Merger Agreement pursuant to Section 12.01(b) thereof.
On November 16, 2022, the Company entered into a Business Combination Agreement by and among the Company, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey (see Note 6).
As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income and expenses in the form of investment income from the proceeds derived from the Initial Public Offering and change in fair value of derivative liabilities.
The registration statements for the Company’s Initial Public Offering were declared effective on February 4, 2021. On February 9, 2021, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,562,500 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Quantum Ventures LLC (“Quantum Ventures”), who purchased 4,450,000 Private Warrants and Chardan Quantum LLC (“Chardan Quantum” and together with Quantum Ventures, the “Co-Sponsors”) who purchased 1,112,500 Private Warrants, generating gross proceeds of $5,562,500, which is described in Note 4.
Following the closing of the Initial Public Offering on February 9, 2021, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government treasury bills, notes or bonds having a maturity of 185 days or less and/or (ii) in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 2,625,000 Units issued for an aggregate amount of $26,250,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 590,625 Private Warrants at $1.00 per Private Warrant, generating total proceeds of $590,625. A total of $26,250,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $201,250,000.
Transaction costs amounted to $5,017,526, consisting of $4,528,125 of underwriting fees, and $489,401 of other offering costs. Offering costs amounting to $5,008,178 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $9,348 of the offering costs were related to the warrant liability and charged to the operating and formation costs in the consolidated statement of operations for the year ended December 31, 2021.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata income earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Co-Sponsors have (a) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
At the time of the Initial Public Offering, the Co-Sponsors and the other holders of the Company’s shares prior to the Initial Public Offering (the “initial stockholders”) agreed (A) to vote their Founder Shares and any Public Shares in favor of a Business Combination, (B) not to propose, or vote in favor of, prior to and unrelated to a Business Combination, an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete a Business Combination within 18 months (August 9, 2022) (or 24 months from the closing of the Initial Public Offering (February 9, 2023) if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 9, 2022) unless the Company provides public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment, (C) not to convert any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination, and (D) that the Founder Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. As a result of the Company entering into a Merger Agreement on November 4, 2021, the Company had until February 9, 2023 to complete a Business Combination.
On February 6, 2023, as approved by the Company’s stockholders at the special meeting in lieu of annual meeting of stockholders held (the “Special Meeting”), the Company entered into an amendment to the Investment Management Trust Agreement on February 6, 2023 (the “Trust Amendment”) and filed an amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State on February 6, 2023 (the “Charter Amendment”). Pursuant to the Trust Amendment, the amendment extended the initial date on which the Company must commence liquidation of the Trust Account to up to August 9, 2023, or such earlier date as determined by the Company’s board of directors (the “Board”), unless the closing of the Company’s initial business combination shall have occurred, provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into a trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) an amount determined by multiplying $0.055 by the number of public shares then outstanding, up to a maximum of $175,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the Special Meeting, the holders of 14,667,626 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $148.5 million.
On August 4, 2023 at a special meeting, the stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation, to extend the date by which the Company has to consummate a business combination for an additional six months, from August 9, 2023 to up to February 9, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to six times by an additional one month each time, provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.04 by the number of public shares then outstanding, up to a maximum of $160,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the special meeting on August 4, 2023, the holders of 406,990 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.53 per share, for an aggregate redemption amount of approximately $4.3 million.
The Company has until up to February 9, 2024 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period,

the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including income earned on the funds held in the Trust Account and not previously released to the Company to pay taxes and dissolution expenses up to $100,000, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
At the time of the Initial Public Offering, the initial stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, Quantum Ventures has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company has sought and will continue to seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of June 30, 2023, the Company had $1,132,900 in its operating bank accounts ($316,214 of which is required to be used to pay taxes, as described below), $57,409,747 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $7,902,676.
In October 2021, Quantum Ventures committed to provide the Company an aggregate of $2,000,000 in loans in connection with the Working Capital Loans as described in Note 5. The Company may raise additional capital through loans or additional investments from Quantum Ventures or its stockholders, officers, directors, or third parties. The Company’s officers and directors and Quantum Ventures may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. The Company has drawn $480,000 on the promissory note, evidencing the Working Capital Loans, as of June 30, 2023 (see Note 5). In February 2022, Quantum Ventures committed to provide the Company an additional $1,000,000 for a total of $3,000,000 in loans in connection with the Working Capital Loans as described in Note 5.

Through the date of this filing, the Co-Sponsors have advanced an aggregate total of $1,968,116 to the Company.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the liquidity and date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through February 9, 2024 (the extended scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date). Management’s plan is to complete a business combination prior to February 9, 2024. The Company entered into a Business Combination Agreement on November 16, 2022 and is in the process of completing this Business Combination. However there are no assurances the Company will complete the Business Combination prior to the mandatory liquidation date and may require an extension vote and potentially require additional funds to be added to the trust. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The date for mandatory liquidation and the liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 9, 2024.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed with the SEC on March 31, 2023. The accompanying condensed balance sheet as of December 31, 2022 has been derived from the audited financial statements included in this Form 10-K. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the private warrant liabilities, and fair value of the sale of the Founder Shares. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all operating accounts that hold money market funds held and short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash equivalents of $316,214 and $0, respectively, as of June 30, 2023 and December 31, 2022.
Marketable Securities Held in Trust Account
At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in mutual funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in income earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs
Offering costs consisted of legal, and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to private warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $5,008,178 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $9,348 of the offering costs were related to the warrant liability and charged to the operating and formation costs in the consolidated statement of operations for the year ended December 31, 2021.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants that do not meet all the criteria for equity classification are recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the private warrants was estimated using a Binomial lattice model approach (see Note 9).
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including Common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. The accretion of redeemable common stock during the three and six months ended June 30, 2023 was an increase of $2,217,201, which represents cumulative earnings and withdrawals on the Trust Account through June 30, 2023, net of reimbursable income and franchise tax obligations as of June 30, 2023. The dissolution expense of $100,000 is not included in the redemption value of the common stock subject to redemption since it is only taken into account in the event of the Company’s liquidation. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital, to the extent available, and accumulated deficit.
At June 30, 2023 and December 31, 2022, the common stock reflected in the condensed balance sheets is reconciled in the following table:
Common stock subject to possible redemption, December 31, 2021	$201,250,000
Plus:
Accretion of carrying value to redemption value	2,170,202
Common stock subject to possible redemption, December 31, 2022	203,420,202
Less:
Redemption	(148,523,641)
Plus:
Accretion of carrying value to redemption value	2,217,201
Common stock subject to possible redemption, June 30, 2023	$57,113,761
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.
ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2023.

Our effective tax rate was 39.60% and 0.21% for the three months ended June 30, 2023 and 2022, respectively. Our effective tax rate was 46.16% and 0.18% for the six months ended June 30, 2023 and 2022. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to changes in fair value in warrant liability, changes in fair value in the PIPE derivative liability, neither of which are included in taxable income, and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Income is allocated between redeemable and non-redeemable shares based on relative amounts of weighted average shares outstanding. Accretion associated with the redeemable shares of common stock is excluded from income per share as the redemption value approximates fair value.
The calculation of diluted net income per share does not consider the effect of the PIPE derivative liability nor the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement. The calculation excludes the dilutive impact of these instruments because the issuance of the securities underlying the exercise of the warrants are contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,215,625 shares of common stock in the aggregate. As of June 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net income per share of common stock is the same as basic net income per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable
Basic and diluted net income per common stock
Numerator:
Allocation of net income	$252,643	$232,916	$6,513,086	$1,628,271	$429,510	$248,420	$7,598,643	$1,899,661
Denominator:
Basic and diluted weighted average common stock outstanding	5,457,374	5,031,250	20,125,000	5,031,250	8,698,838	5,031,250	20,125,000	5,031,250
Basic and diluted net income per common stock	$0.05	$0.05	$0.32	$0.32	$0.05	$0.05	$0.38	$0.38
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The PIPE derivative was terminated in congruence with the termination of the Merger Agreement with TradeStation. The PIPE derivative met the criteria for derivative liability classification. As such, the PIPE derivative liability was recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivative liability were recognized as a non-cash gain or loss on the condensed consolidated statements of operations. The fair value of the derivative liability is discussed in Note 9.
Recent Accounting Standards
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies.

The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have an impact on its financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units, inclusive of 2,625,000 Units sold to the underwriters on February 12, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, Quantum Ventures purchased 4,450,000 Private Warrants and Chardan Quantum purchased 1,112,500 Private Warrants, in each case, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,562,500, in a private placement. On February 12, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 590,625 Private Warrants to the Co-Sponsors, at a price of $1.00 per Private Warrant, generating gross proceeds of $590,625. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On October 23, 2020, Quantum Ventures purchased 4,312,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. In January 2021, Quantum Ventures sold 813,500 Founder Shares to Chardan Quantum and 35,000 Founder Shares to each of the Company’s directors and director nominees, in each case at the original price per share, resulting in Quantum Ventures holding a balance of 3,254,000 Founder Shares. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in the initial stockholders holding an aggregate of 5,031,250 Founder Shares. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option on February 12, 2021, no Founder Shares are currently subject to forfeiture.
At the time of the Initial Public Offering, the initial stockholders placed the Founder Shares into an escrow account maintained by Continental Stock Transfer & Trust Company until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. If the Company seeks stockholder approval in connection with a Business Combination, the Co-Sponsors have (a) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination.
The sale of the Founders Shares to the Company’s directors and director nominees is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 245,000 shares granted to the Company’s directors and director nominees was $1,462,650 or $5.97 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Administrative Services Agreement
The Company agreed, commencing on February 4, 2021, to pay Quantum Ventures a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months and six months ended June 30, 2022, the Company incurred $30,000 and $60,000, respectively, in fees for these services, which are included in the operating costs in the accompanying condensed consolidated statements of operations. As of June 30, 2023 and December 31, 2022, included in accounts payable and accrued expenses in the accompanying condensed balance sheets is $0 and $120,000, respectively, for these services.
On May 9, 2023, Quantum Ventures notified the Company that the administrative support fee of $10,000 will no longer be charged and cancelled all outstanding fees due amounting to $120,000.
Promissory Note — Related Party
On October 1, 2020, the Company issued an unsecured promissory note to Quantum Ventures (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the Initial Public Offering. At June 30, 2023 and December 31, 2022, there was no balance under this Promissory Note. The outstanding amount of $154,057 was repaid at the closing of the Initial Public Offering on February 9, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, Quantum Ventures or an affiliate of Quantum Ventures, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
In October 2021, Quantum Ventures committed to provide the Company an aggregate of $2,000,000 in loans in connection with the Working Capital Loans. In February 2022, Quantum Ventures committed to provide the Company an additional $1,000,000 for a total of $3,000,000 in loans in connection with the Working Capital Loans.
On March 14, 2022, the Company issued an unsecured promissory note, effective as of January 3, 2022, in the amount of up to $480,000 to Quantum Ventures to evidence the Working Capital Loans. The note bears no interest and is payable in full upon the earlier (i) February 9, 2023 and (ii) the effective date of the consummation of our initial business combination. The note is required to be repaid in cash at the Closing and is not convertible into private warrants. As of June 30, 2023, a principal balance of $480,000 has been advanced.

Advances from Related Parties
As of June 30, 2023 and December 31, 2022, the Co-Sponsors have advanced $1,968,116 and $319,166, respectively, to the Company. Through the date of this filing, the Co-Sponsors have advanced an additional $265,000 for an aggregate of $2,233,116 advanced to the Company.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Founder Shares, as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to the Company (and underlying securities) will have registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration and stockholder rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 12, 2021, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 2,625,000 Public Units at a price of $10.00 per Public Unit.
Business Combination Marketing Agreement
The Company engaged the underwriters as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters the marketing fee for such services upon the consummation of our initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public offering or $7,043,750.
Business Combination Agreement
On November 16, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey.
The Business Combination Agreement was unanimously approved by the Company’s Board based upon the unanimous recommendation of a special committee of independent directors. If the Business Combination Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Business Combination Agreement are consummated, (i) Merger Sub 1 will merge with and into the

Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (collectively, the “Business Combination”).
Prior to the closing of the Business Combination (the “Closing”), AtlasClear will receive certain assets from Atlas FinTech and Atlas Financial Technologies Corp., will complete the acquisition of broker-dealer Wilson-Davis & Co., Inc. (“WDCO”) and will seek to consummate a transaction with Pacsquare Technologies, LLC (“Pacsquare”). In addition, at Closing, the definitive agreement pursuant to which AtlasClear has agreed to acquire Commercial Bancorp, a Wyoming corporation (“CB”) shall continue to be in full force and effect (the “CB Merger Agreement”). The Company expects the Closing to occur before the closing of the transactions contemplated by the CB Merger Agreement (the “CB Closing”).
At the Closing, AtlasClear stockholders will receive merger consideration in shares of New Pubco common stock equal to the quotient of (i) $75.4 million, less the purchase prices for WDCO and CB, divided by (ii) $10.
In addition, the AtlasClear stockholders will receive up to 5,944,444 shares of New Pubco common stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco common stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be forfeited. Atlas FinTech will also receive up to $20 million of New Pubco common stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years.
In connection with the Closing, each share of the Company’s common stock (“Company Common Stock”) (other than shares held by Atlas FinTech) that is outstanding and has not been redeemed will be converted into one share of New Pubco common stock.
Each outstanding warrant to purchase Company Common Stock (“Company Warrant”) (other than Private Warrants, described below) will become a warrant to purchase one-half of a share of New Pubco common stock. Each outstanding warrant to purchase Company Common Stock initially issued in a private placement in connection with the Company’s initial public offering (“Private Warrant”) will become a warrant to purchase one share of New Pubco common stock.
Atlas FinTech, which directly or indirectly holds shares of Company Common Stock and Private Warrants, has agreed to transfer, or cause to transfer, up to 1,279,427 of Company Common Stock and up to 1,657,579 of the Private Warrants held indirectly by it to potential sources of debt, equity or financing if the Company pursues financing between signing and the Closing. Any of such Company Common Stock or Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration.
For additional information, see the Current Report on Form 8-K filed on November 17, 2022.
On April 28, 2023, the Company and AtlasClear entered into Amendment No. 1 to the Business Combination Agreement (the “Amendment”). The Amendment amends the Business Combination Agreement to provide that the consummation of the transactions contemplated by the letter of intent pursuant to which AtlasClear expects to acquire certain technology assets of Pacsquare Technologies, LLC, will no longer be required to be completed prior to the closing of the Business Combination. On August 8, 2023, the Company and AtlasClear entered into Amendment No. 2 to the Business Combination Agreement (the “Second Amendment”). The Second Amendment amends the Business Combination Agreement to extend the Outside Date to November 6, 2023.
Legal Proceedings
On December 1, 2022, the Company filed suit against TradeStation Group, Inc., TSG Merger Sub, Inc., and Monex Group, Inc. for monetary damages and expectation damages relating to the breach of merger and support agreements, breach of implied covenant of good faith and fair dealing related to the merger and support agreements and tortious interference. On June 28, 2023, the litigation was settled, resulting in a net gain of $829,853, which is included in the accompanying condensed consolidated statements of operations.
Excise Taxes Payable
On February 6, 2023, the Company’s stockholders redeemed 14,667,626 shares of common stock for a total of $148,523,642. The Company evaluated the classification and accounting of the excise tax related to the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset, or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of June 30, 2023 and determined that a contingent liability should be calculated and recorded. As of June 30, 2023, the Company recorded $1,485,236 of excise tax liability calculated as 1% of shares redeemed.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 10,488,624 and 25,156,250 shares of common stock issued and outstanding, including 5,457,374 and 20,125,000 shares of common stock subject to possible redemption which are presented as temporary equity, respectively.
NOTE 8. WARRANTS
As of June 30, 2023 and December 31, 2022, there are 20,125,000 Public Warrants outstanding that are classified and accounted for as equity instruments. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares or Private Warrants held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and income thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and Newly Issued Price, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.
As of June 30, 2023 and December 31, 2022, there are 6,153,125 Private Warrants to purchase an equal number of common shares that are outstanding that are classified and accounted for as derivative liabilities. Under this accounting treatment, the Company is required to measure the fair value of the Private Warrants at the end of each reporting period as well as re-evaluate the treatment of the Private Warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (i) each private warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
At June 30, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $57,409,747 and $204,044,469, respectively, in money market funds which are primarily invested in U.S. Treasury securities. During the three and six months ended June 30, 2023, the Company withdrew an amount of $1,015,001 in income from the Trust Account that will be used to pay franchise and income taxes. During the year ended December 31, 2022, the Company withdrew an amount of $351,474 in income from the Trust Account that will be used to pay franchise and income taxes.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$57,409,747	$204,044,469
Liabilities:
Warrant liability – Private Warrants	3	$307,656	$184,594
The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liability in the condensed consolidated statements of operations.
The Private Placement Warrants were, initially and as of the end of each subsequent reporting period, valued using a lattice model, specifically a binomial lattice model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the Company’s common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the publicly traded Public Warrants.
The key inputs into the binomial lattice model for the Private Warrants were as follows:
Input	June 30, 2023	December 31, 2022
Market price of public shares	$10.39	$10.05
Risk-free rate	4.04%	3.91%
Dividend yield	0.00%	0.00%
Volatility	18.5%	2.6%
Probability of a business combination		45%
Exercise price	$11.50	$11.50
Effective expiration date	08/09/28	02/09/28
The PIPE derivative, associated with the terminated TradeStation merger agreement, was accounted for as a liability in accordance with ASC 815-40. The PIPE derivative liability was measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of PIPE derivative liability in the condensed consolidated statements of operations.
The PIPE derivative was, initially and as of March 31, 2022, valued using a Monte Carlo model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the PIPE derivative liability is the expected volatility of the Company’s common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the publicly traded Public Warrants.
The PIPE derivative was terminated in congruence with the Company’s termination of the merger agreement with TradeStation, and as a result, the fair value was determined to be $0 as of December 31, 2022.
The following table presents the changes in the fair value of the PIPE derivative liability and the warrant liability:
	Private Placement	PIPE Derivative Liability
Fair value as of December 31, 2022	$184,594	$—
Change in valuation inputs or other assumptions	184,594	—
Fair value as of June 30, 2023	$307,656	$—
	Private Placement	PIPE Derivative Liability
Fair value as of December 31, 2021	$7,137,930	$4,566,000
Change in valuation inputs or other assumptions	(6,712,363)	(3,733,500)
Fair value as of June 30, 2022	$425,567	$832,500
There were no transfers between levels during the three and six months ended June 30, 2023 and 2022.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
On August 2, 2023, the Company completed the transfer of the listing of the public shares from the New York Stock Exchange to the NYSE American LLC (“NYSE American”). Also effective August 2, 2023, the Company’s units, were mandatorily separated into shares of common stock and warrants underlying the units, and the units no longer trade on the New York Stock Exchange. The common stock included in the units trades on the NYSE, and the warrants included in the units will continue to trade on the over-the-counter market. This was a mandatory and automatic separation, and no action was required by the holders of the units.
On August 1, 2023, the Company and Quantum Ventures entered into a non-redemption agreement (the “Non-Redemption Agreement”) with Funicular Funds, LP (the “Holder”) in exchange for the Holder agreeing either not to request redemption in connection with the Extension (as defined below) or to reverse any previously submitted redemption demand in connection with the Extension with respect to an aggregate of 2,351,800 shares of common stock at the special meeting of stockholders called by the Company to, among other things, approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate an initial business combination to up to February 9, 2024 or such earlier date as is determined by the board of directors of the Company to be in the best interests of the Company (the “Extension”). In consideration of the foregoing agreement, immediately prior to, and substantially concurrently with, the closing of an initial business combination, (i) Quantum Ventures (or its designees or transferees) will surrender and forfeit to the Company for no consideration an aggregate of 235,180 shares of common stock held by Quantum Ventures (the “Forfeited Shares”) and an aggregate of 235,180 warrants held by Quantum Ventures to purchase 235,180 shares of common stock (the “Forfeited Warrants”) and (ii) the Company shall issue to the Holder a number shares of common stock equal to the number of Forfeited Shares and a number of warrants to purchase shares of common stock equal to the number of Forfeited Warrants.
On August 4, 2023, the Company held a special meeting. The stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation, to extend the date by which the Company has to consummate a business combination for an additional six months, from August 9, 2023 to up to February 9, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to six times by an additional one month each time, provided that Quantum Ventures (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.04 by the number of public shares then outstanding, up to a maximum of $160,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.
In connection with the special meeting on August 4, 2023, the holders of 406,990 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.53 per share, for an aggregate redemption amount of approximately $4.3 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Quantum FinTech Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Quantum FinTech Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. In addition, the mandatory liquidation date is August 9, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since October 23, 2020.
New York, NY
March 31, 2023

QUANTUM FINTECH ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2022	2021
ASSETS
Current assets
Cash	$129,560	$63,179
Prepaid expenses	33,652	339,450
Total Current Assets	163,212	402,629
Marketable securities held in Trust Account	204,044,469	201,308,628
TOTAL ASSETS	$204,207,681	$201,711,257
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$4,276,705	$2,642,531
Income taxes payable	536,853	—
PIPE derivative liability	—	4,566,000
Advance from related parties	319,166	—
Promissory note – related party	480,000	—
Total Current Liabilities	5,612,724	7,208,531
Warrant liability	184,594	7,137,930
Total Liabilities	5,797,318	14,346,461
Commitments and Contingencies (Note 6)
Common stock subject to possible redemption; 20,125,000 shares at redemption value of $10.11 and $10.00, respectively, per share at December 31, 2022 and 2021	203,420,202	201,250,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,031,250 shares issued and outstanding (excluding 20,125,000 shares subject to possible redemption) at December 31, 2022 and 2021	503	503
Additional paid-in capital	—	—
Accumulated deficit	(5,010,342)	(13,885,707)
Total Stockholders’ Deficit	(5,009,839)	(13,885,204)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$204,207,681	$201,711,257
The accompanying notes are an integral part of the consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31,
	2022	2021
Operating and formation costs	$3,024,231	$3,404,429
Loss from operations	(3,024,231)	(3,404,429)
Other income (expense):
Change in fair value of warrant liability	6,953,336	(3,322,992)
Change in fair value of PIPE derivative liability	4,566,000	966,000
Interest earned on marketable securities held in Trust Account	3,087,315	56,233
Unrealized gain on marketable securities held in Trust Account	—	2,395
Other income (expense), net	14,606,651	(2,298,364)
Income (loss) before provision for income taxes	11,582,420	(5,702,793)
Provision for income taxes	(536,853)	—
Net income (loss)	$11,045,567	$(5,702,793)
Basic and diluted weighted average shares outstanding, redeemable common stock	20,125,000	17,897,945
Basic and diluted net income (loss) per share, redeemable common stock	$0.44	$(0.25)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,031,250	4,959,332
Basic and diluted net income (loss) per share, non-redeemable common stock	$0.44	$(0.25)
The accompanying notes are an integral part of the consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2020	5,031,250	503	24,497	(5,420)	19,580
Accretion of Common Stock subject to Redemption	—	—	(8,500,809)	(2,645,494)	(11,146,303)
Fair value of Public Warrants at issuance	—	—	6,138,125	—	6,138,125
Cash paid in excess of fair value for Private Warrants	—	—	2,338,187	—	2,338,187
Fair value of PIPE derivative liability at issuance	—	—	—	(5,532,000)	(5,532,000)
Net loss	—	—	—	(5,702,793)	(5,702,793)
Balance – December 31, 2021	5,031,250	503	—	(13,885,707)	(13,885,204)
Accretion of Common Stock subject to Redemption	—	—	—	(2,170,202)	(2,170,202)
Net income	—	—	—	11,045,567	11,045,567
Balance – December 31, 2022	5,031,250	$503	$—	$(5,010,342)	$(5,009,839)
The accompanying notes are an integral part of the consolidated financial statements.

QUANTUM FINTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$11,045,567	$(5,702,793)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(6,953,336)	3,322,992
Change in fair value of PIPE derivative liability	(4,566,000)	(966,000)
Transaction costs incurred in connection with warrant liability	—	9,348
Unrealized gain on marketable securities held in Trust Account	—	(2,395)
Interest earned on marketable securities held in Trust Account	(3,087,315)	(56,233)
Changes in operating assets and liabilities:
Prepaid expenses	305,798	(318,617)
Accounts payable and accrued expenses	1,634,174	2,641,591
Income taxes payable	536,853	—
Net cash used in operating activities	(1,084,259)	(1,072,107)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	351,474	—
Investment of cash in Trust Account	—	(201,250,000)
Net cash provided by (used in) investing activities	351,474	(201,250,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	196,721,875
Proceeds from promissory note – related party	480,000	23,957
Proceeds from sale of Private Placements Warrants	—	6,153,125
Repayment of promissory note – related party	—	(154,057)
Advances from related party	319,166	—
Payment of offering costs	—	(381,482)
Net cash provided by financing activities	799,166	202,363,418
Net Change in Cash	66,381	41,311
Cash – Beginning	63,179	21,868
Cash – Ending	$129,560	$63,179
Supplemental disclosure of non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$201,250,000
Initial classification of PIPE derivative liability	$—	$5,532,000
Initial classification of warrant liability	$—	$3,814,938
Accretion of common stock subject to possible redemption	$2,170,202	$11,146,303
The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Quantum FinTech Acquisition Corporation (“Quantum”) was incorporated in Delaware on October 1, 2020. Quantum is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”). Quantum has three wholly owned subsidiaries. Calculator New Pubco, Inc, a Delaware corporation, and Calculator Merger Sub I, Inc., a Delaware corporation, were formed on October 13, 2022. Calculator Merger Sub II, LLC (“Merger Sub II”), a Delaware corporation was formed on October 17, 2022. Quantum and its subsidiaries are collectively referred to as “the Company”. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On November 16, 2022, the Company entered into a Business Combination Agreement by and among the Company, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey (see Note 6).
On November 4, 2021, the Company entered into a Merger Agreement by and among the Company, TradeStation, and Merger Sub. The Merger Agreement, as amended, and other parties thereto, were described in previous filings. On August 2, 2022, the Company received a notice from TradeStation that purported to terminate the Merger Agreement pursuant to Section 12.01(c) thereof (the “Purported Termination Notice”). Section 12.01(c) provides that the Merger Agreement may be terminated by either party if the merger of the Company with Merger Sub has not occurred on or before August 1, 2022 (the “Termination Date”); provided that such termination right is not available to any party whose breach of any provision of the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing of the Business Combination to occur on or before such date. On August 2, 2022, the Company sent a letter to TradeStation stating that TradeStation is not permitted to terminate the Merger Agreement pursuant to Section 12.01(c) because TradeStation’s breaches of, and failure to perform under, the Merger Agreement are the primary cause of the failure of the closing of the Business Combination to occur on or before the Termination Date. On November 15, 2022, the Company sent a notice to TradeStation terminating the Merger Agreement pursuant to Section 12.01(b) thereof.
As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income and expenses in the form of investment income from the proceeds derived from the Initial Public Offering and change in fair value of derivative liabilities.
The registration statements for the Company’s Initial Public Offering were declared effective on February 4, 2021. On February 9, 2021, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,562,500 warrants (each, a “Private Warrant” and, collectively, the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to Quantum Ventures LLC (“Quantum Ventures”), who purchased 4,450,000 Private Warrants and Chardan Quantum LLC (“Chardan Quantum” and together with Quantum Ventures, the “Co-Sponsors”) who purchased 1,112,500 Private Warrants, generating gross proceeds of $5,562,500, which is described in Note 4.
Following the closing of the Initial Public Offering on February 9, 2021, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government treasury bills, notes or bonds having a maturity of 185 days or less and/or (ii) in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
On February 12, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 2,625,000 Units issued for an aggregate amount of $26,250,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 590,625 Private Warrants at $1.00 per Private Warrant, generating total proceeds of $590,625. A total of $26,250,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $201,250,000.
Transaction costs amounted to $5,017,526, consisting of $4,528,125 of underwriting fees, and $489,401 of other offering costs. Offering costs amounting to $5,008,178 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $9,348 of the offering costs were related to the warrant liability and charged to the operating and formation costs in the consolidated statement of operations for the year ended December 31, 2021.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata income earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Co-Sponsors have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

At the time of the Initial Public Offering, the Co-Sponsors and the other holders of the Company’s shares prior to the Initial Public Offering (the “initial stockholders”) agreed (A) to vote their Founder Shares and any Public Shares in favor of a Business Combination, (B) not to propose, or vote in favor of, prior to and unrelated to a Business Combination, an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete a Business Combination within 18 months (August 9, 2022) (or 24 months from the closing of the Initial Public Offering (February 9, 2023) if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 9, 2022) unless the Company provides public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment, (C) not to convert any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination, and (D) that the Founder Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. As a result of the Company entering into a Merger Agreement on November 4, 2021, the Company has until February 9, 2023 to complete a Business Combination.
On February 6, 2023, as approved by the Company’s stockholders at the special meeting in lieu of annual meeting of stockholders held (the “Special Meeting”), the Company entered into an amendment to the Investment Management Trust Agreement on February 6, 2023 (the “Trust Amendment”) and filed an amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State on February 6, 2023 (the “Charter Amendment”). Pursuant to the Trust Amendment, the amendment extended the initial date on which the Company must commence liquidation of the Trust Account to up to August 9, 2023, or such earlier date as determined by the Company’s board of directors (the “Board”), unless the closing of the Company’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into a trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) an amount determined by multiplying $0.055 by the number of public shares then outstanding, up to a maximum of $175,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the Special Meeting, the holders of 14,667,626 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $148.5 million, leaving approximately $55.3 million in the trust account.
The Company has until August 9, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including income earned on the funds held in the Trust Account and not previously released to the Company to pay taxes and dissolution expenses up to $100,000, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
At the time of the Initial Public Offering, the initial stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, Quantum Ventures has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company has sought and will continue to seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of December 31, 2022, the Company had $129,560 in its operating bank account ($127,200 of which is required to be used to pay taxes, as described below), $204,044,469 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $5,449,512. As of December 31, 2022, $2,794,469 of the amount on deposit in the Trust Account represented income on marketable securities, which is available to the Company to pay franchise and income taxes. During the year ended December 31, 2022, the Company withdrew $351,474 from the Trust Account that will be used to pay franchise and income taxes.
In October 2021, Quantum Ventures committed to provide the Company an aggregate of $2,000,000 in loans in connection with the Working Capital Loans as described in Note 5. The Company may raise additional capital through loans or additional investments from Quantum Ventures or its stockholders, officers, directors, or third parties. The Company’s officers and directors and Quantum Ventures may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. The Company has drawn $480,000 on the promissory note, evidencing the Working Capital Loans, as of December 31, 2022 (see Note 5). In February 2022, Quantum Ventures committed to provide the Company an additional $1,000,000 for a total of $3,000,000 in loans in connection with the Working Capital Loans as described in Note 5.
Through the date of this filing, the co-Sponsors have advanced an aggregate total of $319,166 to the Company.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the liquidity and date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through August 9, 2023 (the extended scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date). Management’s plan is to complete a business combination prior to August 9, 2023. The Company entered into a Business Combination Agreement on November 16, 2022 and is in the process of completing this Business Combination. However there are no assurances the Company will complete the Business Combination prior to the mandatory liquidation date and may require an extension vote and potentially require additional funds to be added to the trust. On March 14, 2022, the Company issued an unsecured non-interest bearing promissory note, effective as of January 3, 2022, in the amount of up to $480,000 to Quantum Ventures to evidence the Working Capital Loans. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The date for mandatory liquidation and the liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 9, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the private warrant liabilities, and fair value of the sale of the Founder Shares. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Marketable Securities Held in Trust Account
At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in income earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs
Offering costs consisted of legal, and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to private warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $5,008,178 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $9,348 of the offering costs were related to the warrant liability and charged to the operating and formation costs in the consolidated statement of operations for the year ended December 31, 2021.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants that do not meet all the criteria for equity classification are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private warrants was estimated using a Binomial lattice model approach (see Note 10).
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including Common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. The accretion of redeemable Class A common stock during the year ended December 31, 2022 was an increase of $2,170,202, which represents cumulative earnings and withdrawals on the Trust Account through December 31, 2022, net of reimbursable income and franchise tax obligations as of December 31, 2022. The dissolution expense of $100,000 is not included in the redemption value of the common stock subject to redemption since it is only taken into account in the event of the Company’s liquidation. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital, to the extent available, and accumulated deficit.

At December 31, 2022 and 2021, the common stock reflected in the consolidated balance sheets is reconciled in the following table:
Gross proceeds	$201,250,000
Less:
Proceeds allocated to Public Warrants	(6,138,125)
Common stock issuance costs	(5,008,178)
Plus:
Accretion of carrying value to redemption value	11,146,303
Common stock subject to possible redemption, December 31, 2021	201,250,000
Plus:
Accretion of carrying value to redemption value	2,170,202
Common stock subject to possible redemption, December 31, 2022	$203,420,202
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
Net Loss per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Income (loss) is allocated between redeemable and non-redeemable shares based on relative amounts of weighted average shares outstanding. Accretion associated with the redeemable shares of common stock is excluded from income (loss) per share as the redemption value approximates fair value.
The calculation of diluted net income (loss) per share does not consider the effect of the PIPE derivative liability nor the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement. The calculation excludes the dilutive impact of these instruments because the issuance of the securities underlying the exercise of the warrants are contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,215,625 shares of common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except share amounts):
	For the Year Ended December 31,
	2022		2021
	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$8,836,454	$2,209,113	$(4,465,461)	$(1,237,332)
Denominator:
Basic and diluted weighted average shares outstanding	20,125,000	5,031,250	17,897,945	4,959,332
Basic and diluted net income (loss) per share of common stock	$0.44	$0.44	$(0.25)	$(0.25)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the consolidated balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The PIPE Derivative was terminated in congruence with the termination of the Merger Agreement with TradeStation. The PIPE Derivative met the criteria for derivative liability classification. As such, the PIPE derivative liability was recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the derivative liability were recognized as a non-cash gain or loss on the consolidated statements of operations. The fair value of the derivative liability is discussed in Note 10.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units, inclusive of 2,625,000 Units sold to the underwriters on February 12, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one-half share of common stock at an exercise price of $11.50 per share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, Quantum Ventures purchased 4,450,000 Private Warrants and Chardan Quantum purchased 1,112,500 Private Warrants, in each case, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,562,500, in a private placement. On February 12, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 590,625 Private Warrants to the Co-Sponsors, at a price of $1.00 per Private Warrant, generating gross proceeds of $590,625. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 8). The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On October 23, 2020, Quantum Ventures purchased 4,312,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. In January 2021, Quantum Ventures sold 813,500 Founder Shares to Chardan Quantum and 35,000 Founder Shares to each of the Company’s directors and director nominees, in each case at the original price per share, resulting in Quantum Ventures holding a balance of 3,254,000 Founder Shares. On February 4, 2021, the Company effected a stock dividend of 718,750 shares with respect to its common stock, resulting in the initial stockholders holding an aggregate of 5,031,250 Founder Shares. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option on February 12, 2021, no Founder Shares are currently subject to forfeiture.
At the time of the Initial Public Offering, the initial stockholders agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of nine months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, nine months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. If the Company seeks stockholder approval in connection with a Business Combination, the Co-Sponsors have agreed to vote its their Founder Shares and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination.
The sale of the Founder Shares to the Company’s directors and director nominees is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 245,000 shares granted to the Company’s directors and director nominees was $1,462,650 or $5.97 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
Administrative Services Agreement
The Company agreed, commencing on February 4, 2021, to pay Quantum Ventures a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred $120,000, in fees for these services. For the year ended December 31, 2021, the Company incurred and paid $110,000 in fees for these services, which are included in the operating and formation costs in the accompanying consolidated statements of operations. As of December 31, 2022 and 2021, included in accounts payable and accrued expenses in the accompanying consolidated balance sheets is $120,000 and $0, respectively, for these services.
Promissory Note — Related Party
On October 1, 2020, the Company issued an unsecured promissory note to Quantum Ventures (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the Initial Public Offering. At December 31, 2022 and 2021, there was no balance under this Promissory Note. The outstanding amount of $154,057 was repaid at the closing of the Initial Public Offering on February 9, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, Quantum Ventures or an affiliate of Quantum Ventures, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
In October 2021, Quantum Ventures committed to provide the Company an aggregate of $2,000,000 in loans in connection with the Working Capital Loans. In February 2022, Quantum Ventures committed to provide the Company an additional $1,000,000 for a total of $3,000,000 in loans in connection with the Working Capital Loans.
On March 14, 2022, the Company issued an unsecured promissory note, effective as of January 3, 2022, in the amount of up to $480,000 to Quantum Ventures to evidence the Working Capital Loans. The note bears no interest and is payable in full upon the earlier (i) February 9, 2023 and (ii) the effective date of the consummation of our initial business combination. The note is required to be repaid in cash at the Closing and is not convertible into private warrants. As of December 31, 2022, a principal balance of $480,000 has been advanced.
Advances from Related Parties
As of December 31, 2022 and 2021, the co-Sponsors have advanced $319,166 and $0, respectively to the Company. Through the date of this filing, the co-Sponsors have advanced an additional $1,298,950 for an aggregate of $1,618,116 advanced to the Company.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Founder Shares, as well as the holders of the Private Warrants (and underlying securities) and any warrants issued in payment of Working Capital Loans made to the Company (and underlying securities) will have registration and stockholder rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants (and underlying securities) can elect to exercise these registration rights at any time after the consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration and stockholder rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 12, 2021, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 2,625,000 Public Units at a price of $10.00 per Public Unit.
Business Combination Marketing Agreement
The Company engaged the underwriters as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the underwriters the marketing fee for such services upon the consummation of our initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public offering or $7,043,750.
Business Combination Agreement
On November 16, 2022, the Company entered into the Business Combination Agreement by and among the Company, Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“New Pubco”), Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey.

The Business Combination Agreement was unanimously approved by the Company’s Board based upon the unanimous recommendation of a special committee of independent directors. If the Business Combination Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Business Combination Agreement are consummated, (i) Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco (collectively, the “Business Combination”).
Prior to the closing of the Business Combination (the “Closing”), AtlasClear will receive certain assets from Atlas FinTech and Atlas Financial Technologies Corp., will complete the acquisition of broker-dealer Wilson-Davis & Co., Inc. (“WDCO”) and will seek to consummate a transaction with Pacsquare Technologies, LLC (“Pacsquare”). In addition, at Closing, the definitive agreement pursuant to which AtlasClear has agreed to acquire Commercial Bancorp, a Wyoming corporation (“CB”) shall continue to be in full force and effect (the “CB Merger Agreement”). The Company expects the Closing to occur before the closing of the transactions contemplated by the CB Merger Agreement (the “CB Closing”).
At the Closing, AtlasClear stockholders will receive merger consideration in shares of New Pubco common stock equal to the quotient of (i) $75.4 million, less the purchase prices for WDCO and CB, divided by (ii) $10.
In addition, the AtlasClear stockholders will receive up to 5,944,444 shares of New Pubco common stock (the “Earn Out Shares”). The Earn Out Shares will be issued to AtlasClear stockholders upon certain milestones (based on the achievement of certain price targets of New Pubco common stock following the Closing). In the event such milestones are not met within the first 18 months following the Closing, the Earn Out Shares will be cancelled. Atlas FinTech will also receive up to $20 million of New Pubco common stock (“Software Products Earn Out Shares”), which will be issued to Atlas FinTech upon certain milestones based on the achievement of certain revenue targets of software products contributed to AtlasClear by Atlas FinTech and Atlas Financial Technologies Corp. following the Closing. The revenue targets will be measured yearly for the five years following Closing, with no catch-up between the years.
In connection with the Closing, each share of the Company’s common stock (“Company Common Stock”) (other than shares held by Atlas FinTech) that is outstanding and has not been redeemed will be converted into one share of New Pubco common stock.
Each outstanding warrant to purchase Company Common Stock (“Company Warrant”) (other than Private Warrants, described below) will become a warrant to purchase one-half of a share of New Pubco common stock. Each outstanding warrant to purchase Company Common Stock initially issued in a private placement in connection with the Company’s initial public offering (“Private Warrant”) will become a warrant to purchase one share of New Pubco common stock.
Atlas FinTech, which directly or indirectly holds shares of Company Common Stock and Private Warrants, has agreed to transfer, or cause to transfer, up to 1,279,427 of Company Common Stock and up to 1,657,579 of the Private Warrants held indirectly by it to potential sources of debt, equity or financing if the Company pursues financing between signing and the Closing. Any of such Company Common Stock or Private Warrants remaining following any transfers for potential financing will be forfeited for no consideration.
For additional information, see the Current Report on Form 8-K filed on November 17, 2022.
Legal Proceedings
On December 1, 2022, the Company filed suit against TradeStation Group, Inc., TSG Merger Sub, Inc., and Monex Group, Inc. for monetary damages and expectation damages relating to the breach of merger and support agreements, breach of implied covenant of good faith and fair dealings related to the merger and support agreements and tortious interference. Because the Company has not concluded that an unfavorable outcome is probable or remote, it expresses no opinion on the likelihood of an unfavorable outcome or potential loss.

NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 25,156,250 shares of common stock issued and outstanding, including 20,125,000 shares of common stock subject to possible redemption which are presented as temporary equity.
NOTE 8. WARRANTS
As of December 31, 2022 and 2021, there are 10,062,500 Public Warrants outstanding that are classified and accounted for as equity instruments. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares or Private Warrants held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and income thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and Newly Issued Price, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.
As of December 31, 2022 and 2021, there are 6,153,125 Private Warrants to purchase an equal number of common shares that are outstanding that are classified and accounted for as derivative liabilities. Under this accounting treatment, the Company is required to measure the fair value of the Private Warrants at the end of each reporting period as well as re-evaluate the treatment of the Private Warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (i) each private warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liability) at December 31, 2022 and 2021 are as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets (liability)
Net operating loss carryforward	$—	$32,650
Unrealized gain on marketable securities	—	(2,743)
Business combination expenses	427,319	—
Start up costs	745,713	567,905
Total deferred tax assets (liability)	1,173,032	597,812
Valuation Allowance	(1,173,032)	(597,812)
Deferred tax assets (liability), net of allowance	$—	$—

The income tax (benefit) provision for the year ended December 31, 2022 and 2021 consists of the following:
	December 31, 2021	December 31, 2020
Federal
Current	$536,853	$—
Deferred	(575,221)	(596,674)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	575,221	596,674
Income tax provision	$536,853	$—
As of December 31, 2022 and 2021, the Company has a total of $0 and $155,478, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2022 and 2021, the Company had did not have any state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $575,221. For the year ended December 31, 2021, the change in the valuation allowance was $596,674.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows, as restated:
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Business combination expenses	(0.51)%	1.80%
Change in fair value of warrant liability	(12.61)%	(12.24)%
Change in fair value of PIPE derivative liability	(8.28)%	3.56%
Transaction costs – warrants	0.0%	(0.03)%
Penalties & Interest	0.07%	0.0%
Valuation allowance	4.97%	(10.48)%
Income tax provision	4.64%	0.0%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2022 and 2021 remain open and subject to examination.
NOTE 10. FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
At December 31, 2022 and 2021, assets held in the Trust Account were comprised of $204,044,469 and $201,308,628, respectively, in money market funds which are primarily invested in U.S. Treasury securities. During the year ended December 31, 2022, the Company withdrew an amount of $351,474 in income from the Trust Account that will be used to pay franchise and income taxes.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$204,044,469	$201,308,628
Liabilities:
PIPE derivative liability – Additional Shares	3	$—	$4,566,000
Warrant liability – Private Warrants	3	$184,594	$7,137,930
The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liability in the statements of operations.
The Private Placement Warrants were initially and as of the end of each subsequent reporting period, valued using a lattice model, specifically a binomial lattice model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the Company’s common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the publicly traded Public Warrants.
The key inputs into the binomial lattice model for the Private Warrants were as follows:
Input	December 31, 2022	December 31, 2021
Market price of public shares	$ 10.05	$9.39
Risk-free rate	3.91%	1.27%
Dividend yield	0.00%	0.00%
Volatility	2.6%	9.5%
Probability of a business combination	45%	N/A
Exercise price	$11.50	$11.50
Effective expiration date	02/09/28	02/25/27

The PIPE Derivative was accounted for as a liability in accordance with ASC 815-40 and presented within current liabilities on the balance sheet as of December 31, 2021. The PIPE derivative liability was measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of PIPE derivative liability in the consolidated statements of operations.
The PIPE Derivative was initially and as of December 31, 2021, valued using a Monte Carlo model which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the PIPE Derivative Liability is the expected volatility of the Company’s common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the publicly traded Public Warrants.
The PIPE Derivative was terminated in congruence with the Company’s termination of the Merger Agreement with TradeStation, and as a result, the fair value was determined to be $0 as of December 31, 2022.
The key inputs into the Monte Carlo model for the PIPE Derivative Liability were as follows:
Input	December 31, 2021
Market price of Public Shares as of measurement date	$9.89
Risk-free rate	0.33%
Dividend yield	0.00%
Volatility	14.5%
Term (in years)	0.84
The following table presents the changes in the fair value of the PIPE Derivative Liability and the warrant liability:
	Private Placement	PIPE Derivative Liability
Fair value as of January 1, 2021	$—	$—
Initial measurement on February 9, 2021	3,448,750	—
Exercising of underwriters’ over-allotment on February 12, 2021	366,188	—
Initial measurement on November 4, 2021	—	5,532,000
Change in valuation inputs or other assumptions	3,322,992	(966,000)
Fair value as of December 31, 2021	7,137,930	4,566,000
Change in valuation inputs or other assumptions	(6,953,336)	(4,566,000)
Fair value as of December 31, 2022	$184,594	—
There were no transfers between levels during the year ended December 31, 2022 and 2021.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
As of the date of this filing, the co-Sponsors have advanced an additional $1,298,950 for an aggregate of $1,618,116 advanced to the Company.
On February 6, 2023, as approved by the Company’s stockholders at the special meeting in lieu of annual meeting of stockholders held (the “Special Meeting”), the Company entered into an amendment to the Investment Management Trust Agreement on February 6, 2023 (the “Trust Amendment”) and filed an amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State on February 6, 2023 (the “Charter Amendment”). Pursuant to the Trust Amendment, the amendment extended the initial date on which the Company must commence liquidation of the Trust Account to up to August 9, 2023, or such earlier date as determined by the Company’s board of directors (the “Board”), unless the closing of the Company’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into a trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) an amount determined by multiplying $0.055 by the number of public shares then outstanding, up to a maximum of $175,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the Special Meeting, the holders of 14,667,626 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $148.5 million, leaving approximately $55.3 million in the trust account.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Wilson-Davis & Co., Inc.
Opinion on the Financial Statements
We have audited the accompanying statements of financial condition of Wilson-Davis & Co., Inc. as of June 30, 2023 and 2022, the related statements of income, changes in stockholders’ equity, changes in liabilities subordinated to claims of general creditors, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Wilson-Davis & Co., Inc. as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of Wilson-Davis & Co., Inc.’s management. Our responsibility is to express an opinion on Wilson-Davis & Co., Inc.’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Wilson-Davis & Co., Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Auditor’s Report on Supplemental Information
The Schedule I — Computation of Net Capital, Schedule II — Reconciliation to Respondent’s Unaudited Computation, Schedule III — Computation for Determination of Customer Account Reserve Requirements of Broker and Dealers Under Rule 15c3-3 of the Securities and Exchange Commission, Schedule IV — Reconciliation of Computation for Determination of Customer Account Reserve Requirements Under Rule 15c3-3, Schedule V — Computation for Determination of PAB Account Reserve of Broker and Dealers Under Rule 15c3-3 of the Securities and Exchange Commission, Schedule VI —

Reconciliation of Computation for Determination of PAB Account Reserve Requirements Under Rule 15c3-3, and Schedule VII — Information for Possession or Control Requirements Under Rule 15c3-3, (the Supplemental Information) has been subjected to audit procedures performed in conjunction with the audit of Wilson-Davis & Co., Inc.’s financial statements. The supplemental information is the responsibility of Wilson-Davis & Co., Inc.’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with 17 C.F.R. §240.17a-5. In our opinion, the Supplemental Information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Haynie & Company
Salt Lake City, Utah
August 29, 2023
We have served as Wilson-Davis & Co., Inc.’s auditor since 2016.

WILSON-DAVIS & CO., INC.
STATEMENTS OF FINANCIAL CONDITION
	For the Years Ended June 30,
	2023	2022
ASSETS
Cash and cash equivalents	$9,094,381	$10,649,523
Cash segregated – customers	26,764,260	48,400,000
Cash segregated – PAB	200,715	200,000
Receivables – broker-dealers and clearing organizations	782,515	879,976
Receivables – customers, net	195,689	1,171,459
Other receivables	50,381	14,577
Trading securities, market value, net	3,598	26,538
Prepaid income tax	313,286	677,248
Prepaids	81,107	35,977
Total Current Assets	37,485,932	62,055,298
Operating Lease Right to Use Lease Asset	146,247	280,639
Cash deposits – broker-dealers and clearing organizations	2,536,664	1,536,769
Property and equipment, net	34,307	63,006
Deferred income tax	—	8,000
Other assets	385,058	390,046
TOTAL ASSETS	$40,588,208	$64,333,758
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Payables to customers	$27,944,467	$49,598,029
Accounts and payables to officers/directors	679,775	1,931,269
Accounts payable and accrued expenses	793,596	1,105,265
Payables brokers-dealers and clearing organizations	19,648	440,872
Commissions, payroll and payroll taxes	207,934	268,853
Current portion of lease liability	115,952	150,816
Deferred income tax liability	900	—
Total Current Liabilities	29,762,272	53,495,104
Accrued contingent liability	100,000	100,000
Subordinated borrowings	650,000	650,000
Trading account deposit	100,000	100,000
Long-term lease liability	39,768	142,820
TOTAL LIABILITIES	30,652,040	54,487,924
STOCKHOLDERS’ EQUITY
Common stock, $0.10 par value, 1,000,000 shares authorized, 410,000 shares issued and outstanding	41,000	41,000
Additional paid-in-capital	303,837	303,837
Retained earnings	9,591,331	9,500,997
TOTAL STOCKHOLDERS’ EQUITY	9,936,168	9,845,834
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,588,208	$64,333,758
The accompanying notes are an integral part of these financial statements.

WILSON-DAVIS & CO., INC.
STATEMENTS OF INCOME
	For the Years Ended June 30,
	2023	2022
REVENUES
Commissions	$6,421,586	$12,356,609
Vetting fees	1,217,100	720,875
Clearing fees	413,870	220,640
Fees charged to customers	1,024,015	—
Net gain/(loss) on firm trading accounts	(5,302)	(33,019)
Other	18,150	46,234
TOTAL REVENUES	9,089,419	13,311,339
EXPENSES
Compensation, payroll taxes and benefits	5,168,625	8,178,966
Data processing and clearing costs	2,385,826	1,535,475
Regulatory, professional fees and related expenses	1,525,785	1,446,190
Communications	595,195	621,773
Occupancy and equipment	250,562	257,902
Transfer fee	174,078	50,013
Bank charges	105,442	61,655
Other	110,059	139,531
TOTAL EXPENSES	10,315,572	12,291,505
INCOME/(LOSS) FROM OPERATIONS	(1,226,153)	1,019,834
OTHER INCOME/(EXPENSE)
Interest income	1,492,655	365,858
Paycheck Protection Program loan forgiveness	—	494,782
Gain/(Loss) on fixed assets	(7,266)	—
Interest expense	(83,211)	(69,844)
TOTAL OTHER INCOME/(EXPENSE)	1,402,178	790,796
NET INCOME/(LOSS) BEFORE INCOME TAXES	176,025	1,810,630
Income tax benefit/(expense)	(44,691)	(331,983)
NET INCOME/(LOSS)	$131,334	$1,478,647
The accompanying notes are an integral part of these financial statements.

WILSON-DAVIS & CO., INC.
STATEMENTS OF CASH FLOWS
	For the Years Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$131,334	$1,478,647
Noncash revenue and expense adjustments:
Depreciation and amortization expense	28,530	37,232
Change in allowance for doubtful accounts	(60,000)	20,000
Change in deferred income taxes	8,900	(12,500)
Loss on disposal of fixed assets	7,266	—
PPP loan forgiveness	—	(494,782)
(Increase)/decrease in assets:
Receivables from broker-dealers and clearing organizations	97,461	22,845,113
Receivables from customers	1,035,770	966,455
Trading securities, market value, net	22,940	61,468
Commissions receivable	396	2,331
Cash deposits with clearing organizations and other broker-dealers	(1,036,095)	2,499,719
Income tax receivable	363,962	(677,248)
Operating lease right-of-use asset	159,764	116,170
Other assets	(45,130)	(7,356)
Increase/(decrease) in liabilities:
Payables to customers	(21,653,562)	(27,439,190)
Accounts of and payables to officers and directors	(1,251,494)	(1,105,548)
Accounts payable and accrued expenses	(311,669)	(1,7,41,055)
Commissions, payroll and payroll taxes payable	(60,919)	(906,153)
Income tax payable	—	(185,496)
Payables to broker-dealers and clearing organizations	(421,224)	(503,712)
Operating lease liability	(163,288)	(114,645)
Net cash used in operating activities	(23,147,058)	(5,160,550)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of property and equipment	—	(13,813)
Cash paid for purchase of other investments	(2,109)	(2,158)
Net cash used in investing activities	(2,109)	(15,971)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(41,000)	—
Net cash used in financing activities	(41,000)	—
Net decrease in cash and restricted cash	(23,190,167)	(5,176,521)
Cash and restricted at beginning of year	59,249,523	64,426,044
Cash and restricted cash at end of year	$36,059,356	$59,249,523
The accompanying notes are an integral part of these financial statements.

WILSON-DAVIS & CO., INC.
STATEMENTS OF CASH FLOWS
SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES
	For the Years Ended June 30,
	2023	2022
Interest paid	$83,211	$69,844
Income taxes paid	$277,957	$1,208,930
Schedule of Non-cash transactions:
Fixed assets with a cost and accumulated depreciation of $19,320 and $19,151, respectively, were disposed of during the fiscal year ended June 30, 2023. No proceeds on disposal were received.
Idle assets with a cost of $7,097 were disposed of during the fiscal year ended June 30, 2023. No proceeds on disposal were received.
The Company renewed a lease agreement for office space that increased the right-of-use asset and lease liability by $25,372 during the fiscal year ended June 30, 2023.
The accompanying notes are an integral part of these financial statements.

WILSON-DAVIS & CO., INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock		Additional Paid-In Capital	Retained Earnings	Total
	Shares	Amount
Balance, June 30, 2021	410,000	$41,000	$303,837	$8,022,350	$8,367,187
Net income for the year ended June 30, 2022	—	—	—	1,478,647	1,478,647
Dividends paid	—	—	—	—	—
Balance, June 30, 2022	410,000	$41,000	$303,837	$9,500,997	$9,845,834
Net income for the year ended June 30, 2023	—	—	—	131,334	131,334
Dividends paid	—	—	—	(41,000)	(41,000)
Balance, June 30, 2023	410,000	$41,000	$303,837	$9,591,331	$9,936,168
The accompanying notes are an integral part of these financial statements.

WILSON-DAVIS & CO., INC.
STATEMENT OF CHANGES IN LIABILITIES SUBORDINATED TO CLAIMS OF GENERAL
CREDITORS
FOR THE YEAR ENDED JUNE 30, 2023, AND 2022
Subordinated Borrowings;
June 30, 2021	$650,000
Issuance of new loan	—
Principal payments on loans	—
Subordinated Borrowings:
June 30, 2022	$650,000
Issuance of new loan	—
Principal payments on loans	—
Subordinated Borrowings:
June 30, 2022	$650,000
The accompanying notes are an integral part of these financial statements.

WILSON-DAVIS & CO., INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2023, AND 2022
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Nature of Business

The Company is a securities broker and dealer, dealing in over-the-counter and listed securities. The Company is registered with the Securities and Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA).
Revenue is derived principally from trading in securities for its own account and for the accounts of customers for which a commission is received.
The Company has operations in Utah, Arizona, California, Colorado, Florida, New York, Oklahoma and Texas. Transactions for customers are principally in the states where the Company operates, however, some customers are located in other states in which the Company is registered. Principal trading activities are conducted with other broker dealers throughout the United States.
b.
Basis of Accounting

Revenues and expenses are recorded on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.
c.
Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 using the modified retrospective method. This revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five- step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when the entity satisfies a performance obligation.
•
The liquidation of restricted and control microcap and exchange traded securities

All customers, including customers referred by Canaccord Genuity, are required to enter into a customer account agreement with the Company that specifies the services offered, related fees, and related required information. Customer liquidating securities provide additional vetting information for compliance review. The Company satisfies its performance obligation when the liquidation transaction is executed on specified terms in accordance with the customer instructions and the contract. Each transaction is evidenced by a confirmation to the customer the day following the trade date, and the transaction will be settled two days after the trade by delivering the customer’s securities against payment of the sales proceeds deposited into the customer’s account. The Company recognizes revenue when the foregoing steps are completed.
•
Clearing activities on behalf of introducing broker-dealers

The Company clears securities transactions on a fully disclosed basis for Glendale Securities, Inc. (“Glendale”), as introducing broker, under a written clearing agreement specifying the services the Company is obligated to provide, Glendale’s obligations, and a schedule of the fees to be paid to the Company. The Company clears trades, confirms transactions to Glendale customers, and performs other services for Glendale as agreed.
The Company determines the performance obligations completed after the last trading day of each month and calculates the fees due from Glendale, which are then recognized as revenue. Amounts from unsettled trades are not recognized until settled.
•
Fully paid stock lending

Customers wishing to engage in fully paid stock lending are required to sign a further agreement specifying additional terms and conditions governing the account. The Company’s additional performance obligation within the contract is to lend the stock within the customer’s account on the specified terms.

On each trading, the Company reviews a stock locate list available through industry sources to determine if any customers have stock on the list. If the customer with the designated stock has signed the agreements for fully paid stock lending, the Company will check the stock to ensure it is DTC eligible and negotiate with the lending customer the number of shares loaned and the loan terms.
Once the stock is recalled and returned to the customer, performance is completed, and the Company recognizes revenue.
•
Margin lending activities

An existing customer wishing to participate in margin lending activities must complete an additional hypothecation agreement and margin agreement, which together constitute a contract with the lending customer. The Company’s performance obligation is to open a margin account for the customer.
The Company periodically compares third-party industry data of securities in demand with lending customer account securities balances. At month end, the Company receives details from its trading platform of stock lent during the period and records the revenue that has been earned during the month, as the performance obligation has been satisfied.
•
Market making activities

The Company’s authorized personnel may apply for supervisory permission to make markets in specific securities by publishing to buy or sell the securities. Quotations are published in industry interdealer quotation mediums where other industry participants can buy or sell the securities at the quoted price. The Company identifies the contract in accordance with customary business transactions. The Company satisfies its performance obligation when it sells or buys the subject securities in accordance with the terms of the quotation. Completed orders are confirmed with the contra broker-dealer to the transaction in accordance with industry practice. The Company recognizes revenue when the transaction is settled through the delivery of the securities sold or the payment of the purchase price once the performance obligation has been satisfied and the shares have been transferred.
•
Other, including selling mutual funds and real estate investment trusts

Mutual funds
The Company offers mutual funds for purchase by its customers as agent for the fund wholesale distributor under an agreement. Mutual fund purchase funds are transmitted by or on behalf of the customer to the mutual fund, and the mutual fund’s custodian issues and holds the securities purchased for the benefit of the customer. The Company’s performance obligation is to act as sales agent in the transaction, which is completed through the mutual fund wholesaler, which confirms the details of the transaction directly with the Company’s customer. The Company recognizes revenue when the transaction is completed between the mutual fund and the Company’s customer.
REITs
The Company offers and sells REITs (Real Estate Investment Trusts) as agent for the REIT wholesale distributor. REIT purchase funds are transmitted by or for the benefit of the customer to the REIT, and the REIT or its custodian issues and holds the securities purchased for the benefit of the customer. The Company’s performance obligation is to act as sales agent in the transaction, which is completed through the REIT wholesaler, which confirms the terms of the transaction with the Company’s customer. The Company recognizes revenue when the transaction is completed between the REIT and the Company’s customer.
d.
Cash and Cash Equivalents

Cash and cash equivalents consist of cash in the Company’s bank accounts and any highly liquid investments with an initial maturity of three months or less.
e.
Trading Securities

Securities held in the Company’s trading account and trading securities sold not yet purchased, consist primarily of over-the-counter securities and are valued based upon quoted market prices. The value of securities that are not readily marketable are estimated by management based upon quoted prices, the number of market makers, trading volume and number of shares held. Unrealized gains and losses are reflected in income in the financial statements.
f.
Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation on property and equipment is provided using accelerated and straight-line methods over expected useful lives of three to seven years.
g.
Leases

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability on the statement of financial condition for all leases with terms longer than 12 months. Pursuant to this standard, the Company has recorded an operating lease right-of use (“ROU”) asset and operating lease liability in the accompanying statement of financial condition as of June 30, 2023, and 2022.
The Company leases office space under the terms of several operating leases. The determination of whether an arrangement is a lease is made at the lease’s inception. Under ASC 842, a contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined under the standard as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed.
ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when it is readily determinable. Since the Company’s leases do not provide implicit rates, to determine the present value of lease payments, management uses the Company’s estimated incremental borrowing rate based on the information available at lease commencement.
h.
Income Taxes

The Company utilizes the asset and liability method to account for income taxes. The objective of this method is to establish deferred tax assets and liabilities for the temporary differences between net income for financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized.
Income tax expense or benefit is provided based upon the financial statement earnings of the Company. The allowance for doubtful accounts is deductible for financial statement purposes, but not for tax purposes. Depreciation expense is recognized in different periods for tax and financial accounting purposes due to the use of accelerated depreciation methods for income tax purposes. The tax effects of such differences are reported as deferred income taxes in the financial statements.
i.
Fair Value of Financial Instruments

FASB ASC 825-10 Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.
The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, receivables, accounts payable and accrued expenses approximate carrying value, principally because of the short maturity of those items.
j.
Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles and prevailing industry practices requires management to make estimates and assumptions regarding trading securities, depreciation and other matters that affect certain reported amounts and disclosures in the financial statements. Accordingly, actual results could differ from those estimates.
2.
CASH AND RESTRICTED CASH

The following table provides a reconciliation of cash and restricted cash reported within the statement of financial condition with the total of the same amounts presented in the statements of cash flows.
	For the Years Ended June 30,
	2023	2022
Cash and cash equivalents	$9,094,381	$10,649,523
Cash segregated – Customers	26,764,260	48,400,000
Cash segregated – PAB	200,715	200,000
Total cash and restricted cash	$36,059,356	$59,249,523

3.
CASH SEGREGATED IN ACCORDANCE WITH FEDERAL REGULATIONS

The Company is required by Rule 15c3-3 of the Securities and Exchange Commission to maintain a cash reserve with respect to customers’ transactions and credit balances, on a settlement date basis. Such a reserve is computed weekly using a formula provided by the rule and the reserve account must be separate from all other bank accounts of the Company. The required reserve as of June 30, 2023, was calculated to be $27,111,239. The Company had $26,764,260 cash on deposit in the reserve account, which was $346,979 less than the amount required. On July 3, 2022, the Company deposited $701,893 to the reserve account in accordance with the rule which resulted in an excess of $354,914.
The required reserve as of June 30, 2022, was calculated to be $48,400,859. The Company had $48,400,000 cash on deposit in the reserve account, which was $859 less than the amount required. On July 1, 2022, the Company deposited $400,000 to the reserve account in accordance with the rule which resulted in an excess of $399,141.
The Company is required by Rule 15c3-3 of the Securities and Exchange Commission to maintain a cash reserve with respect to broker-dealer transactions and credit balances. Such a reserve is computed weekly using a formula provided by the rule and the reserve account must be separate from all other bank accounts of the Company. The required reserve as of June 30, 2023, and 2022 was calculated to be $100,000. The Company had $200,715 cash on deposit in the reserve account on June 30, 2023, which was $100,715 more than the amount required. The Company had $200,000 cash on deposit in the reserve account on June 30, 2022, which was $100,000 more than the amount required.
4.
RECEIVABLES & PAYABLES WITH BROKER DEALERS AND CLEARING ORGANIZATION

At June 30, 2023, amounts receivable and payable with broker dealers and the clearing organization include:
	Receivables	Payables
Due from or to the clearing organization, net	$501,240	$5,153
Fails to deliver and receive	281,275	14,495
Totals	$782,515	$19,648
At June 30, 2022, amounts receivable and payable with broker dealers and the cleaning organization include:
	Receivables	Payables
Due from or to the clearing organization, net	$834,376	$22,981
Fails to deliver and receive	45,600	417,891
Totals	$879,976	$440,872

No losses were recognized on the receivables from broker dealers or clearing organizations during the years ended June 30, 2023, and 2022.
5.
CUSTOMER RECEIVABLES AND PAYABLES

Accounts receivable from and payable to customers at June 30, 2023, and 2022 include cash and margin accounts. Securities owned by customers are held as collateral for any unpaid amounts. Such collateral is not reflected in the financial statements. The Company provides an allowance for doubtful accounts, as needed, for accounts in which collection is uncertain. Management periodically evaluates each account on a case-by-case basis to determine impairment. Accounts that are deemed uncollectible are written off to bad debt expense. Bad debt expense net of bad debt recoveries and trading error adjustments for the year ended June 30, 2023, and 2022 were $18,248 and $5,033, respectively.
6.
PROPERTY AND EQUIPMENT

Depreciation expense for the year ended June 30, 2023, and 2022 was $28,530 and $37,232 respectively. Property and equipment are summarized by major classifications as follows:
	For the Years Ended June 30,
	2023	2022
Equipment	$150,202	$169,522
Leasehold improvements	89,087	89,087
Software	85,042	85,042
Furniture and fixtures	51,717	51,717
	376,048	395,368
Less accumulated depreciation and amortization	(341,741)	(332,362)
	$34,307	$63,006

7.
LINE OF CREDIT

On September 20, 2021, the Company obtained a $10,000,000 revolving line of credit with its new bank. The interest rate is determined at the time of borrowing as agreed by the Company and the bank. The line of credit currently provides for interest at the bank’s overnight rate plus 1.5% and is secured by the assets of the Company. In addition, the line of credit carries an interest rate of 0.5% on its unused portion. The interest cost was $50,694 for the year ended June 30, 2023, and $37,083 for the year ended June 30, 2022. The Company did not have an outstanding balance on the line of credit as of June 30, 2023, or 2022. The line of credit contains certain loan covenants and advances on the line of credit are payable on demand. Management believes the Company was in compliance with applicable covenants as of June 30, 2023.
8.
SUBORDINATED LOAN AGREEMENTS

The Company has entered into six subordinated loan agreements totaling $650,000, all of which is payable to current and former officers and directors of the Company. The agreements renew annually and provide for interest at 5% per annum. The Company anticipates that all notes will be renewed for additional one-year periods, unless circumstances or Company requirements change. The loan principal and interest are unsecured and subordinated in right of payment to all claims of present and future creditors of the Company.
The subordinated loan agreements have been approved by the Financial Industry Regulatory Authority (FINRA) and are available for computing net capital under the Securities and Exchange Commission’s uniform net capital rule (see note 14). To the extent that the borrowings are required for compliance with the minimum net capital requirements, they may not be repaid.

9.
INCOME TAXES

Income taxes are provided at statutory rates for the tax effects of transactions reported in the financial statements and consist of taxes which are due currently and for deferred taxes which relate to timing differences for the expense recognition of the allowance for doubtful accounts, depreciation and net operating loss carryforwards. Income tax expense computed at statutory rates consists of the following:
	2023	2022
Federal income tax expense	$28,468	$271,830
State and local income and franchise taxes	7,323	72,653
Change in deferred taxes for current year timing difference	8,900	(12,500)
Income tax expense	$44,691	$331,983
The actual tax expense differs from the “expected” tax expense computed by applying the U.S. corporate rate of 21% as follows:
	2023	2022
Computed “expected” federal tax expense	$36,965	$380,232
Computed “expected” state tax expense	8,801	90,531
computed “expected” state tax deduction	(1,848)	(19,012)
Effect of non-taxable federal income	(481)	(105,152)
Impact of non-deductible expenses	878	2,279
Effect of temporary timing differences	0	(12,500)
Other	376	(4,395)
Income tax expense	$44,691	$331,983
In accordance with ASU No. 2015-17, “Income Taxes (Topic 740) — Balance Sheet Classification of Deferred Taxes”, the Company reports their deferred tax liabilities and deferred tax assets, together as a single noncurrent item on the balance sheet. Using the applicable combined Federal and state tax rate of 26%, the deferred tax assets and liabilities are as follows:
2023	Amount	Rate	Tax
Deferred income tax asset
Allowance for doubtful accounts	$10,000	26%	$2,600
Deferred income tax liability
Tax depreciation in excess of book depreciation	$(13,300)	26%	(3,500)
Net deferred income tax asset			$900
2022	Amount	Rate	Tax
Deferred income tax asset
Allowance for doubtful accounts	$70,000	26%	$18,200
Deferred income tax liability
Tax depreciation in excess of book depreciation	$(39,073)	26%	(10,200)
Net deferred income tax liability			$8,000
The FASB has released accounting standards which require reporting entities to utilize different recognition thresholds and measurement requirements for uncertain tax positions than previously required. The Company has no uncertain tax positions that qualify for recognition or disclosure in the financial statements.
The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2019.

10.
LEASE COMMITMENTS

The Company has operating lease obligations for office space at its headquarters location and two branch offices. The various leases have the following characteristics:
The Company renewed a three-year operating lease for office space in February 2021, which will expire January 31, 2024. The terms of the agreement call for an annual 3% escalation in rents and one three-year renewal option at market rates.
In December of 2019, the Company entered into a 36-month operating lease for office space, which expired on December 31, 2022. The agreement called for leasehold improvements, which landlord ultimately satisfied during year ended June 30, 2022. As a result, the agreement transitioned from month-to- month basis to an operating lease under the original agreement. The terms of the agreement call for an annual $50 escalation in rents. The Company renewed an operating lease for office space in January 2023, which will expire on December 31, 2023. The terms of the agreement call for a fixed rent payment of $2,163 per month.
The Company entered into a 63-month operating lease for office space in April 2020, which will expire May 31, 2025. The terms of the agreement call for specific annual escalation in rents and two five-year renewal options at market rates.
Rent expense under the three operating agreements totaling $222,032 and $220,670 was charged to operations during the fiscal year ended June 30, 2023, and 2022, respectively. The future minimum payments required by the office lease agreements in effect at June 30, 2023, and 2022 are as follows:
	2023	2022
2023	$0	$163,062
2024	118,606	105,628
2025	42,528	42,528
Total lease payments	161,134	311,218
Less leases with terms less than 1 year	0	(2,000)
Less interest factor	(5,414)	(15,582)
Total operating lease liability	155,720	293,636
Less operating lease liability – current portion	115,952	(150,816)
Operating lease liability – long-term portion	$39,768	$142,820
As disclosed in Note 1, the Company adopted ASU No. 2016-02, Leases (Topic 842), which requires leases with durations greater than 12 months to be recognized on the statement of financial condition. The Company uses its estimated cost of capital at lease commencement as its interest rate, as the operating leases do not provide readily determinable implicit interest rates.
The following table presents the Company’s lease-related assets and liabilities as of June 30, 2023 and 2022:
		2023	2022
Assets:
Operating leases	Operating lease right-of use-asset	146,247	280,639
	Total	$146,247	$280,639
Liabilities:
Operating leases	Operating lease liability – current portion	115,952	150,816
Operating leases	Operating lease liability – long-term portion	39,768	142,820
	Total	$155,720	$293,636
Weighted-average remaining term (years)		1.29	2.08
Weighted-average discount rate		4.77%	4.75%

11.
RETIREMENT PLANS

The Company maintains a profit sharing and 401(k) retirement plan. All employees who meet certain age and length of service requirements are eligible to participate in the plan. Participants must work a minimum of 1,000 hours per year and become fully vested after six years of service. The plan allows employees to make elective deferrals and provides for discretionary contributions to be determined by the board of directors. No profit-sharing contribution was charged to operations for the year ended June 30, 2023.A profit-sharing contribution totaling $240,000 was accrued and charged to operations for the year ended June 30, 2022.
12.
RELATED PARTY TRANSACTIONS

a.
Officer and director accounts

At June 30, 2023, and 2022, the amounts due to officers and directors consisted of cash balances in security accounts plus accrued compensation totaling $679,775 and $1,931,269. Amounts paid or received on these accounts occur in the normal course of business.
b.
Subordinated borrowings

Six subordinated loan agreements totaling $650,000 are with current and former officers and directors of the Company (see note 8). Interest expense associated with the subordinated borrowings totaled $32,500 during the years ended June 30, 2023, and 2022.
13.
FAIR VALUE MEASUREMENT

FASB ASC 820 establishes a framework for measuring fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability, or in the absence of a principal market, the most advantageous market.
The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described as follows:
Level 1:
Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2:
Observable inputs other than quoted prices included in Level 1 which are observable for asset or liability either directly or indirectly. These inputs to the valuation methodology include:

•
quoted prices for similar assets or liabilities in active markets;

•
quoted prices for identical or similar assets or liabilities in inactive markets;

•
inputs other than quoted prices that are observable for the asset or liability;

•
inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3:
Unobservable inputs for the asset or liability to the extent relevant observable inputs are not available, representing the Company’s own assumption about the assumptions a market participant would use in valuing the asset or liability, and would be based on the best information available.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

he following is a description of the valuation methodologies used for assets measured at fair value:
Trading Securities — Valued at the bid price reported in the active market in which the individual securities are traded.
Securities sold not yet purchased — Valued at the ask price reported in the active market in which the individual securities are traded.
The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities (if any) at fair value as of June 30, 2023:
Assets	Level 1	Level 2	Level 3	Total
Trading securities	$3,598	$—	$—	$3,598
Totals	$3,598	$—	$—	$3,598
The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities (if any) at fair value as of June 30, 2022:
Assets	Level 1	Level 2	Level 3	Total
Trading securities	$26,538	$—	$—	$26,538
Totals	$26,538	$—	$—	$26,538

14.
RISK MANAGEMENT

Transactions involving financial instruments involve varying degrees of market, credit and operating risk. The Company monitors its exposure to risk on a daily basis.
Market Risk
Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates and equity prices. Management is responsible for reviewing trading positions, exposure limits, profits and losses, and trading strategies. In the normal course of business, the Company purchases, and makes markets in non-investment grade securities. These activities expose the Company to a higher degree of market risk than is associated with investing or trading in investment grade instruments.
Operating Risk
Operating risk focuses on the Company’s ability to accumulate, process and communicate information necessary to conduct its daily operations. Deficiencies in technology, financial systems and controls and losses attributable to operational problems all pose potential operating risks. In order to mitigate these risks, the Company has established and maintains an internal control environment which incorporates various control mechanisms throughout the organization. In addition, the Company periodically monitors its technological needs and makes changes as deemed appropriate.
Credit Risk
The Company’s transactions with customers and other broker dealers are recorded on a trade date basis and are collateralized by the underlying securities. The Company’s exposure to credit risk associated with nonperformance by customers or contra brokers is impacted by volatile or illiquid trading markets. Should either the customers or other broker dealers fail to perform, the Company may be required to complete the transactions at prevailing market prices. The Company manages credit risk by monitoring net exposure to individual counterparties on a regular basis. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

Receivables and payables with clearing and other broker dealers are generally collateralized by cash deposits. Additional cash deposits are requested when considered necessary by the clearing organization or contra broker dealer.
Customer transactions are primarily entered in cash accounts. The Company maintains a few customer margin accounts which exposes the company to credit and market risks. However, this risk is minimized by the Company requirement that margin accounts must maintain at least a 2:1 ratio of securities to margin obligations.
Concentrations of credit risk that arise from financial instruments (whether on or off-balance sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors.
Concentration of Credit Risk
The Company’s cash is deposited at one financial institution. Cash accounts at banks are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. At June 30, 2023, and 2022, the Company had approximately $9,289,394 and $10,978,961 in excess of the FDIC limit.
15.
NET CAPITAL REQUIREMENTS

As a broker dealer, the Company is subject to the uniform net capital rule adopted and administered by the Securities and Exchange Commission. The rule requires maintenance of minimum net capital and prohibits a broker dealer from engaging in securities transactions at a time when its net capital falls below minimum requirements, as those terms are defined by the rule. Under the alternative method permitted by this rule, net capital shall not be less than the greater of $250,000 or 2% of aggregate debit items arising from customer transactions, as defined. Also, the Company has a minimum requirement based upon the number of securities’ markets that the Company maintains. At June 30, 2023, the Company’s net capital was $9,727,713 which was $9,477,713 in excess of the minimum required. At June 30, 2022, the Company’s net capital was $9,321,796 which was $9,071,796 in excess of the minimum required.
16.
COMMITMENTS AND CONTINGENCIES

On February 27, 2018, an extended hearing panel of the Department of Enforcement of the Financial Industry Regulatory Authority, Inc., Office of Hearing Officers, issued its decision ordering fines aggregating $1.47 million for violations of the applicable short sales and anti-money laundering rules. The Company appealed the decision to the National Adjudicatory Council (NAC). On December 19, 2019 the NAC issued its decision ordering that the fines be reduced by $205,000 to an aggregate $1.265 million. The Company made a timely appeal to the Securities and Exchange Commission (SEC) to hear the case. Pursuant to FINRA Rules, the Company’s timely appeal of the decision to the SEC deferred the effectiveness of the findings and sanctions. Due to the disparity in the range of fines of similar cases, the Company believes that the final amount is not reasonably estimable. The Company has booked a contingent liability totaling $100,000 which represents the estimated low end of the possible range of fines.
17.
SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 29, 2023, the date which the financial statements were available to be issued and has determined there are no subsequent events to be reported.

Annex A-1
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT
by and among
QUANTUM FINTECH ACQUISITION CORPORATION,
as Purchaser,
CALCULATOR NEW PUBCO, INC.,
as New Pubco,
CALCULATOR MERGER SUB 1, INC.,
as Merger Sub 1,
CALCULATOR MERGER SUB 2, INC.,
as Merger Sub 2,
ATLASCLEAR, INC.,
as the Company,
ATLAS FINTECH HOLDINGS CORP.,
as a Company Stockholder,
and
ROBERT MCBEY,
as a Company Stockholder
Dated as of November 16, 2022

Annex A-1 Page No.
ARTICLE I. MERGER
1.1 Mergers	A-1-3
1.2 Effective Times	A-1-3
1.3 Effect of the Mergers	A-1-3
1.4 Tax Treatment	A-1-5
1.5 Governing Documents	A-1-5
1.6 Directors and Officers of the Surviving Corporations	A-1-5
1.7 No Exercise of Appraisal Rights; Waivers	A-1-5
1.8 Exchange Procedures	A-1-6
1.9 New Pubco Charter and Bylaws	A-1-6
1.10 Taking of Necessary Action; Further Action	A-1-6
1.11 Earn-Outs	A-1-7
1.12 Withholding Rights	A-1-9
ARTICLE II. CLOSING
2.1 Closing	A-1-9
2.2 Transaction Expenses	A-1-9
2.3 Closing Transactions	A-1-10
2.4 Allocation Schedule	A-1-10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
3.1 Organization and Standing	A-1-11
3.2 Authorization; Binding Agreement	A-1-11
3.3 Governmental Approvals	A-1-11
3.4 Non-Contravention	A-1-11
3.5 Capitalization	A-1-12
3.6 SEC Filings and Purchaser Financials	A-1-13
3.7 Absence of Certain Changes	A-1-14
3.8 Compliance with Laws	A-1-14
3.9 Actions; Orders; Permits	A-1-14
3.10 Taxes and Returns	A-1-15
3.11 Employees and Employee Benefit Plans	A-1-16
3.12 Properties	A-1-16
3.13 Material Contracts	A-1-16
3.14 Litigation	A-1-16
3.15 Transactions with Affiliates	A-1-16
3.16 Business Activities	A-1-16
3.17 Finders and Brokers	A-1-17
3.18 Ownership of Merger Consideration	A-1-17
3.19 Certain Business Practices	A-1-17

Annex A-1-i

Annex A-1 Page No.
3.20 Lock-Up Agreements	A-1-17
3.21 Purchaser Trust Account	A-1-17
3.22 Independent Investigation	A-1-18
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS
4.1 Organization and Standing	A-1-18
4.2 Authorization; Binding Agreement	A-1-18
4.3 Capitalization	A-1-19
4.4 Subsidiaries	A-1-19
4.5 Governmental Approvals	A-1-20
4.6 Non-Contravention	A-1-20
4.7 Financial Statements	A-1-20
4.8 Absence of Certain Changes	A-1-21
4.9 Compliance with Laws	A-1-21
4.10 Company Permits	A-1-21
4.11 Litigation	A-1-21
4.12 Material Contracts	A-1-22
4.13 Intellectual Property	A-1-23
4.14 Taxes and Returns	A-1-26
4.15 Real Property	A-1-27
4.16 Personal Property	A-1-28
4.17 Title to and Sufficiency of Assets	A-1-28
4.18 Employee Matters	A-1-28
4.19 Benefit Plans	A-1-29
4.20 Environmental Matters	A-1-31
4.21 Transactions with Related Persons	A-1-32
4.22 Insurance	A-1-32
4.23 Books and Records	A-1-32
4.24 Certain Business Practices	A-1-32
4.25 Compliance with Privacy Laws, Privacy Policies and Certain Contracts	A-1-33
4.26 Compliance with Broker Dealer Laws and Regulations	A-1-34
4.27 Finders and Brokers	A-1-35
4.28 Independent Investigation	A-1-35
4.29 Information Supplied	A-1-35
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
5.1 Organization and Standing	A-1-35
5.2 Authorization; Binding Agreement	A-1-35
5.3 Title to Equity Interests	A-1-36
5.4 Governmental Approvals	A-1-36
5.5 Non-Contravention	A-1-36
5.6 Finders and Brokers	A-1-36

Annex A-1-ii

Annex A-1 Page No.
ARTICLE VI. COVENANTS
6.1 Access and Information	A-1-36
6.2 Conduct of Business of the Company	A-1-37
6.3 Conduct of Business of Purchaser	A-1-40
6.4 Annual and Interim Financial Statements	A-1-42
6.5 Purchaser Public Filings	A-1-42
6.6 No Solicitation	A-1-43
6.7 No Trading	A-1-43
6.8 Notification of Certain Matters	A-1-43
6.9 Efforts	A-1-44
6.10 Tax Matters	A-1-46
6.11 Further Assurances	A-1-46
6.12 The Registration Statement/Proxy Statement	A-1-46
6.13 Company Stockholders Written Consent	A-1-48
6.14 Public Announcements	A-1-48
6.15 Confidential Information	A-1-48
6.16 Post-Closing Board of Directors and Officers; Employment Agreements	A-1-49
6.17 Indemnification of Directors and Officers; Tail Insurance	A-1-49
6.18 Trust Account Proceeds	A-1-49
6.19 Financing	A-1-50
6.20 Pacsquare Acquisition Agreement	A-1-50
ARTICLE VII. NO SURVIVAL
7.1 No Survival	A-1-51
ARTICLE VIII. CLOSING CONDITIONS
8.1 Conditions to Each Party’s Obligations	A-1-51
8.2 Conditions to Obligations of the Company	A-1-52
8.3 Conditions to Obligations of Purchaser Parties	A-1-53
8.4 Frustration of Conditions	A-1-54
ARTICLE IX. TERMINATION AND EXPENSES
9.1 Termination	A-1-54
9.2 Effect of Termination	A-1-55
9.3 Fees and Expenses	A-1-56
ARTICLE X. WAIVERS AND RELEASES
10.1 Waiver of Claims Against Trust	A-1-56
ARTICLE XI. MISCELLANEOUS
11.1 Notices	A-1-57
11.2 Binding Effect; Assignment	A-1-58

Annex A-1-iii

Annex A-1 Page No.
11.3 Third Parties	A-1-58
11.4 Governing Law; Jurisdiction	A-1-58
11.5 WAIVER OF JURY TRIAL	A-1-58
11.6 Specific Performance	A-1-58
11.7 Severability	A-1-58
11.8 Amendment	A-1-59
11.9 Waiver	A-1-59
11.10 Entire Agreement	A-1-59
11.11 Interpretation	A-1-59
11.12 Counterparts	A-1-60
11.13 Legal Representation	A-1-60
ARTICLE XII. DEFINITIONS
12.1 Certain Definitions	A-1-61
12.2 Section References	A-1-71
INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Form of Purchaser Support Agreement
Exhibit B	Form of Registration Rights and Lock-Up Agreement
Exhibit C	Broker-Dealer Acquisition Agreement
Exhibit D	Bank Acquisition Agreement
Exhibit E	Contribution Agreement

Annex A-1-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of November 16, 2022 by and among (i) Quantum FinTech Acquisition Corporation, a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“New Pubco”), (iii) Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco (“Merger Sub 1”), (iv) Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco (“Merger Sub 2” and, collectively with Merger Sub 1, the “Merger Subs”) (v) AtlasClear, Inc., a Wyoming corporation (the “Company”), (vi) Atlas FinTech Holdings Corp, a Delaware corporation ( “Atlas FinTech”) and (vii) Robert McBey (“McBey”, and together with Atlas FinTech, each a “Company Stockholder” and collectively, the “Company Stockholders”). Purchaser, New Pubco, Merger Sub 1, Merger Sub 2, the Company and the Company Stockholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
A.   The Company, indirectly through its Subsidiaries, at and following the Second Effective Time will be engaged in the business of providing specialized banking and clearing services to other financial services firms;
B.   New Pubco is a newly incorporated Delaware corporation, wholly owned by Purchaser, and was formed for the purpose of acquiring the Company;
C.   Each of Merger Sub 1 and Merger Sub 2 is a newly incorporated corporation, wholly owned by New Pubco, Merger Sub 1 was formed for the sole purpose of effectuating the First Merger and Merger Sub 2 was formed for the sole purposes of effectuating the Second Merger;
D.   The Parties intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub 1 (the “First Merger”), with Purchaser being the surviving entity and becoming a wholly owned subsidiary of New Pubco, and (b) following the First Merger, Merger Sub 2 will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of New Pubco, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL (with respect to the First Merger) and the WBCA (with respect to the Second Merger);
E.   The Special Committee of the board of directors of Purchaser (the “Special Committee”) and the board of directors of Purchaser have each (i) determined that the Mergers are fair, advisable and in the best interests of Purchaser and its Public Stockholders, (ii) approved this Agreement and the Contemplated Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to Purchaser’s stockholders the approval and adoption of this Agreement and the Contemplated Transactions hereby, including the Mergers;
F.   The boards of directors of New Pubco and Merger Sub 1 have each (i) determined that the First Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the Contemplated Transactions, including the First Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Contemplated Transactions, including the First Merger;
G.   The boards of directors of the Company, New Pubco and Merger Sub 2 have each (i) determined that the Second Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the Contemplated Transactions, including the Second Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Contemplated Transactions, including the Second Merger;

Annex A-1-1

H.   Contemporaneously with the execution of this Agreement, the Company Stockholders have executed, and the Company has delivered to Purchaser, a unanimous written consent of the Company Stockholders approving and adopting this Agreement, the Second Merger and the Contemplated Transactions (the “Company Stockholders Written Consent”);
I.   Contemporaneously with the execution of, and as a condition and an inducement to Purchaser and the Company entering into this Agreement, specified stockholders of Purchaser, including the Sponsors, are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Purchaser Support Agreement”), pursuant to which each such Purchaser stockholder has agreed (x) not to transfer or redeem any shares of Purchaser Common Stock held by such Purchaser stockholder, (y) to vote in favor of this Agreement and the Mergers at Purchaser Special Meeting and (z) waive any anti-dilution or similar protection, if any, with respect to Purchaser Common Stock (resulting from the Contemplated Transactions);
J.   Simultaneously with the execution and delivery of this Agreement, New Pubco and all of the Company Stockholders as of the date hereof have each entered into a Registration Rights and Lock-Up Agreement with the Company and Purchaser, the form of which is attached as Exhibit B hereto (each, a “Registration Rights and Lock-Up Agreement”), which will become effective as of the Closing;
K.   The Parties intend that, for U.S. federal income tax purposes, that, taken together, the Mergers will qualify as an exchange governed by the provisions of Section 351 of the Code, and this Agreement constitute and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”)
L.   On April 15, 2022, the Company entered into that certain Stock Purchase Agreement, as amended by that certain Amendment to Stock Purchase Agreement dated June 15, 2022, and by that certain Amendment No. 2 to the Stock Purchase Agreement dated November 16, 2022, copies of which are attached hereto as Exhibit C (as so amended, the “Broker-Dealer Acquisition Agreement”), with Wilson-Davis & Co., Inc., a Utah corporation, and its selling shareholders (the “Target Broker-Dealer”) pursuant to which, among other things, the Company has agreed to acquire all of the issued and outstanding shares of the Target Broker-Dealer in a transaction that shall be consummated immediately prior to the Second Effective Time and in consideration therefore, the Company will pay the shareholders of the Target Broker Dealer the Purchase Price (as defined under the Broker-Dealer Acquisition Agreement) (the “Broker Dealer Acquisition Purchase Price”);
M.   On November 16, 2022, the Company entered into that certain Agreement and Plan of Merger, copy of which is attached hereto as Exhibit D (the “Bank Acquisition Agreement”), with Commercial Bancorp, a Wyoming corporation (the “Target Bank”) pursuant to which, among other things, the Target Bank will be merged with and into a Subsidiary of the Company whereby the separate corporate existence of such Subsidiary will cease, and the Target Bank will continue as the surviving entity of such merger in a transaction that shall be consummated after the Second Effective Time and in consideration therefore, the Company will pay the shareholders of the Target Bank the Merger Consideration (as defined under the Bank Acquisition Agreement), including, for the avoidance of doubt, any gross-up for Taxes paid to the stockholders of the Target Bank pursuant to the Bank Acquisition Agreement (the “Bank Acquisition Purchase Price”);
N.   Prior to the Closing, pursuant to that certain Assignment and Assumption Agreement and Bill of Sale (the “Contribution Agreement”), dated as of the date hereof, by and among the Company, Atlas FinTech and Atlas Financial Technologies Corp., a copy of which is attached hereto as Exhibit E, Atlas FinTech will contribute to the Company all rights, title and interest in the Transferred Intellectual Property (as defined in the Contribution Agreement) (the “Contributed Assets”); and
O.   Certain capitalized terms used herein are defined in Article XII hereof.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Annex A-1-2

ARTICLE I.
MERGER
1.1   Mergers.
(a)   At the First Effective Time (as defined below), on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Purchaser and Merger Sub 1 shall consummate the First Merger, pursuant to which Merger Sub 1 shall be merged with and into Purchaser, Purchaser’s stockholders shall receive shares of New Pubco Common Stock in exchange for their shares of Purchaser Common Stock and New Pubco Warrants in exchange for their Purchaser Warrants, and the separate existence of Merger Sub 1 shall cease and Purchaser shall continue as the surviving corporation after the First Merger as a direct, wholly-owned Subsidiary of New Pubco. Purchaser, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “First Surviving Corporation” (provided that references to Purchaser for periods after the First Effective Time shall include the Surviving Corporation).
(b)   At the Second Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Wyoming Business Corporations Act (the “WBCA”), Merger Sub 2 and the Company shall consummate the Second Merger, pursuant to which Merger Sub 2 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Second Merger, is hereinafter sometimes referred to as the “Second Surviving Corporation” (provided, that references to the Company for periods after the Second Effective Time shall include the Second Surviving Corporation).
1.2   Effective Times.
(a)   On the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser and Merger Sub 1 shall cause the First Merger to be consummated by filing a certificate of merger in a form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”).
(b)   On the terms and subject to the conditions set forth herein, on the Closing Date, but after the First Effective Time, the Company and Merger Sub 2 shall cause the Second Merger to be consummated by filing a certificate of merger in a form and substance to be agreed upon by the Parties (the “Second Certificate of Merger”) with the Wyoming Secretary of State in accordance with the applicable provisions of the WBCA, and the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).
1.3   Effect of the Mergers.
(a)   The First Merger.   On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Purchaser, the following shall occur:
(i)   Immediately prior to the First Effective Time, every issued and outstanding Purchaser Unit shall be automatically separated, to the extent Purchaser Units have not already separated, and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one Purchaser Warrant to purchase one-half of a share of Purchase Common Stock in accordance with the terms of the applicable Purchaser Unit, which underlying securities shall be converted in accordance with this Section 1.3.
(ii)   Each share of Purchaser Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into one share of New Pubco Common Stock, following which, all shares of Purchaser Common Stock shall

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cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the First Merger. The holders of Purchaser Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing shares of Purchaser Common Stock, if any, shall thereafter represent only the right to receive the same number of shares of New Pubco Common Stock and shall be exchanged for a certificate (if requested) representing the same number of shares of New Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.8.
(iii)   Each Purchaser Private Warrant issued and outstanding immediately prior to the First Effective Time will automatically cease to be a warrant with respect to Purchaser Common Stock and will be assumed by New Pubco and converted into a New Pubco Private Warrant exercisable for one share of New Pubco Common Stock, and each Purchaser Public Warrant issued and outstanding immediately prior to the First Effective Time will automatically cease to be a warrant with respect to Purchaser Common Stock and will be assumed by New Pubco and converted into a New Pubco Public Warrant exercisable for one-half of a share of New Pubco Common Stock, in each case at the same exercise price per share and on the same terms in effect immediately prior to the First Effective Time, and the rights and obligations of Purchaser under the Warrant Agreement will be irrevocably assigned to, and assumed by, New Pubco.
(iv)   If there are any shares of Purchaser that are owned by Purchaser or any Subsidiary of Purchaser, or that are held as treasury shares, in each case as of the First Effective Time, such shares shall automatically be canceled, retired and extinguished and shall cease to exist, without any conversion thereof or payment therefor.
(v)   If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to New Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate or securities of New Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of New Pubco or any agent designated by it that such Tax has been paid or is not payable.
(vi)   Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Purchaser and Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Surviving Corporation.
(b)   The Second Merger.   On the terms and subject to the conditions set forth herein, at the Second Effective Time (except as otherwise set forth below), by virtue of the Second Merger and without any further action on the part of any Party or any other Person, the following shall occur:
(i)   Each share of Company Stock issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished and converted (the “Conversion”) into the right to receive the Per Share Merger Consideration. At the Second Effective Time, if there is any Company Stock that are owned by the Company as treasury shares or any Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
(ii)   Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second Surviving Corporation.

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(c)   On the terms and subject to the conditions set forth herein, (i) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, all of the shares of New Pubco issued and outstanding immediately prior to the First Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each share of New Pubco Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.
1.4   Tax Treatment.   For U.S. federal income tax purposes, taken together, the Mergers will qualify as an exchange governed by the provisions of Section 351 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.
1.5   Governing Documents.
(a)   At the First Effective Time, the certificate of incorporation and bylaws of Purchaser shall be automatically be amended and restated in their entirety in a form and substance to be agreed upon by the Parties, and such amended and restated certificate of incorporation and bylaws shall become the respective certificate of incorporation and bylaws of the First Surviving Corporation from and after the First Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.
(b)   At the Second Effective Time, the certificate of incorporation and bylaws of the Company shall be automatically be amended and restated in their entirety in a form and substance to be agreed upon by the Parties, and such amended and restated certificate of incorporation and bylaws shall become the respective certificate of incorporation and bylaws of the Second Surviving Corporation from and after the Second Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.
1.6   Directors and Officers of the Surviving Corporations.
(a)   The directors and officers of Purchaser as of immediately prior to the First Effective Time shall be the initial directors and officers of the First Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the First Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b)   New Pubco shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Second Effective Time, the board of directors and officers of the Second Surviving Corporation to consist of the persons contemplated by Section 6.16 until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. On the Closing Date, the Second Surviving Corporation shall enter into customary indemnification agreements in the form to be mutually agreed by New Pubco and the Company with such individuals elected as members of the board of directors, or appointed as officers, of the Second Surviving Corporation as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.
1.7   No Exercise of Appraisal Rights; Waivers (a). In connection with the Contemplated Transactions, each Company Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 17-18-308 of the WBCA (or any other similar applicable state Law), with respect to any Company Stock, (b) agrees that such Company Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise any dissenters’ or appraisal rights in respect of any Company Stock, and (c) agrees that such Company Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Company Stockholder, or the approval of the Agreement by the Company’s board of directors, breaches any fiduciary duty of the Company’s board of directors or any member thereof; provided, that such Company Stockholder may

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defend against, contest or settle any such action, claim, suit or cause of action brought against such Company Stockholder that relates solely to such Company Stockholder’s capacity as a director, officer or securityholder of the Company.
1.8   Exchange Procedures.
(a)   Prior to the First Effective Time, Purchaser and New Pubco shall appoint as New Pubco’s transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Merger Consideration. At the Second Effective Time, New Pubco will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to the Company Stockholders (and New Pubco will direct the Exchange Agent to take all necessary action to record and effect the same) the number of shares of New Pubco Common Stock equal to Merger Consideration in accordance with the Allocation Schedule, in each case in book-entry form (which shall have a customary Securities Act restrictive legend), unless otherwise reasonably requested by New Pubco.
(b)   If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the relevant Company Stock was registered on the books and records of the Company immediately prior to the Second Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Second Effective Time, (ii) the certificate(s) representing such Company Stock (“Company Certificate(s)”) shall be properly endorsed or shall otherwise be in proper form for transfer (or, in the event that such certificate(s) shall have been lost, stolen or destroyed, the Company Stockholder may instead deliver an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to New Pubco) and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered counterparts to a Registration Rights and Lock-Up Agreement, and such other documents as are reasonably deemed necessary by the Exchange Agent or New Pubco and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(c)   All securities issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.
(d)   Notwithstanding anything to the contrary contained herein, no fraction of a share of New Pubco Common Stock will be issued by virtue of the Mergers or the Contemplated Transactions, and each Person who would otherwise be entitled to a fraction of a share of New Pubco Common Stock (after aggregating all fractional shares of New Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of New Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of New Pubco Common Stock.
1.9   New Pubco Charter and Bylaws .   Upon the Second Effective Time, New Pubco shall adopt the New Pubco Charter and the New Pubco Bylaws, which shall, among other matters, (a) provide that the name of New Pubco shall be changed to “New Pubco, Inc.” or such other name as mutually agreed to by the Parties, and (b) provide for size and structure of the Newco Pubco Board in accordance with Section 6.16.
1.10   Taking of Necessary Action; Further Action.   If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub 1, the officers and directors of Purchaser and Merger Sub 1 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Second Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 2, the officers and directors

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of the Company and Merger Sub 2 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.11   Earn-Outs.
(a)   Subject to the terms and conditions of this Section 1.11, following the Closing, and as additional consideration for the Second Merger, within five (5) Business Days after the occurrence of a Triggering Event, New Pubco shall issue to each Company Stockholder identified on the Allocation Schedule (the “Share Price Earn Out Recipient”), the following amount of Share Price Earn Out Shares (which shall have a customary Securities Act restrictive legend) in accordance with such Company Stockholder’s respective Pro Rata Share:
(i)   2,333,333 of the Share Price Earn Out Shares upon the occurrence of Triggering Event I (the “$12.50 Earn Out Shares”);
(ii)   1,944,444 of the Share Price Earn Out Shares upon the occurrence of Triggering Event II (the “$15.00 Earn Out Shares”); and
(iii)   1,666,667 of the Share Price Earn Out Shares upon the occurrence of Triggering Event III (the “$17.50 Earn Out Shares”).
For illustrative purposes, if, prior to the expiration of the Earn Out Period:
(i)   the Share Price of New Pubco Common Stock is greater than or equal to $12.50, all of the $12.50 Earn Out Shares shall be issued in accordance with this Section 1.11;
(ii)   the Share Price of New Pubco Common Stock is greater than or equal to $15.00, all of the $15.00 Earn Out Shares shall be issued in accordance with this Section 1.11; and
(iii)   the Share Price of New Pubco Common Stock is greater than or equal to $17.50, all of the $17.50 Earn Out Shares shall be issued in accordance with this Section 1.11.
(b)   Subject to the terms and conditions of this Section 1.11, following the Closing, and as additional consideration for the Second Merger, Atlas FinTech shall be entitled to receive (subject to the terms and conditions set forth herein) a number of Software Products Earn Out Shares based on the Software Products Gross Revenue in (i) the fiscal year ending December 31, 2023 (the “First Software Product Earn Out Period”), (ii) the fiscal year ending December 31, 2024 (the “Second Software Product Earn Out Period”), (iii) the fiscal year ending December 31, 2025 (the “Third Software Product Earn Out Period”), (iv) the fiscal year ending December 31, 2026 (the “Fourth Software Product Earn Out Period”) and (v) the fiscal year ending December 31, 2027 (the “Final Software Product Earn Out Period”, and, together with the First Software Product Earn Out Period, Second Software Product Earn Out Period, Third Software Product Earn Out Period and Fourth Software Product Earn Out Period, each, a “Software Product Earn Out Period” and collectively, the “Software Product Earn Out Periods”). For the avoidance of doubt, if New Pubco fails to achieve the maximum potential Software Products Earn Out Revenue during a Software Product Earn Out Period, Atlas FinTech shall not be entitled to receive any catch-up Software Products Earn Out Shares in any other Software Product Earn-Out Period.
(i)   Within thirty (30) days following New Pubco’s receipt of the consolidated audited financial statements of New Pubco and its Subsidiaries for each Software Product Earn Out Period, New PubCo will prepare and deliver, or cause to be prepared and delivered, to Atlas FinTech, at New PubCo’s expense, a Software Products Earn Out Statement. Atlas FinTech will have the right to review, at New PubCo’s expense, any of the applicable books, records and work papers relating to the preparation of the Software Products Earn Out Statement.
(ii)   If Atlas FinTech disagrees with New PubCo’s evaluation of the calculations as set forth in the Software Products Earn Out Statement, then Atlas FinTech shall, within thirty (30) days after receipt of the Software Products Earn Out Statement, deliver a written notice to New PubCo disagreeing with such evaluation and setting forth with reasonable specificity Atlas FinTech’s evaluation of the Software Products Earn Out Statement and objections thereto (the “Software

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Products Earn Out Statement Objection Notice”). If Atlas FinTech does not provide a Software Products Earn Out Statement Objection Notice within such thirty (30) day period, then the Parties shall be deemed to have accepted the Software Products Earn Out Statement and all calculations set forth therein, which shall be final, binding and conclusive upon the Parties. Upon receipt of a Software Products Earn Out Statement Objection Notice, New PubCo and Atlas FinTech shall, during the following thirty (30) days, use commercially reasonable efforts to reach an agreement on the disputed calculations.
(iii)   If New PubCo and Atlas FinTech are unable to reach agreement, then they shall thereafter cause an independent, nationally recognized accountant (the “Independent Accountant”) to promptly review the Software Products Earn Out Statement Objection Notice and resolve the disputed calculations therein. The Independent Accountant shall deliver to New PubCo and Atlas FinTech, as promptly as practicable, a certified written report setting forth the Independent Accountants’ analysis and conclusions in accordance with the terms and conditions contained in this Section 1.11(b), which report shall be final and binding upon the parties (absent fraud or manifest error). New PubCo and Atlas FinTech shall endeavor in good faith to cause the Independent Accountant to deliver its certified written report within thirty (30) days after the date of submission of the dispute to the Independent Accountant. This review by the Independent Accountant shall be limited solely to the disputed calculations contained in the Software Products Earn Out Statement and shall not re-open any other aspect or undisputed figure of the calculations contained therein. The Independent Accountant shall not be permitted to attribute a value to any disputed amount greater than the greatest amount or less than the least amount proposed by either party in the case of a value that has the effect of increasing or decreasing the applicable issuance of the Software Products Earn Out Shares.
(iv)   Responsibility for the fees, costs and expenses of the Independent Accountant shall be based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. The Independent Accountant’s determination will be based solely on written presentations by New PubCo and Atlas FinTech that are in accordance with the guidelines and procedures set forth in this Section 1.11(b). (i.e., not on the basis of an independent review).
(c)   If during a Share Price Earn Out Period and/or a Software Products Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, (i) any Share Price Earn Out Shares that have not previously been distributed to the Share Price Earn Out Recipients and/or Software Products Earn Out Shares that have not previously been distributed to Atlas FinTech (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved with respect to the Share Price Earn Out Shares), (ii) New Pubco shall issue the applicable Share Price Earn Out Shares to the Share Price Earn Out Recipients and the Software Products Earn Out Shares to Atlas FinTech and (iii) the holders of such Share Price Earn Out Shares and Software Products Earn Out Shares shall be eligible to participate in such Company Sale; provided, however, that with respect to the Share Price Earn Out Shares only, such shares shall be deemed earned (and the applicable Triggering Event achieved) only if implied the value per share of New Pubco Common Stock in the Company Sale at the time of first announcement of the Company Sale (as determined by New Pubco Board after including the Earn Out Shares in such determination) equals or exceeds $12.50, $15.00 or $17.50, as applicable, as adjusted pursuant to Section 1.11(d) below.
(d)   The price targets included in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New Pubco Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New Pubco Common Stock.
(e)   At all times during the Share Price Earn Out Period and a Software Products Earn Out Period, New Pubco shall keep available for issuance a sufficient number of shares of unissued New Pubco Common Stock to permit New Pubco to satisfy in full its issuance obligations set forth in this Section 1.11 and shall take all actions reasonably required (including by convening any stockholder

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meeting) to increase the authorized number of New Pubco Common Stock if at any time there shall be insufficient unissued New Pubco Common Stock to permit such reservation.
(f)   During the Share Price Earn Out Period and a Software Products Earn Out Periods, New Pubco shall use commercially reasonable efforts for New Pubco to remain listed as a public company on, and for New Pubco Common Stock (including, when issued, the Earn Out Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of New Pubco Common Stock are then listed.
(g)   Any issuance of the Share Price Earn Out Shares and the Software Earn Out Shares, including any issuance of the Share Price Earn Out Shares and the Software Earn Out Shares made in connection with a Company Sale pursuant to Section 1.11(c), shall be treated as an adjustment to the Merger Consideration by the Parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 351(b) or Section 356 of the Code, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code).
1.12   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, Purchaser, the Company, New Pubco, Merger Subs and the First Surviving Corporation and the Second Surviving Corporation and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any deduction or withholding is to be made from the amounts otherwise payable hereunder (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes), Purchaser shall use commercially reasonable efforts to provide notice to the applicable Person at least ten (10) days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 1.12 and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any such payment payable to employees of the Company or any of its Subsidiaries in connection with the Second Merger treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through Purchaser’s, New Pubco’s, or its Affiliate’s payroll to facilitate applicable withholding.
ARTICLE II.
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)), on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, or time or both as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).
2.2   Transaction Expenses.   At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser the Allocation Schedule, and at least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, Purchaser shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Purchaser, and the Company and Purchaser shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Company Closing Statement (and any updates or revisions as may be agreed by the Company and Purchaser shall be included in the Company Closing Statement). The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with Purchaser and its Representatives to the

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extent related to Purchaser’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Purchaser or its Representatives in connection with such review; provided, that Purchaser shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.
2.3   Closing Transactions.   Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing, (a) Purchaser shall deliver, or caused to be delivered, to Seller all of the agreements, instruments, and documents set forth in Section 8.2(d) in accordance with the terms thereof; and (b) the Company shall deliver, or caused to be delivered, to Seller all of the agreements, instruments, and documents set forth in Section 8.3(d) in accordance with the terms thereof.
2.4   Allocation Schedule.   The Company and each Company Stockholder acknowledges and agrees that (a) the Merger Consideration, the Share Price Earn Out Shares are being allocated among Company Stockholders pursuant to the schedule in the form set forth on Schedule 2.4 and delivered by the Company to Purchaser at least two (2) Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (A) the mailing addresses and email addresses, for each Company Stockholder, (B) the number and class of equity securities owned by each Company Stockholders, (C) the number of shares of Purchaser Common Stock allocated to each Company Stockholder, and (D) the portion of the Earn Out Shares allocated to each Company Stockholder and (c) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Schedule 2.4 is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Schedule 2.4 is illustrative only and not binding in any manner on the Parties); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Company Stockholders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, subject to Section 1.7 and Section 1.11, Purchaser and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (I) any further obligations to the Company, any Company Stockholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration) (other than the Earn Out Shares), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Purchaser and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Company Stockholder as set forth in such Allocation Schedule.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
Except as set forth in (i) the disclosure schedules delivered by Purchaser Parties to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding any disclosures solely contained or referenced therein under “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures solely contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.5 (Capitalization)), each Purchaser Party, jointly and severally, hereby represents and warrants to the Company as of the date of this Agreement as follows:

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3.1   Organization and Standing.   Each Purchaser Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Purchaser Party has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each Purchaser Party is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each Purchaser Party has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. No Purchaser Party is in violation of any provision of their respective Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   Each Purchaser Party has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform each such Purchaser Party’s respective obligations hereunder and thereunder and to consummate Contemplated Transactions, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of Purchaser and the board of directors of the Merger Subs and New Pubco, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser Parties are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which Purchaser Parties is a party shall be when delivered, duly and validly executed and delivered by Purchaser Parties and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Mergers and the Contemplated Transactions are advisable, fair to, and in the best interests of, Purchaser and its stockholders, (ii) approved this Agreement and the Mergers and the Contemplated Transactions in accordance with the DGCL, (iii) directed that this Agreement be submitted to Purchaser’s stockholders for adoption and (iv) resolved to recommend that Purchaser’s stockholders adopt this Agreement.
3.3   Governmental Approvals.   Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of Purchaser Parties is required to be obtained or made in connection with the execution, delivery or performance by Purchaser Parties of this Agreement and each Ancillary Document to which Purchaser Parties is a party or the consummation by Purchaser Parties of the Contemplated Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the Contemplated Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) required filings with, and approvals of, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the FDIC and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of Contemplated Transactions or otherwise prevent a Purchaser Party from performing its material obligations under this Agreement.
3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by each Purchaser Party of this Agreement and each Ancillary Document to which it is a party, the consummation by each Purchaser Party of the Contemplated Transactions, and compliance by each Purchaser Party with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of a Purchaser Party’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to either Purchaser Party,

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(c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to a Purchaser Party, or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on a Purchaser Party.
3.5   Capitalization.
(a)   Purchaser is authorized to issue 101,000,000 shares of common stock, par value $0.0001 per share; and is authorized to issue 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (as amended, the “DGCL”), Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.
(b)   Prior to giving effect to the Mergers, (i) Merger Sub 1 is authorized to issue 1,000 shares, par value $0.001, of Merger Sub 1 Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser, and (ii) Merger Sub 2 is authorized to issue 1,000 shares, par value $0.001, of Merger Sub 2 Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser. Prior to giving effect to the Contemplated Transactions, other than New Pubco and the Merger Subs, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.
(c)   Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.
(d)   All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

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(e)   Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.
3.6   SEC Filings and Purchaser Financials.
(a)   The Purchaser, since the IPO and prior to the date of this Agreement, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Purchaser Units, Purchaser Common Stock and Purchaser Public Warrants are listed on NYSE, (B) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.
(b)   The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.
(c)   The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over

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financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(e)   Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in Purchaser Financials as of the date of such Purchaser Financial. The Purchaser has no off-balance sheet arrangements.
3.7   Absence of Certain Changes.   As of the date of this Agreement, except as set forth in Schedule 3.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on Purchaser.
3.8   Compliance with Laws.   The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or otherwise prevent a Purchaser Party from performing its material obligations under this Agreement, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Purchaser has not previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or otherwise prevent Purchaser Parties from performing its material obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or otherwise prevent a Purchaser Party from performing its material obligations under this Agreement. To the Knowledge of Purchaser Party, none of their respective directors or officers, nor, any of their respective employees, agents, or any other Persons acting for or on behalf of such Purchaser Party has (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful

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contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. To the Knowledge of Purchaser Party, no Purchaser Party, none of their respective directors or officers, nor any of their employees, agents, or any other Persons acting for or on behalf of such Purchaser Party is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.
3.10   Taxes and Returns.
(a)   The Purchaser Parties have or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by them (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with GAAP.
(b)   There is no Action currently pending or, to the Knowledge of Purchaser, threated against any Purchaser Party by a Governmental Authority in a jurisdiction where a Purchaser Party does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(c)   There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Purchaser Party in respect of any Tax, and no Purchaser Party has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP).
(d)   There are no Liens with respect to any Taxes upon any assets of any of Purchaser Party, other than Permitted Liens.
(e)   No Purchaser Party has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Purchaser Party for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(f)   No Purchaser Party has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(g)   No Purchaser Party has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(h)   No Purchaser Party has any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Purchaser Party is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Purchaser Party with respect to any period following the Closing Date
(i)   No Purchaser Party has requested, nor is it the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)   No Purchaser Party: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof; or (ii) is or has ever been (A) a U.S. real property holding

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corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which a Purchaser Party is or was the common parent corporation.
(k)   To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Contemplated Transactions from qualifying for the Intended Tax Treatment.
3.11   Employees and Employee Benefit Plans.   The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights. The Purchaser does not own or lease any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b)   With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.
3.14   Litigation.   There is no Proceeding pending, or to the Knowledge of Purchaser, threatened against Purchaser Parties of any of their respective properties or rights. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Purchaser, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Mergers or the Contemplated Transactions.
3.15   Transactions with Affiliates.   Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof.
3.16   Business Activities.   Since its formation, Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Since their formation, neither New Pubco nor the Merger Subs have engaged in any business activities other than as contemplated by this Agreement, own directly or indirectly any ownership, equity, profits or voting interest in any Person or have any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which New Pubco and such Merger Subs are a party and the Merger, and, other than this

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Agreement and the Ancillary Documents to which it is a party, neither New Pubco nor the Merger Subs are party to or bound by any Contract.
3.17   Finders and Brokers.   Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.
3.18   Ownership of Merger Consideration.   All shares of New Pubco Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such New Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Registration Rights and Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such New Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
3.19   Certain Business Practices.
(a)   The Purchaser has not, to its Knowledge, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The Purchaser, the operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.
(c)   None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.20   Lock-Up Agreements.   All existing lock-up agreements between Purchaser and any of its stockholders or holders of any Purchaser Securities entered into in connection with the initial public offering of Purchaser provide for a lock-up period that is in full force and effect.
3.21   Purchaser Trust Account.   As of the date of this Agreement, the Trust Account has a balance of no less than $201,000,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, by the Trustee. There are no separate

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agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Certificate of Incorporation (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.
3.22   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company (including the Contributed Assets), and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Atlas FinTech (solely with respect to the Contributed Assets) for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Schedules), the representations and warranties of the Target Broker-Dealer and its stockholders set forth in the Broker-Dealer Acquisition Agreement, the representations and warranties of the Target Bank set forth in the Bank Acquisition Agreement, and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement/Proxy Statement; and (b) none of the Company, Atlas FinTech (with respect to the Contributed Assets), nor its respective Representatives have made any representation or warranty as to the Company, Atlas FinTech, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS
Except as set forth in the disclosure schedules delivered by the Company to Purchaser Parties on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the Company and the Company Stockholders, jointly and severally, hereby represents and warrants to the Purchaser Parties, as of the date of this Agreement, as follows:
4.1   Organization and Standing.   The Company is a corporation duly incorporated, validly existing and in good standing under the State of Wyoming and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.
4.2   Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the WBCA, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to

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which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Second Merger and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Second Merger and the Contemplated Transactions in accordance with the WBCA, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement.
4.3   Capitalization.
(a)   The Company is authorized to issue (i) 12,000,000 shares of Company Common Stock, of which 2,000,000 shares are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. With respect to the Company Preferred Stock, the Company has not designated any series or other classification. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCA, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the WBCA.
(b)   The Company has not reserved any shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to any Company equity plan, and no such plan exists or has ever been adopted by the Company’s board of directors or approved by the Company Stockholders. There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s securities. All shares of Company Stock have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Contemplated Transactions, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c)   The Company has never declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.
4.4   Subsidiaries.   Prior to the consummation of the acquisition of the Broker-Dealer Target, the Company has no Subsidiaries. Except for the Broker-Dealer Acquisition Agreement and the Bank Acquisition Agreement, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a

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participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5   Governmental Approvals(a). Except (a) filings with, and approvals by, the Federal Reserve Board under the Bank Holding Company Act of 1956, the FDIC, and with any state banking regulatory authorities listed on Schedule 3.3 or Schedule 4.5, (b) the filing with, and approval by, FINRA of the Target Broker-Dealer’s continuing membership application required by FINRA or (c) as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any of the Company, any Subsidiary of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions, other than (i) such filings as are expressly contemplated by this Agreement or (ii) pursuant to Antitrust Laws.
4.6   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company, any of the Company’s material properties or assets, or any Contributed Assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company, or the Contributed Assets, under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, in each case, any of the terms, conditions or provisions of any Company Material Contract, or any Contract materially affecting the Contributed Assets, except in the cases of clauses (b) or (c), as has not been a Material Adverse Effect on the Company.
4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means the unaudited financial statements of the Company, consisting of the consolidated balance sheet of the Company as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the period from March 17, 2022 (date of inception) to the Interim Balance Sheet Date. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except the Company Financials exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the

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financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since its incorporation, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(c)   The Company does not have any Indebtedness.
(d)   Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).
4.8   Absence of Certain Changes.   Except with respect to the negotiation and execution of this Agreement and the Ancillary Documents, or as set forth on Schedule 4.8, since its incorporation, the Company has (a) not conducted any business other than the negotiation and execution of this Agreement and the Ancillary Documents and actions related thereto, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of Purchaser.
4.9   Compliance with Laws.   Each of the Company and Atlas FinTech (solely with respect to the Contributed Assets) is not, and since its incorporation has not been, in material conflict or material non-compliance with, or in material default or material violation of, nor has the Company nor Atlas FinTech (solely with respect to the Contributed Assets), received, since its incorporation, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected (including the Contributed Assets in the case of Atlas FinTech).
4.10   Company Permits.   The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company) holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as proposed to be conducted; to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. Except as would not be material to the Company, the Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Company’s Knowledge, oral notice of any Actions relating to the revocation or modification of any Company Permit.
4.11   Litigation.   Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought since the Company’s incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the Company’s incorporation, in either case of (a) or (b) by or against (x) the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or

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assets), its business, equity securities or assets, or (y) by or against Atlas FinTech, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Atlas FinTech must be directly related to the Contributed Assets), and the Contributed Assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect on the Company. Since the Company’s incorporation, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.12   Material Contracts.
(a)   Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which (x) the Company is a party or by which the Company, or any of its properties or assets are bound or affected, or (y) the Contributed Assets are bound or directly affected (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:
(i)   contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $7,000,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $7,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person, which Contracts shall include the Broker-Dealer Acquisition Agreement and the Bank Acquisition Agreement;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;
(vii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $7,000,000 per year or in the aggregate;
(viii)   is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, non-solicitation, severance and indemnification agreements, or any Related Person;
(ix)   obligates the Company to make any capital commitment or expenditure in excess of $7,000,000 (including pursuant to any joint venture);
(x)   relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any the Company has outstanding obligations (other than customary confidentiality obligations); or

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(xi)   relates to Third Party Intellectual Property Rights or Third Party Technology and is required to be listed in Schedule 4.13(d);
(xii)   involving the license or grant of rights to material Company Owned Intellectual Property Rights or Company Owned Technology by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company Owned Intellectual Property Rights or Company Owned Technology in the ordinary course of business;
(xiii)   that materially restricts the Company in the use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation (the “Exploitation”) of any Company Intellectual Property Rights used in or necessary for the Exploitation of the Products and Services in the manner so done currently or the conduct of the Company’s business as currently conducted and as proposed to be conducted.
(b)   Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or material default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business. The representations and warranties of the Target Broker-Dealer and its stockholders set forth in the Broker-Dealer Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Broker-Dealer to the Company pursuant thereto) are true and correct as of the date the Broker-Dealer Acquisition Agreement was executed, and the representations and warranties of the Target Bank set forth in the Bank Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Broker-Dealer to the Company pursuant thereto), are true and correct as of the date the Broker-Dealer Acquisition Agreement was executed, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).
4.13   Intellectual Property.
(a)   The Company or one of its Affiliates (i) has sole title to and ownership of all Company Owned Intellectual Property Rights and Company Owned Technology, free and clear of any Liens, other than Permitted Liens, and other rights or claims of others, and (ii) possesses legally enforceable rights, under valid and subsisting written Contracts, all Third Party Intellectual Property Rights and Third Party Technology.
(b)   Schedule 4.13(b)(i) lists all Patents, Trademark and Copyright applications and registrations (x) owned by, purported to be owned by, or licensed exclusively to the Company or any of its Affiliates or (y) owned by, purported to be owned by, or licensed exclusively to Atlas FinTech as a Contributed Asset (“Company Registered Intellectual Property”), including, in each case, the jurisdiction in which each item of such Company Registered Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed, the title, application number, filing date, jurisdiction and registration number. Schedule 4.13(b)(ii) lists all Products and material Software and Trademarks that are unregistered Company Owned Intellectual Property Rights and Company Owned Technology. Each registration of Company Owned Intellectual Property Rights, and each Company Internet Name, was properly registered and is in good standing and enforceable under

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applicable Laws, and no renewal, fee, payment or other action is required to be taken with respect to any such registration within six (6) months after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing any such registration, or otherwise. With respect to each item of Company Registered Intellectual Property, to the Company’s Knowledge, the Company and its Affiliate have not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the enforceability of any Company Registered Intellectual Property.
(c)   All Contracts relating to Third Party Intellectual Property Rights or Third Party Technology to which the Company or any of its Affiliates is, or purports to be, a party shall continue as such following the Closing on terms identical to those in effect immediately prior to Closing, without obtaining the consent or permission of, or giving notice to, any party to such Contract. Neither the Company nor any Affiliate is in default under any Contract relating to Third Party Intellectual Property Rights or Third Party Technology, and to the Company’s Knowledge, no counter party to any Contract relating to Third Party Intellectual Property Rights or Third Party Technology is in default under any such Contract. No proceeding is pending or is being or has been threatened in writing, nor has any claim or demand been made in writing, which challenges the legality, validity, or enforceability of any Contract relating to Third Party Intellectual Property Rights or Third Party Technology to which the Company or any of its Affiliates is, or purports to be, a party. To the Company’s Knowledge, no underlying item of Third Party Intellectual Property Rights or Third Party Technology is subject to any Lien that materially interferes with or may reasonably be expected to materially interfere with the rights granted to the Company or any of its Affiliates with respect to such item.
(d)   Schedule 4.13(d) lists all Contracts relating to Third Party Intellectual Property Rights or Third Party Technology, other than any Contract for a non-exclusive license for off-the-shelf software or Technology that is generally available on standard terms for an aggregate fee of less than Two Hundred Fifty Thousand Dollars ($250,000). None of Atlas FinTech (with respect to the Company Intellectual Property or Company Technology) or the Company or any of its Affiliates is a party to any oral Contract with respect to any Intellectual Property Rights or Technology. None of Atlas FinTech or the Company or any of its Affiliates (A) has provided or made available (or agreed to provide or make available) any source code for any Product or any other Software owned or purported to be owned by the Company or any of its Affiliates, to any Person, and (B) is now or ever has been a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Intellectual Property Rights of the Company or any of its Affiliates to any Person or to refrain from enforcing any such rights.
(e)   There are no material errors, omissions, issues or defects in the Products or any Internal Systems. To the Company’s Knowledge, the Products and Internal Systems do not contain any disabling device, virus, worm, back door, cancel bot, remote control, “time bomb,” “lock,” “drop-dead device,” spyware, keyboard logger, Trojan horse, access control or other disruptive or malicious code that may or is intended to impair the performance of or otherwise permit unauthorized access to, hamper, delete or damage the Product, any Internal Systems, or any other computer system, software, network or data. Atlas FinTech and the Company and its Affiliates have taken commercially reasonable actions to maintain, protect and police the integrity and security of the Products and Internal Systems, including such actions designed to protect and police against all unauthorized use of, access to, or “hacking” into the Products, Internal Systems, and all other software, communications, network or computer systems (whether mobile, desktop or enterprise), customer data files, databases, servers and other equipment utilized by the Company or any of its Affiliates. No Person has any right to access or Exploit any source code owned by the Company other than the employees or contractors of the Company who need to access or use such source code in the ordinary course of business, consistent with past practice, and, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or release of such source code by the Company or any of its Affiliates, or any other Person to any third party. Without limiting the generality of the foregoing, (i) there have been and are no defects, malfunctions or nonconformities in any Product; (ii) there have been, and are, no claims asserted against Atlas FinTech or Company or any of its Affiliates or any of its

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or their customers or distributors related to any Product; and (iii) Atlas FinTech and the Company and its Affiliates have not been or are not required to recall any Products. The Company and its Affiliates maintain commercially reasonable disaster recovery and procedures sufficient for the continued operations of the Company and its Affiliates in the manner as presently conducted and as proposed to be conducted.
(f)   Atlas FinTech (with respect to the business of the Company and its Affiliates) and the Company and its Affiliates have used commercially reasonable efforts to protect and enforce their Trade Secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights and Company Technology which by their nature are, or reasonably should be held, confidential, and Atlas FinTech (with respect to the business of the Company and its Affiliates) and the Company and its Affiliates have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. All current and previous stockholders, officers, employees, independent contractors and consultants of Atlas FinTech and the Company and its Affiliates who have had access to Trade Secrets that are material to the Company’s business as currently conducted and as proposed to be conducted or who have otherwise been involved in the development of any Company Owned Intellectual Property Right or Company Owned Technology, have executed and delivered to Atlas FinTech or the Company or its Affiliates (as applicable) agreements that require such Persons to maintain the confidentiality of Trade Secrets and that assign to Atlas FinTech or the Company or its Affiliates, as applicable, all Intellectual Property Rights arising from the services performed for Atlas FinTech or the Company or its Affiliates, as applicable, by such Persons that are material to the business of the Company as currently conducted and proposed to be conducted, except to the extent any such Intellectual Property Rights are owned by the Company or its Affiliates by operation of law. To the Company’s Knowledge, there has been no violation of Atlas FinTech’s (with respect to the business of the Company and its Affiliates) or the Company’s or any of its Affiliates’ policies or practices related to the protection of Trade Secrets or of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights or Company Technology, nor has there been any authorized disclosure of any such information or security breach that has resulted in any third party Person obtaining access to any such information, and Atlas FinTech (with respect to the business of the Company and its Affiliates) and the Company and its Affiliates have not received any complaint relating to an improper use or disclosure of, or breach in the security of, any such information. To the Company’s Knowledge, no employee, consultant or contractor is in breach of any such agreement described in this Schedule 4.13(f).
(g)   Except as set forth in Schedule 4.13(g), no government funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Products, Company Owned Intellectual Property Rights, or Company Owned Technology, and no Governmental Authority, university, college or other educational institution or research center has any claim or right in or to the Products, Company Owned Intellectual Property Rights or Company Owned Technology. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of Atlas FinTech or the Company or any of its Affiliates who was involved in, or who contributed to, the creation or development of any material element of any Products, Company Owned Intellectual Property Rights or Company Owned Technology, has performed services for a Governmental Authority, university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Atlas FinTech or the Company or any of its Affiliates.
(h)   To the Company’s Knowledge, the Exploitation of the Products, the performance of the Services, and the conduct of the Company’s or any of its Affiliates’ businesses as previously conducted (including as conducted by Atlas FinTech), currently conducted, or as it is proposed to be conducted does not and will not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any Person. No action, suit, investigation or claim is pending or, to the Company’s Knowledge, threatened against Atlas FinTech (with respect to the business of the Company and its Affiliates) or the Company or any of its Affiliates with regard to any person’s right in any Company Intellectual Property Right or Company Technology, including any offer to license the Intellectual Property Rights of any person, allegation of infringement, unauthorized use or misappropriation or of any breach or default of any license or other

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agreement, or challenge of the ownership, right to Exploit, license or sublicense, validity or enforceability of any Company Intellectual Property Rights or Company Technology.
(i)   To the Company’s Knowledge, none of the Company Intellectual Property Rights has been or is being infringed, misappropriated, or otherwise violated by any other person. None of Atlas FinTech or the Company or any of its Affiliates has brought, or threatened to bring, any claims, actions or lawsuits alleging (i) infringement, misappropriation, or other violation of any Intellectual Property Rights or (ii) breach of any Contract that includes a grant of license to or right to access or use any of the Company Intellectual Property Rights or Company Technology, and, to the Company’s Knowledge, there do not exist any facts which could form the basis of any such claim, action or lawsuit.
(j)   To the Company’s Knowledge, at no time during the conception or reduction of any Company Owned Intellectual Property Rights or Company Owned Technology to practice was any developer, inventor or other contributor to any such Intellectual Property Rights or Technology subject to any employment agreement or invention assignment or nondisclosure agreement with or other obligation to any third person. To the Company’s Knowledge, none of the activities of current or former employees of Atlas FinTech or the Company or any of its Affiliates are violating or have violated any Contract or other arrangement which any such employee has or had with a former employer.
(k)   Set forth in Schedule 4.13(k) are all Internet Names used in the Company’s or any of its Subsidiaries’ business as presently conducted and as proposed to be conducted (“Company Internet Names”). The Company is the sole registrant or account holder (as applicable) of all Company Internet Names, and all registrations or accounts of Company Internet Names are in good standing and, with respect to Domain Names included in the Company Internet Names, registered until the dates set forth on Schedule 4.13(k). No facts or circumstances exist which could reasonably form the basis of a challenge relating to the unencumbered use of the Company Internet Names or any part thereof.
(l)   None of Atlas FinTech or the Company or any of its Affiliates have permitted any person to modify, improve or create derivative works of the Products or own any Intellectual Property Rights therein.
(m)   No Product is sold, licensed, distributed or otherwise made available by the Company as Open Source Software. Atlas FinTech and the Company and its Affiliates have not incorporated, linked, combined, interfaced, embedded, included, distributed, made available, or otherwise used any Open Source Software in a manner that requires (1) that the Company or any of its Affiliates grant a license under or refrain from asserting or enforcing any of its Patent rights or (2) any proprietary portion of any Product or other Software that is a Company Intellectual Property Right to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Atlas FinTech and the Company and its Affiliates are and have been in compliance with the terms and conditions of all licenses for the Open Source Software listed in (or required to be listed in) Schedule 4.13(a).
4.14   Taxes and Returns.
(a)   The Company has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Company Financials have been established in accordance with GAAP.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing

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of any proposed Tax claims or assessments against it (other than, in each case, claims or assessment for which adequate reserves in Company Financials have been established in accordance with GAAP).
(d)   There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.
(e)   The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time (other than automatic extensions) within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(f)   The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(g)   The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(h)   The Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.
(i)   The Company has not requested, nor is it the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(j)   The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof; and (ii) is not nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.
(k)   To the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to prevent the Contemplated Transactions from qualifying for the Intended Tax Treatment.
4.15   Real Property.   Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and the Company has not received written notice of any such condition. The Company does not own and has never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.16   Personal Property.   Each item of Personal Property which is currently owned, used or leased by the Company, or included in the Contributed Assets, with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company, or as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted and as proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Personal Property Leases, and the Company has not received written notice of any such condition.
4.17   Title to and Sufficiency of Assets.   The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and Atlas FinTech has good and marketable title to, or a valid leasehold interest in or right to use the Contributed Assets, in each case, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date, (d) Liens set forth on Schedule 4.17, or (e) as would not be material to the Company. The assets (including Intellectual Property Rights and contractual rights) owned or leased by the Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted and as it is proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted and as proposed to be conducted. The Company Intellectual Property Rights and Company Technology constitute all of the Intellectual Property Rights and Technology required for (i) the Exploitation of the Products and Services in the manner so done currently, and (ii) the continued conduct of the business as conducted by Atlas FinTech prior to the Contribution, as presently conducted by the Company and its Affiliates, and as proposed to be conducted by the Company and its Affiliates. The consummation of the Contemplated Transactions hereby will not result in the loss or impairment of the Company’s or its Affiliate’s right to own or use any Company Intellectual Property Rights or Company Technology. Immediately subsequent to the Closing, the Company Intellectual Property Rights and Company Technology will be owned or available for use on terms and conditions under which the Company or its Affiliate owns or uses (or proposed to use) the Company Intellectual Property Rights and Company Technology immediately prior to Closing, without payment of additional fees. Upon consummation of the Contemplated Transactions, Atlas FinTech will have no right, title or interest in or to any Company Intellectual Property or Company Technology.
4.18   Employee Matters.
(a)   Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company

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has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.
(b)   Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no material Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging material breach of any express contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.
(d)   Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or since the Company’s incorporation, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.
4.19   Benefit Plans.
(a)   Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations. The Company is not nor has since its incorporation been a member of a

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“controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.
(b)   Each Company Benefit Plan is and has been operated, administered, and funded at all times in compliance with all applicable Laws in all material respects, including, but not limited to, ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.
(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no material breach of fiduciary duty has occurred; (iii) no material Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA.
(e)   No Company Benefit Plan is currently, or is reasonably expected to become, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any material Liability or otherwise could have any material Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such material Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain, nor has ever maintained, nor is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f)   No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code.

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(h)   Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(h)); (ii) accelerate the time of payment or vesting, or increase the amount of any material compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of material compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any material Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.
(i)   All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any material Liability to the Second Surviving Corporation or Purchaser or their respective Affiliates for any additional and material contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.
(j)   Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.
4.20   Environmental Matters.
(a)   The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely and materially affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   The Company is not the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Liabilities or material obligations under any Environmental Laws.
(c)   No material Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any material assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d)   The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased

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property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
(f)   To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.
(g)   The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.
4.21   Transactions with Related Persons.   Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since the Company’s incorporation, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest, in each case, other than (i) the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company or (ii) for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice. Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property Rights) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. Each Contract or other arrangement listed on Schedule 4.21 was entered into at arms’ length and in the ordinary course of business on commercially reasonable terms and is reasonably necessary for the operation of the business as presently conducted and as currently contemplated to be conducted.
4.22   Insurance.   Schedule 4.22 lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. Since incorporation, the Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
4.23   Books and Records.   All of the financial books and records of the Company, or of Atlas FinTech with respect to the Contributed Assets, are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.
4.24   Certain Business Practices.
(a)   Neither the Company, nor any of its Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf has

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directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.
(b)   The operations of the Company are and have been conducted at all times in compliance with money laundering statutes (including but not limited to the USA PATRIOT Act of 2011, the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the laws and executive orders administered by state agencies, and any regulations promulgated thereunder (collectively, the “Anti-Money Laundering Laws”)) in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   Neither the Company nor any of its shareholders, directors, or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, since its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
(d)   Except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a Governmental Authority, the Company has not exported, reexported, transferred, facilitated or brokered the sale of any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.) or any other U.S. or non-U.S. export control regime, nor has the Company entered into any transaction prohibited by such laws.
(e)   During the past five (5) years, the Company has not received any written or oral communication from any Governmental Authority that alleges that the Company or any of its agents is in violation of, or has, or may have any liability under, any International Trade Laws or Anti-Money Laundering Laws. Further, the Company has not, during the past five (5) years, made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to International Trade Laws or Anti-Money Laundering Laws.
4.25   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
(a)   Neither the Company, nor, to the Knowledge of the Company, any officer, director, manager, employee, agent, subcontractor or vendor to whom the Company has given access to Personal Data or Protected Health Information, is now or has since its incorporation acted or been in material violation of any applicable Privacy Laws.
(b)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company).
(c)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation

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of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).
(d)   Neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any material breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.
(e)   To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.
(f)   To the Knowledge of the Company, each Contract between the Company and any customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.
(g)   The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.26   Compliance with Broker Dealer Laws and Regulations.
(a)   Since the Company’s incorporation, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is and has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each state where the conduct of its business requires such registration, licensing or qualification. The Company is a member in good standing of FINRA, the Securities Investor Protection Corporation (SIPC) and each other Governmental Authority where membership or association with such Governmental Authority is required in order for the Company to conduct its business as presently conducted and as proposed to be conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is, and has been since the Company’s incorporation, in compliance with Law applicable to it, including rules and regulations of FINRA, the SEC and any state securities authorities the jurisdiction of which the Company is subject. As of the date hereof, the Company has not entered into any agreement or arrangement with any Governmental Authority to increase its regulatory capital above the amount required to be maintained under Rule 15c3-1 of the Exchange Act.
(b)   Since the Company’s incorporation, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has filed on a timely basis all regulatory reports, schedules, forms, registrations, financial statements, notices, and other documents, together with any material amendments that were required to be filed by it with FINRA or the SEC or otherwise required to be filed under the Securities Act, the Exchange Act, or FINRA’s rules or its Bylaws, including all FOCUS reports, Form BD and all such reports required pursuant to Rule 17a-5 under the Exchange Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such filings, including the Form BD of the Company, were, at the time they were filed, in compliance with applicable Law.
(c)   The Company has adopted and, at all times since its incorporation, has had in place and have been in compliance with written supervisory control policies and procedures, which have been implemented pursuant to and in accordance with Law applicable to them, including but limited to Rule 30(a) of Regulation S-P (17 C.F.R. § 248.30(a)), FINRA Rule 3110(b) and FINRA Rule 3120(a), (the “Broker-Dealer Compliance Policies”) except in each case where the failure to adopt, have in place, implement or comply with such Broker-Dealer Compliance Policies would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in any of the Company’s annual or other period compliance reviews made available to Purchaser, the Company is in, and at all times since its incorporation have been, in compliance with the Broker-Dealer Compliance Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.27   Finders and Brokers.   Except as set forth in Schedule 4.27, the Company has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.
4.28   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
4.29   Information Supplied.   None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions Contemplated Transactions; (b) in the Registration Statement/Proxy Statement; or (c) in the mailings or other distributions to Purchaser’s stockholders and/or prospective investors with respect to the consummation of the Contemplated Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, either Acquisition Target or any of their respective Affiliates.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Company Stockholder hereby represents and warrants to Purchaser with respect to itself, as of the date of this Agreement, as follows:
5.1   Organization and Standing.   In the case of Atlas FinTech, such Company Stockholder is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
5.2   Authorization; Binding Agreement.   Such Company Stockholder has all requisite power (or corporate power in the case of Atlas FinTech) and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Company Stockholder’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. In the case of Atlas FinTech, the execution and delivery of this Agreement and each Ancillary Document to which such Company Stockholder is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Company Stockholder’s board of directors in accordance with such Company Stockholder’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which such Company Stockholder or any of its stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of such Company Stockholder are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Company Stockholder is or is required to be a party shall be when

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delivered, duly and validly executed and delivered by such Company Stockholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, subject to the Enforceability Exceptions. In the case of Atlas FinTech, such Company Stockholder’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with such Stockholder’s Organizational Documents (i) determined that this Agreement and the Second Merger and the Contemplated Transactions by are advisable, fair to, and in the best interests of, such Company Stockholder and its stockholders, and (ii) approved this Agreement and the Second Merger and the Contemplated Transactions in accordance with the WBCA.
5.3   Title to Equity Interests.   Such Company Stockholder is the sole and lawful record and beneficial owner of the Company Stock listed as owned by such Company Stockholder on Schedule 4.3(a), and such Company Stockholder has good, valid and marketable title to such Company Stock, free and clear of all Liens other than restrictions on transfer under federal and state securities Laws. The Contemplated Transactions will result in Purchaser obtaining good and valid title, free and clear of all Liens, to such Company Stockholder’s Company Stock. There are no Contracts with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of such Company Stockholder’s Company Stock or any other equity interests of the Company. Other than the Company Stock, such Company Stockholder does not, directly or indirectly hold any equity interest in the Company or any option, warrant or other security convertible into or exercisable for any equity interest in the Company.
5.4   Governmental Approvals.   Except as may be required under federal and state securities Laws, no Consent of or with any Governmental Authority on the part of such Company Stockholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Stockholder of this Agreement or any Ancillary Documents or the consummation by such Company Stockholder of the Contemplated Transactions.
5.5   Non-Contravention.   The execution and delivery by such Company Stockholder of this Agreement and each Ancillary Document to which such Company Stockholder is or is required to be a party or otherwise bound, and the consummation by such Company Stockholder of the Contemplated Transactions and compliance by such Company Stockholder with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Atlas FinTech’s Organizational Documents (in the case of Atlas FinTech), (b) conflict with or violate any Law, Order or Consent applicable to such Company Stockholder or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Stockholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Company Stockholder under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract to which such Company Stockholder is a party.
5.6   Finders and Brokers.   Such Company Stockholder has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.
ARTICLE VI.
COVENANTS
6.1   Access and Information.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give and shall cause its Representatives to give Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals

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and notice, reasonable access to Contracts, agreements, books and records, financial and operating data and other information (including Tax Return, internal working papers, client Contracts and director service agreements), of or pertaining to the Target Companies and the Contributed Assets, as Purchaser or its Representatives may reasonably request regarding the Target Companies, the Contributed Assets and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives, and shall use reasonable best efforts to cause Atlas FinTech and each of the other Target Company’s respective Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Atlas FinTech or the Target Companies.
(b)   During the Interim Period, subject to Section 6.15, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.
6.2   Conduct of Business of the Company.
(a)   Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to it and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.
(b)   Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities,

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including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);
(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;
(v)   increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;
(vi)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered patents, trademarks, domain names and copyrights and applications for any of the foregoing that have been filed with the applicable governmental authority that are owned or purported to be owned by the Company and its Subsidiaries, all Intellectual Property rights owned or purported to be owned by a third party and licensed to a Company or its Subsidiaries or to which a Company or its Subsidiaries otherwise has a right to use or other Intellectual Property rights owned or purported to be owned by a Company and its Subsidiaries and Intellectual Property rights owned or purported to be owned by a third party and licensed to a Company or its Subsidiaries or to which a Company or its Subsidiaries otherwise has a right to use (“Company IP”) (excluding non-exclusive licenses of Company IP to customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(viii)   terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(ix)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(x)   establish any Subsidiary or enter into any new line of business;
(xi)   fail to use reasonable best efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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(xii)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;
(xiii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations;
(xiv)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(xv)   other than the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement and the contribution of Contributed Assets, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xvi)   make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);
(xvii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xviii)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;
(xix)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights outside of the ordinary course of business consistent with past practice;
(xx)   enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;
(xxi)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xxii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;
(xxiii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);
(xxiv)   consent to the taking of any of the foregoing actions with respect to the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement, waive compliance with any provision thereof or consent to the taking of any action otherwise prohibited thereunder; or
(xxv)   authorize or agree to do any of the foregoing actions;
provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this

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Section 6.2. The Company shall notify Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with Purchaser whenever practicable.
6.3   Conduct of Business of Purchaser.
(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination or amending its Organizational Documents and IPO Prospectus (including soliciting its stockholders to approve such amendment) to extend the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.
(b)   Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than (x) the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, (y) engaging in any hedging transaction with a third Person with respect to such securities, or (z) issuing Purchaser Private Warrants to Purchaser’s Affiliates or stockholders in satisfaction of the Working Capital Loans incurred in compliance with this Agreement;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent Purchaser from (x) borrowing funds necessary to finance its ordinary course administrative costs and expenses and any Purchaser Transaction Expenses incurred in connection with the consummation of the Mergers and the Contemplated Transactions (including the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”) or (y) incurring Working Capital Loans);

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(v)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vi)   amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;
(vii)   terminate, waive or assign any material right under any Purchaser Material Contract;
(viii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   establish any Subsidiary or enter into any new line of business;
(x)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Purchaser’s outside auditors;
(xii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 individually, or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;
(xiii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(xiv)   make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);
(xv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvi)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;
(xvii)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xviii)   enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;
(xix)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

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(xx)   authorize or agree to do any of the foregoing actions; provided, that any actions reasonably taken in good faith by Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on Purchaser and its Subsidiaries.
6.4   Annual and Interim Financial Statements.
(a)   Atlas FinTech and the Company shall deliver to Purchaser, as promptly as reasonably practicable following the date of this Agreement and in no event later than December 15, 2022, all the financial statements of the Company, the Target Broker-Dealer and the Target Bank that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement (including pro forma financial information) in such form as required by the rules and regulations of the SEC (the “Required Company Financial Statements”).
(b)   Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as practicable, any financial statements of the Company, the Target-Broker Dealer and the Target Bank that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”).
(c)   The Required Company Financial Statements and the Additional Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(d)   The Company shall use its reasonable best efforts (i) to assist New Pubco and Purchaser in causing to be prepared in a timely manner any other financial information or statements (including pro forma financial information) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by New Pubco or Purchaser with the SEC in connection with the Contemplated Transactions and (ii) to obtain the consents of the auditors of the Company, Target Broker-Dealer and Target Bank, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.
6.5   Purchaser Public Filings.   During the Interim Period, Purchaser will use reasonable best efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Units, Purchaser Common Stock and Purchaser Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the New Pubco Common Stock and New Pubco Public Warrants.

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6.6   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the Contemplated Transactions) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the Contemplated Transactions) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives (and in any event within forty-eight (48) hours) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
6.7   No Trading.   Each of Company and the Company Stockholders acknowledges and agrees that he or it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Company Stockholders hereby agrees that, while he or it is in possession of such material nonpublic information, he or it shall not purchase or sell any securities of Purchaser (other than to engage in the Second Merger in accordance with Article I), communicate such information to any third party (other than its officers, directors employees, advisors and other representatives), take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
6.8   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or

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other communication in writing from any third (3rd) party (including any Governmental Authority) alleging (i) that the Consent of such third (3rd) party is or may be required in connection with the Contemplated Transactions, or (ii) any non-compliance with any Law by such person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such person or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such person or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
6.9   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Company Stockholders and each Party shall use his or its reasonable best efforts to, and shall cooperate fully with the other Parties to, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.
(b)   Subject to the terms and conditions of this Agreement, the Company and each of the Company Stockholders shall use his or its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions. The Company shall promptly as practicable (and in any event within 48 hours) notify Purchaser in writing of (i) any breach or default of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement, (ii) the occurrence of any event that with the passage of time or giving of notice or both would constitute such a breach or default, or permit the termination of, the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement, or (iii) the amendment of any terms of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement.
(c)   In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except with respect to the filing fees related thereto, which shall be paid by Purchaser), with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Contemplated Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a

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private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(d)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and shall use (and shall cause their respective Affiliates to use) reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the Contemplated Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, permits, waivers, non-objections, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the Wyoming Division of Banking and any other state banking authorities, and FINRA and (ii) set forth in such Section 3.4 or Section (b) that are necessary to consummate the Contemplated Transactions or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the First Surviving Corporation or Second Surviving Corporation.
(e)   Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require Purchaser or the Company, or any of their respective Subsidiaries, and Purchaser and the Company, and any of their respective Subsidiaries, shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company and its Subsidiaries (taken as a whole), or on the business of Purchaser and its Subsidiaries (taken as a whole) (which restriction,

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commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (a “Materially Burdensome Regulatory Condition”).
(f)   Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such person or its Affiliates of the Contemplated Transactions, the Broker-Dealer Acquisition Agreement and the Bank Acquisition Agreement, or required as a result of the execution or performance of, or consummation of the Contemplated Transactions and as may be necessary for the contemplated conduct of the business of New Pubco following the Closing and set forth on Schedule 6.9 hereto, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
6.10   Tax Matters.   Each of the Parties shall use its reasonable best efforts to cause the Contemplated Transactions to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Contemplated Transactions to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Contemplated Transactions in accordance with the Intended Tax Treatment.
6.11   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
6.12   The Registration Statement/Proxy Statement.
(a)   As promptly as practicable after the delivery by Atlas FinTech and the Company of all financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/Proxy Statement (including pro forma financial information), Purchaser shall prepare with the reasonable assistance of the Company, and cause New Pubco to file with the SEC a registration statement on Form S-4 with respect to the New Pubco Common Stock and New PubCo Warrants to be offered and issued in connection with the First Merger (the “Registration Statement”), which shall include a proxy statement for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at Purchaser Special Meeting (as amended, the “Proxy Statement”, and together with the Registration Statement, the “Registration Statement/Proxy Statement”) and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the approval of this Agreement. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Contemplated Transactions, including the Mergers, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and NYSE, (ii) the adoption and approval of the New Pubco Charter and New Pubco Bylaws, including the change of name of New Pubco, (iii) adoption and approval of a new equity incentive plan by New Pubco substantially in a form to be agreed to by the Parties (the “Incentive Plan”), and which will provide for awards for a number of shares of New Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of New Pubco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (iv) the appointment of the members of the New Pubco Board in accordance with Section 6.16 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the Contemplated Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which Purchaser Special Meeting is scheduled, Purchaser has not received

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proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of Purchaser Special Meeting. In connection with the Registration Statement/Proxy Statement, New Pubco and Purchaser will file with the SEC financial and other information about the Contemplated Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and NYSE. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement/Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and Contributed Assets and, to the extent available to the Company, the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement/Proxy Statement, or in any amendments or supplements thereto.
(b)   Purchaser shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement/Proxy Statement, Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Contemplated Transactions, including the Registration Statement/Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement/Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. New Pubco and Purchaser shall amend or supplement the Registration Statement/Proxy Statement and cause the Registration Statement/Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement/Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.
(c)   New Pubco and Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement/Proxy Statement and shall otherwise use its reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and the Registration Statement to be declared effective. New Pubco and Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that New Pubco, Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement/Proxy Statement, Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and Purchaser shall consider any such comments timely made in good faith under the circumstances.
(d)   As soon as practicable following the Proxy Statement “clearing” comments from the SEC and the Registration Statement being declared effective and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, New Pubco and Purchaser shall distribute the Registration Statement/Proxy Statement to Purchaser’s stockholders, and, pursuant thereto, Purchaser shall call the Purchaser Special Meeting in accordance with the DGCL and Purchaser’s Organizational Documents for a date no later than thirty (30) days following the mailing of the Registration Statement/Proxy Statement, or the earliest date thereafter as may be required by law or regulation.
(e)   Purchaser shall comply with all applicable Laws, any applicable rules and regulations of NYSE, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and

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distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. Purchaser and New Pubco shall apply for, and shall take commercially reasonable actions to cause, the New Pubco Common Stock to be issued in connection with the First Merger to be approved for listing on NYSE as of the Closing.
(f)   New Pubco may, at its election, include in the Registration Statement, the shares of New Pubco Common Stock to offered and issued in connection with the transactions contemplated by the Bank Acquisition Agreement.
6.13   Company Stockholders Written Consent.   Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Purchaser the Company Stockholders Written Consent, which such Company Stockholders Written Consent shall represent the Required Company Stockholder Approval in favor of the approval and adoption of this Agreement, the Second Merger, and the Contemplated Transactions.
6.14   Public Announcements.
(a)   The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. The Company shall use reasonable best efforts to cause the Acquisition Targets to comply with this Section 6.14.
(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Contemplated Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Contemplated Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Contemplated Transactions.
6.15   Confidential Information.   All Purchaser Confidential Information obtained by the Company and its Affiliates and Company Confidential Information obtained by Purchaser and its Affiliates shall be kept confidential in accordance with the Confidentiality Agreement, dated August 14, 2022, between Purchaser and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or

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hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the Potential Financing, Purchaser shall be entitled to disclose and file with the SEC any information contained in any presentation made to the potential equity investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided that, Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any materials prior to their distribution.
6.16   Post-Closing Board of Directors and Officers; Employment Agreements.
(a)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event prior to the initial filing of the Proxy Statement), (i) the officers of New Pubco and the Second Surviving Corporation as of the Second Effective Time, and (ii) the members of the board of directors of New Pubco and the Second Surviving Corporation as of the Second Effective Time (the “New Pubco Board”); provided, however, that in making such designation at least a majority of the directors must qualify as independent under NYSE requirements.
(b)   The Parties shall take all action necessary, including causing all of the officers of the Company to resign, so that effective as of the Second Effective Time, the New Pubco’s officers and the New Pubco Board will consist of the individuals contemplated by Section 6.16(a). At or prior to the Closing, New Pubco will provide each member of the New Pubco Board with a customary director indemnification agreement.
(c)   The Parties shall negotiate in good faith to finalize employment agreements with the individuals identified on Schedule 8.3(d)(v).
6.17   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser Parties and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser Parties, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law and, as of the Closing, New Pubco shall be jointly and severally liable for all such obligations. For a period of six (6) years after the First Effective Time, New Pubco shall cause the Organizational Documents of New Pubco, the First Surviving Corporation and the Second Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of Purchaser Parties’ directors and officers, Purchaser and New Pubco shall be permitted prior to the First Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, New Pubco shall, or shall cause the First Surviving Corporation and the Second Surviving Corporation to, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and New Pubco shall, or shall cause the First Surviving Corporation and the Second Surviving Corporation to, timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.
6.18   Trust Account Proceeds.   Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in

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accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to Purchaser stockholders who have elected to have their Purchaser Common Stock redeemed in connection with the Redemption, (B) for income tax or other tax obligations of Purchaser prior to Closing and (b) thereafter, the Trust Account shall terminate, except as otherwise provide therein, and the proceeds therefrom shall be used to pay the Purchaser Transaction Expenses and the Company Transaction Expenses.
6.19   Financing.   During the Interim Period, New Pubco or Purchaser may execute subscription agreements or enter into other arrangements (including, without limitation, non-redemption agreements, backstop agreements for the trust account, etc.) with potential sources of debt, equity or other financing in order to satisfy the condition set forth in Section 8.2(d). If Purchaser desires to seek such financing (the “Potential Financing”) and the Company consents in writing to such financing (such consent not to be unreasonably conditioned, withheld or delayed), the Company and each Company Stockholder agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Potential Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Purchaser, including by (a) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information); provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution, (c) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral, provided, that, such documents will not take effect until the Closing, (d) taking or appointing a representative of Purchaser to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Potential Financing immediately prior to or following the Closing Date, (e) providing the Company Financials and such other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such financing, (f) executing and delivering reasonable and customary certificates and other documentation required by any such equity investor and the subscription agreement, provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the transactions contemplated by the subscription agreement, (g) furnishing Purchaser, with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (h) otherwise reasonably cooperating in Purchaser’s efforts to obtain such Potential Financing. If Purchaser desires to seek Potential Financing, Atlas FinTech further agrees, and shall cause the appropriate officers and employees thereof, to cause the applicable Sponsors to transfer up to 1,279,426.82 Purchaser Common Stock and up to 1,657,578.65 Purchaser Warrants that are held, directly or indirectly, by Atlas FinTech to potential sources of debt, equity or other financing in connection with the Potential Financing, which transfer shall be effectuated in connection with, and as of immediately prior to, the Closing. Atlas FinTech agrees that any Purchaser Common Stock or Purchaser Warrant that remains held, directly or indirectly, by Atlas FinTech as of immediately prior to the Closing shall automatically be forfeited for no consideration and all such shares of Purchaser Common Stock or Purchaser Warrants shall be deemed to be cancelled and no longer outstanding.
6.20   Pacsquare Acquisition Agreement.   The Company and each Company Stockholder will, and will cause his, her or its respective Representatives, as applicable, to, (i) enter into a definitive agreement to reflect the terms and condition of the Pacsquare LOI as promptly as reasonably practicable after the date of this Agreement (the “Pacsquare Acquisition Agreement”, and (ii) consummate the transactions contemplated by the Pacsquare Acquisition Agreement as promptly as reasonably practicable after the date of this Agreement and prior to the Closing. For the avoidance of doubt, with respect to any amendments to the

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Pacsquare LOI and the execution of the Pacsquare Acquisition Agreement, the Company shall consult with Purchaser in good faith with respect to such actions, which shall require the prior written consent of Purchaser.
ARTICLE VII.
NO SURVIVAL
7.1   No Survival.   Representations and warranties of the Company, Purchaser and the Company Stockholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Purchaser or a Company Stockholder pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Purchaser and the Company Stockholders and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Purchaser, the Company Stockholders or their respective Representatives with respect thereto. The covenants and agreements made by the Company, Purchaser and the Company Stockholders in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).
ARTICLE VIII.
CLOSING CONDITIONS
8.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:
(a)   Required Purchaser Stockholder Approval.   The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of Purchaser at Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Purchaser at Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).
(b)   Required Company Stockholder Approval.   The Company Stockholders Written Consent shall have been delivered to Purchaser, and remain in full force and effect, representing the requisite vote of the Company Stockholders, as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Contemplated Transactions, including the Second Merger (the “Required Company Stockholder Approval”).
(c)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.
(d)   Requisite Regulatory Approvals.   All Consents and approvals required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions, including the Requisite Regulatory Approvals, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(e)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.
(f)   Net Tangible Assets Test.   Upon the Closing, after giving effect to the Redemption and any equity investments in Purchaser made in connection with the Closing, Purchaser shall have net tangible assets of at least Five Million One Dollar ($5,000,001).

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(g)   Appointment to the New Pubco Board.   The members of the New Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.
(h)   NYSE/Nasdaq Listing.   The shares of New Pubco Common Stock issued as Merger Consideration shall have been approved for listing on NYSE or, if such listing is not practicable, The Nasdaq Stock Market LLC, subject to official notice of issuance.
(i)   Adoption and Approval of the Incentive Plan.   The Incentive Plan shall have been adopted and approved consistent with the requirements of Section 6.12(a)(iii).
(j)   Minimum Cash Condition.   Upon the Closing, the Available Closing Cash shall not be less than Forty Million U.S. Dollars ($40,000,000).
8.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Second Merger and the Contemplated Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser Parties pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser Parties.
(b) Agreements and Covenants.   The Purchaser Parties shall have performed in all material respects all of Purchaser Parties’ obligations and complied in all material respects with all of Purchaser Parties’ agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to Purchaser.
(d)   Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).
(ii)   Secretary Certificate.   The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Contemplated Transactions, and recommending the approval and adoption of the same by the stockholders of Purchaser, (C) evidence that the Required Purchaser Stockholder Approval has been obtained, (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound, and (E) the composition of New Pubco Board being in compliance with Section 6.16(a).
(iii)   Good Standing.   The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv)   Registration Rights and Lock-Up Agreement.   The Company shall have received a copy of the Registration Rights and Lock-Up Agreement, duly executed by New Pubco and Purchaser’s stockholders party thereto.
(v)   Certification and Notice to the IRS.   Purchaser shall have delivered to New Pubco a properly executed certification that shares of Purchaser Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by New Pubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations.
8.3   Conditions to Obligations of Purchaser Parties.   In addition to the conditions specified in Section 8.1, the obligations of Purchaser Parties to consummate the Mergers and the Contemplated Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:
(a)   Representations and Warranties.
(i)   All of the representations and warranties of the Company and the Company Stockholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Company Stockholders pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(ii)   The representations and warranties of the Target Broker-Dealer and its stockholders set forth in the Broker-Dealer Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Broker-Dealer to the Company pursuant thereto), and the representations and warranties of the Target Bank set forth in the Bank Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Bank to the Company pursuant thereto), shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date.
(b)   Agreements and Covenants.   Each of the Company and the Company Stockholders shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company.
(d)   Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have received a certificate from the Company and from each of the Company Stockholders, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).
(ii)   Secretary Certificate.   The Company shall have delivered to Purchaser a certificate executed by an executive officer of the Company certifying as to the validity and effectiveness of, and attaching, (A) a copy of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Second Effective Time), (B) the requisite resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Second Merger and the Contemplated Transactions, and recommending the approval and adoption of the same by the Company Stockholders, and

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(C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.
(iii)   Good Standing.   The Company shall have delivered to Purchaser a good standing certificate (or similar documents applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.
(iv)   Certified Charter.   The Company shall have delivered to Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Second Effective Time, certified by the Secretary of State of the State of Wyoming as of a date no more than ten (10) Business Days prior to the Closing Date.
(v)   Employment Agreements.   The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each of the persons set forth in Schedule 8.3(d)(v) hereto and the applicable Target Company or New Pubco, as noted in Schedule 8.3(d)(v), each such employment agreement duly executed by the parties thereto.
(vi)   Registration Rights and Lock-up Agreement.   The Company shall have delivered to Purchaser copies of the Registration Rights and Lock-Up Agreement duly executed by all of the Company Stockholders.
(vii)   Resignations.   Notwithstanding the provision set forth in Section 6.17, Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company and each other Target Company listed on Schedule 8.3(d)(vii), or as otherwise mutually agreed by Purchaser and the Company prior to the Closing.
(viii)   Certification and Notice to the IRS.   The Company shall have delivered to New Pubco a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by New Pubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations.
(e)   Pre-Closing Transactions.   The transactions contemplated by the Broker-Dealer Acquisition Agreement, and the Contribution Agreement the Pacsquare Acquisition Agreement (unless such agreement is not entered into at Purchaser’s request pursuant to Section 6.20) shall have been duly consummated, or shall be consummated substantially simultaneously with the Closing, in each case, in accordance with the terms thereof. The terms and conditions of the Bank Acquisition Agreement shall be in full force and effect as of the Closing Date.
8.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE IX.
TERMINATION AND EXPENSES
9.1   Termination.   This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of Purchaser and the Company;
(b)   by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by February 9, 2023 (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for up to the shorter of (i) up to two additional periods equal to three (3) additional months each (for a total of not more than six (6) months in aggregate), (ii) the

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period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser) (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company or a Company Stockholder of any of his or its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such persons shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(v)(a) or Section 8.3(v)(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured upon the earlier to occur of (i) the Outside Date, or (ii) for at least ten (10) business days after written notice of such Material Adverse Effect is provided by Purchaser to the Company;
(g)   by written notice by Purchaser to the Company, if any of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, the Pacsquare Acquisition Agreement or the Contribution Agreement is terminated or if any of the conditions set forth in the Broker-Dealer Acquisition Agreement or the Bank Acquisition Agreement are reasonably likely to be unsatisfied;
(h)   by written notice by either Purchaser or the Company to the other, if Purchaser Special Meeting is held (not including any adjournment or postponement thereof in accordance with the terms of this Agreement) and has concluded, Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or
(i)   by written notice by Purchaser to the Company, if the Company shall fail to deliver the Required Company Financial Statements to Purchaser by December 15, 2022.
9.2   Effect of Termination.   This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this

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Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: Section 9.3 (Fees and Expenses), Section 10.1 (Waiver of Claims Against Trust), Article XI (Miscellaneous) and this Section 9.2 (Effect of Termination) shall survive the termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.
9.3   Fees and Expenses.   All expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, except (a) the Company shall be responsible for all required filing or similar fees with respect to any required approval from a Governmental Authority, and (b) if the Contemplated Transactions are consummated, Purchaser shall pay the Purchaser Transaction Expenses and the Company Transaction Expenses pursuant to Section 6.18.
ARTICLE X.
WAIVERS AND RELEASES
10.1   Waiver of Claims Against Trust.   Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within eighteen (18) months (or twenty four (24) months, as applicable) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom (other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination), or make any claim against the Trust Account (including any distributions therefrom, other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom, other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom, other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company

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or its Affiliates from pursuing a claim against a Purchaser Party or any other Person for legal relief against monies or other assets of Purchaser Parties held outside of the Trust Account (including any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) or for specific performance or other equitable relief in connection with the Contemplated Transactions. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.
ARTICLE XI.
MISCELLANEOUS
11.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Purchaser Parties at or prior to the Closing, to: Quantum FinTech Acquisition Corporation 4221 W. Boy Scout Blvd., Suite 300 Tampa, FL 33607 Attn: Sandip I. Patel E-mail: spatel@qventllc.com with a copy (which will not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Carol Anne Huff; Jason D. Osborn
Facsimile: 212-294-4700
Email: CHuff@winston.com;
JOsborn@winston.com

If to the Company or the Second Surviving Corporation, to:
AtlasClear, Inc.
4221 W. Boy Scout Blvd., Ste 300
Tampa, FL 33607
Attn: Craig Ridenhour
Telephone No.: +1 727.512.9631
E-mail: cridenhour@atlasbanc.com

with a copy (which will not constitute notice) to:
Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102
Attn: Jason Simon
Facsimile No.: +1 703.714.8386
Telephone No.: +1 703.749.1386
E-mail: simonj@gtlaw.com

If to First Surviving Corporation, to: AtlasClear Holdings, Inc. 4221 W. Boy Scout Blvd., Ste 300 Tampa, FL 33607 Attn: Craig Ridenhour Telephone No.: +1-727-512-9631 E-mail: cridenhour@atlasbanc.com with a copy (which will not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Carol Anne Huff; Jason D. Osborn
Facsimile: 212-294-4700
Email: CHuff@winston.com;
JOsborn@winston.com

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11.2   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
11.3   Third Parties.   Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, which the Parties acknowledge and agree are express third (3rd) party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Contemplated Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
11.4   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof; provided, however, that the Second Merger shall be governed by, construed and enforced in accordance with the Laws of the State of Wyoming (including the WBCA). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (and in the absence of jurisdiction, the Parties consent to be subject to the jurisdiction of the United States District Court for the District of Delaware or any other state court located in Wilmington, Delaware) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
11.5   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.
11.6   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
11.7   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and

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enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.8   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company.
11.9   Waiver.   The Purchaser on behalf of itself and its Affiliates, and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliates hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliates Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliates with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
11.10   Entire Agreement.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
11.11   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its stockholders

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under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.
11.12   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
11.13   Legal Representation.
(a)   The Parties agree that, notwithstanding the fact that Winston & Strawn, LLP (“Purchaser Counsel”) may have, prior to Closing, jointly represented Purchaser Parties in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Purchaser Counsel will be permitted in the future, after Closing, to represent Purchaser or its Affiliates in connection with matters in which such Persons are adverse to Purchaser in connection with any disputes arising out of, or related to, this Agreement. The Company hereby agrees in advance to waive any actual or potential conflict of interest that may hereafter arise in connection with Purchaser Counsel’s future representation of Purchaser Parties in which the interests of such Person are adverse to the interests of Purchaser in connection with any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Purchaser shall be deemed the client of Purchaser Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser and shall be controlled by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser (including, after the First Effective Time, the First Surviving Corporation) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(b)   The Parties agree that, notwithstanding the fact that Greenberg Traurig, LLP (“GT”) may have, prior to Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, GT will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to the Company in connection with any disputes arising out of, or related to, this Agreement. Each Purchaser Party hereby agrees in advance to waive any actual or potential conflict of interest that may hereafter arise in connection with GT’s future representation of the Company in which the interests of such Person are adverse to the interests of Purchaser in connection with any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of GT with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company and shall be controlled by the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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ARTICLE XII.
DEFINITIONS
12.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Acquisition Targets” means the Target Bank and Target Broker-Dealer.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For further avoidance of doubt, for purposes of this Agreement “Affiliate” shall also mean, with respect to the Company, any Person directly or indirectly Controlling, Controlled by, or under common Control with the Company.
“Ancillary Documents” means the Purchaser Support Agreement, the Registration Rights and Lock-Up Agreement, the Contribution Agreement, the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.
“Available Closing Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction of for the aggregate amount of payments required to be made in connection with the Redemption), plus (b) if any Potential Financing is consummated pursuant to the terms of this Agreement, the aggregate amount of net cash proceeds received from the consummation any such Potential Financing (if any), plus (c) any net proceeds obtained by the Company as a result of any debt financing arrangements for borrowed money entered into by the Company following the date hereof (if any), plus (d) any other cash of Purchaser or the Target Companies that will be on hand at the Closing, in each case, without giving effect to payment of Company Transaction Expenses or Purchaser Transaction Expenses; provided that, with respect to debt financing described in clause (c), only the amounts outstanding immediately following the Closing shall be considered when determining the Available Closing Cash.
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the WBCA, prior to the Second Effective Time.

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“Company Class A Common Stock” means the class A common stock, par value $0.0001 per share, of the Company.
“Company Class B Common Stock” means the class B common stock, par value $0.0001 per share, of the Company.
“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.
“Company Equity Value” means an amount equal to seventy-five million four hundred thousand dollars $75,400,000 less the Broker Dealer Acquisition Purchase Price and the Bank Acquisition Purchase Price.
“Company Intellectual Property Rights” means (i) all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any of its Affiliates (“Company Owned Intellectual Property Rights”), and (ii) all other Intellectual Property Rights licensed by, purported to be licensed by, used in or held for use in, necessary for or material to the conduct of the business of the Company or any of its Affiliates as currently conducted and as proposed to be conducted (“Third Party Intellectual Property Rights”).
“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.
“Company Sale” means, other than the Contemplated Transactions, (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Purchaser, or (b) a sale or disposition of all or substantially all of the assets of Purchaser and its Subsidiaries on a consolidated basis, in each case that results in Purchaser Common Stock being converted into cash or other consideration (including equity securities of another Person) (other than a transaction where Purchaser Common Stock is converted into equity securities of a Person who has substantially similar ownership to Purchaser immediately prior to such transaction).
“Company Stock” means shares of the Company Common Stock and the Company Preferred Stock. As of the Second Effective Time, the Company’s initial Articles of Incorporation authorizes a total of 22,000,000 shares of capital stock, divided into 12,000,000 shares of common stock, at par value $0.0001 (the “Common Stock”) and 10,000,000 shares of preferred stock, at par value $0.0001 (the “Preferred Stock”).
“Company Technology” means (i) all Technology that is owned, or purported to be owned, by the Company or any of its Affiliates (“Company Owned Technology”), and (ii) all other Technology licensed by, purported to be licensed by, used in or held for use in, necessary for or material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted (“Third Party Technology”).
“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to the Company and its Subsidiaries), (b) any “single trigger” stay,

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retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable by the Company solely in connection with the consummation of the Contemplated Transactions (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (1) such amounts are payable as of the Closing Date, and (2) no deferral of such Taxes has occurred under any COVID-19 legislation relief program), and (c) all fees in connection with filings with Governmental Authorities, including filings or applications required under Antitrust Laws or other materials contemplated by Section 6.9, the Requisite Regulatory Approvals and filings with the SEC and any related printer fees.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contemplated Transactions” means the consummation by the Company of the transactions contemplated in this Agreement, each Ancillary Agreement, and the other transactions contemplated to be completed in accordance with the terms and conditions of this Agreement, including the transactions contemplated by the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, and the Contribution Agreement.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property Rights), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant under the WBCA.
“Domain Name” means any network or web site domain name or other universal resource locator (URL).
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency

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Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, export, copy, reproduce, publish, market, display, perform, distribute, commercialize, license, sublicense, make available, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission, now know or hereafter invented.
“FINRA” means Financial Industry Regulatory Authority.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including the Federal Reserve Board, or any self-regulatory organization, including FINRA, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (d) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (e) all obligation described in clauses (a) through (e) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Intellectual Property Rights” means all world-wide intellectual property rights, including all (i) Patents, (ii) Trademarks (registered and unregistered), (iii) copyrights (registered or unregistered), works of authorship and copyrightable works and registrations and applications for registration thereof, (iv) rights in Software, (v) Trade Secrets, (vi) other intellectual property rights (including, without limitation, inventors’ rights and moral rights) throughout the world relating to the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdiction).
“Internal System” means the computer, communications network and other information technology systems and any application service provider services, hosted service, “Software-as-a-Service”, “Infrastructure-as-a-Service”, “Platform-as-a-Service” or similar “cloud” service used for internal purposes by the Company.

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“International Trade Laws” means all applicable U.S. and non-U.S. laws, regulations, orders, directives, and/or governmental contractual obligations relating to economic and trade sanctions, export controls, export filings, customs and imports, anti-boycott, anti-money laundering, foreign direct investment reviews, and anti-corruption and anti-bribery.
“Internet Names” means all Domain Names and Facebook, Twitter, Instagram, Snapchat, LinkedIn and other social networking names, tags and registrations.
“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of Purchaser, dated as of February 8, 2021, and filed with the SEC on February 10, 2021 (File Nos. 333-252226 and 333-252761).
“IPO Underwriter” means Chardan Capital Markets, LLC.
“IPO Underwriter Fees” means the costs and expenses incurred by Purchaser and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the Contemplated Transactions.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Knowledge” means, with respect to (i) the Company, the actual knowledge of Robert McBey and Craig Ridenhour, after reasonable inquiry or (ii) Purchaser, the actual knowledge of John Schaible, Miguel Leon and Daniel Caamano V, after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions, or to perform its obligations under this Agreement or the Ancillary Documents to which it is a party or bound; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of the COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of the COVID-19 pandemic); (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural

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disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority; and (vii) with respect to Purchaser, the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on Purchaser’s stock price and the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  — (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.
“Merger Consideration” means the number of shares of New Pubco Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.
“Merger Sub 1 Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub 1.
“Merger Sub 2 Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub 2.
“New Pubco Bylaws” means the amended and restated bylaws of New Pubco in a form and substance to be agreed upon by the Parties.
“New Pubco Charter” means the amended and restated certificate of incorporation of New Pubco in a form and substance to be agreed upon by the Parties.
“New Pubco Common Stock” means the common stock, par value $0.0001 per share, of New Pubco.
“New Pubco Private Warrant” means one of the redeemable private placement warrants entitling the holder to purchase shares of New Pubco Common Stock.
“New Pubco Public Warrant” means one of the redeemable public warrants entitling the holder to purchase shares of New Pubco Common Stock.
“New Pubco Warrants” means New Pubco Private Warrants and New Pubco Public Warrants, collectively.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model, including, without limitation, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL), Lesser General Public License (LGPL) or Affero General Public License, (ii) the Artistic License, (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards Source License (SISSL), (vii) the BSD License, (viii) the Apache Software License, (ix) Business Source License (BSL), and (x) the MIT License (MIT).
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

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“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Pacsquare LOI” means that certain letter agreement, dated August 18, 2022, by and between Pacsquare Technologies, LLC, a Texas limited liability company (“Pacsquare”) and Company.
“Patents” means all patents, patent applications, patent disclosures, records of intention, and priority rights, utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs (including additions, provisional applications, national, regional and international applications, substitutions, continuations, continuations-in-part, divisionals, continued prosecution applications, renewals, extensions, revivals, reissues and reexaminations).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Per Share Merger Consideration” means, the Merger Consideration divided by the number of shares of outstanding shares of Company Common Stock.
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) non-exclusive licenses, sublicenses or other rights to Company Intellectual Property Rights granted to any licensee in the ordinary course of business or (f) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Privacy Laws” means all applicable United States state and federal Laws, and the applicable laws of any other jurisdictions, relating to privacy and protection of Personal Data, data availability, data destruction and data breach, including security incident notification.
“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Merger Consideration payable by Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Purchaser to all Company Stockholders in accordance with the terms of this Agreement, as set forth on the Allocation Schedule.

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“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.
“Product” means any product (including any Software, hardware, firmware, server, equipment, tool, device, software as a service, platform as a service, infrastructure as a service or other “cloud” product) now or previously made commercially available (including for use on a service or subscription basis or on a hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service basis), deployed, marketed, distributed, provided, supported, sold, offered for sale, imported or exported for resale or licensed by or on behalf of the Company or any of its Affiliates, together with all user documentation, Software and other files and information related thereto.
“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
“Purchaser Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Purchaser, filed with the Secretary of State of the State of Delaware on February 4, 2021.
“Purchaser Common Stock” means the shares of common stock of Purchaser, par value $0.0001 per share.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.
“Purchaser’s Organizational Documents” means the Purchaser Certificate of Incorporation, and the bylaws of Purchaser.
“Purchaser Parties” means, collectively, Purchaser, New Pubco, Merger Sub 1 and Merger Sub 2.
“Purchaser Preferred Stock” means the shares of preferred stock of Purchaser, par value $0.0001 per share.
“Purchaser Private Warrants” means each warrant to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.
“Purchaser Public Warrants” means each warrant to purchase one-half of one share of Purchaser Common Stock at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.
“Purchaser Securities” means Purchaser Units, Purchaser Common Stock, Purchaser Preferred Stock and Purchaser Warrants, collectively.
“Purchaser Transaction Expenses” means all fees, costs and expenses of Purchaser incurred prior to and through the Closing Date in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to Purchaser, and the IPO Underwriter Fees).
“Purchaser Units” means the units issued by Purchaser consisting of one (1) share of Purchaser Common Stock and one Purchaser Public Warrant.
“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

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“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Services” means any services now or previously provided by the Company or any of its Affiliates to its customers, end users and/or other persons, including without limitation, maintenance services, support services and consulting services (but excluding any Products provided on a hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service basis).
“Share Price” means, the share price equal to the volume weighted average closing sale price of one share of New Pubco Common Stock as reported on the NYSE (or the exchange on which the shares of New Pubco Common Stock are then listed) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New Pubco Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New Pubco Common Stock).
“Share Price Earn Out Period” means (i) with respect to Triggering Event I, the time period beginning on the Closing Date and ending on 11:59 p.m. (Eastern Time) on date that is the six (6)-month anniversary of the Closing Date, (ii) with respect to Triggering Event II, the time period beginning on the Closing Date and ending on 11:59 p.m. (Eastern Time) on date that is the twelve (12)-month anniversary of the Closing Date, and (iii) with respect to Triggering Event III, the time period beginning on the Closing Date and ending on 11:59 p.m. (Eastern Time) on date that is the eighteen (18)-month anniversary of the Closing Date.
“Share Price Earn Out Shares” means 5,944,444 shares of New Pubco Common Stock in the aggregate.
“Software” means computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules, header files, and other components), data, databases and documentation thereof.
“Software Products Earn Out Shares” means, during each Software Product Earn Out Period, the shares of New Pubco Common Stock issued by New PubCo to Atlas FinTech equal to (i) Software Products Earn Out Revenue divided by (ii) the greater of (x) $10.00 or (y) the Share Price of New Pubco Common Stock as of 11:59 p.m. (Eastern Time) on the last day of the Software Product Earn Out Period.
“Software Products Earn Out Revenue” means, with respect to any Software Products Earn Out Period, (i) 50% multiplied by (ii) the Software Products Gross Revenue (earned during such Software Product Earn Out Period), which amount shall not exceed $4,000,000.
“Software Products Earn Out Statement” means a detailed statement of the Software Products Gross Revenue attributable to the applicable Software Products Earn Out Period.
“Software Products Gross Revenue” means, with respect to any Software Products Earn Out Period, the gross revenue of New PubCo or any of its Subsidiaries recognized on account of a Software Products Earn Out Period that is earned, generated from, or produced by, in each case, directly from the ownership, use, sale and operation of the Transferred Software Products (as defined in the Contribution Agreement), which

Annex A-1-69

(i) shall be calculated in accordance with GAAP, consistently applied by New PubCo, (ii) shall be based on the audited financial statements of New Pubco and its Subsidiaries for such Software Product Earn Out Period and (iii) shall not include any intercompany revenue line items.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“Sponsors” means Quantum Ventures LLC, a Delaware limited liability company, and Chardan Quantum LLC, a Delaware limited liability company, collectively.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Target Companies” means each of the Company, the Target Broker-Dealer and the Target Bank.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes and including any amendment thereof.
“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind in the nature of (or similar to) taxes whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Technology” means all computer hardware and equipment, electronic, electrical, and mechanical equipment, telecommunication networks, equipment, and infrastructure, and all other forms of technology and embodiments of Intellectual Property Rights, including improvements, modifications, works in process, derivatives, or changes, in each case in tangible form.
“Trade Secrets” means any trade secrets, confidential business information, and proprietary know-how, including concepts, ideas, designs, plans, research or development information and results, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, data (including business, marketing and technical data and customer, prospect and supplier lists), inventions (whether or not patentable and whether or not reduced to practice), and modifications, extensions, and/or improvements of any of the foregoing.
“Trademarks” means any registered or common law trademarks, service marks, trade dress, trade names, logos, Internet Names, corporate names, doing business as designations (DBAs), fictitious names, service marks, and common law trademarks and service marks and trade dress, together with all of the goodwill associated therewith, and any applications for registration of the foregoing.
“Trading Day” means any day on which shares of New Pubco Common Stock are actually traded on the principal securities exchange or securities market on which shares of New Pubco Common Stock are then traded.

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“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Share Price Earn Out Period, the Share Price of New Pubco Common Stock is greater than or equal to $12.50.
“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Share Price Earn Out Period, the Share Price of New Pubco Common Stock is greater than or equal to $15.00.
“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Share Price Earn Out Period, the Share Price of New Pubco Common Stock is greater than or equal to $17.50.
“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.
“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 4, 2021, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.
“Trust Termination Letter” means the termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement.
“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.
“Warrant Agreement” means that certain Warrant Agreement, dated as of February 4, 2021, as it may be amended, by and between Purchaser and Continental.
“Working Capital Loans” mean any Indebtedness of Purchaser from its Affiliates and stockholders to provide working capital to Purchaser.
12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section
Acquisition Proposal	6.6(a)(i)
Agreement	Preamble
Allocation Schedule	2.4
Alternative Transaction	6.6(a)(ii)
Antitrust Laws	6.9(c)
Atlas FinTech	Recitals
Audited Financials	6.12(a)
Bank Acquisition Agreement	Recitals
Bank Acquisition Purchase Price	Recitals
Broker-Dealer Acquisition Agreement	Recitals
Broker Dealer Acquisition Purchase Price	Recitals
Broker-Dealer Compliance Policies	4.26(c)
Business Combination	10.1
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Company	Preamble

Annex A-1-71

Term	Section
Company Benefit Plan	4.19(a)
Company Certificate(s)	1.8(b)
Company Directors	6.16(a)
Company Closing Statement	2.2
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company Internet Names	4.13(k)
Company IP	6.2(b)(vii)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered Intellectual Property	4.13(b)
Company Stockholder(s)	Recitals
Company Stockholders Written Consent	Recitals
Confidentiality Agreement	6.15
Contributed Assets	Recitals
Conversion	1.8
D&O Indemnified Persons	6.17(a)
D&O Tail Insurance	6.17(b)
DGCL	3.5(a)
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange Agent	1.8(a)
Exploitation	4.12(a)(xiii)
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Federal Reserve Board	3.3
Federal Securities Laws	6.7
First Certificate of Merger	1.2(a)
First Effective Time	1.2(a)
First Merger	Recitals
Firs Surviving Corporation	1.1(a)
Incentive Plan	6.12(a)
Independent Accountant	1.11
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	4.7(a)
Interim Period	6.1(a)
Registration Rights and Lock-Up Agreement	Recitals
Materially Burdensome Regulatory Condition	6.9(d)
McBey	Preamble
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
New Pubco	Preamble

Annex A-1-72

Term	Section
OFAC	3.19(c)
Outside Date	9.1(b)
Potential Financing	6.19
Proxy Statement	6.12(a)
Public Certifications	3.6(a)
Purchaser Material Contract	3.13
Public Stockholders	10.1
Purchaser	Preamble
Purchaser Counsel	11.13(a)
Purchaser Disclosure Schedules	Article III
Purchaser Special Meeting	6.12(a)
Purchaser Stockholder Approval Matters	6.12(a)
Purchaser Support Agreement	Recitals
Redemption	6.12(a)
Related Person	4.21
Released Claims	10.1
Registration Rights and Lock-Up Agreement	Recitals
Required Company Stockholder Approval	8.1(b)
Required Purchaser Stockholder Approval	8.1(a)
Requisite Regulatory Approvals	6.9(c)
SEC Reports	3.6(a)
Second Certificate of Merger	1.2(b)
Second Effective Time	1.2(b)
Second Merger	Recitals
Second Surviving Corporation	1.1(b)
Section 409A Plan	4.19(j)
Share Price Earn Out Recipients	1.11
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
Software Products Earn Out Period	1.11
Target	Recitals
Target Bank	Recitals
Target Broker-Dealer	Recitals
WBCA	1.1
$12.50 Earn Out Shares	1.11
$15 Earn Out Shares	1.11
$17 Earn Out Shares	1.11
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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.
The Purchaser:
QUANTUM FINTECH ACQUISITION CORPORATION
By:
/s/ John Schaible

Name:
John Schaible

Title:
Chief Executive Officer

New Pubco:
CALCULATOR NEW PUBCO, INC.
By:
/s/ Steven J. Carlson

Name:
Steven J. Carlson

Title:
Steven J. Carlson

Merger Sub 1:
CALCULATOR MERGER SUB 1, INC.
By:
/s/ Steven J. Carlson

Name:
Steven J. Carlson

Title:
Steven J. Carlson

Merger Sub 2:
CALCULATOR MERGER SUB 2, INC.
By:
/s/ Steven J. Carlson

Name:
Steven J. Carlson

Title:
Steven J. Carlson

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.
The Company:
ATLASCLEAR, INC.
By:
/s/ Craig Ridenhour

Name:
Craig Ridenhour

Title:
Chief Business Development Officer

The Company Stockholders
ATLAS FINTECH HOLDINGS, CORP.
By:
/s/ Craig Ridenhour

Name:
Craig Ridenhour

Title:
Chief Business Development Officer

By:
/s/ Robert McBey

Name:
ROBERT MCBEY

[Signature Page to Business Combination Agreement]

Annex A-1-75

Exhibit A
Form of Purchaser Support Agreement
[Intentionally Omitted]

Annex A-1-76

Exhibit B
Form of Registration Rights and Lock-Up Agreement
[Intentionally Omitted]

Annex A-1-77

Exhibit C
Broker-Dealer Acquisition Agreement
[Intentionally Omitted]

Annex A-1-78

Exhibit D
Bank Acquisition Agreement
[Intentionally Omitted]

Annex A-1-79

Exhibit E
Contribution Agreement
[Intentionally Omitted]

Annex A-1-80

Annex A-2
AMENDMENT NO. 1
TO THE
BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of April 28, 2023, to the Business Combination Agreement, dated as of November 16, 2022 (as amended, the “Business Combination Agreement”), is by and between Quantum FinTech Acquisition Corporation, a company incorporated in Delaware (together with its successors, the “Purchaser”) and AtlasClear, Inc., a Wyoming corporation (the “Company”). Purchaser and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.
WHEREAS, Section 11.8 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement only be execution of a written instrument signed by Purchaser and the Company; and
WHEREAS, Purchaser and the Company desire to amend the Business Combination Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
1.   Amend and Restate Section 6.20.   Section 6.20 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“Pacsquare Acquisition Agreement.   The Company and each Company Stockholder will, and will cause his, her or its respective Representatives, as applicable, to, (i) enter into a definitive agreement to reflect the terms and condition of the Pacsquare LOI (the “Pacsquare Acquisition Agreement”) and (ii) consummate the transactions contemplated by the Pacsquare Acquisition Agreement.”
2.   Amend and Restate Section 8.3(e).   Section 8.3(e) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“Pre-Closing Transactions.   The transactions contemplated by the Broker-Dealer Acquisition Agreement and the Contribution Agreement shall have been duly consummated, or shall be consummated substantially simultaneously with the Closing, in each case, in accordance with the terms thereof. The terms and conditions of the Bank Acquisition Agreement shall be in full force and effect as of the Closing Date.”
3.   Amend and Restate Section 9.1(g).   Section 9.1(g) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“by written notice by Purchaser to the Company, if any of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement or the Contribution Agreement is terminated or if any of the conditions set forth in the Broker-Dealer Acquisition Agreement or the Bank Acquisition Agreement are reasonably likely to be unsatisfied;”
ARTICLE II
MISCELLANEOUS
1.   No Further Amendment.   Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed

Annex A-2-1

to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.
2.   Effect of Amendment.   This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.
3.   Governing Law.   This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (and in the absence of jurisdiction, the Parties consent to be subject to the jurisdiction of the United States District Court for the District of Delaware or any other state court located in Wilmington, Delaware).
4.   Severability.   In case any provision in this Amendment shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
5.   Counterparts.   This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows.]

Annex A-2-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
The Purchaser:
QUANTUM FINTECH ACQUISITION CORPORATION
By:
/s/ John Schaible

Name: John Schaible
Title: Chief Executive Officer
The Company:
ATLASCLEAR, INC.
By:
/s/ Craig Ridenhour

Name: Craig Ridenhour
Title: Chief Business Development Officer

Annex A-2-3

Annex A-3
AMENDMENT NO. 2
TO THE
BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of August 8, 2023, to the Business Combination Agreement, dated as of November 16, 2022 (as amended, the “Business Combination Agreement”), is by and between Quantum FinTech Acquisition Corporation, a company incorporated in Delaware (together with its successors, the “Purchaser”) and AtlasClear, Inc., a Wyoming corporation (the “Company”). Purchaser and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.
WHEREAS, Section 11.8 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement only be execution of a written instrument signed by Purchaser and the Company; and
WHEREAS, Purchaser and the Company desire to amend the Business Combination Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
1.   Amend and Restate Section 9.1(b).   Section 9.1(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by November 6, 2023 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”
ARTICLE II
MISCELLANEOUS
1.   No Further Amendment.   Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.
2.   Effect of Amendment.   This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.
3.   Governing Law.   This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (and in the absence of jurisdiction, the Parties

Annex A-3-1

consent to be subject to the jurisdiction of the United States District Court for the District of Delaware or any other state court located in Wilmington, Delaware).
4.   Severability.   In case any provision in this Amendment shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
5.   Counterparts.   This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows.]

Annex A-3-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
The Purchaser:
QUANTUM FINTECH ACQUISITION CORPORATION
By:
/s/ John Schaible

Name: John Schaible
Title: Chief Executive Officer
The Company:
ATLASCLEAR, INC.
By:
/s/ Craig Ridenhour

Name: Craig Ridenhour
Title: Chief Business Development Officer

Annex A-3-3

Annex B-1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CALCULATOR NEW PUBCO, INC.
Calculator New Pubco, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
A.   The name of this corporation is Calculator New Pubco, Inc. Its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 13, 2022.
B.   This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) was duly adopted by the Board of Directors of this corporation and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
C.   This Amended and Restated Certificate restates, integrates and amends the provisions of the Original Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.
D.   The text of the Original Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of this corporation is AtlasClear Holdings, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV
Section 1.   Total Authorized
1.1   The total number of shares of all classes of stock that the Corporation has authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
1.2   The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor.
Section 2.   The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase

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(but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.
Section 3.   Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
Section 4.   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock).
ARTICLE V
Section 1.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
Section 3.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be elected at the annual meeting of the stockholders, except as provided in Section 4 below. At each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission as permitted by and in the manner set forth in the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, a director may be removed from the Board only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as a director. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
Section 4.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise

B-1-2

provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
Section 5.   Election of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VI
Section 1.   To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
Section 2.   Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such inconsistent provision.
ARTICLE VII
The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VIII
Section 1.   Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2.   Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

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ARTICLE IX
Section 1.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
Section 2.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Section 3.   Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X
If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Amended and Restated Certificate (including, without limitation, all portions of any section of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.
ARTICLE XI
The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate (including any Certificate of Designation), and subject to Section 1 and 2 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with this Article XI, Section 2, 3 and 4 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX or Article X (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally

B-1-4

in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.
IN WITNESS WHEREOF, Quantum FinTech Acquisition Corporation has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on this [•] day of [•], 2023.

Name:
Title:

B-1-5

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
QUANTUM FINTECH ACQUISITION CORPORATION
February 6, 2023
Quantum FinTech Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “Quantum FinTech Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 1, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2021;
2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.
3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4. The text of Section 9.1(b), 9.2(a), 9.2(d), 9.2(e), 9.2(f) and 9.7 is hereby amended and restated to read in full as follows:
9.1(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on January  19, 2021, as amended (the “Registration Statement”), was deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest income (if any) to pay the Corporation’s taxes, if any, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by February  9, 2023; provided that the Company may extend such date by up to an additional six months, to up to August  9, 2023, provided that Quantum Ventures LLC (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.055 by the number of public shares then outstanding, up to a maximum of $175,000 for each such one-month extension, unless the closing of the Corporation’s Business Combination shall have occurred, for such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination, or such earlier date as determined by the Board (as applicable, the “Termination Date”), subject to applicable law, and (iii) the redemption of Offering Shares in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not completed an initial Business Combination by the Termination Date or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Quantum Ventures LLC, Chardan Quantum LLC (collectively, the “Co-Sponsors”) or the officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
9.2(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the

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consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
9.2(d) In the event that the Corporation has not completed an initial Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Offering Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Corporation to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.
9.2(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.
9.2(f) [RESERVED].
9.7 If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or amendments to this Amended and Restated Certificate prior thereto or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination by the Termination Date or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of the then outstanding Offering Shares.

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IN WITNESS WHEREOF, Quantum FinTech Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.
QUANTUM FINTECH ACQUISITION CORPORATION
By:
/s/ John Schaible

Name: John Schaible
Title: Chief Executive Officer

B-1-8

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
QUANTUM FINTECH ACQUISITION CORPORATION
August 4, 2023
Quantum FinTech Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “Quantum FinTech Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 1, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 4, 2021 and amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 6, 2023 (as amended, the “Amended and Restated Certificate”).
2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.
3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4. The text of Section 9.1(b) is hereby amended and restated to read in full as follows:
9.1(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2021, as amended (the “Registration Statement”), was deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest income (if any) to pay the Corporation’s taxes, if any, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by August 9, 2023; provided that the Company may extend such date by up to an additional six months, to up to February 9, 2024, provided that Quantum Ventures LLC (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.04 by the number of public shares then outstanding, up to a maximum of $160,000 for each such one-month extension, unless the closing of the Corporation’s Business Combination shall have occurred, for such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination, or such earlier date as determined by the Board (as applicable, the “Termination Date”), subject to applicable law, and (iii) the redemption of Offering Shares in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not completed an initial Business Combination by the Termination Date or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Quantum Ventures LLC, Chardan Quantum LLC (collectively, the “Co-Sponsors”) or the officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

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IN WITNESS WHEREOF, Quantum FinTech Acquisition Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.
QUANTUM FINTECH ACQUISITION CORPORATION
By:
/s/ John Schaible

Name: John Schaible
Title: Chief Executive Officer

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Annex B-2
CALCULATOR NEW PUBCO, INC.
a Delaware corporation
AMENDED AND RESTATED BYLAWS
As adopted on            , 2023
(Effective as of            , 2023)

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CALCULATOR NEW PUBCO, INC.
a Delaware corporation
AMENDED AND RESTATED BYLAWS

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CALCULATOR NEW PUBCO, INC.
a Delaware corporation
AMENDED AND RESTATED BYLAWS
As adopted on            , 2022
(Effective as of            , 2023)
ARTICLE I: STOCKHOLDERS
Section 1.1:   Annual Meetings.   An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Calculator New Pubco, Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting, subject to the requirements of Section 1.11 of these Bylaws.
Section 1.2:   Special Meetings.   Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
Section 1.3:   Notice of Meetings.   Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
Section 1.4:   Adjournments.   The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of the stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.
Section 1.5:   Quorum.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a

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quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
Section 1.6:   Organization.   Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in such person’s absence, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 1.7:   Voting; Proxies.   Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).
Section 1.8:   Fixing Date for Determination of Stockholders of Record.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60), nor less than ten (10), days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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Section 1.9:   List of Stockholders Entitled to Vote.   The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided, that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
Section 1.10:   Inspectors of Elections.
1.10.1   Applicability.   Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.
1.10.2   Appointment.   The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.
1.10.3   Inspector’s Oath.   Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
1.10.4   Duties of Inspectors.   At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
1.10.5   Opening and Closing of Polls.   The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.
1.10.6   Determinations.   In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast

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or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
Section 1.11:   Notice of Stockholder Business; Nominations.
1.11.1   Annual Meeting of Stockholders.
(a)   Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.
(b)   For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:
(i)   the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;
(ii)   such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;
(iii)   if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
(iv)   if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s first annual meeting following the closing the Transaction (as defined below), for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.11.2 of these Bylaws); provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the

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close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:
(X)   as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:
(i)   the name, age, business address and residence address of such person;
(ii)   the principal occupation or employment of such nominee;
(iii)
the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv)
the date or dates such shares were acquired and the investment intent of such acquisition;

(v)
all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi)
whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Common Stock is primarily traded.

(Y)   as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and
(Z)   as to the Proposing Person giving the notice:
(i)
the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii)
the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii)
whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding,

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relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;
(iv)
any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v)
any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi)
any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(vii)
such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

(viii)
a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix)
as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(x)
a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi)
a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

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(xii)
any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(c)   Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if there was no annual meeting in the preceding year or the annual meeting is held more than thirty (30) days before or sixty (60) days after the anniversary date of the preceding year’s annual meeting, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.
(d)   Notwithstanding anything in Section 1.11 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds of the Whole Board.
1.11.2   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
1.11.3   General.
(a)   Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in

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accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)   Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(c)   For purposes of this Section 1.11 the following definitions shall apply:
(i)   a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;
(ii)   “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;
(iii)   “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;
(iv)   “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

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(v)   to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative, or (3) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.
ARTICLE II: BOARD OF DIRECTORS
Section 2.1:   Number; Qualifications.   The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
Section 2.2:   Election; Resignation; Removal; Vacancies.   Election of directors need not be by written ballot. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until the next succeeding annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.
Section 2.3:   Regular Meetings.   Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.
Section 2.4:   Special Meetings.   Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
Section 2.5:   Remote Meetings Permitted.   Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

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Section 2.6:   Quorum; Vote Required for Action.   At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.
Section 2.7:   Organization.   Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, the Chief Executive Officer, or (d) in such person’s absence, a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.8:   Unanimous Action by Directors in Lieu of a Meeting.   Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.9:   Powers.   Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 2.10:   Compensation of Directors.   Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.
Section 2.11:   Confidentiality.   Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.
ARTICLE III: COMMITTEES
Section 3.1:   Committees.   The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.
Section 3.2:   Committee Rules.   Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such

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rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.
ARTICLE IV: OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR
Section 4.1:   Generally.   The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.
Section 4.2:   Chief Executive Officer.   Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:
(a)   to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;
(b)   subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;
(c)   subject to Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;
(d)   to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation;
(e)   to sign certificates for shares of stock of the Corporation (if any); and
(f)   subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer. The Chief Executive Officer may be the Chairperson of the Board.
Section 4.3:   Chairperson of the Board.   Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.
Section 4.4:   Lead Independent Director.   The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the

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Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.
Section 4.5:   President.   The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.
Section 4.6:   Vice President.   Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.
Section 4.7:   Chief Financial Officer.   The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.
Section 4.8:   Treasurer.   The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.9:   Secretary.   The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.
Section 4.10:   Delegation of Authority.   The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
Section 4.11:   Removal.   Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.
ARTICLE V: STOCK
Section 5.1:   Certificates; Uncertificated Shares.   The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by

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certificates shall be entitled to have a certificate signed, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be obtained via facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
Section 5.2:   Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.   The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.3:   Other Regulations.   Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.
ARTICLE VI: INDEMNIFICATION
Section 6.1:   Indemnification of Officers and Directors.   Each person who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.
Section 6.2:   Advance of Expenses.   Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.
Section 6.3:   Non-Exclusivity of Rights.   The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested

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directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.
Section 6.4:   Indemnification Contracts.   The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.
Section 6.5:   Right of Indemnitee to Bring Suit.   The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.
6.5.1   Right to Bring Suit.   If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.
6.5.2   Effect of Determination.   Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
6.5.3   Burden of Proof.   In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.
Section 6.6:   Nature of Rights.   The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.
Section 6.7:   Insurance.   The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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ARTICLE VII: NOTICES
Section 7.1:   Notice.
7.1.1   Form and Delivery.   Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.
7.1.2   Electronic Transmission.   Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.
7.1.3   Affidavit of Giving Notice.   An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 7.2:   Waiver of Notice.   Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE VIII: INTERESTED DIRECTORS
Section 8.1:   Interested Directors.   No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or

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interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
Section 8.2:   Quorum.   Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
ARTICLE IX: MISCELLANEOUS
Section 9.1:   Fiscal Year.   The fiscal year of the Corporation shall be determined by resolution of the Board.
Section 9.2:   Seal.   The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.
Section 9.3:   Form of Records.   Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
Section 9.4:   Reliance Upon Books and Records.   A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 9.5:   Certificate of Incorporation Governs.   In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
Section 9.6:   Severability.   If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
Section 9.7:   Time Periods.   In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
ARTICLE X: AMENDMENT
Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.
* * * * *

B-2-19

I, [•], certify that I am Secretary of AtlasClear Holdings, Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification, and that the attached Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.
Dated:            , 2023

[•], Secretary

B-2-20

Annex C
ATLASCLEAR HOLDINGS, INC.
2023 EQUITY INCENTIVE PLAN
1.   Purposes of the Plan.   The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonus Awards.
2.   Definitions.   As used herein, the following definitions will apply:
(a)   “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)   “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(c)   “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.
(d)   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonus Awards.
(e)   “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)   “Board” means the Board of Directors of the Company.
(g)   “Cause” means, with respect to the termination of a Participant’s status as a Service Provider: (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s intentional damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h)   “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:
(i)   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii)   The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));
(iii)   A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board prior to the date of the appointment or election; or
(iv)   The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1)   a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;
(2)   a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;
(3)   the Company; and
(4)   a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(i)   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include (i) such section of the Code, any guidance and regulations promulgated under such section of the Code, including any successor provisions, guidance and regulations thereto, and (ii) any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)   “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(k)   “Common Stock” means the common stock of the Company.
(l)   “Company” means AtlasClear Holdings, Inc., a Delaware corporation, or any successor thereto.
(m)   “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.
(n)   “Director” means a member of the Board.
(o)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws. The Administrator in its discretion may determine whether a total and permanent disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(p)   “Effective Date” means [•].
(q)   “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(r)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)   “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (x) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (y) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.
(t)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;
(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or
(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.
(u)   “Fiscal Year” means the fiscal year of the Company.

(v)   “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w)   “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.
(x)   “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.
(y)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(z)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa)   “Option” means a stock option granted pursuant to the Plan.
(bb)   “Outside Director” means a Director who is not an Employee.
(cc)   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(dd)   “Participant” means the holder of an outstanding Award.
(ee)   “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.
(ff)   “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.
(gg)   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(hh)   “Plan” means this AtlasClear Holdings, Inc. 2023 Equity Incentive Plan, as may be amended from time to time.
(ii)   “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.
(jj)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(kk)   “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ll)   “Section 16(b)” means Section 16(b) of the Exchange Act.
(mm)   “Service Provider” means an Employee, Director or Independent Contractor.
(nn)   “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.
(oo)   ”Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(pp)   “Stock Bonus” or “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.
(qq)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(rr)   “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.
3.   Stock Subject to the Plan.
(a)   Stock Subject to the Plan.   Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is [•].1 The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this

1
NTD: To equal a number of shares of Common Stock equal to ten percent (10%) of the Common Stock issued and outstanding as of immediately following Closing.

Section 3(a), plus the number of Shares added to the Plan pursuant to Section 3(b) below, plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that become available for issuance pursuant to Section 3(c).
(b)   Automatic Share Reserve Increase.   The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2024 Fiscal Year through and including the first day of the 2033 Fiscal Year, in each case, in an amount equal to the lessor of (i) five percent (5%) of the total number of Shares that are issued and outstanding on the first day of the applicable Fiscal Year, (ii) the number of Shares initially reserved for issuance under the Plan pursuant to the first sentence of Section 3(a) above, and (iii) such smaller number of Shares as may be determined by the Board.
(c)   Lapsed Awards.   To the extent any Award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
(d)   Assumption or Substitution of Awards by the Company.   The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any Fiscal Year.
4.   Administration of the Plan.
(a)   Procedure.
(i)   Multiple Administrative Bodies.   Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)   Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)   Other Administration.   Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)   Powers of the Administrator.   Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
(i)   to determine the Fair Market Value in accordance with Section 2(t);

(ii)   to select the Service Providers to whom Awards may be granted hereunder;
(iii)   to determine the number of Shares to be covered by each Award granted hereunder;
(iv)   to approve forms of Award Agreements for use under the Plan;
(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions may include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)   to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;
(vii)   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(viii)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(ix)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);
(x)   to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to the terms and conditions of the Plan and compliance with all Applicable Laws, including, without limitation, Section 6(b) of the Plan regarding Incentive Stock Options and Section 409A of the Code);
(xi)   adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;
(xii)   to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
(xiii)   to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Award previously granted by the Administrator;
(xiv)   to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xv)   to make all other determinations deemed necessary or advisable for administering the Plan.
(c)   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.
(d)   Delegation.   To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or Officers.
(e)   Administration of Awards Subject to Performance Goals.   The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.
(f)   Section 16 of the Exchange Act.   Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).
5.   Award Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonus Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.   Stock Options.
(a)   Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted.
(b)   Term of Option.   The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)   Option Exercise Price and Consideration.
(i)   Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)   In the case of an Incentive Stock Option
(A)   granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B)   granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)   In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)   Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)   Exercisability and Vesting.   At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. An Option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(iii)   Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(d)   Exercise of Option.
(i)   Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
(ii)   Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, to the extent the Option is vested, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her Option for three (3) months following the Participant’s termination. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.
(iii)   Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, to the extent the Option is vested, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her vested Option for twelve (12) months following the Participant’s termination as a result of Participant’s Disability. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.
(iv)   Death of Participant.   If a Participant dies while a Service Provider, the Participant’s designated beneficiary (provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator) may exercise the Participant’s vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, any such designated beneficiary may exercise Participant’s vested Option for twelve (12) months following Participant’s death. If no such beneficiary has been designated by the Participant, then such vested Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant’s designated beneficiary, the personal representative of the Participant’s estate or the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution, as applicable, does not exercise the Participant’s vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.
(v)   Termination for Cause.   If a Participant ceases to be a Service Provider as a result of being terminated for Cause, (i) the Participant may exercise his or her vested Option within such period of time (if any) as is specified in the Award Agreement or, (ii) if there is no specified time in the Award Agreement, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her vested Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time (if any), the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option, if any.

7.   Restricted Stock.
(a)   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)   Vesting Criteria and Other Terms.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the Period of Restriction has lapsed. The Period of Restriction will lapse at such time, and upon such terms, as are determined by the Administrator, which may include the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the Period of Restriction will lapse upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(c)   Transferability.   Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)   Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)   Removal of Restrictions.   Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)   Voting Rights.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)   Dividends and Other Distributions.   Unless the Administrator provides otherwise, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, and any such dividends or distributions will be subject to the same terms, including, without limitation, vesting and restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.
(h)   Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.
8.   Restricted Stock Units.
(a)   Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.
(b)   Vesting Criteria and Other Terms.   The Administrator will set vesting criteria and other terms in its discretion, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that settle. A Restricted Stock Unit Award will vest at such time, and upon such terms, as are determined by the Administrator, which may include upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the

Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(c)   Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria and any other conditions, the Participant will be entitled to have the Restricted Stock Units settled as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met for the Restricted Stock Units to settle.
(d)   Dividend Equivalents.   The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be settled unless and until the related Restricted Stock Units have vested and been earned.
(e)   Form and Timing of Settlement.   Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(f)   Cancellation.   On the date set forth in the Award Agreement, all Shares underlying any unvested, unearned Restricted Stock Units will be forfeited to the Company for future issuance.
9.   Stock Appreciation Rights.
(a)   Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)   Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)   Exercise Price and Other Terms.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)   Exercisability and Vesting.   At the time a Stock Appreciation Right is granted, the Administrator will fix the period within which the Stock Appreciation Right may vest and/or be exercised and will determine any conditions that must be satisfied before the Stock Appreciation Right may vest and/or be exercised. A Stock Appreciation Right will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.
(e)   Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)   Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)   The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.   Stock Bonus Awards.
(a)   Awards of Stock Bonuses.   A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may be made, but are not required to be made, pursuant to an Award Agreement.
(b)   Number of Shares.   The Administrator will have complete discretion to determine the number of Shares to be awarded to any Participant under a Stock Bonus Award and any other terms applicable to such Stock Bonus Award.
(c)   Form and Timing of Payment.   Payment of a Stock Bonus Award will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.
11.   Outside Director Limitations.   Stock awards granted during a single Fiscal Year under the Plan or otherwise, taken together with any cash fees paid during such Fiscal Year for services on the Board, shall not exceed $750,000 in total value for any Outside Director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.
12.   Leaves of Absence/Transfer Between Locations.   The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.
13.   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time), the Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of Shares or cash amount subject to any portion of any outstanding Award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding Award (in accordance with all Applicable Laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Administrator takes any action pursuant to this Section 13, the Participant will have no right with respect to any portion of any affected Award.
14.   Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.
15.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)   Adjustments.   In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.
(b)   Dissolution or Liquidation.   In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.
(c)   Corporate Transaction.   In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided that, at the discretion of the Administrator and to the extent permissible under all Applicable Laws (including without limitation Section 409A of the Code), such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; (E) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding Awards; (F) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to Shares previously acquired pursuant to any Awards; (G) the opportunity for Participants to exercise such outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate

Transaction and the termination of such outstanding, unexercised Options and/or Stock Appreciation Rights upon the consummation of such Corporate Transaction for no consideration; or (H) the cancellation of such outstanding Awards in exchange for no consideration.
(d)   Change in Control.   An Award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
16.   Tax.
(a)   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise or settlement thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that the Company or any Affiliate is required to withhold or deduct or that is otherwise applicable with respect to such Award.
(b)   Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares, or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.
(c)   Compliance With Section 409A of the Code.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.
17.   No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
18.   Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.   Corporate Records Control.   In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms

(e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
20.   Clawback/Recovery.   The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under, or benefits provided pursuant to, the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.
21.   Term of Plan.   Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.
22.   Amendment and Termination of the Plan.
(a)   Amendment and Termination.   The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
23.   Conditions Upon Issuance of Shares.
(a)   Legal Compliance.   Shares will not be issued pursuant to the vesting, exercise, settlement or payment (as applicable) of an Award unless the vesting, exercise, settlement or payment of such Award and the issuance and delivery of such Shares or cash will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)   Investment Representations.   As a condition to the vesting, exercise, settlement or payment of an Award, the Company may require the Participant to represent and warrant at the time of any such vesting, exercise, settlement or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
24.   Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, or payment of cash, hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares, or pay such cash, as to which such requisite authority will not have been obtained.
25.   Stockholder Approval.   The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.   Governing Law.   The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

Annex D
Strictly Confidential
November 02, 2022
The Special Independent Committee of
The Board of Directors and the Board of Directors
Quantum Fintech Acquisition Corporation
4221 W. Boy Scout Blvd.
Tampa
Florida, 33607 USA
Ladies and Gentlemen:
Reference is made herein to the proposed business combinations of Quantum FinTech Acquisition Corporation (herein “Quantum Fintech Acquisition Corporation” or the “Purchaser”), a corporation organized under the laws of Delaware, with AtlasClear, Inc. (herein “AtlasClear” or the “Company”) on the terms and subject to the conditions set forth in and pursuant to the draft of the Business Combination Agreement (the “Agreement”) dated November 2, 2022.
We understand that:
(i)
Quantum Fintech Acquisition Corporation proposes to enter into a Business Combination Agreement and Plan of Merger (the “Agreement”) providing for a business combination (the “Business Combination”)) with AtlasClear, Inc., a Wyoming corporation (the “Company”). To effect the Business Combination (a) Purchaser will form a newly incorporated Delaware corporation wholly owned by Purchaser (“New Pubco”); (b) Purchaser will form Merger Sub 1 and Merger Sub 2 as newly incorporated Delaware corporations wholly owned by New Pubco; (c) Purchaser will merge with and into Merger Sub 1 (the “First Merger”), with Purchaser being the surviving entity and becoming a wholly owned subsidiary of New Pubco, and (d) following the First Merger, Merger Sub 2 will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers” and each a “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of New Pubco;

(ii)
The Purchaser was formed on February 4, 2021, as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On February 4, 2021, the Purchaser priced an initial public offering (“IPO”) of 17,500,000 of its units at $10.00 per unit. On February 5, 2021, the units began trading on the New York Stock Exchange (“NYSE”) under the symbol “QFTA.U.” Each unit consisted of one share of the Company’s Class A common stock and one redeemable warrant, with each warrant entitling the holder thereof to purchase one half-share of common stock at a price of $11.50 per full share. Upon the commencement of separate trading of the units, the shares and the warrants, shares of the Purchaser’s common stock and redeemable warrants began trading on the NYSE under the symbols “QFTA” and “QFTA WS,” respectively. The IPO closed on February 9, 2021. During an overallotment period, an additional 2,625,000 units were sold by the underwriter. Gross IPO proceeds inclusive of the overallotment provision, to the Purchaser, prior to offering expenses totaled $201,500,000. Since its formation, the Purchaser has not conducted any business activities other than activities directed at and toward completing a Business Combination.

(iii)
Since their formation, Merger Sub 1 and Merger Sub 2 have not engaged in any business activities other than as contemplated by the Agreement, do not own directly or indirectly any ownership,

equity, profits or voting interest in any Person and have no assets or liabilities except those incurred in connection with this Agreement and the ancillary documents to which they are a party and the Merger (as defined herein), and, other than this Agreement and the ancillary documents to which they are a party, Merger Sub 1 and Merger Sub 2 are not party to or bound by any contract;
(iv)
The Company was incorporated under the Wyoming Business Corporations Act on January 13, 2022 to effect the acquisition of certain corporations and assets and to operate as a provider of technology-based integrated financial services and technology solutions to financial institutions with an emphasis on market participants believed to be underserved by larger vendors. On April 11, 2022, the Company entered into a definitive stock purchase agreement with Wilson-Davis & Co., Inc. (herein “Wilson-Davis” or “Target Acquisition 1”), a Utah corporation, and its selling shareholders (which stock purchase agreement will be amended, contemporaneously with signing the Agreement, the “Stock Purchase Agreement”) pursuant to which the Company will acquire all of the issued and outstanding shares of Wilson-Davis in a transaction that will close immediately prior to the Closing (also referred to herein as the “Effective Time”). The Company and Purchaser will enter into an agreement and plan of merger contemporaneously with signing the Agreement (the “CB Merger Agreement”) with Commercial Bancorp (“Commercial Bancorp” or “Target Acquisition 2”), a Wyoming corporation, financial holding company member of the Federal Reserve System and sole shareholder of Farmers State Bank, a community banking company, pursuant to which, among other things, Commercial Bancorp will be merged with and into a subsidiary of the Company in a transaction that will close as soon as practicable after the Effective Time. Contemporaneously with or preceding the Effective Time, the Company will acquire, via one or a series of asset purchase agreements (herein “The APAs” and collectively, “Target Acquisition 3,” and together with Target Acquisition 1 and Target Acquisition 2, the “Target Acquisitions”) selected technology hardware, software and intellectual property assets of Atlas FinTech Holdings, Inc. the consummation of which will provide the Company with technology and intellectual property assets deemed essential to the Company’s business plan;

(v)
The First Merger will be effected by a merger of Merger Sub 1 with and into the Purchaser, whereby the separate corporate existence of Merger Sub 1 will cease, and the Purchaser will continue as the surviving entity, as a result of which all of the issued and outstanding Common Stock of the Purchaser immediately prior to the Effective Time of the First Merger shall no longer be outstanding and shall convert into the right to receive an equal number of shares of Common Stock of New Pubco, all upon the terms and subject to the conditions set forth in the Agreement. We understand that the outstanding Purchaser Private Warrants and Public Warrants will be assumed by New Pubco and become warrants to purchase shares of New Pubco common stock in accordance with the terms of the Warrant Agreement governing such warrants;

(vi)
The Second Merger will be effected by a merger of Merger Sub 2 with and into the Company, whereby the separate corporate existence of the Merger Sub 2 will cease, and the Company will continue as the surviving entity, as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist in exchange for the right for each Company stockholder to receive its pro rata share of the merger consideration, all upon the terms and subject to the conditions set forth in the Agreement, and;

(vii)
New Pubco, indirectly through its subsidiaries, commencing as of the date that all Target Acquisitions are complete, will be engaged in the business of providing specialized integrated banking services and securities transaction execution, clearing and custodial services along with a range of proprietary technology solutions to institutional and corporate clients with an emphasis on small and mid-sized financial services industry companies.

As consideration for the Second Merger, the Purchaser proposes to pay, ratably according to beneficial ownership, the Company stockholders who are stockholders on the Effective Date (A) $75,400,000 in the form of New Pubco common stock valued at $10.00 per share, reduced by the Purchase Price for the Target Acquisitions, and the right to receive deferred conditional consideration (“Conditional Consideration” or “Earn Out Consideration”) of (B) up to 5,944,444 Share Price Earn Out Shares of New Pubco common stock and (C) up to $20,000,000 of Software Products Earn Out Shares valued at $10.00 per share to be paid if and to the extent earned after the Effective Date in accordance with the terms and conditions set forth in the Agreement. For the purposes of its this Opinion and its analyses underlying and on which its Opinion is based, Advisor herein defines total available merger consideration (“Merger Consideration”) as the sum of $75,400,000 (i.e. (A) not reduced by the Purchase Price of the Target Acquisitions and also referred to herein as “Closing Consideration”), plus the estimated fair market value of (B) plus the estimated fair market value of (C), the sum of (B) and (C) also referred to herein in as “Earn Out Consideration”.
On August 31, 2022, the Special Independent Committee (herein referred to as “SIC”) of the Board of Directors of the Purchaser engaged us as an advisor (“Advisor”) in respect of the proposed Business Combination and asked us to render an opinion as to the fairness, from a financial point of view, to the Purchaser and the unaffiliated stockholders of the Purchaser of the Merger Consideration to be paid to the Company stockholders pursuant to the Agreement and Wilson-Davis stockholders pursuant to the Stock Purchase Agreement, as of the date hereof (the “Opinion”).
Scope Of Advisor Analysis
Advisor has, among other things, reviewed the draft Agreement (dated November 01, 2022) and reviewed certain publicly available and non-public business and financial information relating to the Purchaser, the Company and the Target Acquisitions. Among other important assumptions on which the financial analyses contained herein are based, the Purchaser and the Company acknowledge and agree that:
(i)
the Company financial statements and Target Acquisitions financial statements have been calculated, assembled and presented to Advisor in accordance with generally accepted accounting principle of the United States (“U.S. GAAP”) applied on a basis consistent with the preparation of the Company’s and Target Acquisitions consolidated audited financial statements;

(ii)
all Company and Target Acquisitions consolidated historical partial year and forecast financial statements prepared for and provided to Advisor are unaudited financial statements prepared in accordance with U.S. GAAP and representing the Company’s best internal estimates of (i) partial-year actual financial performance and financial condition and; (ii) forecast financial performance and financial condition;

(iii)
unaudited financial information may differ from audited financial information, and;

(iv)
past financial performance is not representative of future performance and as such there can be no assurance that the Company, inclusive of Target Acquisitions, will achieve the financial forecasts provided by the Company.

Advisor reviewed certain non-public internal financial and business information in respect of the past and current business, operations, financial condition, financial performance and prospects of the Company inclusive of Target Acquisitions as furnished to Advisor by the Company and the Purchaser, including certain financial forecasts relating to the businesses of the Company, inclusive of the Target Acquisitions, prepared by the executive management of the Company. Advisor understands that the Board of Directors of the Company has authorized such information to be used by Purchaser for the purpose of negotiating and agreeing to the terms and conditions of the Agreement and by Advisor for the purpose or purposes of the analyses contained herein.
As part of its analyses, Advisor also has:
(i)
reviewed certain publicly available financial and business information in respect of the past and current business, operations, financial condition and prospects of the Purchaser and the Company, inclusive of the Target Acquisitions;

(ii)
compared the historical and forecast financial condition, financial performance and results of operations of the Company inclusive of the Target Acquisitions to those of other publicly traded companies considered to be reasonably comparable while acknowledging that no public company included in, by or for the purpose of such analysis is identical in business line, business scope and scale, financial performance (including revenue and profit growth rates and profit margins), financial capitalization and/or financial condition to that of the Company;

(iii)
compared the proposed Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to the imputed estimated fair market equity market capitalization of the Company resulting from the Advisor’s discounted cash flow analyses;

(iv)
compared the valuation multiples implied by the proposed Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company to valuation multiples implied by the equity market capitalization (“EMC”) valuation of selected publicly traded financial services companies considered reasonably comparable while acknowledging that no public company included in, by or for the purpose of such analysis is identical in business line, business scope and scale, financial performance (including revenue and profit growth rates and profit margins), financial capitalization and/or financial condition to that of the Company;

(v)
compared the valuation multiples implied by the proposed Merger Consideration to be paid pursuant to the terms of the Agreement by the Purchaser to the Company stockholders and the Wilson-Davis stockholders to the valuation multiples implied by the transaction value paid by acquirers of other selected comparable North American companies while acknowledging that no company which was the target company within the context of a precedent transaction included in, by or for the purpose of such analysis was identical in business line, business scope and scale, financial performance (including revenue and profit growth rates and profit margins), financial capitalization and/or financial condition to that of the Company, and;

(vi)
performed such other financial studies, analyses and investigations and considered such other factors, as deemed reasonably appropriate.

Assumptions, Qualifications and Other Limiting Considerations
Advisor acknowledged and recognized that the proposed Merger Consideration includes both Closing Consideration and Earn Out Consideration (the latter of which consisting of Share Price Earn Out Shares and Software Products Earn Out Shares). In respect of Earn Out Consideration, Advisor has made certain assumptions considered by Advisor to be important in their impact on Advisor’s analysis, including but not necessarily limited to Advisor’s fair market value estimates relating to amounts made available under two (2) separate and distinct Earn Out Consideration programs and, as such, the value in its totality of the Merger Consideration. In undertaking the formulation and application of said assumptions, Advisor acknowledges and represents that all such forecast assumptions may or may not become realized and as such, the actual amount of Earn Out Consideration, if any, and the actual amount of Merger Consideration may differ from the amounts set forth herein and included in Advisor’s analysis. Any change in such assumptions will result in Earn Out Consideration, if and when earned and paid, and Merger Consideration that will differ from the estimated net present value of Earn Out Consideration and Merger Consideration included herein and used by and relied upon Advisor in its analyses. Among other assumptions adopted and used by Advisor to estimate the fair market value of available Earn Out Consideration pursuant to the Agreement, Advisor has assumed:
(i)
the Earn Out Consideration will be earned and paid in accordance with the terms and conditions of the Agreement;

(ii)
the New Pubco share price on the Triggering Event date will be equal to the minimum required share price for the Triggering Event for the Share Price Earn Out Shares;

(iii)
the present value (“PV”) factor used by Advisor and applied by Advisor to future forecast Earn Out Consideration payments is consistent with and equivalent to the unlevered equity discount rate (“UEDR”) estimated and applied by Advisor in the discounted cash flow valuation methodology included herein, and;

(iv)
Advisor acknowledged that the New Pubco share price on the Triggering Event date for the Share Price Earn Out Shares may be greater or less than the required minimum Triggering Event stock price, and as such, the value attributable to each of the forecast Earn Out Consideration payments will range from $0.00 to a value materially greater than the values being assumed by the Advisor for this analysis.

As part of its analysis, Advisor made the following among other assumptions:
(i)
the Company’s Pro Forma Financial Forecast, as provided by the Company and Purchaser to Advisor, assumes that all Target Acquisitions (except for Commercial Bancorp/Farmers State Bank) will be completed on or prior to January 1, 2023;

(ii)
as to the Commercial Bancorp transaction, the Company is assuming that as of the Effective Time, completion shall be dependent only on receipt (or waiver) of regulatory approval;

(iii)
for financial reporting purposes, the Company’s fiscal year end will be December 31;

(iv)
the Company’s Pro Forma Financial Forecast assumes consummation of the Target Acquisitions on terms and conditions substantially consistent with the agreements delivered to and reviewed by the Advisor and future financial performance of said acquired companies and assets reasonably consistent the financial performance conforming with the Company’s Pro Forma Financial Forecast;

(v)
any modifications, terminations, or amendments to the proposed Business Combination Agreement could materially change the results of the Company’s Pro Forma Financial Forecast and thus render our Opinion not relevant and invalid;

(vi)
all financial results of the Company for the fiscal year ending December 31, 2022 are estimates endorsed by the Company and reflect only the estimated financial results of Wilson-Davis & Co., Inc., and no other entities or Target Acquisitions;

(vii)
the beginning of Year 1 in the Company Pro Forma Financial Forecast will commence within a commercially reasonable period (“Commercially Reasonable Period” or “CRP”), which the Advisor defines specifically for the purpose of Advisor’s analysis, as a period not to exceed six (6) to nine (9) months following the delivery of this Opinion. If the Company Pro Forma Financial Forecast commences at a time after said CRP, the forecast results of the Company, and thus the Advisor’s financial analyses, could materially change, and;

(viii)
In the event that the Company does not execute any one or all of the Target Acquisitions and does not execute a comparable acquisition to relace a Target Acquisition within a Commercially Reasonable Period, Advisor believes the probability of the Company achieving its long-range forecast will be diminished and the Company’s Pro Forma Financial Forecast may differ materially from the Company’s Pro Forma Financial Forecast on which Advisor’s analysis is based.

The Company provided the Purchaser and Advisor with a Board-approved multi-year financial forecast inclusive of the Company’s projected consolidated statement of financial performance (“Income Statement”) and the projected consolidated statement of financial condition (“Balance Sheet”) for the fiscal year ending December 31, 2022 through and including the fiscal year ending December 31, 2027, each presented on a pro forma basis to give full effect to the acquisition and integration of the Target Acquisitions and the Company’s stand-alone (independent) financial performance thereafter. The Company has informed Advisor that the financial forecast provided represents the Company’s best judgment as to its future financial performance and condition. As part of its analysis, Advisor utilized and undertook analyses consistent with a traditional free cash flow-based discounted cash flow (“DCF”) analyses to estimate the fair market valuation (“FMV”) of Company’s common equity capitalization on a fully diluted change of control basis. Advisor used sensitivity analyses to illustrate a range of outcomes based on a range of variables relating to net income growth rate, terminal year multiple (at which time the Company is assumed to be sold) and the cost of capital (assuming an unlevered equity discount rate, or “EDR” methodology). In incorporating financial forecast data and other information from the Company into its analyses, Advisor acknowledges and agrees that there can be no assurance that the Company will achieve the forecast results. Among others, the DCF analyses are based on the following principal assumptions:
(i)
For the duration of said forecast period, the Company will:

a)
complete and integrate only the Target Acquisitions and no other acquisition transactions;

b)
pay no dividends on its common shares (i.e. the analyses assumes the Company will maintain a 0.0% dividend payout ratio, retaining all earnings);

c)
achieve all assumptions as presented and included in certain schedules supporting the financial forecast data, and;

d)
achieve all financial forecasts and deploy all working and investment capital in the manner reflected in the its forecast and as presented to us.

(ii)
The Effective Time of the Merger will commence within a Commercially Reasonable Period and all Target Acquisitions will be consummated either prior to the Effective Time or within a Commercially Reasonable Period such that the Company will derive full financial benefit of its financial forecast for the fiscal year ending December 31, 2023 (that is, the full financial benefit of Year-1 of the forecast period and not less than full financial benefit will accrue to the Company).

(iii)
All of the issued and outstanding common shares of the Company, accounted for on a fully-diluted basis, will be sold on the fifth (5th) anniversary, whereupon all proceeds of such sale transaction will be paid ratably according to ownership interest to the Company shareholders in the form of immediately available and non-contingent cash consideration such that all shareholders will realize full and fair value for their shareholdings on a single date in time (“Company Sale”).

a)
The Company Sale will be consummated on a debt-free, cash-free basis with a special dividend of excess working capital payable and paid to shareholders.

b)
Cash flow available to common stockholders during forecast period and at the time of the Company Sale will be discounted to an estimated net present value (“NPV”) assuming a capitalization structure comprising 100% equity and 0% debt;

c)
The estimated cost of equity capital (EDR) shall be estimated in accordance with the methodology of the Capital Asset Pricing Model (“CAPM”);

d)
The 10-Year U.S. Treasury Bond is used as the applicable benchmark for the risk-free rate, and;

e)
Any and all sensitivity analyses performed by the Advisor was performed solely for illustrative purposes only and should not be interpreted by the Purchaser as Advisor attempting to assign probabilities to future financial forecast periods.

(iv)
All financial forecast data used in the Discounted Cash Flow Analysis were derived from the Company’s Pro Forma Financial Forecast. The Advisor relied on the Company’s assumptions that all Target Acquisitions (except for Commercial Bancorp/Farmers State Bank) will be completed at the Effective Time (December 31, 2022). As to the Commercial Bancorp transaction, the Company is assuming that as of the Effective Time, completion shall be dependent only on receipt (or waiver) of regulatory approval.

(v)
For financial reporting purposes, the Company’s fiscal year end is December 31.

(vi)
The Advisor is relying on the assumption by the Company that of all proposed, pending and agreed (but not yet closed) entities participating in the Business Combination Agreement are completed pursuant to representations made to Purchaser and Advisor by the Company executive management with express Board approval as part of this analysis.

(vii)
Any modifications, terminations, or amendments to the proposed Business Combination Agreement could materially change the results of the Company’s Pro Forma Financial Forecast, and concurrently affect The Advisor’s Discounted Cash Flow Analysis as a result of these changes.

(viii)
The 2022E period presented in the Advisor’s work product represents only the results of Wilson-Davis & Co., Inc., and no other entities or Target Acquisitions.

(ix)
All references to “Year 1” in the Company Financial Forecast refer to the period beginning on the date that all proposed Target Acquisitions are completed and ends twelve (12) months after the date that all proposed Target Acquisitions are completed. All future Financial Forecast years after Year 1 follow a twelve (12) month fiscal year in conformity with the periodicity of Year 1.

(x)
The Advisor’s analysis assumes that the beginning of Year 1 in the Company Financial Forecast commences within a Commercially Reasonable Period — which the Advisor defines as a period no longer than six (6) to nine (9) months following the delivery of The Advisor’s Opinion. If the Company Financial Forecast commences at a time after the Commercially Reasonable Period, the forecast results of the Company could materially change.

(xi)
In the event that the Company does not execute any one of the Target Acquisitions and does not execute a comparable acquisition to relace a Target Acquisition within a Commercially Reasonable Period, the Advisor believes the probability of the Company achieving its long-range forecast is diminished.

This Opinion has been prepared utilizing public information and non-public information provided by the Purchaser and the Company, including affiliates thereof and Wilson-Davis and Commercial Bank. In respect of the Target Acquisitions, Advisor has relied on the Purchaser to provide all Company financial projections on a pro forma basis giving effect to the consummation and full and complete integration, including purchase accounting under U.S. GAAP.
Advisor has relied upon the accuracy and completeness of the foregoing information and has not assumed any responsibility for any independent verification of such information. Advisor has not made any independent evaluation or appraisal of the assets or liabilities, solvency or fair value of the Purchaser, Company, or the entities or assets subject to Target Acquisitions.
In respect of the Company and Target Acquisitions, to the extent any forward-looking financial information appears herein, Advisor has relied upon the Purchaser and the management and the Board of Directors of the Company in the provision of same and as to the reasonableness and achievability of such forward-looking information (including the assumptions thereof and bases therefor). Advisor has assumed that such forecast or forecasts reflects the best currently available estimate and judgment of the Company as approved and authorized by the Company’s Board of Directors, and that such forecast or forecasts will be realized in the amounts and in conformance with the time period currently estimated by the Company. Advisor expresses no view as to any forward-looking financial information or the assumptions on which it is or they are based. Due to various risks and uncertainties, actual results may differ materially from those reflected or contemplated in such forward-looking financial information. The information set forth herein is based upon the information made available to Advisor as of the date hereof, unless indicated otherwise. Portions of the information herein may be based upon certain estimates provided directly to Advisor by the Company and the Purchaser, in which case Advisor has assumed said endorsement has been expressly received by the Company’s Board of Directors.
Advisor makes no representation or warranty, express or implied, with respect to the accuracy, adequacy or completeness of the information contained in these materials. Advisor expressly disclaims any liability for any statements, express or implied, contained in, or omissions from, these materials. The past performance information concerning the Purchaser, the Company and Target Acquisitions are not necessarily indicative of future results and there can be no assurance that any party will achieve comparable results in the future.
Advisor is acting as financial advisor to the Special Independent Committee of the Board of Directors of the Purchaser and to no other party. The information herein has been prepared for the SIC and the Board of Directors, only. Advisor expressly disclaims responsibility for and will not authorize distribution of this information to any other party except as expressly authorized in writing by Advisor. Nothing contained in this work product constitutes tax, accounting, actuarial, legal, regulatory, executive compensation or other professional advice. Nothing contained herein, either in whole or part, is intended to be a recommendation and as such, no party is authorized by Advisor to interpret or represent any such content as a recommendation. This letter and only this letter, duly authorized by us, may be interpreted to be and may be represented as our Opinion.
Nothing whatsoever contained herein, including but not limited to financial analyses in whole or in part, constitutes in any way an offer to sell or the solicitation of an offer to buy any securities in any U.S. state or other jurisdiction. This letter, in part and in its entirety, represents proprietary intellectual property of the Advisor and is provided on a confidential basis solely for the information of the SIC and the Board of

Directors of the Company so that it may consider the information described herein, and is not to be reproduced, shared or used for any other purpose. Furthermore, recipients of this work product are not to construe its contents as legal or financial advice nor advocacy in favor of the proposed Agreement, Merger, Business Combination or any other transaction related to or dependent on the Agreement. No attorney-client privilege or other similar relationship with any person shall be created by the transmittal or review of this work product.
In preparing our Opinion, with your consent, we have not assumed any responsibility for independent verification of, and have not verified, any of the foregoing information. We have, with your consent, assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. We have not been requested to make, and have not made, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Purchaser, the Company, or the Target Acquisitions or any of their respective affiliates, and we have not been furnished with any such evaluation or appraisal, nor have we made any physical inspection of the properties or assets of the Purchaser, the Company or the Target Acquisitions. Further, we have assumed, with your consent, that all of the information prepared by and furnished to us by the management of the Company and the Purchaser for purposes of this Opinion, including all non-public financial forecasts provided by the Company and the Target Acquisitions, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of the respective managements of the Company and Target Acquisitions. We express no opinion in respect of such forecasts or projections or the assumptions upon which they are based.
We have not undertaken any independent legal analysis of the Agreement, the Merger or any of the transaction or transactions contemplated by the Agreement, Merger or the Business Combination or any legal or regulatory proceedings pending or threatened related to the Purchaser, Company, or the Target Acquisitions. We have not been asked to (nor do we directly or indirectly) express any opinion as to the after-tax consequences of receipt of the Merger Consideration by the Company or the Target Acquisitions. No opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional advisers. We also have assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by us, and that the transaction or transactions thereto will be consummated on the terms described in the draft Agreement, without any material delay or waiver of any material terms or conditions by the Purchaser or Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and all transactions related thereto will be obtained without any adverse effect on the Purchaser and the Company. The issuance of this Opinion was approved by our Fairness Opinion committee in accordance with our customary practice.
Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the information made available to us as of the date hereof. We assume no responsibility for updating, revising or reaffirming this Opinion based on circumstances, developments or events occurring after the date hereof. Furthermore, we do not express any opinion as to the impact of the Merger or any transactions related thereto or on the solvency or viability of the Purchaser or on the Company or the ability of the Purchaser or the Company to fund their respective obligations when they come due.
Our Opinion does not address or make any recommendation as to the merits of the underlying decision by the Purchaser to enter into the Agreement and/or to complete the Target Acquisitions or the relative merits of the Target Acquisitions and the Agreement as compared to other business strategies that might be available to the Purchaser. We express no opinion as to whether any alternative transaction may result in terms, conditions or financial or strategic impact more favorable to the Purchaser or its stockholders than the Target Acquisitions and those contemplated by the Agreement. In addition, our Opinion does not in any manner address the prices at which the Common Stock of New Pubco will trade following consummation of the Target Acquisitions and the Agreement or the prices at which the Common Stock of New Pubco will trade at any time and we express no opinion or recommendation as to how the shareholders of the Purchaser should vote or act with respect to the Agreement. We are not expressing any opinion regarding the fairness of the amount or nature of any compensation or other such remuneration relating to retention agreements to any of the Purchaser or Company’s officers, employees, directors, or any class of such persons, relative to the Merger Consideration to be received by the Company stockholders and Wilson-Davis stockholders and/ or the Target Acquisitions. We express no opinion as to the fairness from a financial point of view to the Purchaser and the unaffiliated shareholders of the Purchaser of any consideration paid in connection with the Target Acquisitions and the Agreement to the holders of any specific class of securities, creditors or other constituencies of the Company.
This Opinion is for the use and benefit of the Board of Directors of the Purchaser including the Special Independent Committee of the Board of Directors and is rendered to the Board of Directors in connection with its consideration of the Mergers and Business Combination. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time or in any manner, in whole or in part, without our written consent; provided, however, that this letter may be included in its entirety in any registration statement, report, proxy statement or other filing made by the Purchaser with any United States regulatory authorities or in any such documents or similar documents disseminated to stockholders of the Purchaser in accordance with applicable securities law and may be referred to in such filings or documents as being included therein.
Disclosure Of Prior Relationships
We have not previously provided financial advisory services to the Purchaser, the Company or the Target Acquisitions and have not heretofore received remuneration for such services. In respect of the delivery of this Opinion, we will receive a fee for our services that is not contingent upon consummation of the Merger or transactions related thereto and/or contemplated by the Agreement, a portion of which was paid as a retainer fee upon our retention and the balance of which is payable in full upon our rendering this Opinion. The Company has also agreed to reimburse us for reasonable and documented out-of-pocket expenses and to indemnify us against certain liabilities that may arise out of this assignment, including the rendering of this Opinion, in each case subject to the conditions and limitations set forth in the Engagement Agreement dated August 31, 2022.
Conclusion
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the Company stockholders and Wilson-Davis stockholders is fair, from a financial point of view, to the Purchaser and the unaffiliated stockholders of the Purchaser.
The Opinion has been approved and authorized by the Fairness Opinion and Valuation Committee of SHEUMACK GMA.
Very truly yours,
/s/ SHEUMACK GMA
Sheumack Gma

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.
The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.
The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.   Exhibits and Financial Statements Schedules.
Exhibit Number	Description of Exhibit
2.1†*	Business Combination Agreement, dated as of November 16, 2022, by and among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc., Calculator Merger Sub 1, Inc., Calculator Merger Sub 2, Inc., AtlasClear, Inc., Atlas FinTech Holdings Corp. and Robert McBey (attached as Annex A-1 to the proxy statement/prospectus which forms part of this Registration Statement).
2.2*	Amendment No. 1 to Business Combination Agreement, dated as of April 28, 2023, by and among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc., Calculator Merger Sub 1, Inc., Calculator Merger Sub 2, Inc., AtlasClear, Inc., Atlas FinTech Holdings Corp. and Robert McBey (attached as Annex A-2 to the proxy statement/prospectus which forms part of this Registration Statement).
2.3*	Amendment No. 2 to Business Combination Agreement, dated as of August 8, 2023, by and among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc., Calculator Merger Sub 1, Inc., Calculator Merger Sub 2, Inc., AtlasClear, Inc., Atlas FinTech Holdings Corp. and Robert McBey (attached as Annex A-3 to the proxy statement/prospectus which forms part of this Registration Statement).
3.1*	Form of Amended and Restated Certificate of Incorporation of Quantum FinTech Acquisition Corporation, as amended (included as Annex B-1 to the proxy statement/prospectus which forms part of this Registration Statement).
3.2*	Form of Amended and Restated Bylaws of Calculator New Pubco, Inc. (included as Annex B-2 to the proxy statement/prospectus which forms part of this Registration Statement).
4.1*	Warrant Agreement, dated February 4, 2021, by and between Quantum FinTech Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
4.2*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Quantum FinTech Acquisition Corporation’s Registration Statement on Form S-1, as amended, filed on January 29, 2021).
4.3*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Quantum FinTech Acquisition Corporation’s Registration Statement on Form S-1, as amended, filed on January 29, 2021).
4.4*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Quantum FinTech Acquisition Corporation’s Registration Statement on Form S-1, as amended, filed on January 29, 2021).
4.5*	Form of Assignment, Assumption and Amendment Agreement among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc. and Continental Stock Transfer & Trust Company, as Warrant Agent.
5.1*	Legal opinion of Nelson Mullins Riley & Scarborough LLP.
10.1*	Purchaser Support Agreement, dated November 16, 2022, by and among Quantum Ventures LLC, Quantum FinTech Acquisition Corporation, AtlasClear, Inc. and certain directors and officers of Quantum FinTech Acquisition Corporation party thereto (incorporated by reference to Exhibit 10.1 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on November 17, 2022).
10.2*	Registration Rights and Lock-Up Agreement, dated November 16, 2022, by and among Calculator New Pubco, Inc. and the stockholders of AtlasClear, Inc. and Quantum FinTech Acquisition Corporation party thereto (incorporated by reference to Exhibit 10.2 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on November 17, 2022).

Exhibit Number	Description of Exhibit
10.3*	Agreement and Plan of Merger, dated November 16, 2022, by and among AtlasClear, Inc. and Commercial Bancorp and, with respect to Section 6.16 only, Calculator New Pubco, Inc. (incorporated by reference to Exhibit 10.3 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on November 17, 2022).
10.4*	Assignment and Assumption Agreement and Bill of Sale, dated November 16, 2022, by and among AtlasClear, Atlas FinTech, and Atlas Financial Technologies, Corp.
10.5#*	Form of the Equity Incentive Plan (included as Annex C to the proxy statement/prospectus which forms part of this Registration Statement).
10.6*	Administrative Support Agreement, dated February 4, 2021, by and between Quantum FinTech Acquisition Corporation and Quantum Ventures LLC (incorporated by reference to Exhibit 10.8 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.7*	Private Placement Warrants Purchase Agreement, dated February 4, 2021, by and between Quantum FinTech Acquisition Corporation and Quantum Ventures LLC (incorporated by reference to Exhibit 10.6 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.8*	Private Placement Warrants Purchase Agreement, dated February 4, 2021, by and between Quantum FinTech Acquisition Corporation and Chardan Quantum LLC (incorporated by reference to Exhibit 10.6 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.9*	Letter Agreement, dated February 4, 2021, among Quantum FinTech Acquisition Corporation, Quantum Ventures LLC and Chardan Quantum LLC. (incorporated by reference to Exhibit 10.1 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.10*	Letter Agreement, dated February 4, 2021, among Quantum FinTech Acquisition Corporation and each of the executive officers and directors of Quantum FinTech Acquisition Corporation (incorporated by reference to Exhibit 10.1 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.11*	Investment Management Trust Agreement (incorporated by reference to Exhibit 10.3 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.12*	Amendment to the Investment Management Trust Agreement, dated as of February 4, 2021, between Quantum FinTech Acquisition Corporation and Continental Stock Transfer & Trust Company dated February 6, 2023 (incorporated by reference to Exhibit 10.1 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 7, 2023).
10.13*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.9 to Quantum FinTech Acquisition Corporation’s Current Report on Form 8-K, filed on February 10, 2021).
10.14*	Stock Purchase Agreement, dated April 15, 2022, by and among Wilson-Davis & Co., Inc., all of its Stockholders and AtlasClear, Inc. (inadvertently identified as “Atlas Clear Corp.” in the Stock Purchase Agreement).
10.15*	Amendment to Stock Purchase Agreement, dated as of June 15, 2022, by and among Wilson-Davis & Co., Inc., the individuals and entities listed in Exhibit A thereto, and AtlasClear, Inc.
10.16*	Amendment No. 2 to Stock Purchase Agreement, dated as of November 15, 2022, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc.
10.17*	Amendment No. 3 to Stock Purchase Agreement, dated as of May 30, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc.

Exhibit Number	Description of Exhibit
10.18*	Amendment No. 4 to Stock Purchase Agreement, dated as of August 8, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc.
23.1	Consent of Marcum LLP, independent registered public accounting firm of Quantum FinTech Acquisition Corporation.
23.2	Consent of Haynie & Company, independent registered public accounting firm of Wilson-Davis, Inc.
23.3*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (previously included on signature page to the initial filing of this registration statement).
99.1*	Form of Proxy Card.
99.2*	Consent of Sandip I. Patel (Director Nominee).
99.3*	Consent of Thomas Hammond (Director Nominee).
99.4*	Consent of Steven J. Carlson (Director Nominee)
99.5*	Consent of John Schaible (Director Nominee).
99.6*	Consent of James Tabacchi (Director Nominee).
99.7*	Consent of SHEUMACK GMA.
107*	Filing Fee Table.

*
Previously filed.

#
Indicates a management contract or compensatory plan or agreement.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 2, 2023.
CALCULATOR NEW PUBCO, INC.
By:
/s/ Robert McBey

Name:
Robert McBey

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Robert McBey Robert McBey	Chairman and Chief Executive Officer (Principal Executive Officer)	October 2, 2023
* Richard Barber	Chief Financial Officer (Principal Financial and Accounting Officer)	October 2, 2023
* Craig Ridenhour	Director	October 2, 2023
*By: /s/ Robert McBey Name: Robert McBey Title: Attorney-in-Fact